Filed Pursuant to Rule 424(b)3
Registration No. 333-88632

Ameritrade Holding Corporation	Datek Online Holdings Corp.

JOINT PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

          Dear Stockholders:

          On April 6, 2002, Ameritrade Holding Corporation, which we refer to in this document as Old Ameritrade, and Datek Online Holdings Corp. agreed to merge. Pursuant to the merger, Old Ameritrade and Datek will each become a subsidiary of a new holding company that we refer to in this document as New Ameritrade. New Ameritrade will change its name to Ameritrade Holding Corporation upon completion of the merger. We ask for your support in voting for the merger proposals at our respective special meetings.

          When the merger is completed:

•	Old Ameritrade stockholders will receive one share of New Ameritrade common stock for each share of Old Ameritrade common stock they own; and

•	Datek stockholders will receive that number of shares of New Ameritrade common stock representing approximately 50% of the New Ameritrade common stock outstanding immediately following completion of the merger, and will also receive cash of Datek as described in this document.

The ratio at which the Old Ameritrade shares will be converted into New Ameritrade common stock and the percentage of New Ameritrade common stock issued upon conversion of the Datek shares are fixed, and there will be no adjustment to the ratio or the percentage for changes in the market price of Old Ameritrade common stock or the value of Datek common stock.

          Subject to the limitations and qualifications summarized in the “Material Federal Income Tax Considerations” section of this document, the merger will be tax-free to Old Ameritrade stockholders and Datek stockholders, except to the extent of any cash received by Datek stockholders in the merger.

          Old Ameritrade has scheduled a special meeting of its stockholders on September 5, 2002 to vote on the merger proposal, and Datek has scheduled a special meeting of its stockholders on September 6, 2002 to vote on the merger proposal. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.

          Old Ameritrade’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Old Ameritrade and its stockholders. Accordingly, Old Ameritrade’s board of directors recommends that Old Ameritrade stockholders vote to adopt the merger agreement.

          Similarly, Datek’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Datek and its stockholders. Accordingly, Datek’s board of directors recommends that Datek stockholders vote to adopt the merger agreement.

          This document provides you with detailed information about the proposed merger. We encourage you to read the entire document carefully.

          We expect the New Ameritrade common stock to be listed on the Nasdaq National Market under the symbol “AMTD.” Old Ameritrade’s Class A common stock is currently traded on the Nasdaq National Market under the symbol “AMTD.” Old Ameritrade’s Class B common stock and Datek’s common stock are not publicly traded.

          See “Risk Factors” beginning on page 20 of this document for a discussion of various risks you should consider in evaluating the merger.

Joseph H. Moglia Chief Executive Officer AMERITRADE HOLDING CORPORATION	Edward J. Nicoll Chief Executive Officer DATEK ONLINE HOLDINGS CORP.

          This joint proxy statement/prospectus is dated August 5, 2002, and was first mailed to Old Ameritrade and Datek stockholders on or about August 6, 2002.

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates by reference important business and financial information about Old Ameritrade that is not included in or delivered with this document. See “Additional Information — Where You Can Find More Information.”

      You can obtain any of the documents incorporated by reference into this document through Old Ameritrade or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from Old Ameritrade without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Old Ameritrade as follows:

Ameritrade Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Investor Relations
Telephone: (402) 331-7856

If you would like to request documents incorporated by reference, please do so by August 28, 2002, to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

AMERITRADE HOLDING CORPORATION

4211 SOUTH 102ND STREET
OMAHA, NEBRASKA 68127

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 5, 2002

To Ameritrade Holding Corporation Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Ameritrade Holding Corporation, which we refer to in this notice and in the accompanying joint proxy statement/prospectus as Old Ameritrade, for the following purposes:

•	To consider and vote upon a proposal to adopt a merger agreement between Datek Online Holdings Corp. and Old Ameritrade pursuant to which Old Ameritrade and Datek will each become a wholly-owned subsidiary of a new holding company that we refer to in this notice and in the accompanying joint proxy statement/prospectus as New Ameritrade. New Ameritrade will then change its name to Ameritrade Holding Corporation. Upon completion of the merger,

•	each share of Old Ameritrade common stock will be converted into the right to receive one share of New Ameritrade common stock, and

•	each share of Datek common stock will be converted into the right to receive shares of New Ameritrade common stock or cash of Datek, so that the Datek stockholders collectively receive (1) a number of shares of New Ameritrade common stock representing 50% of New Ameritrade common stock outstanding immediately following completion of the merger and (2) a portion of the cash held by Datek at the effective time of the merger as described in the accompanying joint proxy statement/ prospectus; and

•	To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.

The date, time and place of the meeting are as follows:

September 5, 2002

9:00 a.m., local time
Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

      Only stockholders of record at the close of business on July 10, 2002 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. Old Ameritrade will keep at its offices in Omaha, Nebraska a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.

      Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the Old Ameritrade Class A common stock and Class B common stock outstanding as of the record date voting together as a single class. Old Ameritrade stockholders owning approximately 47.0% of the Old Ameritrade Class A common stock and all of the Class B common stock, representing approximately 51.0% of the Old Ameritrade common stock entitled to vote on adoption of the merger agreement, have agreed to vote in favor of adoption of the merger agreement. Therefore, adoption of the merger agreement by Old Ameritrade’s stockholders is assured.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY IN ANY ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

•	USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

•	COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

      You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus. If you attend the special stockholders meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,
/s/ J. PETER RICKETTS
Secretary

Omaha, Nebraska

August 5, 2002

DATEK ONLINE HOLDINGS CORP.

70 HUDSON STREET
JERSEY CITY, NEW JERSEY 07302

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 6, 2002

To Datek Online Holdings Corp. Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Datek for the following purposes:

•	To consider and vote upon a proposal to adopt a merger agreement between Datek and Ameritrade Holding Corporation, which we refer to in this notice and in the accompanying joint proxy statement/ prospectus as Old Ameritrade, pursuant to which Datek and Old Ameritrade will each become a wholly-owned subsidiary of a new holding company that we refer to in this document and in the accompanying joint proxy statement/ prospectus as New Ameritrade. New Ameritrade will then change its name to Ameritrade Holding Corporation. Upon completion of the merger,

•	each share of Old Ameritrade common stock will be converted into the right to receive one share of common stock, and
•	each share of Datek common stock will be converted into the right to receive shares of New Ameritrade common stock or cash of Datek, so that the Datek stockholders collectively receive (1) a number of shares of New Ameritrade common stock representing 50% of New Ameritrade common stock outstanding immediately following completion of the merger and (2) a portion of the cash held by Datek at the effective time of the merger as described in the accompanying joint proxy statement/ prospectus; and

•	To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.
      The date, time and place of the meeting are as follows:

September 6, 2002

9:30 a.m., local time
Datek Online Holdings Corp.
70 Hudson Street
Jersey City, New Jersey 07302

      Only stockholders of record at the close of business on July 24, 2002 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. Datek will keep at its offices in Jersey City, New Jersey a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.

      Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the Datek common stock and special common stock outstanding as of the record date voting together as a single class. Datek stockholders owning approximately 91.4% of the special common stock, representing approximately 82.4% of the voting power entitled to vote on adoption of the merger agreement, have agreed to vote in favor of adoption of the merger agreement. Therefore, adoption of the merger agreement by Datek’s stockholders is assured.
      Whether or not you plan to attend the meeting, you may vote your shares on the proposal described above. You may submit a proxy for your shares by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-prepaid envelope.
      You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special stockholders meeting, you may vote your shares in person even if you have previously submitted a proxy.
      You are entitled to appraisal rights in connection with the merger in accordance with Delaware law. See the discussion under “The Merger-Appraisal Rights” section beginning on page 66 of the accompanying joint proxy statement/ prospectus for more information.

By Order of the Board of Directors,

/s/ STUART SINDELL
Secretary

Jersey City, New Jersey
August 5, 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why am I receiving these materials?

A:  Old Ameritrade and Datek have agreed to combine their businesses by each merging with a wholly-owned subsidiary of a new holding company, Arrow Stock Holding Corporation, referred to as New Ameritrade. New Ameritrade will change its name to Ameritrade Holding Corporation upon completion of the merger. The merger cannot be completed without the approval of the stockholders of both Old Ameritrade and Datek. We are sending you these materials to help you decide whether to approve the merger. If you do not vote your shares, the effect will be a vote against the approval of the merger.

      Datek stockholders also have the right to make an election to receive cash of Datek in lieu of some New Ameritrade common stock in the merger, subject to limitations described under “The Merger Agreement — Cash Election Procedures” section of this document. An election and transmittal form has been included in the materials provided to Datek stockholders. If you are a Datek stockholder and you do not complete an election and transmittal form and timely submit it, you will be treated as having elected to receive shares of New Ameritrade common stock for all of your Datek shares.

Q:  What do I need to do now?

A:  After carefully reading this document, please submit a proxy for your shares as soon as possible.

•	Old Ameritrade: Old Ameritrade stockholders can submit a proxy by (1) using the toll-free phone number listed on their proxy cards and following the recorded instructions, (2) going to the Internet website listed on their proxy cards and following the instructions provided or (3) completing and returning the proxy card.

•	Datek: Datek stockholders can submit a proxy by completing and returning the proxy card. Datek stockholders should also complete and return the election and transmittal form enclosed with this document indicating the number of Datek shares that they wish to be converted into the right to receive New Ameritrade common stock and/or cash of Datek.

Q:  Can I change my vote after I have granted my proxy?

A:  Yes. You can change your vote at any time before your proxy is voted at the meeting by:

•	sending a written notice to the corporate secretary of Old Ameritrade or Datek, as the case may be, before the meeting stating that you would like to revoke your proxy;

•	completing and signing another later-dated proxy card and returning it by mail prior to the meeting;

•	if you are an Old Ameritrade stockholder, by using the toll-free phone number or Internet website listed on the proxy card and following the instructions provided prior to midnight eastern time on the day prior to the meeting; or

•	attending the meeting and voting in person.

Q:  If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:  No. Your broker is not permitted to vote your shares unless you tell the broker how to vote. To do so, you should follow the directions that your broker provides to you.

Q:  What do I need to do if I want to receive cash for some of my Datek shares in the merger?

A:  If you are a Datek stockholder, you must complete the election and transmittal form enclosed with this document and specify the number of Datek shares that you wish to be converted into New Ameritrade common stock and the number of Datek shares that you wish to be converted into cash of Datek. The election and transmittal form must be sent, together with your Datek stock certificates, to The Bank of New York, as exchange agent, at the address and by the time listed below.

      No Datek stockholder may elect to receive cash for more than 25% of the Datek shares held by the stockholder. In addition, if the Datek stockholders elect to receive more cash than is available for distribution, your right to receive cash will be subject to proration and you may receive less cash, and more shares of New Ameritrade common stock, than you elected. If you are a Datek stockholder and you fail to return the election and transmittal form and other documents on time, you will be treated as having made an election to receive only shares of New Ameritrade common stock, and not to receive any cash, for your Datek shares.

Q:  What do I need to do if I want to receive New Ameritrade shares for all of my Datek shares in the merger?

A:  If you are a Datek stockholder, you must complete the election and transmittal form enclosed with this document and specify the number of Datek shares that you wish to be converted into New Ameritrade common stock and the number of Datek shares that you wish to be converted into cash of Datek. The election and transmittal form must be sent, together with your Datek stock certificates, to The Bank of New York, as exchange agent, at the address and by the time listed below.

      If the Datek stockholders elect to receive more New Ameritrade common stock than is available for distribution, your right to receive New Ameritrade common stock will be subject to proration and you may receive some cash and fewer shares of New Ameritrade common stock than you elected. If you are a Datek stockholder and you fail to return the election and transmittal form and other documents on time, you will be treated as having made an election to receive only shares of New Ameritrade common stock, and not to receive any cash, for your Datek shares.

Q:  What do I need to do with the election and transmittal form?

A:  If you are an Old Ameritrade stockholder and you received an election and transmittal form, please disregard it. If you are a Datek stockholder, the election and transmittal form must be sent, together with your Datek stock certificates, to one of the addresses below:

By Mail: The Bank of New York Tender and Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	By Overnight or Hand Delivery: Reorganization Services One Wall Street Third Floor New York, New York 10286

      In order to receive your shares of New Ameritrade common stock as promptly as possible following completion of the merger, whether or not you are electing to receive cash of Datek, The Bank of New York, as exchange agent, must receive your validly completed election and transmittal form, together with your Datek stock certificates, by 5:00 p.m. eastern time on September 6, 2002. After this deadline, you may not elect to receive cash of Datek in the merger.

      Promptly following completion of the merger, The Bank of New York, as exchange agent, will mail a letter of transmittal to any Datek stockholder who has not returned an election and transmittal form. Datek stockholders must complete the election and transmittal form, or the letter of transmittal sent to Datek stockholders who did not return the election and transmittal form prior to the merger, and submit their Datek stock certificates in order to receive the merger consideration.

Q:  Whom do I call if I have further questions about voting, the meetings or the merger?

A:  Old Ameritrade stockholders may call Old Ameritrade’s Investor Relations at (402) 331-7856.

      Datek stockholders may call The Bank of New York’s Investor Relations Department at 1-800-507-9357.

ii

REFERENCES TO ADDITIONAL INFORMATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
Structure of the Merger
Consideration Payable to Datek Stockholders
Reclassifications and Conversion of Datek Capital Stock
The Special Meetings
Our Recommendations to Stockholders
Ameritrade’s Reasons for the Merger
Datek’s Reasons for the Merger
Opinions of Ameritrade’s Financial Advisors
Risk Factors
Directors and Senior Management of New Ameritrade Following the Merger
Interests of Directors, Executive Officers and Principal Stockholders in the Merger
U.S. Federal Income Tax Consequences
Market Prices of Old Ameritrade Class A Common Stock on Important Dates
The Merger Agreement
Agreements among New Ameritrade and Datek Stockholders
Comparative Rights of New Ameritrade, Old Ameritrade and Datek Stockholders
Other Information
Selected Historical and Unaudited Pro Forma Financial Information
Comparative Historical and Pro Forma Per Share Data
RISK FACTORS
The value of the shares of New Ameritrade common stock that you receive may be less than the value of your shares of Old Ameritrade common stock or Datek common stock.
We may not be able to successfully integrate the operations of Old Ameritrade and Datek.
The estimates of operational cost savings resulting from the merger are inherently uncertain and may not be accurate.
Directors, officers and stockholders of Old Ameritrade and Datek may have potential conflicts of interest in connection with the merger.
Significant transaction costs will be incurred as a result of the merger.
The market price of New Ameritrade common stock may decline as a result of the merger.
The principal stockholders of Old Ameritrade and Datek will own a significant percentage of New Ameritrade, which will limit the ability of other New Ameritrade stockholders to influence corporate matters.
Low trading volumes for New Ameritrade common stock may make it difficult for you to sell your shares.
Shares of New Ameritrade common stock eligible for public sale at or after completion of the merger could adversely affect the stock price.
The terms of the stockholders agreement, the New Ameritrade charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable.
Failure to complete the merger could negatively impact Old Ameritrade and Datek and their future operations.
It is unlikely that New Ameritrade will pay dividends in the foreseeable future.
The amount of cash of Datek to be paid to Datek stockholders is uncertain.
Stock market volatility and other securities industry risks have adversely affected our business.
Substantial competition could reduce our market share and harm our financial performance.
Datek may be subject to claims that could affect the results of operations of New Ameritrade.
Systems failures and delays could harm our business.
Capacity constraints of our systems could harm our business.
Regulatory and legal uncertainties could harm our business.
An NASD inquiry into trading in cash accounts could restrict our clients’ trading activities and could harm our business.
The success of our business will depend on continued development and maintenance of the Internet infrastructure.
We will need to introduce new products and services to remain competitive.
Changes in payments for routing our clients’ orders could adversely affect our business.
Our networks may be vulnerable to security risks.
Failure to comply with net capital requirements could adversely affect our business.
Our clearing operations expose us to liability for errors in clearing functions.
We are exposed to credit risk.
Acquisitions involve risks that could adversely affect our business.
THE COMPANIES
Ameritrade Holding Corporation
Datek Online Holdings Corp.
Arrow Stock Holding Corporation
THE SPECIAL MEETINGS AND PROXY SOLICITATIONS
THE MERGER
Background of the Merger
Recommendation of Old Ameritrade’s Board of Directors and Reasons for the Merger
Recommendation of Datek’s Board of Directors and Reasons for the Merger
Opinions of Old Ameritrade’s Financial Advisors
Presentation of Morgan Stanley to Datek’s Board of Directors
Interests of Old Ameritrade’s Directors, Executive Officers and Principal Stockholders in the Merger
Interests of Datek’s Directors, Executive Officers and Principal Stockholders in the Merger
Appraisal Rights
Regulatory Requirements
NASD Approval
Other Approvals and Notices
THE MERGER AGREEMENT
Structure of the Merger
When the Merger Becomes Effective
Conversion of Stock, Stock Options and Other Awards
Cash Election Procedures
Cash of Datek Available for Distribution
Exchange of Shares; Fractional Shares; Lost Certificates
Conditions to the Merger
Representations and Warranties
Covenants and Other Agreements
Termination
Expenses
Amendment
AGREEMENTS AMONG NEW AMERITRADE, THE PRINCIPAL OLD AMERITRADE STOCKHOLDERS AND THE PRINCIPAL DATEK STOCKHOLDERS
Stockholders Agreement
Registration Rights Agreement
Voting Agreement of Old Ameritrade Stockholders
Consent and Voting Agreement of Datek Stockholders
DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF NEW AMERITRADE
Directors
Compensation of Directors
Executive Officers
Compensation of Executive Officers
Principal Stockholders of Old Ameritrade, Datek and New Ameritrade
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
Material Federal Income Tax Considerations for Old Ameritrade Stockholders
Material Federal Income Tax Considerations for Datek Stockholders
Tax Consequences to Old Ameritrade and Datek
ACCOUNTING TREATMENT OF THE MERGER
RESTRICTIONS ON SALES OF SHARES BY AFFILIATES
DESCRIPTION OF NEW AMERITRADE CAPITAL STOCK
Authorized Capital Stock
Transfer Agent
Anti-Takeover Considerations
COMPARISON OF THE RIGHTS OF NEW AMERITRADE, OLD AMERITRADE AND DATEK STOCKHOLDERS
Authorized Capital Stock
Size of Board of Directors
Classes of Directors
Cumulative Voting
Removal of Directors
Vacancies on the Board of Directors
Action by Written Consent
Amendments to Certificate of Incorporation
Amendments to Bylaws
Special Meetings of Stockholders
Vote on Extraordinary Corporate Transactions
State Anti-Takeover Statutes
Notice of Stockholder Proposals and Director Nominations
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (Continued)
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
DATEK STOCKHOLDER AND FINANCIAL INFORMATION
Reclassifications and Conversion of Datek Capital Stock
Equity Compensation Plan Information
Selected Datek Financial Information
DATEK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Liquidity and Capital Resources
Cash Flow
Significant Accounting Policies
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Quantitative and Qualitative Disclosures about Market Risk
Dividend Information
ADDITIONAL INFORMATION
Legal Matters
Experts
Stockholder Proposals
Where You Can Find More Information
INDEX TO DATEK CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT ACCOUNTANTS’ REPORT
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
ANNEX A
ANNEX B
[LETTERHEAD OF SALOMON SMITH BARNEY INC.]
ANNEX C
INDEX OF DEFINED TERMS
INDEX OF EXHIBITS
SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE 1 The Mergers; The Closing; Effective Times
ARTICLE 2 Certificate of Incorporation and By-Laws of the Surviving Corporations and Holding Company
ARTICLE 3 Directors and Officers of the Surviving Corporations and Holding Company
ARTICLE 4 Conversion or Cancellation of Shares in the Mergers
ARTICLE 5 Representations and Warranties of the Company
ARTICLE 6 Representations and Warranties of Parent
ARTICLE 7 Covenants
ARTICLE 8 Conditions
ARTICLE 9 Termination
ARTICLE 10 Certain Definitions
ARTICLE 11 General Provisions
ANNEX D

SUMMARY	1
The Companies	1
Structure of the Merger	2
Consideration Payable to Datek Stockholders	3
Reclassifications and Conversion of Datek Capital Stock	4
The Special Meetings	5
Our Recommendations to Stockholders	6
Old Ameritrade’s Reasons for the Merger	6
Datek’s Reasons for the Merger	7
Opinions of Old Ameritrade’s Financial Advisors	7
Risk Factors	7
Directors and Senior Management of New Ameritrade Following the Merger	9
Interests of Directors, Executive Officers and Principal Stockholders in the Merger	9
U.S. Federal Income Tax Consequences	10
Market Prices of Old Ameritrade Class A Common Stock on Important Dates	10
The Merger Agreement	10
Agreements among New Ameritrade and Old Ameritrade and Datek Stockholders	11
Comparative Rights of New Ameritrade, Old Ameritrade and Datek Stockholders	13
Other Information	13
Selected Historical and Unaudited Pro Forma Financial Information	14
Comparative Historical and Pro Forma Per Share Data	19
RISK FACTORS	20
The value of the shares of New Ameritrade common stock that you receive may be less than the value of your shares of Old Ameritrade common stock or Datek common stock	20
We may not be able to successfully integrate the operations of Old Ameritrade and Datek	20
The estimates of operational cost savings resulting from the merger are inherently uncertain and may not be accurate	21
Directors, officers and stockholders of Old Ameritrade and Datek may have potential conflicts of interest in connection with the merger	21
Significant transaction costs will be incurred as a result of the merger	21
The market price of New Ameritrade common stock may decline as a result of the merger	22
The principal stockholders of Old Ameritrade and Datek will own a significant percentage of New Ameritrade, which will limit the ability of other New Ameritrade stockholders to influence corporate matters	22
Low trading volumes for New Ameritrade common stock may make it difficult for you to sell your shares	22
Shares of New Ameritrade common stock eligible for public sale at or after completion of the merger could adversely affect the stock price	22
The terms of the stockholders agreement, the New Ameritrade charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable	23
Failure to complete the merger could negatively impact Old Ameritrade and Datek and their future operations	23
It is unlikely that New Ameritrade will pay dividends in the foreseeable future	23
The amount of cash of Datek to be paid to Datek stockholders is uncertain	23
Stock market volatility and other securities industry risks have adversely affected our business	23
Substantial competition could reduce our market share and harm our financial performance	24

Datek may be subject to claims that could affect the results of operations of New Ameritrade	24
Systems failures and delays could harm our business	25
Capacity constraints of our systems could harm our business	25
Regulatory and legal uncertainties could harm our business	26
An NASD inquiry into trading in cash accounts could restrict our clients’ trading activities and could harm our business	26
The success of our business will depend on continued development and maintenance of the Internet infrastructure	27
We will need to introduce new products and services to remain competitive	28
Changes in payments for routing our clients’ orders could adversely affect our business	28
Our networks may be vulnerable to security risks	28
Failure to comply with net capital requirements could adversely affect our business	28
Our clearing operations expose us to liability for errors in clearing functions	28
We are exposed to credit risk	29
Acquisitions involve risks that could adversely affect our business	29
THE COMPANIES	30
Ameritrade Holding Corporation	30
Datek Online Holdings Corp.	31
Arrow Stock Holding Corporation	32
THE SPECIAL MEETINGS AND PROXY SOLICITATIONS	34
Time, Place & Date	34
Purposes	34
Quorum	34
Record Date	34
Shares Entitled to Vote	34
Recommendations of the Board of Directors	34
Votes Required	35
Shares Outstanding	35
Voting Procedures	35
Solicitation of Proxies	37
Shares Held in Street Name	37
Auditors	37
THE MERGER	38
Background of the Merger	38
Recommendation of Old Ameritrade’s Board of Directors and Reasons for the Merger	43
Recommendation of Datek’s Board of Directors and Reasons for the Merger	45
Opinions of Old Ameritrade’s Financial Advisors	47
Presentation of Morgan Stanley to Datek’s Board of Directors	56
Interests of Old Ameritrade’s Directors, Executive Officers and Principal Stockholders in the Merger	60
Interests of Datek’s Directors, Executive Officers and Principal Stockholders in the Merger	62
Appraisal Rights	66
Regulatory Requirements	69
THE MERGER AGREEMENT	72
Structure of the Merger	72
When the Merger Becomes Effective	72

Conversion of Stock, Stock Options and Other Awards	72
Cash Election Procedures	73
Cash of Datek Available for Distribution	74
Exchange of Shares; Fractional Shares; Lost Certificates	76
Conditions to the Merger	77
Representations and Warranties	78
Covenants and Other Agreements	79
Termination	82
Expenses	82
Amendment	82
AGREEMENTS AMONG NEW AMERITRADE, THE PRINCIPAL OLD AMERITRADE STOCKHOLDERS AND THE PRINCIPAL DATEK STOCKHOLDERS	83
Stockholders Agreement	83
Registration Rights Agreement	85
Voting Agreement of Old Ameritrade Stockholders	85
Consent and Voting Agreement of Datek Stockholders	85
DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF NEW AMERITRADE	87
Directors	87
Compensation of Directors	88
Executive Officers	89
Compensation of Executive Officers	89
Principal Stockholders of Old Ameritrade, Datek and New Ameritrade	93
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	99
Material Federal Income Tax Considerations for Old Ameritrade Stockholders	100
Material Federal Income Tax Considerations for Datek Stockholders	100
Tax Consequences to Old Ameritrade and Datek	102
ACCOUNTING TREATMENT OF THE MERGER	102
RESTRICTIONS ON SALES OF SHARES BY AFFILIATES	102
DESCRIPTION OF NEW AMERITRADE CAPITAL STOCK	104
Authorized Capital Stock	104
Transfer Agent	104
Anti-Takeover Considerations	104
COMPARISON OF THE RIGHTS OF NEW AMERITRADE, OLD AMERITRADE AND DATEK STOCKHOLDERS	105
Authorized Capital Stock	105
Size of Board of Directors	106
Classes of Directors	106
Cumulative Voting	106
Removal of Directors	106
Vacancies on the Board of Directors	107
Action by Written Consent	108
Amendments to Certificate of Incorporation	109
Amendments to Bylaws	110
Special Meetings of Stockholders	110

Vote on Extraordinary Corporate Transactions	110
State Anti-Takeover Statutes	111
Notice of Stockholder Proposals and Director Nominations	111
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION	112
DATEK STOCKHOLDER AND FINANCIAL INFORMATION	122
Reclassifications and Conversion of Datek Capital Stock	122
Equity Compensation Plan Information	124
Selected Datek Financial Data	125
DATEK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	128
Results of Operations	129
Liquidity and Capital Resources	135
Cash Flow	136
Significant Accounting Policies	136
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	136
Quantitative and Qualitative Disclosures about Market Risk	136
Dividend Information	137
ADDITIONAL INFORMATION	138
Legal Matters	138
Experts	138
Stockholder Proposals	138
Where You Can Find More Information	139
Forward-Looking Statements	140
DATEK CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES
Annex A: Opinion of Deutsche Bank Securities Inc. to Old Ameritrade’s Board of Directors	A-1
Annex B: Opinion of Salomon Smith Barney Inc. to Old Ameritrade’s Board of Directors	B-1
Annex C: Agreement and Plan of Merger	C-i
Annex D: Section 262 of the Delaware General Corporation Law (Appraisal Rights)	D-1

SUMMARY

      This summary highlights some of the information in this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which we have referred you. See “Additional Information — Where You Can Find More Information” for more details. We have included page references directing you to a more complete description of each item presented in this summary.

The Companies (See page 30)

Ameritrade Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127
Telephone: (402) 331-7856

      Old Ameritrade provides technology-based financial services to retail investors and business partners, predominantly through the Internet, and is a provider of online brokerage services. Old Ameritrade’s services appeal to a broad market of self-directed retail investors, traders, financial planners and institutions who are value conscious.

Datek Online Holdings Corp.

70 Hudson Street
Jersey City, New Jersey 07302
Telephone: (201) 761-8000

      Datek provides investment services to online brokerage clients, especially the active trader, using its proprietary technology. Datek is also a provider of active investor software and a securities clearing firm.

Arrow Stock Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127
Telephone: (402) 331-7856

      New Ameritrade is a newly-formed corporation that has not conducted any activities other than those incident to its formation, the matters contemplated by the merger agreement and the preparation of this document. Upon completion of the merger, Old Ameritrade and Datek will each become a wholly-owned subsidiary of New Ameritrade, and New Ameritrade will change its name to Ameritrade Holding Corporation.

      The business of New Ameritrade will be the combination of the businesses currently conducted by Old Ameritrade and Datek. Old Ameritrade and Datek currently are developing the integration plan for the combination of their businesses. As part of the integration planning process, Old Ameritrade and Datek have formed an integration planning organization comprised of representatives of both companies and a principal Datek stockholder. Integration planning teams are working to determine the product and service features, functionality for clearing settlement services, call center organization and services, technology platforms and order routing for New Ameritrade. We expect that website enhancements to both Old Ameritrade’s and Datek’s front-end websites will begin shortly after completion of the merger. Several months after the completion of the merger, we intend to phase-in a combined website, which will be a single point of entry on to the trading platform for both Old Ameritrade and Datek clients. Several months after the completion of the merger, we plan to consolidate the clearing functions performed by Datek and Old Ameritrade using Old Ameritrade’s clearing platform and to transfer Datek’s client accounts to Old Ameritrade. Datek’s client call center function will be moved to call centers in Omaha and Ft. Worth, Texas shortly after completion of the merger. The integration plans for the operations of Old Ameritrade and Datek are subject to change.

Structure of the Merger (See page 72)

      To accomplish the combination of the Old Ameritrade and Datek businesses, Old Ameritrade formed a new company, New Ameritrade, and its two new subsidiaries, Arrow Merger Corp. and Dart Merger Corp.

      At the effective time of the merger:

•	Arrow Merger Corp. will be merged with and into Old Ameritrade, and Old Ameritrade will be the surviving corporation. In the merger of Old Ameritrade and Arrow Merger Corp., referred to as the Ameritrade merger, Old Ameritrade stockholders will receive one share of New Ameritrade common stock for each Old Ameritrade share.

•	Dart Merger Corp. will be merged with and into Datek, and Datek will be the surviving corporation. In the merger of Datek and Dart Merger Corp., referred to as the Datek merger, Datek stockholders collectively will receive shares of New Ameritrade common stock that will represent approximately 50% of the New Ameritrade common stock outstanding immediately after the merger is completed, and will also receive cash of Datek as described under “The Merger Agreement — Cash Election Procedures” and “— Cash of Datek Available for Distribution” sections of this document.

      As a result of the Old Ameritrade merger and the Datek merger, Old Ameritrade and Datek will each become a wholly-owned subsidiary of New Ameritrade and the stockholders of Old Ameritrade and Datek will become stockholders of New Ameritrade.

      The following diagram illustrates the structure of the merger:

      At the effective time of the merger, each outstanding and unexercised option to purchase Old Ameritrade common stock granted under Old Ameritrade’s stock plans and Datek common stock under Datek’s stock plans, other than any options to purchase Datek common stock that cannot as of the date of the merger agreement by their terms ever become exercisable in the future, will be converted automatically into a substitute option to purchase shares of New Ameritrade common stock. Stock appreciation rights with respect to Datek common stock will be similarly converted into New Ameritrade stock appreciation rights. Stock appreciation rights with respect to Island common stock granted by Datek will be assumed by New Ameritrade at the effective time of the merger and will remain outstanding and unaffected by the completion of the merger.

Consideration Payable to Datek Stockholders (See page 73)

      The consideration payable to Datek stockholders consists of shares of New Ameritrade common stock and cash of Datek. The aggregate number of shares of New Ameritrade common stock payable to Datek stockholders is the number representing 50% of the New Ameritrade common stock outstanding immediately following completion of the merger. Datek stockholders have the limited ability to elect to receive shares of New Ameritrade common stock or cash of Datek for each share of Datek stock that they hold at the effective time of the merger. However, no Datek stockholder may elect to receive cash of Datek for more than 25% of the stockholder’s shares of Datek stock. The number of shares of Datek stock exchanged for cash of Datek also will be limited by the amount of cash of Datek available for distribution at the effective time of the merger. To the extent that Datek stockholders elect to receive more or less cash of Datek than is available for distribution, the number of shares of Datek stock exchanged for shares of New Ameritrade common stock or cash of Datek will be adjusted as described in “The Merger Agreement — Cash Election Procedures” section of this document.

      The following table shows the amount of cash available for distribution to Datek stockholders, as adjusted to reflect $40,000,000 to be retained at Datek in accordance with the merger agreement and the other reductions described in “The Merger Agreement — Cash of Datek Available for Distribution” section of this document and assuming:

•	the cash of Datek and its non-broker-dealer subsidiaries at the effective time is as set forth below;

•	the amount of cash of Datek held back for corporate tax obligations relating to the distribution of Island stock held by Datek prior to the merger described in the “Datek Stockholder and Financial Information — Reclassifications and Conversion of Datek Capital Stock” section of this document, referred to as the Island hold back, is $84,015,014;

•	the aggregate amount of cash to be paid to holders of Datek shares, options and stock appreciation rights in connection with the reclassification of Datek capital stock described under the “Datek Stockholder and Financial Information — Reclassifications and Conversion of Datek Capital Stock” section of this document is $3,409,953;

•	no Datek stockholder exercises appraisal rights under Delaware law; and

•	neither Old Ameritrade nor Datek incur investment banking and legal fees in connection with the merger in excess of $15,000,000, which results in no adjustment to the cash available for distribution to Datek stockholders:

Cash at Effective Time of the Merger	Cash Available for Distribution

$150,000,000	$22,575,033
$218,000,000	$90,575,033
$286,000,000	$158,575,033

      The amount of cash of Datek available for distribution to Datek stockholders is not determinable at this time. The amount of cash will be determined based on the amount of cash of Datek at the effective time of the merger, as adjusted to reflect the reductions described in “The Merger Agreement — Cash of Datek Available for Distribution” section of this document, and also will depend on the operating results of Datek prior to the effective time of the merger. As a result, we will not be able to determine the exact amount of cash of Datek available for distribution to Datek stockholders until the closing date.

      In connection with their financial analyses described in the “Opinions of Old Ameritrade’s Financial Advisors” section of this document, Deutsche Bank Securities Inc. and Salomon Smith Barney Inc. compared the approximate implied equity reference ranges for Datek resulting from the financial analyses and the implied aggregate consideration payable for Datek of $1.393 billion. The implied aggregate consideration of $1.393 billion estimates the value of the New Ameritrade common stock to be distributed to Datek stockholders and was based on:

•	a price of $6.24 per share of Old Ameritrade common stock on April 4, 2002;

•	216,333,480 shares of Old Ameritrade common stock outstanding; and

•	an assumed value of $43 million for options and stock appreciation rights of Datek assumed by New Ameritrade.

If the merger had closed on July 10, 2002, the implied aggregate consideration payable for Datek would be approximately $882 million. The implied aggregate consideration of $882 million was based on:

•	a price of $4.00 per share of Old Ameritrade common stock on July 10, 2002;

•	216,339,945 shares of Old Ameritrade common stock outstanding; and

•	an assumed value of approximately $16.2 million for options and stock appreciation rights of Datek assumed by New Ameritrade.

These estimates are based on assumptions that may cause the value of the New Ameritrade common stock to be distributed to Datek stockholders at the effective time of the merger to be materially different from these estimates.

Reclassifications and Conversion of Datek Capital Stock (See page 122)

      In connection with the merger, the capital stock of Datek is being reclassified into different classes of capital stock and converted into common stock. First, Datek’s board of directors and stockholders have approved an amendment to Datek’s fourth amended and restated certificate of incorporation, which was filed and became effective on May 17, 2002. Under the amendment, each share of Datek Series A preferred stock and Series B preferred stock will be reclassified into a share of Series A preferred stock and Series B preferred stock, respectively, that is not entitled to vote on adoption of the merger agreement, and a number of shares of special common stock that are entitled to vote on adoption of the merger agreement.

      Second, the principal Datek stockholders have agreed to cause all outstanding shares of Datek non-voting common stock and Datek preferred stock to be converted into Datek common stock. The conversion will become effective on the second business day prior to the expected effective time of the merger.

      Third, Datek’s board of directors and stockholders have approved Datek’s fifth amended and restated certificate of incorporation, which will be filed and become effective before the meeting of Datek’s stockholders on the business day prior to the expected effective time of the merger. Under the fifth restated certificate, each share of Datek common stock, other than the special common stock, will be reclassified into a fraction of a share of common stock and a fraction of a share of newly created non-voting Class X common stock. Immediately after adoption of the merger agreement by the Datek stockholders, holders of less than a specified number of shares of Class X common stock will be required to sell those shares to Datek. Immediately prior to a change in control of Datek, including the merger, each remaining share of Class X common stock automatically will be exchanged for and represent the right to receive a pro rata portion of the 143,088.4 shares of Class A common stock and 1,794,745.1 shares of Class L common stock of Island Holding Company, Inc., referred to as Island, held by Datek. These shares of Island have an aggregate appraised value of approximately $219 million based upon a recent third party appraisal. This exchange will result in Datek’s stockholders owning all of Datek’s equity investment in Island.

      Prior to July 1999, Datek was Island’s sole stockholder. In July 1999, Island sold a 15% minority interest to some institutional investors who simultaneously purchased stock of Datek. Datek continued to hold a majority of the outstanding shares of Island until December 2000, when it sold a majority of Island’s outstanding voting interests to institutional investors who simultaneously purchased stock of Datek.

Island is an electronic securities marketplace that executes trades on the Nasdaq market, and currently executes a large portion of Datek client transactions.

      In a press release dated June 10, 2002, Island announced that Instinet Group Incorporated had entered into a definitive agreement to acquire Island in an all-stock transaction. According to the press release, upon the closing of the transaction, which is expected to occur in the second half of 2002, Island’s stockholders will collectively own approximately 25% of Instinet common stock on a fully-diluted basis, representing a total estimated transaction value of approximately $508 million. According to the press release, Edward J. Nicoll, the current Chief Executive Officer of Datek and Chairman of Island, will serve as Chief Executive Officer of Instinet after the acquisition.

      As a result of the reclassifications and the conversion, at the time of the Datek stockholders meeting no preferred stock will be outstanding and all current holders of Datek common and preferred stock will own only Datek common stock, special common stock and non-voting Class X common stock.

The Special Meetings (See page 34)

     Old Ameritrade Special Meeting

      Where and when: The Old Ameritrade meeting will take place at Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127, on September 5, 2002, at 9:00 a.m., local time.

      What you are being asked to vote on: At the Old Ameritrade meeting, Old Ameritrade stockholders will vote on the adoption of the merger agreement. Old Ameritrade stockholders also may be asked to consider other matters that properly come before the meeting. At the present time, Old Ameritrade knows of no other matters that will be presented for consideration at the meeting.

      Who may vote: You may vote at the Old Ameritrade meeting if you were the record holder of Old Ameritrade common stock on the record date, July 10, 2002. On that date, there were 199,967,145 shares of Old Ameritrade Class A common stock outstanding and entitled to vote and 16,372,800 shares of Old Ameritrade Class B common stock outstanding and entitled to vote. The holders of Old Ameritrade Class A common stock and the holders of Old Ameritrade Class B common stock will vote together as a single class. You may cast one vote for each share of Old Ameritrade common stock that you owned on that date.

      What vote is needed: The affirmative vote, cast in person or by proxy, of the holders of at least a majority of the shares of Old Ameritrade Class A common stock and Class B common stock outstanding on the record date, voting together as a single class, is required for adoption of the merger agreement. Because the holders of a majority of the shares of Old Ameritrade common stock have agreed to vote in favor of adopting the merger agreement, adoption of the merger agreement by Old Ameritrade’s stockholders is assured. See “Agreements among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders — Voting Agreement of Old Ameritrade Stockholders.”

     Datek Special Meeting

      Where and when: The Datek meeting will take place at Datek Online Holdings Corp., 70 Hudson Street, Jersey City, New Jersey 07302, on September 6, 2002, at 9:30 a.m., local time.

      What you are being asked to vote on: At the Datek meeting, Datek stockholders will vote on the adoption of the merger agreement. Datek stockholders also may be asked to consider other matters that may properly come before the meeting. At the present time, Datek knows of no other matters that will be presented for consideration at the meeting.

      Who may vote: You may vote at the Datek meeting if you were the record holder of Datek common stock or special common stock at the close of business on July 24, 2002. On that date, there were 13,613,984 shares of Datek common stock outstanding and 123,781 shares of special common stock outstanding. You may cast one vote for each share of Datek common stock and 1,000 votes for each share of special common stock that you owned on that date.

      What vote is needed: As a result of the reclassifications and conversion of Datek capital stock, all current holders of Datek common and preferred stock will own only Datek common stock, special common stock and non-voting Class X common stock at the time of the Datek meeting. Consequently, the affirmative vote of the majority of the voting power of Datek common stock and special common stock, voting together as a single class, is required to adopt the merger agreement. Because the holders of a majority of the shares of Datek common stock and special common stock have agreed to vote in favor of adopting the merger agreement, adoption of the merger agreement by Datek’s stockholders is assured. See “Agreements among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders — Consent and Voting Agreement of Datek Stockholders.”

Our Recommendations to Stockholders (See pages 43 and 45)

To Old Ameritrade Stockholders:

      Old Ameritrade’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Old Ameritrade and its stockholders. Accordingly, the board recommends that Old Ameritrade stockholders vote “FOR” the proposal to adopt the merger agreement.

      As of July 10, 2002, approximately 52.9% of the outstanding shares of Old Ameritrade Class A common stock and all of the outstanding shares of Old Ameritrade Class B common stock were held by Old Ameritrade’s directors, executive officers and their respective affiliates, all of whom Old Ameritrade expects will vote their shares for adoption of the merger agreement. J. Joe Ricketts, his wife and trusts for the benefit of their family, referred to as the Ricketts holders, have granted Datek an irrevocable proxy to vote their shares for adoption of the merger agreement. The Ricketts holders collectively owned approximately 47.0% of the outstanding shares of Old Ameritrade Class A common stock and all of the Old Ameritrade Class B common stock, which together represent approximately 51.0% of the Old Ameritrade common stock entitled to vote on adoption of the merger agreement.

To Datek Stockholders:

      Datek’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Datek and its stockholders. Accordingly, the board recommends that Datek stockholders vote “FOR” the proposal to adopt the merger agreement.

      Approximately 24.1% of Datek outstanding common stock and 91.4% of Datek special common stock is currently held by Datek’s directors, executive officers and their affiliates, all of whom Datek expects will vote their shares for adoption of the merger agreement. Investment funds affiliated with Bain Capital, Silver Lake Partners and TA Associates, collectively referred to as the Datek holders, and other principal Datek stockholders have granted Ameritrade an irrevocable proxy to vote their shares for adoption of the merger agreement. These stockholders collectively own no Datek common stock and approximately 91.4% of the Datek special common stock, which represents 82.4% of the voting power entitled to vote on adoption of the merger agreement.

Old Ameritrade’s Reasons for the Merger (See page 43)

      Old Ameritrade’s board of directors considered various factors in approving the merger and the merger agreement, including the anticipated synergies from the merger, the increased market liquidity expected to result from the issuance of a single class of common stock to Old Ameritrade and Datek stockholders, the strategic fit between Old Ameritrade and Datek and the complementary nature of their client bases, including increased access to the active trader segment of the market, the opportunity of Old Ameritrade’s stockholders to become stockholders of a company with greater financial and market strength than Old Ameritrade on its own and other matters referred to under “The Merger — Recommendations of Old Ameritrade’s Board of Directors and Reasons for the Merger” section of this document.

Datek’s Reasons for the Merger (See page 45)

      Datek’s board of directors considered various factors in approving the merger and the merger agreement, including the anticipated synergies from the merger, the increased market liquidity expected to result from exchanging stock in a private company for publicly traded securities of New Ameritrade, the opportunity of Datek’s stockholders to become stockholders of a company with greater financial and market strength than Datek on its own, the strategic fit between Old Ameritrade and Datek and the complimentary nature of their client bases and the other matters referred to under “The Merger — Recommendations of Datek’s Board of Directors and Reasons for the Merger” section of this document. Datek’s board of directors did not request a fairness opinion from its financial advisors in connection with the merger.

Opinions of Old Ameritrade’s Financial Advisors (See page 47)

      In connection with the merger, Old Ameritrade retained Deutsche Bank and Salomon Smith Barney as its financial advisors because it believed that each financial advisor had complementary strengths that would increase Old Ameritrade’s chance of successfully bidding for Datek. Deutsche Bank and Salomon Smith Barney each had contacts at different principal Datek stockholders, which Old Ameritrade believed would facilitate discussions between Old Ameritrade and Datek concerning a possible business combination. Deutsche Bank and Salomon Smith Barney assisted Ameritrade in its business and financial due diligence of Datek and assisted Ameritrade in its negotiations with Datek. Deutsche Bank and Salomon Smith Barney also each delivered an opinion to the Old Ameritrade board of directors to the effect that, as of April 5, 2002 and based on and subject to the matters described in their separate opinions, the number of shares of New Ameritrade common stock to be issued in the merger in exchange for each outstanding share of Datek common stock, referred to as the Datek exchange ratio, was fair from a financial point of view to Old Ameritrade. We have attached the full text of the written opinions of Deutsche Bank and Salomon Smith Barney, each dated April 5, 2002, as Annexes A and B to this document. You should read these opinions carefully in their entirety for descriptions of the assumptions made, matters considered and limitations on the review undertaken by each of Deutsche Bank and Salomon Smith Barney. The opinions of Deutsche Bank and Salomon Smith Barney are addressed to the Old Ameritrade board of directors and do not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger, including how to vote.

Risk Factors (See page 20)

      The merger entails several risks, including:

•	The value of the shares of New Ameritrade common stock that you receive may be less than the value of your shares of Old Ameritrade common stock or Datek common stock. The ratio at which the Old Ameritrade shares will be converted into New Ameritrade common stock and the percentage of New Ameritrade common stock issued upon conversion of the Datek shares are fixed, and there will be no adjustment to the ratio or the percentage for changes in the market price of Old Ameritrade common stock or the value of Datek common stock. Accordingly, the value of the stock consideration to be received by holders of Datek common stock upon completion of the merger is not presently ascertainable and will depend upon the market price of New Ameritrade common stock at that time.

•	We may not be able to successfully integrate the operations of Old Ameritrade and Datek. The integration of Old Ameritrade and Datek will be complex and time-consuming, and will require management to dedicate substantial effort to it. Difficulties may occur during the integration process, and the integration may not produce the expected benefits.

•	The estimates of operational cost savings resulting from the merger are inherently uncertain and may not be accurate. We estimate that the merger of Old Ameritrade and Datek will result in operational cost savings of approximately $100 million on an annualized, after-tax basis. Failure to successfully implement cost saving programs or to successfully integrate the operations of Old Ameritrade and Datek on a timely basis will result in lower than expected cost savings in connection with the merger and could have a material adverse effect on the operating results of New Ameritrade.

•	Directors, officers and stockholders of Old Ameritrade and Datek may have potential conflicts of interest in connection with the merger. Some directors of Old Ameritrade and Datek who are recommending that you vote in favor of adoption of the merger agreement will be directors and officers of New Ameritrade. Several officers of Old Ameritrade and Datek will receive employment or severance agreements or benefit arrangements in connection with the merger. The Ricketts holders and the Datek holders have entered into a stockholders agreement, which obligates the parties to vote in favor of a specified board of directors of New Ameritrade and in favor of specified merger and sale of the company transactions and to vote against specified merger and sale of the company transactions. In addition, the Ricketts holders and principal Datek stockholders have agreed to vote in favor of the adoption of the merger agreement.

•	Significant transaction costs, currently estimated to be approximately $63 million, will be incurred as a result of the merger. These transaction costs include investment banking, legal and accounting fees and expenses of approximately $30 million, severance and employee benefit expenses of approximately $20 million, and filing fees, printing expenses and other related charges of approximately $13 million. A portion of these transaction costs, estimated to be approximately $10 million, will be incurred regardless of whether the merger is completed.

•	The market price of New Ameritrade common stock may decline as a result of the merger if the integration of the Old Ameritrade and Datek businesses is unsuccessful, if the operational cost savings estimates are not realized or if the transaction costs related to the merger are greater than expected.

•	The principal stockholders of Old Ameritrade and Datek will own a significant percentage of New Ameritrade, which will limit the ability of other New Ameritrade stockholders to influence corporate matters. In addition, the Ricketts holders and the Datek holders have entered into a stockholders agreement, which obligates the parties to vote in favor of a specified board of directors of New Ameritrade and in favor of specified merger and sale of the company transactions and to vote against specified merger and sale of the company transactions. Accordingly, these stockholders will have significant influence over the outcome of any corporate transaction or other matters submitted to New Ameritrade’s stockholders for approval.

•	The National Association of Securities Dealers, Inc., referred to as the NASD, has advised Datek and Ameritrade that the NASD believes Datek and Ameritrade permit clients to “day trade” in cash accounts without requiring full payment for each purchase of securities prior to their sale in violation of Regulation T of the Board of Governors of the Federal Reserve System and the NASD margin rule, and has notified iClearing that it must cease to permit this activity. If a satisfactory resolution cannot be reached with the NASD, New Ameritrade would be restricted from permitting its clients to engage in these trades after completion of the merger, which could have a material adverse effect on the revenues and profitability of New Ameritrade. In addition, under the rules of the NASD, iClearing and Datek’s other broker-dealer subsidiaries must obtain approval from the NASD of the change in control of the broker-dealer subsidiaries resulting from the merger. The NASD approval process could be delayed or denied as a result of ongoing discussions or proceedings regarding these trades. Old Ameritrade and Datek could complete the merger prior to obtaining the NASD approval; however, if the NASD denies approval of the change of control, the NASD could require New Ameritrade to unwind the merger, which could have a material adverse effect on the price of the New Ameritrade common stock and the revenues and profitability of Old Ameritrade and Datek.

Directors and Senior Management of New Ameritrade Following the Merger (See page 87)

      The board of directors of New Ameritrade will consist of nine directors, of which three will be designated by the Ricketts holders, three will be designated by the Datek holders, and three will be independent directors selected with the agreement of the Ricketts holders and the Datek holders. The members of the board of directors will include:

•	Glenn H. Hutchins, a current director of Datek and a managing member of Silver Lake Technology Management, L.L.C. On an as-converted basis, entities affiliated with Silver Lake own approximately 15.5% of Datek’s common stock;

•	C. Kevin Landry, a current director of Datek and a managing director and chief executive officer of TA Associates, Inc. On an as-converted basis, entities affiliated with TA Associates own approximately 18.1% of Datek’s common stock;

•	Stephen Pagliuca, a current director of Datek and a managing director of Bain Capital. On an as-converted basis, entities affiliated with Bain Capital own approximately 21.7% of Datek’s common stock;

•	J. Joe Ricketts, the current Chairman of Old Ameritrade. Mr. Ricketts, his wife and trusts established for the benefit of their family own approximately 51.0% of Old Ameritrade common stock;

•	J. Peter Ricketts, the current President, Private Client division, Secretary and vice chairman of the board of directors of Old Ameritrade. Mr. Ricketts, his wife and trusts established for the benefit of their family own approximately 3.3% of Old Ameritrade common stock; and

•	Thomas S. Ricketts. Mr. Ricketts, his wife and trusts established for the benefit of their family own approximately 2.8% of Old Ameritrade common stock.

      J. Joe Ricketts, the current Chairman of Old Ameritrade, will be Chairman of New Ameritrade. The other executive officers of Old Ameritrade will continue in their current capacities with New Ameritrade. New Ameritrade may select members of Datek’s management to augment its management team.

Interests of Directors, Executive Officers and Principal Stockholders in the Merger

(See pages 60 and 62)

      Some of the directors and executive officers of Old Ameritrade and Datek have interests in the merger that are different from, or are in addition to, the interests of their respective company’s stockholders. These interests include positions as directors or executive officers of New Ameritrade, potential benefits under employment or benefit arrangements as a result of the merger, acceleration of vesting of options or stock appreciation rights as a result of the merger, potential severance and other benefit payments in the event of termination of employment in connection with the merger, and the right to continued indemnification and insurance coverage by New Ameritrade for acts or omissions occurring prior to the merger. In addition, directors of Old Ameritrade and some affiliates of directors of Datek, each of whom will hold a substantial number of shares of New Ameritrade common stock, together with other current stockholders of Old Ameritrade and Datek, have entered into a stockholders agreement pursuant to which they agree to vote for designated directors and in favor of specified merger and sale of the company transactions and against other specified merger and sale of the company transactions. On July 10, 2002, Old Ameritrade’s directors, executive officers and their affiliates owned approximately 52.9% of Old Ameritrade Class A common stock and all of the Old Ameritrade Class B common stock entitled to vote on adoption of the merger agreement. Datek’s directors, executive officers and their affiliates own approximately 24.1% of Datek common stock and approximately 91.4% of the special common stock entitled to vote on adoption of the merger agreement. The boards of both companies were aware of these interests and considered them in approving the merger.

U.S. Federal Income Tax Consequences (See page 99)

      Subject to the limitations and qualifications summarized in the “Material Federal Income Tax Considerations” section of this document, neither Old Ameritrade stockholders nor Datek stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent of cash received from Datek for shares of Datek common stock and cash received from New Ameritrade in lieu of fractional shares of New Ameritrade common stock. The cash received by Datek stockholders pursuant to the merger should be treated as proceeds of a redemption for federal income tax purposes and should qualify for “sale or exchange” treatment and be eligible for capital gains tax treatment, subject to the application of “constructive ownership” rules. However, because of uncertainty resulting from the fact that more than one provision of the tax law could apply to this transaction, it is possible that the receipt of any cash by Datek stockholders would not qualify for “sale or exchange” treatment and would therefore be subject to ordinary income tax rates.

      The obligation of each of Old Ameritrade and Datek to complete the merger is conditioned upon the receipt, by Old Ameritrade from Mayer, Brown, Rowe & Maw, and by Datek from Fried, Frank, Harris, Shriver & Jacobson, of an opinion that the merger will be a reorganization described in Section 368(a) of the Internal Revenue Code, referred to as the Code, and/or considering the Ameritrade merger and Datek merger together, the merger will be an exchange described in Section 351 of the Code.

      Tax matters are very complicated. The tax consequences of the merger to you will depend on your specific situation. You should consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Market Prices of Old Ameritrade Class A Common Stock on Important Dates

      Old Ameritrade Class A common stock is traded on the Nasdaq National Market under the symbol “AMTD.” The closing per share sales price of Old Ameritrade Class A common stock was as follows:

•	$6.30 on April 5, 2002, which was the last full trading day before Datek and Old Ameritrade announced the merger; and

•	$4.00 on July 10, 2002, which is the record date.

      For the 52-week period ended July 26, 2002, the highest and lowest closing per share sales price of Old Ameritrade Class A common stock was $6.90 and $3.11, respectively.

      Old Ameritrade Class B common stock and Datek common stock are not publicly traded.

The Merger Agreement (See page 72)

      The merger agreement is attached as Annex C. We encourage you to read the merger agreement because it is the legal document that governs the merger.

     What We Need to Do to Complete the Merger

      Old Ameritrade and Datek will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

•	adoption by Old Ameritrade’s stockholders of the merger agreement;

•	adoption by Datek’s stockholders of the merger agreement;

•	expiration of applicable antitrust waiting periods or the receipt of necessary antitrust approvals;

•	absence of legal prohibitions to the merger;

•	conversion of all Datek non-voting common stock and preferred stock into Datek common stock;

•	reclassification of Datek common stock under Datek’s amendment to the fourth amended and restated certificate of incorporation and Datek’s fifth amended and restated certificate of incorporation;

•	continued effectiveness of the registration statement of which this document is a part;

•	approval for listing on the Nasdaq National Market of the shares of New Ameritrade common stock to be issued in the merger;

•	compliance with all material “blue sky” and other state securities laws applicable to the issuance of shares of New Ameritrade common stock in the merger;

•	accuracy of each company’s representations and warranties;

•	performance by each company of its obligations under the merger agreement;

•	receipt of legal opinions from counsel for each company as to the treatment of the merger for U.S. federal income tax purposes; and

•	Datek and its subsidiaries must have specified amounts of cash and regulatory capital.

      Old Ameritrade and Datek may choose to complete the merger even though conditions to each company’s obligation have not been satisfied if the necessary stockholder approvals have been obtained and the law allows the companies to do so.

     Termination of the Merger Agreement

      Old Ameritrade and Datek may agree to terminate the merger agreement at any time without completing the merger, even after their stockholders have adopted the merger agreement. In addition, either company may terminate the merger agreement on its own if:

•	the merger is not completed by November 1, 2002, other than due to a breach of the merger agreement by the terminating party;

•	the other company materially breaches the merger agreement and the breach is not cured within a 30-day cure period; or

•	the necessary approval of the stockholders of the other company is not obtained at their meeting.

Agreements among New Ameritrade and Old Ameritrade and Datek Stockholders (See page 83)

      The Ricketts holders, the Datek holders and other principal Datek stockholders have entered into agreements with New Ameritrade in connection with the merger which assure the adoption of the merger agreement by the Old Ameritrade stockholders at the Old Ameritrade meeting and by the Datek stockholders at the Datek meeting. As of July 10, 2002, the Ricketts holders collectively owned approximately 47.0% of the outstanding shares of Old Ameritrade Class A common stock and all of the outstanding shares of Old Ameritrade Class B common stock, which together represent approximately 51.0% of the Old Ameritrade common stock entitled to vote on adoption of the merger agreement. The Datek holders and other principal Datek stockholders that are parties to the registration rights agreement and the consent and voting agreement, each of which is described below, collectively own no Datek common stock and approximately 91.4% of the Datek special common stock, which together represents 82.4% of the voting power entitled to vote on adoption of the merger agreement. Immediately prior to the effective time of the merger, these Datek stockholders will own approximately 71.1% of the outstanding Datek common stock as a result of the reclassifications and conversion of the Datek capital stock.

     Stockholders Agreement

      The Ricketts holders, the Datek holders and New Ameritrade have entered into a stockholders agreement. The Ricketts holders and the Datek holders collectively are expected to own a majority of New

Ameritrade common stock upon completion of the merger. In the stockholders agreement, among other things:

•	the Ricketts holders and the Datek holders have agreed to vote their shares of New Ameritrade common stock in favor of a board of directors of New Ameritrade consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders, and three are independent directors designated by the Ricketts holders and the Datek holders, subject to limitations, until after New Ameritrade’s annual stockholders meeting in 2006;

•	New Ameritrade has agreed to cause at least one director designated by the Ricketts holders and one director designated by the Datek holders to be appointed to each committee of New Ameritrade’s board of directors;

•	if a Ricketts holder or Datek holder sells shares in some negotiated transactions, the other Ricketts holders and Datek holders are entitled to participate in the same transaction by selling a pro rata amount of their shares; and

•	the Ricketts holders and the Datek holders have agreed to vote their shares in favor of specified merger and sale of the company transactions that are approved by the requisite directors and against specified merger and sale of the company transactions that are not approved by the requisite directors for a specified period of time.

     Registration Rights Agreement

      The Ricketts holders, the Datek holders, other principal Datek stockholders and New Ameritrade have entered into a registration rights agreement. The registration rights agreement requires New Ameritrade to use reasonable best efforts to register the resale of New Ameritrade common stock received by the Ricketts holders and the Datek stockholders that are parties to the agreement.

     Voting Agreement of Old Ameritrade Stockholders

      The Ricketts holders have entered into the voting agreement as an inducement to Datek to enter into the merger agreement and as a condition to Datek’s willingness to do so. In the voting agreement, the Ricketts holders:

•	have agreed to vote all of the shares of Old Ameritrade common stock beneficially owned by them in favor of adopting the merger agreement; and

•	have granted Datek an irrevocable proxy to vote their shares of Old Ameritrade common stock in favor of adopting the merger agreement.

      The voting agreement will terminate only upon the completion of the merger or if the merger agreement is validly terminated.

     Consent and Voting Agreement of Datek Stockholders

      The Datek holders and other principal Datek stockholders have entered into the consent and voting agreement as an inducement to Old Ameritrade to enter into the merger agreement and as a condition to Old Ameritrade’s willingness to do so. In the voting agreement, the Datek stockholders that are parties to the agreement, among other things:

•	have agreed to vote all the shares of Datek stock beneficially owned by them in favor of adopting the merger agreement;

•	have granted Old Ameritrade an irrevocable proxy to vote their shares of Datek stock in favor of adopting the merger agreement; and

•	have irrevocably elected to convert all issued and outstanding Datek Series A preferred stock and Series B preferred stock beneficially owned by them into shares of Datek common stock in connection with the merger.

      The consent and voting agreement will terminate only upon the completion of the merger or if the merger agreement is validly terminated.

Comparative Rights of New Ameritrade, Old Ameritrade and Datek Stockholders (See page 105)

      Some of the rights of Old Ameritrade and Datek stockholders are different from the rights of a New Ameritrade stockholder. One important difference is that New Ameritrade has one class of common stock that elects all of New Ameritrade’s directors. In contrast, each of Old Ameritrade and Datek has classes of stock that are entitled to elect specified numbers of directors. Another important difference is that New Ameritrade’s board of directors is divided into three classes, with only one class elected each year. In contrast, each of Old Ameritrade and Datek’s boards of directors stand for election every year. See the “Comparison of the Rights of New Ameritrade, Old Ameritrade and Datek Stockholders” section of this document for more information concerning the comparative rights of New Ameritrade, Old Ameritrade and Datek stockholders.

Other Information (See pages 66 and 102)

     Regulatory Requirements to Complete the Merger

      The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The applicable waiting periods under that act expired on May 28, 2002.

      The merger is also subject to approval by the NASD and review and examination by some self-regulatory organizations.

     Listing of New Ameritrade Common Stock Issued in the Merger

      We expect the New Ameritrade common stock to be issued in the merger to be listed on the Nasdaq National Market under the symbol “AMTD.”

     Appraisal Rights

      Holders of Old Ameritrade Class A common stock are not entitled to appraisal rights in connection with the merger. Holders of Old Ameritrade Class B common stock are entitled to appraisal rights, but all of those holders have agreed to vote in favor of adoption of the merger agreement. Datek stockholders are entitled to appraisal rights in connection with the merger in accordance with Delaware law. See “The Merger — Appraisal Rights” section of this document for more information regarding the appraisal rights of Datek stockholders.

     Accounting Treatment

      Old Ameritrade will account for the merger using the purchase method of accounting.

Selected Historical and Unaudited Pro Forma Financial Information (See page 112)

      The following tables present (1) selected historical financial information of Old Ameritrade, (2) selected historical financial information of Datek and (3) selected unaudited pro forma consolidated financial information of New Ameritrade, reflecting the merger.

Old Ameritrade Selected Historical Financial Information

      Old Ameritrade is providing the following information to aid in your analysis of the financial aspects of the merger. Old Ameritrade derived its financial information from audited financial statements for the years 2001 through 1997 and from unaudited financial statements for the six months ended March 29, 2002 and March 30, 2001. In the opinion of Old Ameritrade’s management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the six months ended March 29, 2002 and March 30, 2001. Results for interim periods should not be considered indicative of results for any other periods or for the year. Fiscal year 2000 was a 53-week year. All other fiscal years presented were 52 week years.

      This information is only a summary. You should read it along with Old Ameritrade’s historical audited and unaudited financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Old Ameritrade’s annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this document. See “Additional Information — Where You Can Find More Information.”

	Six Months Ended		Fiscal Year Ended

	Mar. 29,	Mar. 30,	Sept. 28,	Sept. 29,	Sept. 24,	Sept. 25,	Sept. 26,
	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except for per share amounts)
Selected Historical Consolidated Statement of Operations Data:
Revenues:
Commissions and clearing fees	$129,448	$158,459	$269,384	$389,742	$188,082	$84,509	$51,937
Interest revenue	56,773	113,663	191,530	242,819	116,162	66,716	36,623
Equity income from investments	—	—	—	—	—	5,083	3,444
Other	34,373	10,130	37,763	21,890	10,213	5,956	3,663

Total revenues	220,594	282,252	498,677	654,451	314,457	162,264	95,667
Client interest expense	5,668	32,344	43,947	74,019	42,435	28,373	18,061

Net revenues	214,926	249,908	454,730	580,432	272,022	133,891	77,606

Operating expenses:
Employee compensation and benefits	66,584	81,667	147,657	144,883	74,353	36,083	19,291
Communications	18,862	19,693	39,896	36,394	18,591	12,926	5,623
Occupancy and equipment costs	28,298	32,087	73,449	45,249	14,992	7,623	3,729
Depreciation and amortization	13,791	15,355	36,033	21,624	6,753	3,362	2,056
Professional services	16,502	33,427	57,422	71,478	40,644	11,530	2,134
Interest on borrowings	2,891	7,537	11,067	16,412	4,463	905	368
Other	12,407	18,210	48,438	38,836	34,401	18,112	9,138

Total operating expenses	159,335	207,976	413,962	374,876	194,197	90,541	42,339

Operating margin	55,591	41,932	40,768	205,556	77,825	43,350	35,267
Advertising	36,922	107,832	134,770	225,820	59,717	43,614	13,842
Gain on sale of investments	—	—	(9,692)	—	—	(795)	—
Debt conversion expense	—	62,082	62,082	—	—	—	—

Income (loss) before income taxes	18,669	(127,982)	(146,392)	(20,264)	18,108	531	21,425
Provision (benefit) for income taxes	7,719	(50,759)	(55,215)	(6,638)	6,569	321	7,603

Net income (loss)	$10,950	$(77,223)	$(91,177)	$(13,626)	$11,539	$210	$13,822

Basic earnings (loss) per share	$0.05	$(0.43)	$(0.49)	$(0.08)	$0.07	$0.00	$0.08
Diluted earnings (loss) per share	$0.05	$(0.43)	$(0.49)	$(0.08)	$0.07	$0.00	$0.08
Weighted average shares outstanding — basic	215,722	179,378	185,830	175,025	174,342	174,188	165,228
Weighted average shares outstanding — diluted	216,631	179,378	185,830	175,025	175,745	174,444	165,234

	As of		As of

	Mar. 29,	Mar. 30,	Sept. 28,	Sept. 29,	Sept. 24,	Sept. 25,	Sept. 26,
	2002	2001	2001	2000	1999	1998	1997

	(in thousands)
Selected Historical Balance Sheet Data:
Cash and segregated investments	$2,587,971	$1,688,840	$2,068,391	$338,307	$1,019,370	$527,982	$373,286
Receivable from clients and correspondents, net	1,325,543	1,378,384	971,823	2,926,981	1,526,801	647,122	325,407
Total assets	4,899,903	3,642,755	3,653,871	3,798,236	3,037,083	1,290,402	757,357
Payable to clients and correspondents	3,295,684	2,751,829	2,777,916	2,618,157	2,057,346	1,136,082	666,279
Notes payable	47,645	122,545	70,145	275,000	200,000	11,000	—
Stockholders’ equity	384,330	197,695	371,433	264,168	220,463	84,572	66,989

	Six Months Ended		Fiscal Year Ended

	Mar. 29,	Mar. 30,	Sept. 28,	Sept. 29,	Sept. 24,	Sept. 25,	Sept. 26,
	2002	2001	2001	2000	1999	1998	1997

Operating Data:
Average client trades per day	87,529	111,939	101,998	114,332	49,305	18,407	6,571
Number of core accounts(1)	1,877,000	1,478,000	1,794,000	1,233,000	560,000	306,000	98,000
Assets in client accounts (in billions)	$31.6	$23.5	$26.1	$36.0	$22.9	$11.4	$7.3
Net revenue per trade	$19.80	$17.86	$18.05	$19.53	$21.98	$28.98	$46.87
Operating expense per trade	$14.68	$14.86	$16.43	$12.61	$15.69	$19.60	$25.57
Operating margin percentage(2)	26%	17%	9%	35%	29%	32%	45%
Return on average equity(3)	6%	(77%)	(38%)	(6%)	8%	0%	28%

(1)	Core accounts consist of open accounts in Old Ameritrade’s Private Client division.

(2)	Operating margin percentage is computed by dividing operating margin by net revenues.

(3)	Return on average equity is computed by dividing net income (loss) by stockholders’ equity averaged on a quarterly basis.

Datek Selected Historical Financial Information

      Datek is providing the following information to aid in your analysis of the financial aspects of the merger. Datek derived the financial information from the audited consolidated financial statements of Datek for the years 2001 through 1999 and the unaudited condensed consolidated financial statements of Datek for the three months ended March 31, 2002 and 2001 included elsewhere in this document. In the opinion of Datek’s management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the three months ended March 31, 2002 and 2001.

      Results for interim periods should not be considered indicative of results for any other periods or for the year. The information for the year ended December 31, 1998 is derived from the audited consolidated financial statements of Datek for the period February 1, 1998 (date of inception) through December 31, 1998, adjusted primarily to include the results of Datek Securities Corp., a predecessor broker-dealer whose principal business was sold in March 1998, for the one-month period ended January 31, 1998. After this sale, Datek focused on the online brokerage business. The information for the year ended December 31, 1997 is derived from unaudited information that primarily is composed of the accounts of Datek Securities Corp. The financial information for the years ended December 31, 1998 and 1997 has been prepared on the same basis as the audited consolidated financial statements and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

      This information is only a summary. You should read it along with Datek’s historical financial statements and related notes contained elsewhere in this document and the “Datek Stockholder and Financial Information — Datek Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this document.

	Three Months
	Ended March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands)
Selected Historical Consolidated Statement of Operations Data:
Revenues:
Transaction fees	$45,667	$59,638	$200,727	$254,826	$147,449	$51,540	$127,394
Software service fees	3,644	12,548	41,221	33,929	30,429	25,621	—
Clearing fees	5,342	11,189	36,951	35,233	32,467	12,212	—
ECN and service bureau fees	—	—	—	99,473	54,744	6,624	1,497
Gain on sale of Island	—	—	566	14,007	—	—	—
Other	12,078	2,035	17,315	8,622	(3,575)	(5,717)	(3,508)

Total non-interest revenues	66,731	85,410	296,780	446,090	261,514	90,280	125,383

Interest revenue	24,812	55,251	166,396	229,490	98,788	31,377	7,329
Interest expense	8,635	32,573	86,814	130,274	56,136	18,643	4,902

Net interest income	16,177	22,678	79,582	99,216	42,652	12,734	2,427

Net revenues	82,908	108,088	376,362	545,306	304,166	103,014	127,810

Cost of services	13,025	16,869	57,242	113,893	78,853	25,054	12,105

Operating expenses:
Advertising and marketing	16,378	35,111	83,031	147,660	75,693	28,548	6,267
Compensation and benefits	18,934	23,161	82,127	99,434	48,549	19,047	52,525
Occupancy and equipment	6,298	5,982	24,906	14,907	3,762	2,143	2,516
Depreciation and amortization	6,256	6,208	24,512	23,315	14,526	7,709	—
Communications and data processing	2,298	3,457	14,075	12,521	5,534	3,451	40,576
Professional fees	4,947	4,307	13,664	18,348	16,798	8,558	1,318
Severance and relocation charges	—	—	10,113	—	—	—	—
Other	2,969	4,305	19,596	30,250	22,586	10,821	8,690

Total operating expenses	58,080	82,531	272,024	346,435	187,448	80,277	111,892

Operating income	11,803	8,688	47,096	84,978	37,865	(2,317)	3,813
Provision for income taxes	5,013	4,113	21,018	38,088	8,240	579	735
Net gain from discontinued operations	—	—	—	—	—	6,246	—

Income before equity in earnings of unconsolidated affiliate and minority interest	6,790	4,575	26,078	46,890	29,625	3,350	3,078

Equity in earnings of unconsolidated affiliate	335	1,194	3,181	28	—	—	—

Income before minority interest	7,125	5,769	29,259	46,918	29,625	3,350	3,078
Minority interest	—	—	—	(952)	184	—	—

Net income	$7,125	$5,769	$29,259	$45,966	$29,809	$3,350	$3,078

	As of March 31,		As of December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands)
Selected Historical Balance Sheet Data:
Cash and securities on deposit or segregated	$3,092,213	$1,873,617	$2,931,652	$1,012,501	$848,394	$767,332	$78,141
Receivables from clients, brokers and dealers	759,150	840,957	649,814	1,266,698	1,446,978	442,531	174,648
Total assets	4,882,637	3,673,168	4,268,024	3,395,261	2,474,299	1,257,380	328,015
Payable to clients, brokers, dealers and clearing organizations	2,911,353	2,571,402	2,916,776	2,215,922	1,890,245	901,197	229,267
Bank loans	10,003	7,841	19,456	—	—	40,800	—
Stockholders’ equity	449,408	421,331	442,011	421,245	230,402	40,904	1,622

	Three Months
	Ended March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Operating Data:
Average client trades per day(1)	76,663	97,185	82,856	107,217	60,847	21,799	9,640
Number of funded accounts(2)	860,776	771,955	836,943	689,183	338,710	151,388	46,888
Assets held in custody (in billions)(3)	$11.6	$9.4	$11.2	$10.8	$10.8	$3.6	$0.8
Net revenue per trade	$18.02	$17.94	$18.32	$20.18	$19.84	$18.75	$52.61
Operating expense per trade(4)	$11.90	$10.67	$11.98	$11.57	$12.43	$13.98	$48.46
Operating margin(5)	34%	41%	35%	43%	37%	25%	8%
Return on average equity(6)	11%	8%	11%	26%	28%	(11)%	235%

(1)	Average client trades per day is total client trades executed in the period (including commissioned and non-commissioned trades) divided by the number of trading days in the period.

(2)	Funded accounts are accounts that have at least one security position, margin position or a cash balance.

(3)	Assets held in custody include client cash and securities positions.

(4)	Operating expense per trade is computed as the sum of cost of services and total operating expenses, less advertising and marketing, divided by total trades.

(5)	Operating margin is operating income plus advertising and marketing expenses divided by net revenues.

(6)	Return on average equity is operating income divided by the average of beginning and end of period equity balances.

Selected Unaudited Pro Forma Combined Condensed Financial and Other Information

      The following describes the pro forma effect of the merger on (1) the unaudited balance sheet data of Old Ameritrade and Datek as of March 29, 2002 and (2) the unaudited statements of operations data of Old Ameritrade and Datek for the fiscal year ended September 28, 2001 and the six months ended March 29, 2002.

      This information is only a summary. You should read the unaudited pro forma combined condensed financial and other information and the accompanying notes that are included elsewhere in this document. You should also read the historical information and related notes of Old Ameritrade that are incorporated by reference into this document and the historical financial statements and related notes for Datek contained elsewhere in this document.

      The unaudited pro forma combined condensed balance sheet data and the unaudited pro forma combined condensed operations data show the estimated effects of the merger as if it had occurred on March 29, 2002 and September 30, 2000, respectively.

      We are providing the unaudited pro forma combined condensed financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of New Ameritrade would actually have been had the merger and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results New Ameritrade will achieve after the merger.

	New Ameritrade Pro Forma

		Six Months
	Fiscal Year Ended	Ended
	September 28, 2001	March 29, 2002

	(in thousands,
	except for per share data)
Statement of Operations Data:
Net revenues	$917,983	$388,859
Operating margin	152,205	106,171
Net income (loss) from continuing operations	(98,991)	25,104
Basic earnings (loss) per share	(0.23)	0.06
Diluted earnings (loss) per share	(0.23)	0.06

New Ameritrade
Pro Forma
As of March 29, 2002

(in thousands)
Balance Sheet Data:
Total assets	$10,949,206
Long-term debt	47,645
Stockholders’ equity	1,812,271

Comparative Historical and Pro Forma Per Share Data

      The following table presents historical per share data for Old Ameritrade and Datek and pro forma per share data of New Ameritrade after giving effect to the merger. The New Ameritrade pro forma per share data was derived by combining information from the historical consolidated financial statements of Old Ameritrade and Datek using the purchase method of accounting for the merger. You should read this table in conjunction with the historical audited and unaudited consolidated financial statements of Old Ameritrade that are filed with the SEC and incorporated by reference in this document and the historical consolidated financial statements of Datek contained elsewhere in this document. See “Additional Information — Where You Can Find More Information” and “Datek Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred in the past, or of future results.

	Old
	Ameritrade	Datek	New Ameritrade
	Historical	Historical(1)	Pro Forma(2)

Earnings (loss) per share — basic:
Fiscal Year ended September 28, 2001	$(0.49)		$(0.23)
Six months ended March 29, 2002	$0.05		$0.06
Earnings (loss) per share — diluted:
Fiscal Year ended September 28, 2001	$(0.49)		$(0.23)
Six months ended March 29, 2002	$0.05		$0.06
Cash dividends per share:
Fiscal Year ended September 28, 2001	—	—	—
Six months ended March 29, 2002	—	—	—
Book value per share as of March 29, 2002	$1.78	$2.82	$4.19

(1)	Datek is not a publicly traded company and, accordingly, no information is presented regarding its earnings (loss) per share.

(2)	New Ameritrade’s pro forma data includes the effect of the merger on the basis described in the notes to the unaudited pro forma combined consolidated financial information included elsewhere in this document.

RISK FACTORS

      In addition to reading and considering the other information we have included or incorporated by reference in this document, you should carefully read and consider the following factors in evaluating the proposed merger.

Risks Relating to the Merger

The value of the shares of New Ameritrade common stock that you receive may be less than the value of your shares of Old Ameritrade common stock or Datek common stock.

      Upon completion of the merger, all shares of Old Ameritrade common stock will be converted into the right to receive shares of New Ameritrade common stock, some shares of Datek common stock will be converted into the right to receive New Ameritrade common stock, and some shares of Datek common stock will be converted into the right to receive cash of Datek. The ratio at which the Old Ameritrade shares will be converted into New Ameritrade common stock and the percentage of New Ameritrade common stock issued upon conversion of the Datek shares are fixed, and there will be no adjustment to the ratio or the percentage for changes in the market price of Old Ameritrade common stock or the value of Datek common stock. Accordingly, the value of the stock consideration to be received by holders of Datek common stock upon the completion of the merger is not presently ascertainable and will depend upon the market price of New Ameritrade common stock at the effective time of the merger, which in turn will depend upon the market price of Old Ameritrade common stock at that time. The merger agreement does not permit Old Ameritrade or Datek to terminate the agreement based upon any change in the price of Old Ameritrade’s common stock.

      Old Ameritrade’s common stock has recently experienced significant price fluctuations. For the 52-week period ended July 26, 2002, the highest and lowest closing per share sales price of Old Ameritrade Class A common stock was $6.90 and $3.11, respectively. The stock market in general also has experienced substantial price and volume fluctuations. In particular, the market prices of securities of Internet-related companies have been especially volatile. The price of Old Ameritrade common stock could decrease substantially prior to completion of the merger.

      The special meetings will be held prior to the completion of the merger and the shares of New Ameritrade common stock will not trade publicly until after completion of the merger. As a result, at the time of the special meetings you will not know the market value of the New Ameritrade common stock that you will receive upon completion of the merger.

We may not be able to successfully integrate the operations of Old Ameritrade and Datek.

      The success of the merger will depend in part on our ability to realize the anticipated synergies and growth opportunities from integrating the businesses of Old Ameritrade and Datek. The integration of Old Ameritrade and Datek will be complex and time-consuming, and will require management to dedicate substantial effort to it. These efforts could divert management’s focus and resources from other strategic opportunities and from operations during the integration process. Difficulties may occur during the integration process, including

•	a loss of key officers, employees and clients,

•	a loss of revenues and

•	an increase in operating or other costs.

Even if the integration of the businesses of Old Ameritrade and Datek is successful, it may not result in the realization of the full benefits of the synergies and growth opportunities that we currently expect or these benefits may not be achieved within the anticipated time frame. Any failure to timely realize these anticipated benefits could have a material adverse effect on the revenues, expenses and operating results of New Ameritrade.

The estimates of operational cost savings resulting from the merger are inherently uncertain and may not be accurate.

      Old Ameritrade estimates that the merger of Old Ameritrade and Datek will result in operational cost savings of approximately $100 million on an annualized, after-tax basis. These operational cost savings estimates are based on a number of assumptions, including that New Ameritrade will be able to implement cost saving programs such as personnel reductions, consolidation of operations, facilities and technologies, and elimination of duplicative administrative functions. In addition, the operational cost savings estimates assume that the integration of the operations of Old Ameritrade and Datek will be successful. Failure to successfully implement cost saving programs or to successfully integrate the operations of Old Ameritrade and Datek on a timely basis will result in lower than expected cost savings in connection with the merger and could have a material adverse effect on the operating results of New Ameritrade.

Directors, officers and stockholders of Old Ameritrade and Datek may have potential conflicts of interest in connection with the merger.

      Some directors of Old Ameritrade and Datek who are recommending that you vote in favor of adoption of the merger agreement may have potential conflicts of interest in recommending that you vote in favor of the merger agreement. Following completion of the merger, J. Joe Ricketts, Chairman of Old Ameritrade, will become Chairman of New Ameritrade. J. Peter Ricketts, an executive officer and vice chairman of the board of directors of Old Ameritrade, will become President, Private Client division and Secretary and a director of New Ameritrade. In connection with their service in those positions, New Ameritrade will assume their current employment agreements with Old Ameritrade or enter into new employment agreements in anticipation of the merger as described under the “Directors and Executive Officers of New Ameritrade — Compensation of Executive Officers” section of this document. Directors of Old Ameritrade and Datek will also be entitled to the continuation of indemnification arrangements following completion of the merger and may have options and/or stock appreciation rights that will vest upon completion of the merger. These benefits may have influenced these directors in making their recommendation that you vote in favor of the adoption of the merger agreement.

      In addition, several officers of Old Ameritrade and Datek will receive employment or severance agreements or benefit arrangements that provide them with interests in the merger that differ from yours. These benefits may include the vesting of stock options and/or stock appreciation rights, the continuation of indemnification arrangements following completion of the merger and/or the payment of severance and other benefits. See “The Merger — Interests of Old Ameritrade Directors, Executive Officers and Principal Stockholders in the Merger” and “The Merger — Interests of Datek Directors, Executive Officers and Principal Stockholders in the Merger.”

      In connection with the merger, the Ricketts holders and the Datek holders have entered into a stockholders agreement. The agreement obligates the parties to vote their shares in favor of a board of directors of New Ameritrade consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders and three are independent directors selected with the agreement of the parties. The agreement also obligates the parties to vote in favor of specified merger and sale of the company transactions that are approved by the requisite directors and to vote against specified merger and sale of the company transactions that are not approved by the requisite directors. In addition, the Ricketts holders and the principal Datek stockholders have agreed to vote in favor of the adoption of the merger agreement. See “Agreements among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders — Stockholders Agreement.”

Significant transaction costs will be incurred as a result of the merger.

      Old Ameritrade and Datek expect to incur significant one-time transaction costs, currently estimated to be approximately $63 million, related to the merger. These transaction costs include investment banking, legal and accounting fees and expenses of approximately $30 million, severance and employee benefit expenses of approximately $20 million, and filing fees, printing expenses and other related charges of approximately $13 million. The companies may also incur additional unanticipated transaction costs in connection with the merger. A portion of the transaction costs related to the merger, estimated to be approximately $10 million, will be incurred regardless of whether the merger is completed.

The market price of New Ameritrade common stock may decline as a result of the merger.

      The market price of New Ameritrade common stock may decline as a result of the merger if the integration of the Old Ameritrade and Datek businesses is unsuccessful, if the operational cost savings estimates are not realized or if the transaction costs related to the merger are greater than expected. The market price also may decline if we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on New Ameritrade’s financial results is not consistent with the expectations of financial or industry analysts.

The principal stockholders of Old Ameritrade and Datek will own a significant percentage of New Ameritrade, which will limit the ability of other New Ameritrade stockholders to influence corporate matters.

      The Ricketts holders collectively will own approximately 25.5% of New Ameritrade upon completion of the merger. The Datek holders collectively will own up to approximately 27.7% of New Ameritrade upon completion of the merger. The Ricketts holders and the Datek holders have entered into a stockholders agreement that obligates the parties to vote their shares in favor of a New Ameritrade board of directors consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders and three are independent directors selected with the agreement of the parties. The agreement also obligates the parties to vote in favor of specified merger and sale of the company transactions that are approved by the requisite directors and to vote against specified merger and sale of the company transactions unless they are approved by the requisite directors. Accordingly, these stockholders will have significant influence over the outcome of any corporate transaction or other matters submitted to New Ameritrade’s stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of New Ameritrade’s assets, and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of other New Ameritrade stockholders. In addition, third parties may be discouraged from making a tender offer or bid to acquire New Ameritrade because of this concentration of ownership or the stockholders agreement.

Low trading volumes for New Ameritrade common stock may make it difficult for you to sell your shares.

      Old Ameritrade common stock from time to time has had low trading volumes because a majority of the shares are held by the Ricketts holders. Upon completion of the merger, the number of outstanding shares of New Ameritrade common stock will be approximately twice the number of outstanding shares of Old Ameritrade common stock and the Ricketts holders, and the Datek holders collectively will own up to approximately 53.2% of New Ameritrade. Despite the increase in the number of outstanding shares of New Ameritrade common stock, this concentration of ownership may cause there to be low trading volume for New Ameritrade common stock and may make it difficult for you to sell your shares following completion of the merger.

Shares of New Ameritrade common stock eligible for public sale at or after completion of the merger could adversely affect the stock price.

      Because Datek is currently a privately held company, Datek stockholders will have an opportunity to sell their stock in the public markets for the first time upon completion of the merger. Approximately 50% of New Ameritrade will be owned by the current Old Ameritrade stockholders and approximately 50% of New Ameritrade will be owned by the current Datek stockholders. Sales or potential sales of a substantial number of shares of the New Ameritrade common stock in the public market after the merger could depress the market price of the New Ameritrade common stock and could impair the ability of New Ameritrade to raise capital through the sale of additional securities.

The terms of the stockholders agreement, the New Ameritrade charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable.

      Provisions in the stockholders agreement, the certificate of incorporation and bylaws of New Ameritrade and Delaware law will make it difficult for any party to acquire control of New Ameritrade in a transaction not approved by the requisite number of directors. These provisions include

•	the presence of a classified board of directors,

•	the ability of the board of directors to issue and determine the terms of preferred stock,

•	advance notice requirements for inclusion of stockholder proposals at stockholder meetings, and

•	the anti-takeover provisions of Delaware law. These provisions could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their New Ameritrade common stock.

Failure to complete the merger could negatively impact Old Ameritrade and Datek and their future operations.

      If the merger is not completed for any reason, Old Ameritrade and Datek may be subjected to a number of material risks. The price of Old Ameritrade common stock may decline to the extent that the current market price of Old Ameritrade common stock reflects a market assumption that the merger will be completed. Old Ameritrade may not be able to expand its business as effectively or quickly as desired and may be placed at a disadvantage relative to its larger competitors because Datek is the last large, independent online discount broker available for acquisition. If the board of directors of Old Ameritrade or Datek determines to seek another merger or business combination, Old Ameritrade and Datek may not be able to find a partner willing to agree to more attractive terms than those of the merger. In addition, some costs related to the merger, such as legal, accounting, filing, printing and mailing, must be paid by Old Ameritrade and Datek if the merger is not completed.

It is unlikely that New Ameritrade will pay dividends in the foreseeable future.

      Old Ameritrade has never paid any dividends and there are no plans by New Ameritrade to pay dividends in the future. New Ameritrade anticipates that any profits from operations will be used to further the growth of New Ameritrade for the foreseeable future.

The amount of cash of Datek to be paid to Datek stockholders is uncertain.

      The amount of cash of Datek available for distribution to Datek stockholders is not determinable at this time. The amount of cash will be determined based on the amount of cash of Datek at the effective time of the merger, as adjusted to reflect the reductions described under “The Merger Agreement — Cash of Datek Available for Distribution” section of this document, and also will depend upon the operating results of Datek prior to the effective time of the merger. These factors could result in no cash of Datek being payable to Datek stockholders in the merger.

Risks Relating to Old Ameritrade, Datek and New Ameritrade

Stock market volatility and other securities industry risks have adversely affected our business.

      Substantially all of Old Ameritrade’s and Datek’s revenues are derived from discount securities brokerage and clearing and execution services. New Ameritrade’s revenues will be derived from the same sources. Like other brokerage businesses, Old Ameritrade and Datek are, and New Ameritrade will be, directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. Old Ameritrade and Datek are, and New Ameritrade

will be, particularly affected by volatility in technology and Internet-related stocks because a significant portion of their clients invest in these types of stocks. Since May 2000, the U.S. securities markets have been very volatile, which has reduced trading volume and net revenues. The terrorist attacks in the United States on September 11, 2001 also resulted in substantial market volatility and accompanying reductions in trading volume and net revenues. In addition, the general economic downturn has adversely affected trading volumes and net revenues. For the six months ended March 29, 2002, Old Ameritrade’s average client trades per day were 87,529 compared to 111,939 for the six months ended March 30, 2001, and its net revenues were $214.9 million compared to $249.9 million for the six months ended March 30, 2001. For the quarter ended March 31, 2002, Datek’s average client trades per day were 76,663 compared to 97,185 for the quarter ended March 31, 2001, and its net revenues were $82.9 million compared to $108.1 million for the quarter ended March 31, 2001. These reductions in trading volumes and net revenues have adversely affected Old Ameritrade’s and Datek’s profitability. Severe market volatility in the future or the continuation of current economic conditions could further reduce New Ameritrade’s trading volume and net revenues and adversely affect New Ameritrade’s profitability.

Substantial competition could reduce our market share and harm our financial performance.

      The market for discount brokerage services, particularly electronic brokerage services, is young, rapidly evolving and intensely competitive. We expect the competitive environment to continue in the future. Old Ameritrade and Datek face direct competition from numerous online brokerage firms, including The Charles Schwab Corporation, E*TRADE Group, Inc. and TD Waterhouse Group Inc. Old Ameritrade and Datek also encounter competition from the broker-dealer affiliates of established full-commission brokerage firms as well as from financial institutions, mutual fund sponsors and other organizations, some of which provide online brokerage services. In addition, New Ameritrade may encounter increased competition from Instinet as a result of its announced acquisition of Island. Some of Old Ameritrade’s and Datek’s competitors have greater financial, technical, marketing and other resources than they do. Also, some of Old Ameritrade’s and Datek’s competitors offer a wider range of services and financial products, and have greater name recognition and a more extensive client base than Old Ameritrade and Datek do. We believe that the general financial success of companies within the online securities industry will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial information and others. These companies may provide a more comprehensive suite of services than Old Ameritrade and Datek do. In addition, Old Ameritrade’s and Datek’s clearing operations compete with numerous firms that provide clearing and execution services to the securities industry. New Ameritrade may not be able to compete effectively with current or future competitors.

Datek may be subject to claims that could affect the results of operations of New Ameritrade.

      In January 2002, the Securities and Exchange Commission, referred to as the SEC, issued an order, referred to as the SEC order, against iCapital Markets LLC, a subsidiary of Datek, referred to as iCapital. In the SEC order, the SEC charged iCapital with securities fraud and violations of the broker-dealer books and records and reporting provisions. The SEC censured iCapital and ordered it to pay a $6.3 million penalty. iCapital consented to the issuance of the order without admitting or denying the findings contained in it. The SEC order was based upon alleged improper activities by the day trading business that was conducted by iCapital’s predecessor, Datek Securities Corporation, until March 1998 when that business was sold to another broker-dealer. The United States Attorney’s Office for the Southern District of New York simultaneously entered into a non-prosecution agreement with Datek and iCapital for matters concerning the alleged improper activities. The SEC and the United States Attorney’s Office are continuing their investigation as to other individuals and entities involved in these business activities.

      Through iCapital, Datek may be subject to additional claims relating to the allegations contained in the SEC order, including claims by governmental bodies, regulatory authorities or any other person for taxes, damages, indemnification, penalties and fines. Other than the SEC order, no claims have been asserted against Datek, iCapital or any of their respective predecessors, successors or affiliates that relate in any manner to the allegations, facts, events, transactions, acts, occurrences or any other matter, thing or cause in the SEC order. If any such claims were to be asserted and to the extent that a determination were to be made that Datek was obligated to satisfy these claims, the results of operations of New Ameritrade could be materially adversely affected. The merger agreement does not provide New Ameritrade or Old Ameritrade any rights of indemnification from or against Datek or any of its stockholders in connection with these potential claims.

Systems failures and delays could harm our business.

      Old Ameritrade and Datek receive and process trade orders through a variety of electronic mediums, including the Internet, wireless web, personal digital assistants and interactive voice response system. New Ameritrade will receive and process orders in the same way. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. Old Ameritrade’s core computer systems and applications are fully redundant and are replicated at a secondary site that is substantially complete. Datek’s core computer systems and applications are not fully redundant and are not replicated at a secondary site. Extraordinary trading volumes could cause computer systems to operate at an unacceptably low speed or even cause them to fail. While Old Ameritrade and Datek have invested significant amounts of resources in the last few years to upgrade the reliability and scalability of their systems, there can be no assurance that the systems will be sufficient to handle such extraordinary trading volumes. In the past, Old Ameritrade and Datek have experienced periods of extremely high trading volume that have caused individual system components or processes to fail, resulting in the temporary unavailability of their websites for online trading and delays in our telephone systems. On other occasions, periods of high trading volume caused significant delays in executing trading orders, resulting in some clients’ orders being executed at prices they did not anticipate. From time to time, Old Ameritrade and Datek have reimbursed their clients for losses incurred in connection with systems failures and delays. Old Ameritrade also is subject to an appeal of summary judgment granted in its favor in a putative class action lawsuit regarding claimed systems failures and delays. System failures and delays may occur again in the future and could cause, among other things, unanticipated disruptions in service to clients, slower systems response time resulting in transactions not being processed as quickly as clients desire, decreased levels of client service and client satisfaction, and harm to New Ameritrade’s reputation. If any of these events were to occur, New Ameritrade could suffer

•	a loss of clients or a reduction in the growth of its client base,

•	increased operating expenses,

•	financial losses,

•	additional litigation or other client claims and

•	regulatory sanctions or additional regulatory burdens.

Capacity constraints of our systems could harm our business.

      If New Ameritrade’s business increases, it may need to expand and upgrade its transaction processing systems, network infrastructure and other aspects of its technology. Many of the systems are and much of the infrastructure is designed to accommodate additional growth without redesign or replacement; however, New Ameritrade may need to continue to make significant investments in additional hardware and software to accommodate growth. New Ameritrade may not be able to project accurately the rate, timing or cost of any increases in its business, or to expand and upgrade systems and infrastructure to accommodate any increases in a timely manner. Failure to make necessary expansions and upgrades to systems and infrastructure could lead to failures and delays, which could cause a loss of clients or a reduction in the growth of the client base, increased operating expenses, financial losses, litigation or other client claims, and regulatory sanctions or additional regulatory burdens.

Regulatory and legal uncertainties could harm our business.

      The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. The SEC, the NASD and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. The ability to comply with applicable laws and rules is largely dependent on an internal system to ensure compliance, as well as the ability to attract and retain qualified compliance personnel. New Ameritrade could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on New Ameritrade’s operations and profitability.

      Recently, various regulatory and enforcement agencies have been reviewing systems capacity, client access, best execution practices, other service issues and advertising claims as they relate to the online brokerage industry. These reviews could result in enforcement actions or new regulations, which could adversely affect New Ameritrade’s operations.

      In addition, Old Ameritrade and Datek use, and New Ameritrade will use, the Internet as a major distribution channel to provide services to clients. A number of regulatory agencies have recently adopted regulations regarding client privacy and the use of client information by service providers. Additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, taxation, content and quality of products and services delivered over the Internet. Complying with these laws and regulations is expensive and time consuming and could limit New Ameritrade’s ability to use the Internet as a distribution channel.

An NASD inquiry into trading in cash accounts could restrict our clients’ trading activities and could harm our business.

      Datek and Old Ameritrade, through their broker-dealer subsidiaries iClearing and Ameritrade Inc., permit cash account clients to utilize the proceeds from the sale of fully-paid for securities to purchase other securities on the same day and in advance of the actual receipt of proceeds from the settlement of the sale of the fully-paid for securities. We refer to these trades as specified trades. Before a client may make an initial purchase of securities, iClearing and Ameritrade Inc. require the client to fund its cash account with an amount of cash sufficient to cover that initial purchase. Upon a sale of those securities, the amount of the sale proceeds is recorded in the client’s account on a real-time basis on the trade date. The recorded amount may then be used to purchase other additional securities. This sequence of trading may be repeated prior to the settlement date.

      In October 2001, the NASD made an oral inquiry to iClearing regarding specified trades. In August 2002, the NASD made a similar oral inquiry to Old Ameritrade. In letters received by Datek and iClearing in June and July 2002, the NASD expressed its concern that the specified trades may constitute “free-riding.” This term refers to the practice of using the proceeds of the sale of a security to cover the cost of its prior purchase in violation of Regulation T of the Board of Governors of the Federal Reserve System and the NASD margin rule. Old Ameritrade and Datek believe that the NASD’s concerns are incorrect. In response to the NASD’s request, in July 2002 iClearing provided a written explanation of its position to the NASD. Among other things, iClearing advised the NASD that the specified trades do not constitute “free-riding” because they do not involve using the proceeds of the sale of a security to pay for the prior purchase of that security. Rather, iClearing requires that funds for the initial purchase be deposited in the cash account before the purchase can be effected.

      In August 2002, the NASD advised iClearing in writing that it believes iClearing permits its clients to “day trade” in cash accounts without requiring full payment for each purchase of securities prior to their sale and that this activity is prohibited, and notified iClearing that it must cease to permit this activity. Old Ameritrade and iClearing do not believe that the specified trades are prohibited and intend to vigorously pursue steps to verify the correctness of iClearing’s position. These steps will include continued dialogue with the NASD and may include seeking a ruling or interpretation by the Board of Governors of the Federal Reserve System regarding Regulation T, or contesting the NASD’s position through appropriate legal process.

      The NASD may elect to bring a disciplinary action against iClearing and possibly other broker-dealers, including Ameritrade Inc., that permit their clients to effect specified trades. iClearing intends to defend against any such proceeding. If iClearing does not prevail in any such proceeding, the NASD may seek censures, fines, suspensions or other sanctions against iClearing, including requiring iClearing to take measures to restrict the ability of its clients to engage in specified trades. Alternatively or additionally, the NASD could issue a notice to its member firms, including Ameritrade Inc., advising them that cash account clients are not permitted to execute specified trades.

      Under the rules of the NASD, iClearing and Datek’s other broker-dealer subsidiaries must obtain approval from the NASD of the change in control of the broker-dealer subsidiaries resulting from the merger. See “The Merger — Regulatory Requirements.” The NASD approval process could be delayed or denied as a result of ongoing discussions or proceedings regarding the specified trades. Old Ameritrade and Datek could complete the merger prior to obtaining the NASD approval; however, the NASD could seek to impose interim restrictions on iClearing pending its approval. For example, the NASD could require iClearing to change the manner in which clients are entitled to trade in their cash accounts. iClearing intends to contest any interim restrictions. The imposition of interim restrictions could prohibit New Ameritrade from permitting its clients to engage in specified trades after completion of the merger. If the NASD ultimately denies the approval of the change of control, the NASD could require New Ameritrade to unwind the merger. New Ameritrade would vigorously defend against any such action; however, if the merger were unwound, it could have a material adverse effect on the price of the New Ameritrade common stock and the revenues and profitability of Old Ameritrade and Datek.

      Approximately 75% of the client accounts of Old Ameritade and Datek are cash accounts. Although we estimate that less than 1% of these cash accounts would be affected if specified trades were restricted, preliminary sampling conducted by Old Ameritrade and Datek indicates that the specified trades that may be restricted under the NASD’s position may account for 1% to 6% of the total revenues of New Ameritrade, or 3% to 9% of the commissions and clearing fees component of total revenues of New Ameritrade. This preliminary sampling is not precise and the actual impact on the revenues could be more or less than the estimate. This estimate makes assumptions regarding how the restrictions may actually be implemented and does not take into account adjustments in client behavior, such as customers combining accounts, opening additional cash or margin accounts, or changing trading activity. In addition, the prevailing market conditions will affect this estimate and cannot be predicted with any degree of certainty. Although the impact of these restrictions is dependent on many factors that cannot be predicted, we believe that if specified trades were restricted, it could have a material adverse effect on the revenues and profitability of New Ameritrade.

The success of our business will depend on continued development and maintenance of the Internet infrastructure.

      The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. New Ameritrade’s success will depend upon the development and maintenance of the Internet’s infrastructure to cope with this increased traffic. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face similar outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on New Ameritrade’s Web sites. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity.

We will need to introduce new products and services to remain competitive.

      New Ameritrade’s future success depends in part on its ability to develop and enhance its products and services. There are significant technical and financial risks in the development of new or enhanced services, including the risk that New Ameritrade will be unable to effectively use new technologies or adapt to emerging industry standards, or develop, introduce and market enhanced or new products and services. In addition, the adoption of new Internet, networking or telecommunications technologies or other technological changes could require New Ameritrade to incur substantial expenditures to modify or adapt its services or infrastructure.

Changes in payments for routing our clients’ orders could adversely affect our business.

      Old Ameritrade and Datek have arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. We expect that these arrangements will remain in place after completion of the merger. Competition between execution agents and the implementation of order handling rules and decimalization of stock prices has made it less profitable for execution agents to offer order flow payments to broker-dealers. On a per trade basis, Old Ameritrade’s and Datek’s payments for order flow revenue have decreased significantly over the past several years. These payments may continue to decrease on a per trade basis, which could have a material adverse effect on New Ameritrade’s revenues and profitability.

Our networks may be vulnerable to security risks.

      The secure transmission of confidential information over public networks is a critical element of Old Ameritrade’s and Datek’s operations and will be a critical element of New Ameritrade’s operations. Neither Old Ameritrade nor Datek has experienced significant network security problems. However, New Ameritrade’s networks may in the future be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use New Ameritrade’s confidential information or its clients’ confidential information or cause interruptions or malfunctions in New Ameritrade’s operations. New Ameritrade may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. New Ameritrade may not be able to implement security measures that will protect against all security risks.

Failure to comply with net capital requirements could adversely affect our business.

      The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is a measure defined by the SEC of a broker-dealer’s readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. Old Ameritrade’s and Datek’s broker-dealer subsidiaries are required to comply, and New Ameritrade’s broker-dealer subsidiaries will be required to comply, with the net capital requirements. If New Ameritrade fails to maintain the required net capital, the SEC could suspend or revoke its registration, or the NASD could expel it from membership, which could ultimately lead to its liquidation. If the net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect New Ameritrade’s ability to maintain or expand its business.

Our clearing operations expose us to liability for errors in clearing functions.

      Old Ameritrade and Datek provide clearing and execution services to their discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. New Ameritrade also will provide clearing and execution services. Clearing and execution services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Clearing brokers also assume direct responsibility for the possession and control of client securities and other assets and the clearance of client securities transactions. Self-clearing securities firms are subject to substantially more regulatory control and examination than brokers that rely on others to perform those functions, such as many of Old Ameritrade’s and Datek’s competitors. Errors in performing clearing functions, including errors related to the handling of funds and securities held by Old Ameritrade, Datek and New Ameritrade on behalf of clients and introducing brokers, could lead to civil penalties imposed by applicable authorities as well as losses and liability in related lawsuits brought by clients and others.

We are exposed to credit risk.

      Old Ameritrade and Datek make margin loans to clients collateralized by client securities and periodically borrow and lend securities to cover trades. New Ameritrade also will make margin loans and borrow and lend securities. A significant portion of Old Ameritrade’s and Datek’s net revenues is derived from interest on margin loans. At March 29, 2002, Old Ameritrade and Datek combined had approximately $2.1 billion of margin loans outstanding, and for the six months then ended approximately 12% of Old Ameritrade and Datek combined revenues were derived from interest on those margin loans. We expect that a significant portion of New Ameritrade’s net revenues will be derived from interest on margin loans. To the extent that margin loan balances exceed client cash balances, financing from third parties must be obtained. New Ameritrade may not be able to obtain this financing on favorable terms or in sufficient amounts. By permitting clients to purchase securities on margin, Old Ameritrade and Datek are, and New Ameritrade will be, subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by us could fall below the amount of a client’s indebtedness. In addition, in accordance with regulatory guidelines, borrowings of securities are collateralized by depositing cash or securities with lenders. Sharp changes in market values of substantial amounts of securities and the failure by parties to the borrowing transactions to honor their commitments could have a material adverse effect on New Ameritrade’s revenues and profitability.

Acquisitions involve risks that could adversely affect our business.

      New Ameritrade intends to pursue strategic acquisitions of businesses and technologies. Acquisitions may entail numerous risks, including

•	difficulties in the integration of acquired operations, services and products,

•	diversion of management’s attention from other business concerns,

•	assumption of unknown material liabilities of acquired companies,

•	amortization of acquired intangible assets, which could reduce future reported earnings, and

•	potential loss of clients or key employees of acquired companies.

These risks could cause the failure of any anticipated benefits of an acquisition to be realized, which could have a material adverse effect on New Ameritrade’s revenues and profitability.

THE COMPANIES

Ameritrade Holding Corporation

      Old Ameritrade provides technology-based financial services to retail investors and business partners, predominantly through the Internet, and is a provider of online brokerage services. Old Ameritrade’s services appeal to a broad market of self-directed, value conscious retail investors, traders, financial planners and institutions. Old Ameritrade uses its low-cost platform to offer brokerage services to investors and institutions at commissions that are generally lower than those charged by its major competitors.

      Old Ameritrade is an innovator in electronic brokerage services. It was the first brokerage firm to offer touch-tone trading in 1988 and the first to offer trading over the Internet in 1994. Since initiating online trading, Old Ameritrade has dramatically increased its number of brokerage accounts, average daily trading volume and total assets in client accounts. It has also built and continues to invest in a proprietary trade processing platform that is both cost efficient and highly scalable, significantly lowering its operating costs per trade. Old Ameritrade also has made significant and effective investments in building the Ameritrade brand.

      During 2001, Old Ameritrade reorganized its corporate and management structure to meet the specific needs of its growing and diverse client base. The new management structure created two principal business units, a Private Client division and an Institutional client division. Both divisions provide multiple service offerings, each tailored to specific clients and their respective investing and trading preferences.

Private Client Division

      Old Ameritrade’s Private Client division provides tiered levels of products and services to meet the varying needs and investing patterns of different private clients. Old Ameritrade has developed strategies aimed at specific client segments, matching tools, information and choices to investor priorities. Old Ameritrade’s private client offerings include:

•	Ameritrade® and Ameritrade Advantage™ — Old Ameritrade’s familiar $8 per online equity market order has historically been the core offering. This offering serves self-directed investors who seek advanced trading systems and value pricing. Because many of these clients are technologically savvy, Old Ameritrade now offers the Ameritrade Advantage™ subscription services that provide more customization and choice to this group of investors. Ameritrade Advantage, which includes Super StreamMachine™ and Advanced Analyzer™, offers access to real-time market data and information.

•	Ameritrade Plus™ — The acquisition of National Discount Brokers Corporation has increased Old Ameritrade’s segment of clients who not only appreciate value, but also want tools for long-term portfolio management. This offering serves investors who are not active traders, but still want sophisticated research and analysis, and includes streaming quotes, portfolio management tools, investor education and other features such as an assigned account executive.

•	Ameritrade Pro™ — Ameritrade Pro is Old Ameritrade’s offering for semi-professional and highly active traders. This Windows-based software package provides access through a licensed broker-dealer to electronic communications networks and exchanges, analysis tools, customizable charts and options trading. The speed of execution, real-time data and flexibility of Ameritrade Pro gives clients fast, reliable tools to help them maximize returns.

•	Freetrade.com™ — This offering serves self-directed traders who are willing to forego traditional support and service in favor of a purely electronic brokerage experience.

      For the three months ended March 29, 2002, the Private Client division represented approximately 97 percent of Old Ameritrade’s consolidated revenues and reported $89.2 million of segment contribution, which represents income before allocated corporate expenses. For the six months ended March 29, 2002, the Private Client division represented approximately 97 percent of Old Ameritrade’s consolidated revenues and reported $177.4 million of segment contribution. After allocation of corporate expenses, the Private

Client division had pre-tax income for the three and six months ended March 29, 2002 of $15.7 million and $44.5 million, respectively.

Institutional Client Division

      Through the Institutional Client division, Old Ameritrade seeks to grow the account base and expand revenues by targeting specific segments of the institutional client space with relevant products, tools and services, and by leveraging Old Ameritrade’s core competencies of trade execution, technology and client service. Old Ameritrade’s institutional client offerings include:

•	Ameritrade Advisor Services™ — Offers the Ameritrade Connection™ to independent financial advisors and independent broker-dealer affiliated registered investment advisors to help manage their clients’ portfolios and their businesses.

•	Ameritrade Clearing Services™ — Provides innovative clearing services for broker-dealers across the price and service spectrum, including discount and full-service broker-dealers, banks, day trading firms and registered investment advisors.

•	Ameritrade Financial Services™ — Provides a co-branded or private-label trading brokerage platform for distribution to partners’ customers, including banks, third party providers and credit unions.

•	TradeCast® by Ameritrade — Offers a direct-access, fee-based service that provides order management and decision support tools to broker-dealer day trading firms, proprietary day trading firms and hedge funds.

•	Ameritrade Corporate Services™ — Provides self-directed brokerage services to employees and executives of corporations, either directly or through its joint marketing relationships with third party administrators, such as 401(k) providers and employee benefit consultants.

      For the three months ended March 29, 2002, the Institutional Client division represented approximately three percent of Old Ameritrade’s consolidated revenues and reported $0.1 million of segment contribution, which represents income before allocated corporate expenses. For the six months ended March 29, 2002, the Institutional Client division represented approximately three percent of Old Ameritrade’s consolidated revenues and reported a direct segment loss of $(0.9) million. After allocation of corporate expenses, the Institutional Client division had pre-tax losses for the three and six months ended March 29, 2002 of $(1.0) million and $(2.7) million, respectively.

Datek Online Holdings Corp.

      Datek provides investment services to online brokerage clients, especially the active trader, using its proprietary technology. Additionally, Datek is a provider of active investor software and a securities clearing firm.

      Datek conducts its business primarily through three wholly-owned operating subsidiaries:

•	Datek Online Financial Services LLC, referred to as DOFS, which consists of the online brokerage operations.

•	iCapital Markets LLC, which provides market connectivity services to other broker-dealers, including DOFS, and licenses trading software to broker-dealers.

•	iClearing LLC, which provides all clearing operations to DOFS as well as to outside correspondent broker-dealers.

      Datek’s innovative, proprietary technology allows it to provide professional quality tools to equity and option clients for $9.99 per trade for up to 5,000 shares. Each client receives free, unlimited, real-time quotations, and real-time updating portfolio balances, positions and buying power. Datek’s unique order routing and execution platform uses real-time market data to direct client orders on a one-by-one basis to the market center most likely to provide the best execution available. In addition, Datek was the first online brokerage firm to offer direct access trading, providing enhanced market data and enabling clients to make their own order routing decisions.

      Datek believes it has superior proprietary technology that enables it to provide its clients with a high quality investment experience, from quote retrieval to order confirmation, while minimizing the costs incurred by Datek to provide such services. Datek develops and maintains its own website, market data dissemination vehicles, order routing protocols, and clearance and settlement systems through its various subsidiaries. This integrated business model enables Datek to provide its clients with direct access to the financial markets, fast execution speed, and low transaction costs. By developing and maintaining all of its core technology in-house, Datek has been able to quickly and cost-effectively adapt its offerings to the evolving needs of its clients.

      Datek’s use of proprietary technology has also allowed it to be an innovator in the online brokerage industry. The following are among the many products or services that Datek was the first to offer to retail brokerage clients:

• Unlimited, Streaming, Free Real-time Quotes:	Streamer, Datek’s professional-quality market data dissemination vehicle, provides clients and non-clients with real-time updating quotes, stock lists, news and alerts.

• Real-time Portfolio Management Tools:	Clients’ positions, balances and buying power update in real-time allowing clients to have greater control over their orders and to better manage their risk in rapidly changing market environments.

• Extended Trading Hours:	Clients are able to trade prior to the market open, from 8:00 to 9:30 a.m. eastern time, and after the market close, from 4:00 to 8:00 p.m. eastern time.

• Direct Access:	Clients have the ability to direct orders to the market destination of their choice by using Datek’s proprietary order routing protocols.

• Commitment on Speed of Execution:	Clients are assured that their orders are being handled in the most expeditious manner possible to obtain best execution by Datek’s commitment that marketable orders will be executed within 60 seconds or the trade will incur no commission charge.

      Datek’s integrated business model enables Datek to control development priorities, giving it the flexibility to quickly adapt to meet the evolving needs of its client base. Additionally, by driving all of its core products and services on proprietary technology, Datek is better able to provide its clients with fast, direct access to the financial markets, excellent execution speed and low transaction costs.

Arrow Stock Holding Corporation

      New Ameritrade was formed in April 2002 for the purpose of effecting the merger. New Ameritrade has not conducted any activities other than those incident to its formation, the matters contemplated by the merger agreement and the preparation of this document. Upon completion of the merger, Old Ameritrade will become a wholly-owned subsidiary of New Ameritrade and then New Ameritrade will acquire Datek, which will become a wholly-owned subsidiary of New Ameritrade. New Ameritrade will then change its name to Ameritrade Holding Corporation.

      The business of New Ameritrade will be the combination of the businesses currently conducted by Old Ameritrade and Datek. Old Ameritrade and Datek currently are developing the integration plan for the combination of their businesses. As part of the integration planning process, Old Ameritrade and Datek have formed an integration planning organization comprised of representatives of both companies and Bain Capital. The three lead units are the Integration Executive Team, the Technology Task Force and the Strategy and Client Experience Committee.

•	The Integration Executive Team, which is comprised of members of Old Ameritrade’s management and Datek’s management, is responsible for approval of general integration recommendations proposed by the Integration Operations Team. The Integration Operations Team, which is comprised of one representative of each of Old Ameritrade, Datek and Bain Capital, is responsible for oversight, coordination and timely decision-making to manage and facilitate the integration planning processes and the work of five core subgroups:

•	The Products and Services subgroup is responsible for developing a framework for determining product and service features and developing and proposing a combined product and service suite;

•	The Clearing subgroup is responsible for recommending the business functionality required to provide clearing settlement services;

•	The Call Center subgroup is responsible for recommending call center organization and service levels;

•	The Technology subgroup is responsible for recommending the technology platforms and organization; and

•	The Order Routing subgroup is responsible for developing and recommending a strategy for order routing.

•	The Technology Task Force, which is comprised of representatives of Old Ameritrade and Datek and one representative of Bain Capital, is responsible for approval of recommendations regarding technology integration and order routing.

•	The Strategy and Client Experience Committee, which is comprised of representatives of Old Ameritrade and Datek and one representative of Bain Capital, is responsible for determining the end-to-end client experience including website design, client communication and migration, and product and service offerings for New Ameritrade.

      We expect that website enhancements to both Old Ameritrade’s and Datek’s front-end websites will begin shortly after completion of the merger. We will begin to make the “look and feel” of the websites of both companies more alike and to upgrade and modify the websites to provide similar products and services. Several months after the completion of the merger, we intend to phase-in a combined website, which will be a point of entry on to the trading platform for both Old Ameritrade and Datek clients.

      Several months after completion of the merger, we plan to consolidate the clearing functions performed by Datek and Old Ameritrade. New Ameritrade will use Old Ameritrade’s clearing platform and New Ameritrade’s clearing operations will be located in Omaha, Nebraska. Several months after completion of the merger, we intend to convert Datek’s clearing and settlement functions to Old Ameritrade’s clearing platform and to migrate Datek’s client accounts to Old Ameritrade.

      Datek’s client call center function will be moved to call centers in Omaha and Ft. Worth, Texas shortly after completion of the merger. We expect that the call centers will be staffed with Datek associates who agree to relocate to Omaha and Ft. Worth, with associates currently working at Old Ameritrade’s call centers and with additional personnel to be hired.

      Immediately after completion of the merger, we plan to begin integrating Datek’s administrative support functions currently located in New Jersey and New York with Old Ameritrade’s administrative support functions located in Omaha and Baltimore.

      The integration plans for the operations of Old Ameritrade and Datek, including the timing, are subject to change by the integration planning organization and the management of New Ameritrade.

THE SPECIAL MEETINGS AND PROXY SOLICITATIONS

	Old Ameritrade	Datek

Time, Place & Date	September 5, 2002 9:00 a.m., local time Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127	September 6, 2002 9:30 a.m., local time Datek Online Holdings Corp., 70 Hudson Street, Jersey City, New Jersey 07302
	The meeting may be adjourned or postponed to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.	The meeting may be adjourned or postponed to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes	• To consider and vote on the adoption of the merger agreement; and	• To consider and vote on the adoption of the merger agreement; and
	• To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.	• To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.
	At the present time, Old Ameritrade knows of no other matters that will be presented for consideration at the meeting.	At the present time, Datek knows of no other matters that will be presented for consideration at the meeting.

Quorum	Presence, in person or by proxy, of Old Ameritrade stockholders holding a majority of the shares of Old Ameritrade common stock entitled to vote at the meeting.	Presence, in person or by proxy, of Datek stockholders holding a majority in voting power of the shares of Datek capital stock entitled to vote at the meeting.

Record Date	Close of business on July 10, 2002.	Close of business on July 24, 2002.

Shares Entitled to Vote	You may vote at the Old Ameritrade meeting if you owned Old Ameritrade common stock as of the record date. Holders of Old Ameritrade Class A common stock and Class B common stock will vote as a single class.	You may vote at the Datek meeting if you owned Datek common stock or special common stock as of the record date. As a result of the reclassifications and conversion of Datek capital stock, all current holders of Datek common and preferred stock will own only Datek common stock, special common stock and non-voting Class X common stock at the time of the Datek meeting.

Recommendations of the Board of Directors	Old Ameritrade’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Old Ameritrade and its stockholders. Accordingly, the board recommends that Old Ameritrade stockholders vote to adopt the merger agreement.	Datek’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Datek and its stockholders. Accordingly, the board recommends that Datek stockholders vote to adopt the merger agreement.

	Old Ameritrade	Datek

Votes Required	Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the Old Ameritrade Class A common stock and Class B common stock outstanding as of the record date voting together as a single class. Each share of Old Ameritrade common stock outstanding on the record date is entitled to one vote.	Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the Datek common stock and special common stock outstanding as of the record date voting together as a single class. Each share of Datek common stock outstanding on the record date is entitled to one vote and each share of Datek special common stock outstanding on the record date is entitled to 1,000 votes.
	If you abstain or fail to vote your shares in person or by proxy in favor of adopting the merger agreement, it will have the same effect as a vote against adoption of the merger agreement.	If you abstain or fail to vote your shares in person or by proxy in favor of adopting the merger agreement, it will have the same effect as a vote against adoption of the merger agreement.

Shares Outstanding	As of the record date, there were 216,339,945 shares of Old Ameritrade common stock outstanding and entitled to vote on adoption of the merger agreement, consisting of 199,967,145 shares of Old Ameritrade Class A common stock and 16,372,800 shares of Old Ameritrade Class B common stock.	As of the record date, there were 13,613,984 shares of Datek common stock and 123,781 shares of Datek special common stock outstanding and entitled to vote on adoption of the merger agreement. As of the record date, there were also outstanding 11,639,362 shares of Datek non-voting common stock, 12,516,454 shares of Datek Series A preferred stock, 9,874,808 shares of Datek Series B preferred stock and 10,211,845 shares of Datek Series C preferred stock.

Voting Procedures	A proxy card will be sent to each Old Ameritrade and Datek stockholder of record entitled to vote. If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your shares will be voted FOR the proposal to adopt the merger agreement.
If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposal related to the merger agreement will not be voted in favor of any postponement or adjournment of the meeting for the purpose of soliciting additional proxies.

Old Ameritrade	Datek

Voting by Holders of Old Ameritrade Common Stock	Voting by Holders of Datek Stock
Each share of Old Ameritrade common stock outstanding on the record date is entitled to one vote at the meeting. You may submit a proxy using any of the following methods:

• phone the toll-free number listed on your proxy card and follow the recorded instructions;

• go to the Internet website listed on your proxy card and follow the instructions provided; or

• complete, sign and mail your proxy card in the postage-paid envelope.	Each share of Datek common stock outstanding on the record date is entitled to one vote at the meeting and each share of Datek special common stock outstanding on the record date is entitled to 1,000 votes at the meeting. You may submit a proxy by completing, signing and mailing your proxy card in the postage-paid envelope, or you may attend the meeting and vote in person.
You may also attend the meeting and vote in person.

Revocation	Revocation
You may revoke your proxy at any time prior to its exercise by:

• giving written notice of such revocation to the Corporate Secretary of Old Ameritrade at or before the Old Ameritrade meeting;

• properly completing and executing a later-dated proxy and delivering it to the Corporate Secretary of Old Ameritrade at or before the Old Ameritrade meeting;

• using the toll-free number or Internet Website listed on the proxy card and following the instructions provided prior to 11:59 p.m. eastern time on the day prior to the meeting; or

• appearing and voting in person at the Old Ameritrade meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation after closing of the polls at the meeting will not affect votes previously taken.	You may revoke your proxy at any time prior to its exercise by:

• giving written notice of such revocation to the Secretary of Datek at or before the Datek meeting;

• properly completing and executing a later-dated proxy and delivering it to the Secretary of Datek at or before the Datek meeting; or

• appearing and voting in person at the Datek meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation after closing of the polls at the meeting will not affect votes previously taken.

	Old Ameritrade	Datek

Solicitation of Proxies	The accompanying proxy is being solicited on behalf of Old Ameritrade’s board of directors. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Old Ameritrade.	The accompanying proxy is being solicited on behalf of Datek’s board of directors. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by Datek.
	Proxies may be solicited from Old Ameritrade stockholders by personal interview, telephone and telegram by Old Ameritrade’s directors, officers and employees, who will not receive additional compensation for performing that service but will be reimbursed for any reasonable expenses that they incur. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Old Ameritrade shares held by those persons, and Old Ameritrade will reimburse them for any reasonable expenses that they incur.	Proxies may be solicited from Datek stockholders by personal interview, telephone and telegram by Datek’s directors, officers and employees, who will not receive additional compensation for performing that service but will be reimbursed for any reasonable expenses that they incur. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Datek shares held by those persons, and Datek will reimburse them for any reasonable expenses that they incur.

Shares Held in Street Name	General
If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy. Absent specific instructions from you, your broker is not permitted to vote your shares. If your bank, broker or nominee delivers a proxy card indicating that it is NOT voting your shares, that is often referred to as a “broker non-vote.”
Effect of Broker Non-Vote
Under the applicable rules of the NASD, broker non-votes will be counted as present and represented at the meeting but will not be voted on any proposal submitted to stockholders. As a result, a broker non-vote will have the same effect as a vote against approving the merger agreement.

Auditors	Deloitte & Touche LLP serves as Old Ameritrade’s independent auditors. Representatives of Deloitte & Touche LLP plan to attend the Old Ameritrade meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.	Deloitte & Touche LLP serves as Datek’s independent auditors. Representatives of Deloitte & Touche LLP plan to attend the Datek meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

THE MERGER

Background of the Merger

      Each of the boards of directors of Old Ameritrade and Datek continually review their companies’ results of operations and competitive position in the industries in which they operate. In connection with these reviews, each of Old Ameritrade and Datek from time to time have evaluated potential acquisitions or combinations that would further the companies’ strategic objectives, including consolidation opportunities in the online trading industry, and the opportunity to supplement their core businesses with complementary businesses. The senior management of each of Old Ameritrade and Datek has periodically reviewed these strategic opportunities with their respective boards of directors.

      In July 1998, Old Ameritrade and Datek entered into discussions regarding a possible business combination. After signing a confidentiality agreement on July 18, 1998, representatives of each company conducted mutual due diligence sessions. These discussions ended at a very preliminary stage because the parties could not agree on the basic terms of a transaction. No letter of intent was executed and no definitive agreements were prepared.

      In July 2000, Datek entered into agreements with some of its principal stockholders for the repurchase of most of their shares, subject to Datek’s ability to raise financing for the repurchase. In August 2000, Datek began seeking investors to purchase preferred shares to finance the repurchase. As part of that process, in August 2000, Old Ameritrade entered into a confidentiality agreement with Datek, retained Deutsche Bank as a financial advisor with respect to a possible transaction with Datek and conducted a preliminary due diligence investigation of Datek.

      On August 28, 2000, Old Ameritrade submitted a preliminary indication of interest to acquire all of Datek. On September 21, 2000 and October 17, 2000, Old Ameritrade made preliminary offers to acquire all of Datek. However, Datek was interested in selling only preferred shares and not Datek as an entity. Consequently, on October 11, 2000, Datek entered into an exclusivity agreement with institutional investors led by Bain Capital. In November 2000, Datek entered into a stock purchase agreement pursuant to which Datek raised approximately $700 million by issuing shares of preferred stock to institutional investors led by Bain Capital, Silver Lake Partners, TA Associates and Advent International. The transaction closed in December 2000 and Datek concurrently repurchased a majority of the shares held by its former principal stockholders. In connection with the preferred stock investment, Datek’s board of directors was reconfigured so that it included representatives designated by its new principal stockholders, including Stephen Pagliuca, Glenn H. Hutchins, C. Kevin Landry and David Mussafer.

      On August 23, 2001, Datek engaged Morgan Stanley to act as its financial advisor and to assist in the evaluation of strategic alternatives for Datek, including potential sale and business combination transactions. Datek determined that, in order to optimize bids for potential sale and business combination transactions, the stock of Island should be separated from a transaction involving the sale or combination of Datek, so that a bidder could acquire Datek without acquiring the stock or business of Island.

      On September 6, 2001, Joseph H. Moglia, Chief Executive Officer of Old Ameritrade, John R. MacDonald, Chief Financial Officer of Old Ameritrade, and Phylis M. Esposito, Chief Strategy Officer of Old Ameritrade, met with Edward J. Nicoll, Chief Executive Officer of Datek, in New Jersey at Mr. Moglia’s request to discuss a possible transaction between Old Ameritrade and Datek. Old Ameritrade subsequently retained Salomon Smith Barney, in addition to Deutsche Bank, to act as its financial advisor for a potential transaction with Datek. Old Ameritrade retained two financial advisors because it believed that each of Deutsche Bank and Salomon Smith Barney had complementary strengths that would increase Old Ameritrade’s chance of successfully bidding for Datek. Deutsche Bank and Salomon Smith Barney each had contacts at different principal Datek stockholders, which Old Ameritrade believed would facilitate discussions between Old Ameritrade and Datek concerning a possible business combination. Deutsche Bank and Salomon Smith Barney assisted Old Ameritrade in its business and financial due diligence of Datek and assisted Old Ameritrade in its negotiations with Datek.

      During the fall of 2001, representatives of Old Ameritrade, Datek, Bain Capital, TA Associates and their respective financial advisors had several discussions regarding a possible combination transaction between Old Ameritrade and Datek. During these meetings, the participants primarily discussed possible synergies from combining the operations of Old Ameritrade and Datek and business model philosophy.

      In October 2001, Morgan Stanley began contacting various parties to determine levels of interest in a sale or business combination transaction with Datek. In November 2001, Datek and Morgan Stanley prepared initial informational materials concerning Datek and entered into confidentiality agreements with various parties. In late November 2001, Datek and Morgan Stanley received preliminary indications of interest in a sale or business combination transaction from various parties.

      In January 2002, Datek and Morgan Stanley prepared a confidential offering memorandum concerning Datek and its business and distributed the memorandum to parties that had indicated interest in a sale or business combination transaction. The group of prospective bidders was a broader group than Datek and Morgan Stanley had previously contacted.

      On January 3, 2002, Mr. Moglia of Old Ameritrade met with Mr. Pagliuca of Bain Capital in Boston at Mr. Moglia’s request to explore the merits of a business combination between Old Ameritrade and Datek. On January 4, 2002, they were joined by Mr. MacDonald of Old Ameritrade, Jordan Hitch and John Connaughton of Bain Capital, Mr. Landry and Mr. Schiciano of TA Associates and Mr. Mussafer of Advent International. Messrs. Pagliuca, Connaughton, Landry, Schiciano and Mussafer are members of Datek’s board of directors. At these meetings, Old Ameritrade presented its standard investor relations presentation, which gives basic information about Old Ameritrade that generally is of interest to investors and analysts.

      On January 15, 2002, Old Ameritrade and Datek entered into a mutual confidentiality agreement regarding a possible transaction between them and Old Ameritrade received the confidential offering memorandum regarding Datek. On January 18, 2002, J. Joe Ricketts, Chairman of Old Ameritrade, Mr. J. Peter Ricketts, President, Private Client division of Old Ameritrade, and Mr. Moglia of Old Ameritrade met with Mr. Pagliuca of Bain Capital in New York at Mr. Ricketts’ request and discussed business philosophy and a possible combination between Old Ameritrade and Datek. Later that day, Old Ameritrade was invited by Morgan Stanley to submit a preliminary indication of interest for a combination with Datek.

      On January 28, 2002, J. Joe Ricketts met with Mr. Pagliuca of Bain Capital in Wyoming at Mr. Ricketts’ request to discuss the terms of a possible combination of Old Ameritrade and Datek. At this meeting, the participants discussed the different classes of Old Ameritrade common stock and the rights of the holders of the Old Ameritrade Class B common stock to elect a majority of board of directors, the possible composition of the board of directors of a combined company and rights that significant stockholders in a combined company might have.

      On January 29, 2002, Mr. Moglia of Old Ameritrade met with a representative of Morgan Stanley in New York at Mr. Moglia’s request and discussed the timing and form of Old Ameritrade’s preliminary indication of interest for a merger of Old Ameritrade and Datek.

      On January 31, 2002, Old Ameritrade submitted to Morgan Stanley a preliminary indication of interest for a merger transaction in which stockholders of Datek would receive approximately 40% of the shares of Old Ameritrade. Datek and Morgan Stanley also received preliminary indications of interest from other parties. During the week of February 4, 2002, Datek notified Old Ameritrade and other bidders that they had been selected to participate in the second round of bidding for a combination with Datek.

      On February 11, 2002, J. Joe Ricketts of Old Ameritrade met with Mr. Pagliuca of Bain Capital, Mr. Landry of TA Associates and Mr. Hutchins of Silver Lake Partners, each members of Datek’s board of directors, to discuss the terms of Old Ameritrade’s indication of interest. The discussion primarily focused on the possible composition of the board of directors of a combined company and rights that significant stockholders in a combined company might have. On February 15, 2002, J. Joe Ricketts of Old

Ameritrade sent to Messrs. Pagliuca, Landry and Hutchins business information relating to a proposed combined company.

      On February 14, 2002, Old Ameritrade management met with Datek’s principal stockholders and management in New Jersey to describe Old Ameritrade’s operations and discuss the prospects for a combined company. Other bidders also met with Datek on February 14, 2002 and March 8, 2002.

      During February 15-18, 2002, Old Ameritrade, its financial advisors, Old Ameritrade’s regular outside counsel, Mayer, Brown, Rowe & Maw, and Old Ameritrade’s regular outside accountants met in New York with Datek management. During this time, Old Ameritrade, its advisors, Morgan Stanley and Datek’s regular outside counsel, Fried, Frank, Harris, Shriver & Jacobson, visited key Datek facilities and conducted business, legal and accounting due diligence. Other bidders also conducted business, legal and accounting due diligence between February 8, 2002 and March 19, 2002. On February 21 and 22, 2002, Datek, its legal and financial advisors and its regular outside accountants met in Omaha with Old Ameritrade’s management and its financial advisors, visited key Old Ameritrade facilities and conducted business, legal and accounting due diligence.

      On March 5, 2002, J. Joe Ricketts sent to Mr. Pagliuca of Bain Capital, Mr. Landry of TA Associates and Mr. Hutchins of Silver Lake Partners a proposal regarding the future strategic plans for a combined company and updated business information relating to a proposed combined company.

      On March 7, 2002, J. Joe Ricketts and Mr. Moglia of Old Ameritrade met with Mr. Landry of TA Associates, who is a member of Datek’s board of directors, in Omaha at Mr. Ricketts’ request to further discuss the terms of a combination of Old Ameritrade and Datek.

      On March 11, 2002, Old Ameritrade received a letter from Morgan Stanley inviting Old Ameritrade to submit a binding offer for the acquisition of Datek and to provide a mark-up of a draft merger agreement included with the letter. On March 15, 2002, Old Ameritrade received a draft term sheet from Morgan Stanley outlining governance and liquidity terms regarding the proposed combination of Old Ameritrade and Datek, including terms concerning the right of some Datek stockholders to designate members of the board of directors of the combined company, “drag-along” rights requiring stockholders of the combined company to vote in favor of specified merger and business combination transactions approved by the board of directors and stockholders, registration rights for significant stockholders and other customary terms.

      On March 18, 2002, the Old Ameritrade board of directors held a special telephonic meeting to consider a merger transaction between Old Ameritrade and Datek. At this meeting, Old Ameritrade’s financial advisors reviewed with the board of directors financial aspects of the proposed transaction. In addition, Mayer Brown reported the results of its legal due diligence, described the material terms of the proposed merger agreement and responded to questions from directors. The board of directors requested that Mayer Brown prepare an additional report covering some of the results of its legal due diligence. The board of directors reconvened the special telephonic meeting later that afternoon at which time Old Ameritrade’s management reported the results of its business due diligence and presented the strategic rationale for the transaction. The board of directors then approved submission of an offer to combine with Datek.

      On March 20, 2002, Old Ameritrade submitted to Morgan Stanley an offer to combine with Datek in a merger transaction in which stockholders of Datek would receive approximately 45% of the shares of Old Ameritrade and sufficient cash of Datek would be retained for capital purposes and for corporate tax obligations relating to the distribution of Island stock held by Datek. The offer included a mark-up of the draft merger agreement and of the term sheet outlining governance and liquidity issues, and a proposal to include an escrow arrangement for a portion of the merger consideration. Other bidders also submitted offers to Morgan Stanley.

      Between March 21 and March 24, 2002, Datek, Morgan Stanley, Fried Frank, Datek’s management and certain of its investors held discussions with potential buyers. On March 22, 2002, the Datek directors who are representatives of principal Datek stockholders met by telephone with Datek’s management and representatives from Morgan Stanley and Fried Frank. Morgan Stanley and Fried Frank outlined the material terms proposed by each bidder, including pricing, structure, governance, liquidity, conditions to closing and other contractual terms. The stockholders directed Morgan Stanley and Fried Frank to obtain clarification on several terms and to discuss modifications with the bidders and their legal advisors. Datek gave bidders a deadline of March 25, 2002 for submission of proposals.

      On March 25, 2002, Old Ameritrade and the other bidders submitted letters to Morgan Stanley and Datek clarifying and, in some cases, modifying their original proposals. Between March 25, 2002 and April 5, 2002, Datek and its advisors continued to hold discussions with other bidders, including detailed contract negotiations. On March 26, 2002, Morgan Stanley and Fried Frank updated the principal stockholders of Datek on the status of the bids.

      On March 26 and 27, 2002, J. Joe Ricketts and Messrs. Moglia and MacDonald of Old Ameritrade and a representative from Mayer Brown met with Messrs. Pagliuca and Connaughton of Bain Capital in Boston at Mr. Pagliuca’s request to discuss the terms of Old Ameritrade’s offer. After lengthy negotiations, the parties reached agreement as to the principal terms of the proposed transaction, including that Datek stockholders would receive approximately 50% of the shares of New Ameritrade, the amount of cash of Datek that would be retained by Datek after completion of the merger and the principal terms of the stockholders agreement.

      On March 27, 2002, the Old Ameritrade board of directors held a special telephonic meeting to discuss the status of the negotiations and the terms of the proposed transaction. A representative from Mayer Brown also reported additional results of its legal due diligence on Datek.

      On March 29, 2002, the independent members of the Old Ameritrade board of directors, consisting of all directors except J. Joe Ricketts and J. Peter Ricketts, met by telephone to discuss the terms of the proposed transaction. At this meeting, Old Ameritrade’s financial advisors updated the directors regarding financial aspects of the proposed transaction. A representative from Mayer Brown also reported on the status of negotiations, described the terms of the proposed merger agreement and stockholders agreement and responded to questions from directors.

      On March 30, 2002, the Old Ameritrade board of directors held a special telephonic meeting to consider the proposed transaction. A representative from Mayer Brown reported on the status of the negotiations and described the terms of the proposed merger agreement and stockholders agreement. In addition, a representative from Old Ameritrade’s special Delaware counsel, Richards, Layton & Finger, discussed with the board its fiduciary duties under applicable law and responded to questions from directors.

      During March 28-March 30, 2002, representatives of Old Ameritrade, Datek, Bain Capital, Silver Lake Partners, Mayer Brown, Fried Frank and Old Ameritrade’s and Datek’s financial advisors met in New York to negotiate the terms of the transaction and the definitive agreements. The principal terms of the transaction were negotiated and agreements were prepared reflecting those terms, including the holding company structure of the transaction, the percentage of New Ameritrade common stock to be received by Datek stockholders, the cash election feature, the representations and warranties, the composition of the board of directors and the principal terms of the registration rights agreement. On March 30, 2002, the parties reached an impasse on the remaining issues.

      On March 31, 2002 and April 1, 2002, representatives from Old Ameritrade, Bain Capital, Datek and their respective financial advisors had several conversations to determine whether the parties could resolve the open issues in the agreements, including the calculation of the percentage of New Ameritrade common stock on a basic or fully-diluted basis, termination rights under the merger agreement and termination rights under the stockholders agreement. The holding company structure of the transaction also was discussed.

      On April 3, 2002, Mr. Pagliuca and representatives of Fried Frank met in Chicago with Mr. J. Joe Ricketts, Mr. J. Peter Ricketts, Mr. Moglia and Mr. MacDonald of Old Ameritrade and representatives of Mayer Brown to try to resolve all of the remaining issues. At the meeting, the principal outstanding issues were resolved, including the holding company structure of the transaction, the calculation of the percentage of New Ameritrade common stock on a basic basis, termination rights under the merger agreement, termination rights under the stockholders agreement and client handling procedures.

      On the afternoon of Friday, April 5, 2002, the Old Ameritrade board of directors held a special telephonic meeting to consider the proposed transaction. At this meeting, representatives from Mayer Brown described the material terms of the proposed merger agreement, stockholders agreement, registration rights agreement and voting agreements and responded to questions from directors. A representative from Richards Layton again discussed with the board its fiduciary duties under applicable law and responded to questions from directors. The management of Old Ameritrade presented the strategic rationale for the transaction to the board. Old Ameritrade’s financial advisors reviewed with the board of directors their financial analysis of the Datek exchange ratio and orally delivered their separate opinions, confirmed by delivery of written opinions, each dated April 5, 2002, to the effect that, as of the date of the opinions and based on and subject to the matters described in the opinions, the Datek exchange ratio was fair, from a financial point of view, to Old Ameritrade. Following deliberations, the board of directors unanimously approved the merger agreement, the related agreements and the contemplated transactions and resolved to recommend that Old Ameritrade stockholders vote to adopt the merger agreement.

      On the morning of Saturday, April 6, 2002, the Datek board of directors held a special telephonic meeting to consider the proposed combination with Old Ameritrade and transactions with other bidders. At this meeting, representatives from Morgan Stanley and Fried Frank described to the board of directors the financial terms of the transaction with Old Ameritrade, the closing conditions to the transaction, the terms of the proposed merger agreement, stockholders agreement, registration rights agreement and voting agreements and responded to questions from directors. The board of directors also discussed other bids. Following deliberations, the board of directors unanimously approved the merger agreement, the related agreements and the contemplated transactions and resolved to recommend that Datek stockholders vote to adopt the merger agreement.

      On the afternoon of Saturday, April 6, 2002, representatives of Old Ameritrade and Datek executed the merger agreement and the principal stockholders of Old Ameritrade and Datek executed the stockholders agreement and the voting agreements.

      On the morning of Monday, April 8, 2002, Old Ameritrade and Datek issued a joint press release announcing the transaction.

      After the execution of the merger agreement, the parties agreed to amend and restate the terms of the merger agreement to change aspects of the structure of the merger. At a special telephonic meeting of the Old Ameritrade board of directors held on May 15, 2002, representatives from Mayer Brown described the material terms of the amended and restated merger agreement and responded to questions from directors. The Old Ameritrade board of directors then unanimously approved the amended and restated merger agreement. The Datek board of directors unanimously approved, by written consent, the amended and restated merger agreement. On May 16, 2002, representatives of Old Ameritrade and Datek executed the amended and restated merger agreement.

      Subsequently, the parties agreed to further amend and restate the terms of the merger agreement to clarify the timing of the Ameritrade merger and the Datek merger, to change the calculation of the Island hold back and to make other minor changes. At a special telephonic meeting of the Old Ameritrade board of directors held on July 26, 2002, the material terms of the second amended and restated merger agreement were discussed. The Old Ameritrade board of directors then unanimously approved the second amended and restated merger agreement. At a special telephonic meeting of the Datek board of directors held on July 24, 2002, by the unanimous approval of the directors present, the board approved the second amended and restated merger agreement. On July 26, 2002, representatives of Old Ameritrade and Datek executed the second amended and restated merger agreement.

Recommendation of Old Ameritrade’s Board of Directors and Reasons for the Merger

      Old Ameritrade’s board of directors unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Old Ameritrade and its stockholders. Accordingly, the board recommends that Old Ameritrade stockholders vote to adopt the merger agreement.

      In the course of its deliberations regarding the merger, Old Ameritrade’s board of directors consulted with Old Ameritrade’s management and its legal and financial advisors.

      The Old Ameritrade board of directors identified and considered several potential benefits of the merger that it believed would contribute to the success of the combined company compared to Old Ameritrade’s continued operations without the merger. These included:

•	the anticipated synergies from the merger resulting from cost savings programs, which currently are estimated to be approximately $100 million on an annualized, after-tax basis and which are anticipated to result primarily from:

•	downsizing the workforce, resulting in estimated annualized, after-tax savings of approximately $35 million,

•	eliminating duplicate occupancy, equipment and depreciation expenses, resulting in estimated annualized, after-tax savings of approximately $25 million, and

•	eliminating duplicate advertising, communication, professional fees and other expenses resulting in estimated annualized, after-tax savings of approximately $40 million;

•	the expectation that the merger will be immediately accretive to Old Ameritrade stockholders because fiscal year 2003 earnings per share for Old Ameritrade currently are expected to be approximately $0.13 per share while fiscal year 2003 earnings per share for New Ameritrade currently are expected to be approximately $0.30 per share;

•	the fact that Datek is the last large, independent online discount broker available for an acquisition;

•	the expectation that the combined company will be one of the largest online brokers in terms of average client trades per day, number of client accounts, amount of client assets and total revenues;

•	the anticipated increase in market liquidity for New Ameritrade stockholders resulting from the issuance by New Ameritrade to Old Ameritrade and Datek stockholders of approximately twice the number of shares of common stock as are currently publicly traded;

•	the strategic fit between Old Ameritrade and Datek and the complementary nature of their client bases, including increased access to the active trader segment of the market that comprises a significant portion of Datek’s client base;

•	the opportunity of Old Ameritrade’s stockholders to become stockholders of a company with greater financial and market strength than Old Ameritrade on its own due to increased revenues, operating margin, net income, average client trades per day and number of client accounts;

•	that representatives of Old Ameritrade’s board of directors will serve on the board of directors of New Ameritrade, including J. Joe Ricketts as chairman of the board;

•	the senior executives of Old Ameritrade will serve as the senior executives of New Ameritrade, including J. Joe Ricketts as Chairman, Joseph H. Moglia as Chief Executive Officer, John R. MacDonald as Chief Financial Officer and Treasurer and J. Peter Ricketts as President, Private Client division and Secretary;

•	the structure of the transaction, including the use of a holding company to maintain both Old Ameritrade and Datek as surviving separate legal entities to provide protection to Old Ameritrade from contingent liabilities relating to Datek’s business, including possible additional claims relating to the allegations and matters in the SEC order against iCapital, a subsidiary of Datek;

•	the headquarters of New Ameritrade will be located in Omaha, Nebraska; and

•	the separate opinions of Old Ameritrade’s financial advisors, each dated April 5, 2002, to the effect that, as of the date of the opinions and based on and subject to the matters described in the opinions, the Datek exchange ratio was fair from a financial point of view to Old Ameritrade, as described under “The Merger — Opinions of Old Ameritrade’s Financial Advisors” section of this document.

      The Old Ameritrade board of directors also identified and considered a number of potentially adverse factors concerning the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the risk that the anticipated synergies and other potential benefits of the merger may not be fully or partially realized;

•	the challenges and difficulties, foreseen and unforeseen, relating to integrating the operations of Old Ameritrade and Datek;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the potential negative impact of client and supplier defections after announcement of the merger;

•	the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Old Ameritrade might not remain employed with the combined company;

•	the contingent liabilities relating to Datek’s business and how they might impact the results of operations of the combined company, including possible additional claims relating to the allegations and matters in the SEC order against iCapital, a subsidiary of Datek; and

•	the potential costs of Datek’s severance payments in connection with the merger, which currently are estimated to be approximately $20.1 million.

      The Old Ameritrade board of directors also considered the following factors:

•	the feasibility and desirability of pursuing alternative strategies, such as pursuing growth and increased stockholder value through other acquisitions and repurchases of stock;

•	the fact that Old Ameritrade may not be able to expand its business as effectively or quickly as desired and may be placed at a disadvantage relative to its larger competitors if the merger is not completed;

•	the board of directors of New Ameritrade will be a classified board consisting of three individuals designated by the Ricketts holders, three individuals designated by the Datek holders and three individuals selected as independent directors with the approval of both the Ricketts holders and the Datek holders;

•	the terms of the stockholders agreement, including the provisions that require some of the stockholders of New Ameritrade to vote in favor of specified merger and sale of the company transactions that are approved by the requisite directors, and to vote against specified mergers and sale of the company transactions unless they are approved by the requisite directors; and

•	the investment banking, legal and accounting fees and expenses of Old Ameritrade related to the merger, which currently are estimated to be approximately $16.6 million.

      After taking into account all of the factors set forth above, the Old Ameritrade board of directors unanimously agreed that the expected benefits of the merger outweighed the risks and that the merger is in the best interests of Old Ameritrade and its stockholders.

      The foregoing discussion of information and factors considered by the Old Ameritrade board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Old Ameritrade board of directors. In view of the wide variety of factors considered by the Old Ameritrade board, the Old Ameritrade board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Old Ameritrade board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Old Ameritrade board may have given different weight to different factors.

      THE OLD AMERITRADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OLD AMERITRADE STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

      In considering the recommendation of Old Ameritrade’s board with respect to the merger agreement, Old Ameritrade stockholders should be aware that some directors, officers and stockholders of Old Ameritrade have interests in the merger that are different from, or are in addition to, the interests of Old Ameritrade stockholders generally. Please see “Interests of Old Ameritrade’s Directors, Executive Officers and Principal Stockholders in the Merger” for a discussion of these differing or additional interests.

Recommendation of Datek’s Board of Directors and Reasons for the Merger

      Datek’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair and in the best interests of Datek and its stockholders. Accordingly, the board recommends that Datek stockholders vote to adopt the merger agreement.

      In the course of its deliberations regarding the merger, Datek’s board of directors consulted with Datek’s management and its legal and financial advisors.

      The Datek board of directors identified and considered several potential benefits of the merger that it believed would contribute to the success of the combined company compared to Datek’s continued operations without the merger. These included:

•	the anticipated synergies from the merger resulting from cost savings programs, which currently are estimated to be approximately $100 million on an annualized, after-tax basis and which are anticipated to result primarily from:

•	downsizing the workforce, resulting in estimated annualized, after-tax savings of approximately $35 million,

•	eliminating duplicate occupancy, equipment and depreciation expenses, resulting in estimated annualized, after-tax savings of approximately $25 million, and

•	eliminating duplicate advertising, communication, professional fees and other expenses resulting in estimated annualized, after-tax savings of approximately $40 million;

•	the expectation that the combined company will be one of the largest online brokers in terms of average client trades per day, number of client accounts, amount of client assets and total revenues;

•	the anticipated increase in market liquidity resulting from exchanging stock in a private company for publicly traded securities of New Ameritrade and registration rights provided to principal stockholders;

•	the opportunity of Datek’s stockholders to become stockholders of a company with greater financial and market strength than Datek on its own due to increased revenues, operating margin, net income, average client trades per day and number of client accounts;

•	the strategic fit between Old Ameritrade and Datek and the complementary nature of their client bases;

•	that representatives of Datek’s board of directors will serve on the board of directors of New Ameritrade;

•	the provisions of the merger agreement that permit Datek stockholders to elect to receive cash of Datek for a portion of their Datek shares;

•	the structure of the transaction, including the use of a holding company to maintain both Old Ameritrade and Datek as surviving separate legal entities; and

•	the expectation that the merger would be a tax-free transaction for U.S. federal income tax purposes, except with respect to any cash received by Datek stockholders.

      The Datek board of directors also identified and considered a number of potentially adverse factors concerning the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the risk that the anticipated synergies and other potential benefits of the merger may not be fully or partially realized;

•	the challenges and difficulties, foreseen and unforeseen, relating to integrating the operations of Old Ameritrade and Datek;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the potential negative impact of client and supplier defections after announcement of the merger;

•	the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Datek might not remain employed with the combined company; and

•	the potential limited liquidity of shares of New Ameritrade common stock due to historically low trading volumes of Old Ameritrade common stock and concentration of ownership of New Ameritrade.

      The Datek board of directors also considered the following factors:

•	the advantages and disadvantages of the other offers to acquire Datek received during the bidding process;

•	the board of directors of New Ameritrade will be a classified board consisting of three individuals designated by the Ricketts holders, three individuals designated by the Datek holders and three individuals selected as independent directors with the approval of both the Ricketts holders and the Datek holders;

•	that the senior executives of Datek will not serve as the senior executives of New Ameritrade;

•	that the headquarters of New Ameritrade will be located in Omaha, Nebraska;

•	the terms of the stockholders agreement, including the provisions that require some of the principal stockholders of New Ameritrade to vote in favor of specified merger and sale of the company transactions that are approved by the requisite directors, and to vote against specified merger and sale of the company transactions unless they are approved by the requisite directors; and

•	the investment banking, legal and accounting fees and expenses of Datek related to the merger, which currently are estimated to be approximately $15 million.

      After taking into account all of the factors set forth above, the Datek board of directors unanimously agreed that the benefits of the merger outweighed the risks and the merger is in the best interests of Datek and its stockholders.

      The foregoing discussion of information and factors considered by the Datek board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Datek board of directors. In view of the wide variety of factors considered by the Datek board of directors, the Datek board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Datek board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Datek board may have given different weight to different factors.

      THE DATEK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DATEK STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

      In considering the recommendation of Datek’s board with respect to the merger agreement, Datek stockholders should be aware that some directors, officers and stockholders of Datek have interests in the merger that are different from, or are in addition to, the interests of Datek stockholders generally. Please see “Interests of Datek’s Directors, Executive Officers and Principal Stockholders in the Merger” for a discussion of these differing or additional interests.

Opinions of Old Ameritrade’s Financial Advisors

      Old Ameritrade retained two financial advisors in connection with the merger, Deutsche Bank and Salomon Smith Barney. Deutsche Bank and Salomon Smith Barney performed joint financial analyses in connection with the merger and delivered a joint presentation to the Old Ameritrade board of directors setting forth these analyses. Each financial advisor delivered a separate opinion to the Old Ameritrade board of directors to the effect that, as of April 5, 2002 and based on and subject to the assumptions made, matters considered and limitations on the review described in each opinion, the Datek exchange ratio was fair, from a financial point of view, to Old Ameritrade. Below is a description of Deutsche Bank’s opinion, a description of Salomon Smith Barney’s opinion and a description of the joint financial analyses performed by Deutsche Bank and Salomon Smith Barney in connection with the rendering of their opinions to the Old Ameritrade board of directors at a meeting held by the Old Ameritrade board of directors on April 5, 2002 to evaluate the merger.

     Opinion of Deutsche Bank

      The full text of Deutsche Bank’s written opinion, dated April 5, 2002, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex A to this document. Old Ameritrade stockholders are encouraged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this document is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

      In connection with Deutsche Bank’s role as financial advisor to Old Ameritrade, and in arriving at its opinion, Deutsche Bank, among other things, reviewed publicly available financial information and other information concerning Old Ameritrade, financial and other information concerning Datek furnished to Deutsche Bank by Datek and internal analyses and other information furnished to it by Old Ameritrade and Datek. Deutsche Bank also held discussions with the members of the senior managements of Old Ameritrade and Datek regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for shares of Old Ameritrade Class A common stock;

•	compared financial and stock market information for Old Ameritrade, and to the extent applicable, Datek with similar information for selected publicly traded companies;

•	reviewed the financial terms of selected recent business combinations;

•	evaluated the potential pro forma financial impact of the merger on New Ameritrade;

•	reviewed the terms of drafts of the merger agreement and related documents dated April 5, 2002; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Old Ameritrade or Datek, including any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Old Ameritrade or Datek, including the liabilities associated with the excluded matters referred to in the merger agreement and the distribution of Island shares to Datek stockholders. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, including analyses and forecasts of cost savings, operating efficiencies and financial synergies, referred to as the synergies, expected by Old Ameritrade to be achieved as a result of the merger, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ameritrade as to the matters covered thereby, and, in the case of the synergies, that the synergies will be realized in the amounts and in the time periods currently estimated. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of the forecasts and projections, including the synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Old Ameritrade and Datek contained in the merger agreement are true and correct, that Old Ameritrade and Datek will each perform all of the covenants and agreements to be performed by it under the merger agreement and that all conditions to the obligation of each of Old Ameritrade and Datek to consummate the merger will be satisfied without any waiver thereof. Deutsche Bank assumed that the amount of cash required by the merger agreement to be held by Datek as of the completion of the merger will be sufficient to cover any and all liabilities, judgments, settlements, claims, costs and expenses associated with the excluded matters referred to in the merger agreement and any and all corporate tax liability associated with the distribution of the Island shares to Datek stockholders. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Old Ameritrade or Datek is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Old Ameritrade or Datek or materially reduce the contemplated benefits of the merger to Old Ameritrade. Deutsche Bank also assumed that the final form of the merger agreement and related documents would be substantially similar to the last draft it reviewed. In addition, Deutsche Bank has been advised by Old Ameritrade, and accordingly has assumed for purposes of its opinion, that each of the Datek merger and the Ameritrade merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, referred to as the Code, and/ or the proposed mergers will qualify as an exchange transaction described in Section 351 of the Code.

      Deutsche Bank was not asked to, and therefore did not, express any opinion as to what the value of New Ameritrade common stock or any other securities issuable in the merger actually will be when issued or the prices at which New Ameritrade common stock or any such other securities will trade or otherwise be transferable at any time.

      Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Old Ameritrade board of directors at its meeting on April 5, 2002.

      The summary below describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Old Ameritrade board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Old Ameritrade board of directors as to the fairness to Old Ameritrade of the Datek exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. No company, transaction or business used in Deutsche Bank’s analyses as a comparison is identical to Old Ameritrade, Datek or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. In connection with its analyses, Deutsche Bank made, and was provided by Old Ameritrade management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Old Ameritrade’s or Datek’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Old Ameritrade, Datek or their respective advisors, neither Old Ameritrade nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The terms of the merger agreement were determined through negotiations between Old Ameritrade and Datek and were approved by the Old Ameritrade board of directors. Although Deutsche Bank provided advice to Old Ameritrade during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Old Ameritrade board of directors. Deutsche Bank was not requested to, and did not, recommend the amount of consideration to be paid in the merger, which consideration was determined through negotiation between Old Ameritrade and Datek. As described above, the opinion of Deutsche Bank to the Old Ameritrade board of directors was only one of a number of factors taken into consideration by the Old Ameritrade board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Old Ameritrade board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger.

      Old Ameritrade selected Deutsche Bank as financial advisor based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Old Ameritrade has retained Deutsche Bank pursuant to an engagement letter agreement dated April 30, 2001, as amended on February 2, 2002. As compensation for Deutsche Bank’s services in connection with its engagement, Old Ameritrade has agreed to pay Deutsche Bank a fee for its financial advisory services in connection with the merger. The amount of the fee has not yet been calculated, but is expected to be approximately $6 million to $7 million. Regardless of whether the proposed merger is consummated, Old Ameritrade has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Deutsche Bank engagement letter. Old Ameritrade has also agreed to indemnify Deutsche Bank and its related persons to the full extent lawful against liabilities, including liabilities under the federal securities laws arising out of its engagement or the merger.

      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which together with its affiliates is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking, including extension of credit, and other financial services to Old Ameritrade for which it has received compensation. Deutsche Bank acted as financial advisor to Old Ameritrade in its acquisition of TradeCast Investments Ltd., which was announced on February 14, 2001, in connection with which Old Ameritrade paid Deutsche Bank $2 million. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking, including extension of credit, and other financial services to Datek’s affiliates. Members of the DB Group may actively trade securities of Old Ameritrade or New Ameritrade for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities. In addition, as of April 17, 2002, the DB Group beneficially owned approximately 10.3% of the outstanding shares of Old Ameritrade Class A common stock.

Opinion of Salomon Smith Barney

      In arriving at its opinion, Salomon Smith Barney:

•	reviewed drafts, dated April 5, 2002, of the merger agreement and related agreements;

•	held discussions with Old Ameritrade’s senior officers, directors and other representatives and advisors and Datek’s senior officers and other representatives and advisors concerning Old Ameritrade’s and Datek’s businesses, operations and prospects;

•	examined publicly available business and financial information relating to Old Ameritrade and business and financial information relating to Datek, including financial forecasts and other information and data for Old Ameritrade and Datek, which the managements of Old Ameritrade and Datek provided to or otherwise discussed with Salomon Smith Barney, including information relating to potential strategic implications, operational benefits and other synergies anticipated by the management of Old Ameritrade to result from the merger;

•	reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Old Ameritrade Class A common stock, and Old Ameritrade’s and Datek’s financial condition, historical and projected earnings and other operating data, and capitalization;

•	considered, to the extent publicly available, the financial terms of other transactions effected which Salomon Smith Barney considered relevant in evaluating the merger;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating Old Ameritrade’s and Datek’s operations;

•	evaluated the potential pro forma financial impact of the merger on New Ameritrade; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

      In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to the financial forecasts and other information and data relating to Old Ameritrade and Datek provided to or otherwise discussed with Salomon Smith Barney, Old Ameritrade’s management advised Salomon Smith Barney that those forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Old Ameritrade’s management as to Old Ameritrade’s and Datek’s future financial performance and the potential strategic implications, operational benefits and other synergies anticipated to result from the merger, including the amount, timing and achievability of those benefits and synergies. Salomon Smith Barney assumed, with Old Ameritrade’s consent, that those benefits and synergies will be realized in the amounts and in the time periods estimated by Old Ameritrade’s management.

      Salomon Smith Barney assumed, with Old Ameritrade’s consent, that the amount of cash and regulatory capital available at Datek following the completion of the merger and related transactions will be sufficient to satisfy in full all liabilities associated with the excluded matters referred to in the merger agreement and the distribution of Island shares to Datek stockholders and to conduct New Ameritrade’s business as contemplated. Salomon Smith Barney also assumed, with Old Ameritrade’s consent, that the merger and the related transactions will be completed in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory and third party approvals or consents for the merger and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Old Ameritrade, Datek or the contemplated benefits of the merger. Salomon Smith Barney further assumed, with Old Ameritrade’s consent, that the merger will be treated as a tax-free transaction at the corporate level for federal income tax purposes. Representatives of Old Ameritrade advised Salomon Smith Barney, and Salomon Smith Barney also assumed, that the final terms of the merger agreement and related documents would not vary materially from those contained in the drafts it reviewed.

      Salomon Smith Barney’s opinion relates to the relative values of Old Ameritrade and Datek. Salomon Smith Barney did not express any opinion as to what the value of New Ameritrade common stock or any other securities issuable in the merger actually will be when issued or the prices at which New Ameritrade common stock or such other securities will trade or otherwise be transferable at any time. Salomon Smith Barney did not make, and was not provided with, an independent evaluation or appraisal of Old Ameritrade’s or Datek’s assets or liabilities, contingent or otherwise, including liabilities associated with the excluded matters referred to in the merger agreement or corporate tax liabilities associated with the distribution of Island shares to Datek stockholders, and Salomon Smith Barney did not make any physical inspection of Old Ameritrade’s or Datek’s properties or assets.

      Salomon Smith Barney’s opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Old Ameritrade or the effect of any other transaction in which Old Ameritrade might engage. Salomon Smith Barney’s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the Datek exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between Old Ameritrade and Datek. Except as described above, Old Ameritrade imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

      The full text of Salomon Smith Barney’s written opinion dated April 5, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Annex B. Salomon Smith Barney’s opinion is addressed to the Old Ameritrade board of directors and relates only to the fairness, from a financial point of view, to Old Ameritrade of the Datek exchange ratio, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder with respect to any matters relating to the merger.

      In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Old Ameritrade and Datek. No company, transaction or business used in those analyses as a comparison is identical to Old Ameritrade, Datek or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Salomon Smith Barney’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney’s analyses and estimates are inherently subject to substantial uncertainty.

      Salomon Smith Barney’s opinion and analyses were only one of many factors considered by the Old Ameritrade board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Old Ameritrade’s board of directors or management with respect to the merger or the exchange ratios provided for in the merger.

      Under the terms of its engagement, Old Ameritrade has agreed to pay Salomon Smith Barney a fee for its financial advisory services in connection with the merger. The amount of the fee has not yet been calculated, but is expected to be approximately $6 million to $7 million. Old Ameritrade also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and disbursements of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Old Ameritrade or New Ameritrade for their own account or for the account of clients and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates in the past have provided, and currently are providing, services to Old Ameritrade unrelated to the merger, for which services Salomon Smith Barney and its affiliates have received and expect to receive compensation. During the past two years, Salomon Smith Barney and its affiliates have received fees totaling approximately $2 million in the aggregate for its services to Old Ameritrade in connection with its acquisition of National Discount Brokers Corporation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Old Ameritrade, Datek and their respective affiliates.

      Salomon Smith Barney is an internationally recognized investment banking firm and was selected by Old Ameritrade based on its reputation, experience and familiarity with Old Ameritrade and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Financial Analyses of Old Ameritrade’s Financial Advisors

      The following is a summary of the material financial analyses performed by Deutsche Bank and Salomon Smith Barney in connection with the rendering of their opinions, each dated April 5, 2002, to the Old Ameritrade board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Deutsche Bank’s and Salomon Smith Barney’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s and Salomon Smith Barney’s financial analyses.

Contribution Analysis

      Deutsche Bank and Salomon Smith Barney reviewed the relative contributions of Old Ameritrade and Datek to New Ameritrade’s net revenue, earnings before taxes and marketing, referred to as EBTM, and net income for calendar year 2001, the quarter ended December 31, 2001 annualized, the two-month period ended February 28, 2002 and as estimated for fiscal years ending September 30, 2002 and 2003. Estimated financial data for Old Ameritrade and Datek were based on internal estimates of Old Ameritrade’s management assuming the continuation of the current business environment. These financial data were adjusted to exclude one-time and non-recurring items and, in the case of Datek, those assets and businesses that will not be acquired in the merger, referred to as the adjusted figures. The adjusted figures for Old Ameritrade and Datek were then normalized to reflect client terminations and recently acquired businesses and to consistently reflect each firm’s leverage, referred to as the normalized figures. The adjusted figures and normalized figures were based on discussions with the managements of Old Ameritrade and Datek. Deutsche Bank and Salomon Smith Barney then calculated an implied percentage contribution range for Datek based on the mean contributions of Datek to the financial metrics analyzed for each of the periods reviewed. Datek’s net income contribution for calendar year 2001 and the two-month period ended February 28, 2002 based on the adjusted figures were excluded because corresponding financial data for Old Ameritrade for those periods reflected net losses. As indicated in the following table, this analysis yielded an approximate range of Datek’s implied percentage contribution of 44% to 59%, as compared to the pro forma equity ownership of holders of Datek common stock in New Ameritrade immediately upon completion of the merger of 50%:

Average Contribution
(Based on Contribution to Net Revenue, Earnings	Percentage Contribution
Before Taxes and Marketing (EBTM) and Net Income
for the Stated Periods):	Old Ameritrade	Datek

Calendar Year 2001 — Adjusted Figures	41%	59%
Latest Quarter Annualized — Adjusted Figures	49	51
Latest Quarter Annualized — Normalized Figures	56	44
Jan-Feb 2002 — Adjusted Figures	55	45
Jan-Feb 2002 — Normalized Figures	52	48
Old Ameritrade Management Projection — Fiscal Year 2002 (estimate)	54	46
Old Ameritrade Management Projection — Fiscal Year 2003 (estimate)	53	47

      The estimated implied percentage contribution of Datek for the calendar year 2001 of 59% results from Old Ameritrade’s loss in calendar year 2001, as compared to Datek’s profits during the same year. If the 59% estimated implied percentage contribution for Datek for calendar year 2001 is removed from consideration, the approximate range of Datek’s implied percentage contribution range would be 44% to 51%.

Selected Companies Analysis

      Using publicly available information, including published historical and financial information and publicly available earnings estimates, Deutsche Bank and Salomon Smith Barney compared selected financial information and operating statistics of Datek and the following three selected publicly traded companies in the online brokerage industry:

•	The Charles Schwab Corporation

•	E*Trade Group, Inc.

•	Old Ameritrade

      Deutsche Bank and Salomon Smith Barney compared enterprise values, calculated as equity market value, plus net debt, less investments in unconsolidated affiliates, of the selected companies based on the number of trades for the quarter ended December 31, 2001 annualized, as a multiple of revenue for the quarter ended December 31, 2001 annualized and as estimated for calendar year 2002, and as a multiple of EBTM for the quarter ended December 31, 2001 annualized. Deutsche Bank and Salomon Smith Barney also compared equity values as a multiple of net income for the quarter ended December 31, 2001 annualized and as estimated for calendar years 2002 and 2003. All implied multiples and enterprise values were based on closing stock prices on April 4, 2002. Financial and operating data for Old Ameritrade were based both on publicly available research analysts’ estimates and internal estimates of Old Ameritrade’s management. Financial and operating data for the other selected companies were based on publicly available research analysts’ estimates. Financial and operating data for Datek were based both on normalized figures and internal estimates of Old Ameritrade’s management assuming the continuation of the current business environment. These calculations resulted in the following range of implied multiples and enterprise values for the selected companies:

Enterprise Value as a multiple of:
Latest Quarter Annualized Trades	$59 to $393
Latest Quarter Annualized Revenue	2.5x to 3.8x
Calendar Year 2002 Estimated Revenue	2.4x to 3.6x
Latest Quarter Annualized EBTM	10.8x to 18.6x
Price-to-Earnings Multiples of:
Latest Quarter Annualized	17.4x to 37.6x
Estimated Calendar Year 2002	20.3x to 29.6x
Estimated Calendar Year 2003	13.9x to 22.8x

      Based on these implied multiples and enterprise values, Deutsche Bank and Salomon Smith Barney then derived the following approximate implied equity reference range for Datek, as compared to the aggregate implied consideration payable by Old Ameritrade for the acquisition of Datek based on the estimated number of shares of New Ameritrade common stock issuable in the merger in exchange for the outstanding shares of Datek common stock and the closing price of Old Ameritrade Class A common stock on April 4, 2002:

Implied Equity Reference Range for Datek	Implied Consideration Payable for Datek

$1.150 billion — $1.350 billion	$1.393 billion

     Precedent Transactions Analysis

      Using publicly available information, Deutsche Bank and Salomon Smith Barney compared the implied transaction multiples and enterprise values per trade payable in the merger with those paid in the following two selected transactions in the online brokerage industry:

	Acquiror	Target

•	Bank of Montreal	CSFBdirect Holdings Inc.
•	Old Ameritrade	National Discount Brokers Corporation

      Deutsche Bank and Salomon Smith Barney selected these two precedent transactions because, like the merger, they were the two largest transactions announced since 2001 which, like the merger, were targeted auctions in the online brokerage industry. Other transactions in the online brokerage industry were either smaller transactions or transactions that involved a different structure than the merger. Deutsche Bank and Salomon Smith Barney compared transaction values in the selected transactions based on the number of trades for the latest quarter annualized and as a multiple of latest quarter annualized revenue prior to announcement of the selected transactions. Deutsche Bank and Salomon Smith Barney did not derive implied EBTM multiples of the selected transactions because, unlike Datek, none of the target companies in the selected transactions reported EBTM for the quarter preceding announcement of the selected transactions. All implied transaction values and multiples for the selected transactions were based on publicly available financial information and, in the case of the Old Ameritrade/ National Discount Brokers Corporation transaction, the number of trades was based on the latest 12 month period prior to announcement of the transaction. Financial and operating data for Datek were based on normalized figures. These calculations resulted in the following range of implied multiples and enterprise values for the selected transactions:

Enterprise Value as a multiple of:
Latest Quarter Annualized Trades	$68 to $127
Latest Quarter Annualized Revenue	2.9x to 3.0x

      Based on these implied multiples and enterprise values, Deutsche Bank and Salomon Smith Barney then derived the following approximate implied equity reference range for Datek, as compared to the aggregate implied consideration payable by Old Ameritrade for the acquisition of Datek based on the estimated number of shares of New Ameritrade common stock issuable in the merger in exchange for the outstanding shares of Datek common stock and the closing price of Old Ameritrade Class A common stock on April 4, 2002:

Implied Equity Reference Range for Datek	Implied Consideration Payable for Datek

$1.200 billion — $1.600 billion	$1.393 billion

     Discounted Cash Flow Analysis

      Deutsche Bank and Salomon Smith Barney performed a discounted cash flow analysis of Datek to calculate the estimated present value of the unlevered, after-tax free cash flows that Datek could generate over calendar years 2002 through 2006 after giving effect to a portion of the estimated synergies anticipated by Old Ameritrade’s management to result from the merger. Estimated financial data for Datek were based on internal estimates of Old Ameritrade’s management for calendar years 2002 and 2003 assuming the continuation of the current business environment and extrapolated for subsequent years based on publicly available estimates of long-term growth rates for the selected companies in the online brokerage industry. Deutsche Bank and Salomon Smith Barney calculated a range of estimated terminal values by applying net income multiples of 15.0x to 22.5x to Datek’s calendar year 2006 estimated net income. Deutsche Bank and Salomon Smith Barney selected the terminal value multiple range of 15.0x to 22.5x based on the calendar year 2002 estimated ratio of stock price per share to earnings per share, commonly referred to as a price to earnings multiple, of Old Ameritrade on a stand-alone basis and a multiple implied by the present value of the estimated synergies anticipated to result from the proposed merger after applying a 3% annual growth rate. The present value of the cash flows and terminal values were calculated using discount rates ranging from 14% to 21%. This analysis indicated the following approximate implied equity reference range for Datek, as compared to the aggregate implied consideration payable by Old Ameritrade for the acquisition of Datek based on the estimated number of shares of New Ameritrade common stock issuable in the merger in exchange for the outstanding shares of Datek common stock and the closing price of Old Ameritrade Class A common stock on April 4, 2002:

Implied Equity Reference Range for Datek	Implied Consideration Payable for Datek

$1.250 billion — $1.600 billion	$1.393 billion

     Pro Forma Combined Earnings Analysis

      Deutsche Bank and Salomon Smith Barney analyzed the potential pro forma effect of the merger by comparing Old Ameritrade’s earnings per share before amortization of transaction intangibles, referred to as Cash EPS, and earnings per share based on generally accepted accounting principles, referred to as GAAP EPS, on a stand-alone basis and New Ameritrade’s Cash EPS and GAAP EPS, as estimated for the last fiscal quarter of 2002 and for the full fiscal years ending September 30, 2002 and 2003 after giving effect, in the case of New Ameritrade, to the estimated synergies anticipated by the management of Old Ameritrade to result from the merger. Estimated financial data for Old Ameritrade, Datek and synergy amounts were based on internal estimates of Old Ameritrade’s management assuming the continuation of the current business environment. This analysis indicated that the merger has the potential to result in an increase in Cash EPS and GAAP EPS for each of the periods reviewed relative to Old Ameritrade’s Cash EPS and GAAP EPS for those periods on a stand-alone basis.

     Other Factors

      In rendering their opinions, Deutsche Bank and Salomon Smith Barney also reviewed and considered other factors, including

•	historical trading prices and trading volumes for Old Ameritrade Class A common stock for the two-year period ended April 4, 2002;

•	the relationship between movements in Old Ameritrade Class A common stock and movements in the common stock of other selected companies in the online brokerage industry;

•	a comparison of various operational metrics of Old Ameritrade and Datek, both on a stand-alone basis and on a pro forma basis for the combined company, and selected companies in the online brokerage industry; and

•	the pro forma stock ownership profile of New Ameritrade.

Presentation of Morgan Stanley to Datek’s Board of Directors

      The board of directors of Datek engaged Morgan Stanley to act as its financial advisor in the evaluation of strategic alternatives for Datek, including potential sale and business combination transactions.

      On April 6, 2002, Morgan Stanley reviewed with Datek’s board of directors a summary and valuation of the merger transaction. The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its analysis presented to Datek’s board of directors on April 6, 2002. The objective of the preliminary valuation analysis was to provide Datek’s board of directors with a valuation basis for discussion of the fair value of Datek and did not represent a fairness opinion on a potential or contemplated transaction.

      In preparing the preliminary valuation analysis, Morgan Stanley, among other things:

•	reviewed publicly available financial statements and other information of Old Ameritrade;

•	reviewed internal financial statements and other financial and operating data concerning Datek prepared by the management of Datek;

•	reviewed financial forecasts prepared by the management of Datek;

•	discussed the past and current regulatory and other investigations regarding former employees of Datek with senior executives of and legal advisors to Datek;

•	discussed the past and current operations and financial condition and the prospects of Datek with senior executives of Datek;

•	compared the financial performance of Datek with that of other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of comparable transactions;

•	participated in discussions and negotiations among representatives of Datek, Old Ameritrade and other parties and their financial and legal advisors;

•	reviewed the merger agreement, draft dated April 5, 2002, and related documents;

•	reviewed the reported prices, trading activity and ownership of Old Ameritrade’s common stock;

•	reviewed internal financial statements and other financial and operating data concerning Old Ameritrade prepared by the management of Old Ameritrade;

•	reviewed financial forecasts prepared by the management of Old Ameritrade;

•	discussed the past and current operations and financial condition and the prospects of Old Ameritrade with senior executives of Old Ameritrade;

•	compared the financial performance of Old Ameritrade and the prices and trading activity of Old Ameritrade’s common stock with that of other comparable publicly-traded companies and their securities;

•	reviewed information relating to strategic, financial and operational benefits anticipated from the merger transaction prepared by management of Datek, advisors to Datek and the management of Old Ameritrade; and

•	considered such other factors as Morgan Stanley deemed appropriate.

      In preparing the preliminary valuation analysis, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of the presentation. With respect to financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger transaction, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Datek and Old Ameritrade. Morgan Stanley has relied without independent investigation upon the assessment by advisors to and management of Datek of the regulatory and other investigations regarding former employees of Datek. In addition, Morgan Stanley has relied upon the assessment by the managements of Datek and Old Ameritrade of their ability to retain key employees of Datek and Old Ameritrade. Morgan Stanley has also relied upon, without independent verification, the assessment by the managements of Datek and Old Ameritrade of: (1) the strategic, financial and other benefits expected to result from the merger; (2) the timing and risks associated with the integration of Datek and Old Ameritrade; and (3) the validity of, and risks associated with, Datek and Old Ameritrade’s existing and future technologies, services or business models. In addition, Morgan Stanley assumed that the merger transaction will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the pre-closing reclassification will be consummated prior to the effective time of the merger and as otherwise contemplated by the merger agreement, and the merger transaction will qualify as a transaction described in Section 351 of the Code, as contemplated by the merger agreement. Morgan Stanley did not make an independent valuation or appraisal of the assets or liabilities of Datek, nor was Morgan Stanley provided with any such valuation or appraisal. Morgan Stanley is not a legal or regulatory expert, and it relied on the assessment by Datek and its advisors with respect to the ability of Datek to consummate the pre-closing reclassification in the manner contemplated in the merger agreement. Morgan Stanley’s analyses were based on financial, economic, market and other conditions prevailing as of April 6, 2002.

      The analysis did not in any manner address the prices at which the shares of New Ameritrade common stock will trade following consummation of the merger. In addition, Morgan Stanley did not attempt to value, and was not provided any appraisal of, any potential claims relating to the allegations contained in the SEC order.

      Morgan Stanley noted that the number of Datek shares exchanged for cash and the number of Datek shares exchanged for stock will be affected by the number of dissenting Datek shares. However, for purposes of its analysis, Morgan Stanley assumed that there would be no dissenting Datek shares.

      Morgan Stanley expressed no opinion or recommendation as to how the shareholders of Datek or Old Ameritrade should vote on, or whether or not they should grant consents with respect to, approval of the merger transaction, nor did Morgan Stanley express any opinion or recommendation as to whether holders of Datek shares should elect to receive cash or stock as consideration in the merger.

      These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Comparable Public Companies Analysis

      Using publicly available information, Morgan Stanley compared financial and other information for Datek with the corresponding financial and other information for the following companies that shared some characteristics with Datek’s business:

•	Old Ameritrade

•	The Charles Schwab Corporation

•	E*TRADE Group, Inc.

      The financial information compared included current per share stock price, price as a percentage of the previous 52-weeks’ high sales price, equity value, aggregate value, the ratio of price per share to earnings per share, and the ratio of aggregate value to (1) 2001 revenue, (2) estimated 2002 revenue, (3) 2002 ratio of price per share to estimated earnings per share, (4) active accounts as of December 31, 2001 and (5) total assets as of December 31, 2001, based on, in the case of Datek’s revenue and net income, its self-clearing operations alone.

      This data provided an implied public market range for Datek as summarized below:

		Relevant Value		Implied Value
		Range		Range

($MM)	Datek Data	Low	High	Low	High

2001 Revenue	$295	2.7x	3.3x	$796	$973
2002E Revenue	$331	2.4x	2.9x	$794	$959
2002E P/E	$25	20.0x	30.0x	$506	$760
Active Accounts	842,043	$950.0	$1,050.0	$800	$884
Public Market Value Reference Range				$725	$900

Merger and Acquisition Market Analysis

      Using the public market reference range from the comparable public companies analysis, Morgan Stanley evaluated a variety of premiums to that range, reflecting the premiums generally paid over an acquisition target’s market value.

      This data provided an implied merger and acquisition market range as summarized below:

	Relevant Value		Implied Value
	Range		Range

($MM)	Low	High	Low	High

Assumed Public Market Reference Range	$725	$900
Premium 15.0%			$834	$1,035
25.0%			$906	$1,125
35.0%			$979	$1,215
Merger and Acquisition Market Reference Range			$900	$1,100

Precedent Transactions Analysis

      Morgan Stanley compared financial and operating information of Datek with the same information with respect to four online brokerage transactions announced between May 21, 2001 and November 28, 2001 that shared some characteristics with the merger transaction. The financial and operating information compared, for each target, included the ratios of aggregate transaction value to target revenue over the previous twelve months and aggregate transaction value to number of target’s active accounts.

      The following transactions were included in the analysis:

•	The Toronto-Dominion Bank’s purchase of publicly traded minority interest of TD Waterhouse Group, Inc.

•	Bank of Montreal’s acquisition of CSFBdirect

•	Old Ameritrade’s acquisition of National Discount Brokers Corporation

•	E*TRADE Group, Inc.’s acquisition of Web Street, Inc.

      Morgan Stanley observed the following for these transactions:

		Relevant Value		Implied Value
		Range		Range

($MM)	Datek	Low	High	Low	High

LTM Revenue	$295	2.5x	3.0x	$737	$885
Active Accounts	842,043	$500.0	$1,100.0	$842	$1,010
Acquisition Reference Range				$800	$950

      The preceding discussion is a summary of the material financial analyses performed by Morgan Stanley in connection with its preliminary valuation analysis presented to Datek’s board of directors, but it does not purport to be a complete description of the analyses performed by Morgan Stanley or of its presentation to Datek’s board of directors. The preparation of financial analyses is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley made no attempt to assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered. Accordingly, Morgan Stanley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Morgan Stanley, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Morgan Stanley.

      With regard to the comparable companies analysis and the precedent transactions analysis summarized above, Morgan Stanley selected the comparable public companies and the comparable precedent transactions on the basis of various factors; however, no company or transaction utilized as a comparison in these analyses summarized above is identical to Datek or Old Ameritrade. As a result, these analyses are not purely mathematical, but also take into account significant differences in financial, operating and other characteristics of the transactions and the subject companies and other factors that could affect the public trading value of the subject companies to which Datek is being compared.

      In its analyses, Morgan Stanley made numerous assumptions with respect to Datek, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Datek. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Datek, Old Ameritrade, Morgan Stanley or any other person assumes responsibility if future results or actual values differ materially from the estimates.

      Morgan Stanley’s analyses were prepared solely as part of its presentation to Datek’s board of directors in respect of the evaluation of the merger. Morgan Stanley was not asked to, and did not, express any opinion as to the fairness of the consideration to be paid by Old Ameritrade in the merger. Morgan Stanley’s analyses are not intended to and do not constitute a fairness opinion or a recommendation to any holder of Datek shares as to whether any such holder should, if applicable, take any action in connection with the merger.

      Datek retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Morgan Stanley is a full service securities firm engaged in securities trading, asset management and brokerage activities, financing and financial advisory services in addition to its investment banking activities. In the ordinary course of its trading, brokerage, asset management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of Datek, Old Ameritrade, or their affiliates. Affiliates of Morgan Stanley have from time to time rendered investment banking and financial advisory services to Datek and its principal shareholders and have received fees for such services. In addition, Morgan Stanley & Co. Incorporated is currently engaged by Island, which may be deemed to be an affiliate of Datek, in connection with an unrelated transaction, and may receive fees from Island in connection therewith.

      Pursuant to Morgan Stanley’s engagement letter, Datek agreed to pay Morgan Stanley fees in connection with its services. The amount of fees which Datek has agreed to pay Morgan Stanley has not yet been calculated but is expected to be approximately $5 million. In addition, Datek also has agreed to reimburse Morgan Stanley for its reasonable travel and other expenses incurred in connection with its engagement and to indemnify Morgan Stanley and related persons against liabilities, including liabilities under the federal securities laws, and expenses relating to or arising out of its engagement.

Interests of Old Ameritrade’s Directors, Executive Officers and Principal Stockholders in the Merger

      In considering the recommendation of Old Ameritrade’s board of directors with respect to the merger, Old Ameritrade stockholders should be aware that some of Old Ameritrade’s directors, executive officers and principal stockholders have interests in the merger that are different from the interests of Old Ameritrade stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving the merger and the merger agreement.

     Governance Structure and Management Positions

      Pursuant to the terms of the merger agreement and the stockholders agreement, upon completion of the merger:

•	The board of directors of New Ameritrade will be comprised of nine individuals, including J. Joe Ricketts, Chairman of Old Ameritrade, and J. Peter Ricketts, an executive officer and director of Old Ameritrade. Upon any vacancy in the board seats held by these designees, a replacement director will be designated by the remaining designees of the Ricketts holders. See “Agreements Among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders — Stockholders Agreement”;

•	Each committee of the board of directors of New Ameritrade will include at least one director designated by the Ricketts holders and one director designated by the Datek holders;

•	J. Joe Ricketts, Chairman of Old Ameritrade, will serve as Chairman of New Ameritrade;

•	The executive officers of Old Ameritrade will serve as the executive officers of New Ameritrade; and

•	Some executive officers of Old Ameritrade have entered into employment agreements with Old Ameritrade in anticipation of the merger. Additional information regarding the terms of these agreements can be found under the “Directors and Executive Officers of New Ameritrade — Compensation of Executive Officers” section of this document.

Stockholders Agreement among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders

      The Ricketts holders have entered into a stockholders agreement with the Datek holders and New Ameritrade. Pursuant to the stockholders agreement, among other things, the Ricketts holders will be entitled to designate three members of the board of directors of New Ameritrade and one independent director and will have the right to approve two independent directors. The Ricketts holders’ initial designees will be J. Joe Ricketts, J. Peter Ricketts and Thomas S. Ricketts. The stockholders agreement also requires that, for a specified period of time, the Ricketts holders and the Datek holders will vote their shares in favor of specified merger and sale of the company transactions that are approved by the requisite directors and against specified merger and sale of the company transactions that are not approved by the requisite directors. Additional information regarding the terms of this agreement can be found under the “Agreements among New Ameritrade, Principal Old Ameritrade Stockholders and Principal Datek Stockholders — Stockholders Agreement” section of this document.

Registration Rights Agreement among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders

      The Ricketts holders have entered into an agreement with the Datek holders and other principal Datek stockholders and New Ameritrade that, subject to a number of conditions, will provide them with rights to require New Ameritrade to use its reasonable best efforts to register the resale of the shares of New Ameritrade common stock that they receive in the merger. Additional information regarding the terms of this agreement can be found under the “Agreements among New Ameritrade, Principal Old Ameritrade Stockholders and Principal Datek Stockholders — Registration Rights Agreement” section of this document.

Other Interests

      Old Ameritrade’s executive officers also have the following interests in the merger that are different from Old Ameritrade stockholders’ interests generally:

•	Under the merger agreement, for a period of three years after completion of the merger, New Ameritrade will maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Old Ameritrade, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the effective time of the merger.

•	Outstanding stock options relating to 238,466 shares of Old Ameritrade common stock held by John R. MacDonald, Chief Financial Officer of Old Ameritrade, will fully vest at the effective time of the merger and, if not exercised at that time, will be converted into fully vested options to purchase shares of New Ameritrade common stock. The weighted average exercise price of the options is approximately $10.15.

•	Joseph H. Moglia, Chief Executive Officer of Old Ameritrade, has agreed to waive specified rights under his employment agreement with Old Ameritrade that would have been triggered as a result of the merger provided that Mr. Moglia’s employment with New Ameritrade not be terminated by New Ameritrade for any reason other than cause for at least two years following the effective time of the merger. If Mr. Moglia’s employment with New Ameritrade is terminated by New Ameritrade for any reason other than cause during that two year period, Mr. Moglia would be entitled, until March 1, 2005, to continuing payments of his annual base salary of $600,000, his annual bonus with a minimum of $300,000 per year, continuing employee benefits, an accelerated stock option grant in some cases and, if he is subject to a post-termination noncompetition provision, continuing payments of at least $900,000 per year for the noncompetition period.

•	Upon completion of the merger, the term of J. Joe Ricketts’ employment agreement with New Ameritrade will be extended from four years to seven years. In addition, the Old Ameritrade board of directors has approved a $500,000 payment payable to Mr. Ricketts subject to approval of Datek under the merger agreement.

•	Vincent Passione, President of the Institutional Client division of Old Ameritrade, and Phylis M. Esposito, Executive Vice President and Chief Strategy Officer of Old Ameritrade, have agreed to waive their rights to have their outstanding stock options relating to Old Ameritrade common stock vest at the effective time of the merger.

      On July 10, 2002, Old Ameritrade’s directors, executive officers and their affiliates owned approximately 52.9% of the outstanding Old Ameritrade Class A common stock and all of the outstanding Old Ameritrade Class B common stock. They will be entitled to receive in the merger the same consideration for their shares as all other Old Ameritrade stockholders.

      Datek’s directors, executive officers and their affiliates did not own any shares of Old Ameritrade common stock as of July 10, 2002.

Interests of Datek’s Directors, Executive Officers and Principal Stockholders in the Merger

      In considering the recommendation of Datek’s board of directors with respect to the merger, Datek stockholders should be aware that some of Datek’s directors, executive officers and principal stockholders have interests in the merger that are different from the interests of Datek stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving the merger and the merger agreement.

Governance Structure and Management Positions

      Pursuant to the terms of the merger agreement and the stockholders agreement, upon completion of the merger:

•	The board of directors of New Ameritrade will be comprised of nine individuals, including current Datek board members Stephen Pagliuca, Glenn H. Hutchins and C. Kevin Landry, who will be the designees of the Datek holders. Upon any vacancy in the board seats held by these three designees, a replacement director will be designated by the remaining two designees. See “Agreements Among New Ameritrade, Principal Old Ameritrade Stockholders and Principal Datek Stockholders — Stockholders Agreement.”

•	Edward J. Nicoll, Chief Executive Officer of Datek, will be appointed as an observer of the board of directors of New Ameritrade. As a board observer, Mr. Nicoll will have the right to attend each meeting of the board of directors of New Ameritrade and receive all information and materials furnished to the directors, but will not have any right to participate in any such meeting or vote on any issue presented to the board.

•	Each committee of the board of directors of New Ameritrade will include at least one director designated by the Ricketts holders and one director designated by the Datek holders.

Stockholders Agreement among New Ameritrade, Principal Old Ameritrade Stockholders and Principal Datek Stockholders

      The Datek holders have entered into a stockholders agreement with the Ricketts holders and New Ameritrade. Pursuant to the stockholders agreement, among other things:

•	The Datek holders will be entitled to designate three members of the Board of Directors of New Ameritrade and one independent director and will have the right to approve two independent directors. Their three initial designees will be Stephen Pagliuca of Bain Capital, C. Kevin Landry of TA Associates and Glenn H. Hutchins of Silver Lake Partners. See “Directors, Executive Officers and Principal Stockholders of New Ameritrade.”

•	New Ameritrade will endeavor to maintain the success of the ECN execution destination of The Island ECN, Inc., which currently executes a large portion of Datek client transactions. See “Agreements Among New Ameritrade, Principal Old Ameritrade Stockholders and Principal Datek Stockholders — Stockholders Agreement” and the discussion of agreements between Datek and Island below.

Agreements between Datek and Island Holding Company, Inc.

      Each of Datek, Bain Capital, Silver Lake Partners and TA Associates currently holds shares of common stock of Island, the parent of The Island ECN, Inc. As of the effective time of the merger, Bain Capital, Silver Lake Partners and TA Associates will own approximately 18.4%, 13.1% and 23.8%, respectively, of the outstanding common stock of Island. Datek will no longer own any shares of Island common stock as of the effective time of the merger. In addition, each of Messrs. Pagliuca, Landry and Hutchins currently is, and will continue to be after the effective time of the merger, a member of the board of directors of Island. See “Datek Stockholder and Financial Information — Reclassifications and Conversion of Datek Capital Stock” for additional information regarding the distribution of Island common stock held by Datek that will occur immediately prior to the merger.

      Datek has in effect a 2001 Special Island Stock Appreciation Rights Plan for Datek employees and Island Stock Appreciation Rights agreements with current Datek directors Morton David and Walter Jewett. Under these plans and agreements, directors, officers and other employees of Datek hold stock appreciation rights that are indexed to the value of shares of Island common stock. Upon exercise of a stock appreciation right, Datek must deliver to the employee cash in an amount equal to the excess, if any, of the market value of a share of Island common stock above the stock appreciation right exercise price. As of December 31, 2001, stock appreciation rights relating to an aggregate of 1,134,651 shares of Island common stock were outstanding with a weighted average exercise price of $1.20.

      Datek is also currently a party to the following agreements with Island:

•	To hedge its obligations under the stock appreciation rights, Datek entered into two hedge option agreements with Island. Under these agreements, Datek purchased from Island a series of options to buy from Island common stock at prices equivalent to the exercise prices of the stock appreciation rights granted to Datek employees. These options have exercise, forfeiture and expiration terms that are equivalent to the stock appreciation rights. These agreements also require Island to enter into a registration rights agreement with Datek for the Island shares issued upon exercise of the options.

•	Datek and Island are currently parties to a registration rights agreement that grants Datek registration rights for the Island shares that Datek currently owns. Datek anticipates that, prior to the merger, this agreement will be amended to grant Datek shelf registration rights for the Island shares issued under the hedge option agreements.

•	Island currently holds a number of technology licenses from Datek and its subsidiaries, and Datek holds a number of technology licenses from Island. During 2001, Datek received approximately $1,900 under these agreements. Prior to the effective time of the merger, Datek and Island will enter into good faith negotiations relating to new technology licensing agreements under which Island will receive a license to use and modify Datek’s order routing related technology, including the technology commonly known as Watcher.

•	In 2001, Datek entered into agreements with Island requiring Datek to provide administrative, financial and other services and office and other space to Island. In 2000, Datek entered into an agreement with Island giving Island non-exclusive licensing rights to use a portion of Datek’s New Jersey data center to operate Island’s computer and/or communications systems located in the center. During 2001, Datek charged Island approximately $2 million under these agreements.

•	Datek and Island were previously part of a consolidated group for U.S. federal income tax and some state tax purposes. During this period, tax responsibilities between them were allocated pursuant to an Intercompany Tax Allocation Agreement, dated as of July 20, 1999, among Datek, Island and other Datek subsidiaries. Because Island is no longer a member of a consolidated tax group with Datek, this agreement has no further effect, except with respect to any future obligations attributable to periods prior to December 2000.

•	Island Execution Services LLC, a subsidiary of Island, and iClearing are parties to a securities clearance service agreement, dated as of January 2, 2001, under which Island Execution Services provides execution services to Datek. During 2001, Datek recognized execution fee expense, net of rebates, of $8.4 million in connection with this agreement.

•	Island and iClearing are parties to a securities clearance service agreement, dated as of July 1999, under which iClearing provides clearing services to Island. During 2001, Datek recognized clearing fee revenues of $17.8 million in connection with this agreement.

•	Datek and some of its stockholders, directors, officers and other employees are parties to various stock purchase agreements with Island in respect of their purchases of shares of Island common stock. Approximately 1,391,798 shares of Island common stock are subject to these agreements at a weighted average purchase price of approximately $1.18.

      Datek is also currently a party to the following agreements that relate to Island:

•	Some employees of Island are parties to employment agreements with Datek and its subsidiaries. It is contemplated that these employment agreements will be terminated or assigned to Island prior to the closing of the merger.

•	At December 31, 2001, Datek had promissory notes receivable from employees in the aggregate principal amount of $718,824, reported in the financial statements found elsewhere in this document as other assets. These notes were issued to the employees for the purchase of Island common stock and are secured by the Island common stock issued pursuant to each note in accordance with a stock pledge agreement between Datek and each employee. These notes mature five years from execution and pay interest at the applicable federal rate.

Registration Rights Agreement among New Ameritrade, the Principal Datek Stockholders and the Principal Old Ameritrade Stockholders

      The Datek holders and other current Datek stockholders have entered into an agreement with the Ricketts holders and New Ameritrade that, subject to a number of conditions, provide them with rights to require New Ameritrade to use its reasonable best efforts to register the resale of the shares of New Ameritrade common stock that they receive in the merger. More details regarding the terms of this agreement can be found under the “Agreements among New Ameritrade, Principal Old Ameritrade

Stockholders and Principal Datek Stockholders — Registration Rights Agreement” section of this document.

Other Interests

      Datek’s executive officers also have the following interests in the merger that are different from Datek stockholders’ interests generally:

•	For a period of three years after completion of the merger, New Ameritrade will maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Datek, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the effective time of the merger.

•	Some outstanding stock options and stock appreciation rights, including some held by Datek’s executive officers, will fully vest and become exercisable at the effective time of the merger and some outstanding stock options, including some held by Datek’s executive officers, will fully vest and become exercisable upon approval of the merger by Datek’s stockholders. These stock options and stock appreciation rights will be converted at the effective time into fully vested options to purchase shares of New Ameritrade common stock and stock appreciation rights redeemable for cash based on the appreciation of New Ameritrade common stock, respectively, in each case subject to adjustment to reflect the value of the consideration to be paid to Datek stockholders in the merger. Stock options and stock appreciation rights held by Datek’s executive officers relating to 5,350,960 shares of Datek common stock with an average weighted exercise price of approximately $5.66 will vest and become exercisable at the effective time of the merger, and stock options and stock appreciation rights held by Datek’s executive officers relating to 302,500 shares of Datek common stock with an average weighted exercise price of approximately $7.95 will become exercisable to the extent previously vested upon approval of the merger by Datek’s stockholders. The following executive officers will have options vest or become exercisable:

•	Edward J. Nicoll, Chief Executive Officer of Datek;

•	John Grifonetti, Chief Operating Officer and President of Datek;

•	Alexander Goor, Chief Strategy Officer and President of Watcher;

•	John Mullin, President of DOFS;

•	Thomas Robards, Chief Financial Officer of Datek;

•	Stuart Sindell, General Counsel of Datek;

•	Ralph Sorrentino, President of iClearing; and

•	Peter Stern, Co-founder and Chief Technology Officer of Datek.

•	After completion of the merger, some Datek executive officers may remain officers of Datek, as a subsidiary of New Ameritrade, or of Datek’s subsidiaries, or may become officers of New Ameritrade.

•	Datek employees, including Datek’s executive officers, will be entitled to severance payments equal to approximately $20.1 million in the aggregate and continued insurance benefits if their employment is involuntarily terminated without reason after the merger or, in the case of some Datek executive officers, if they terminate their employment with New Ameritrade for any reason after the merger.

•	After the merger, if any payments or benefits that some Datek executive officers receive are subject to the excise tax imposed under Section 4999 of the Code, they will receive under their employment agreements additional payments to restore them to the after-tax position that they would have been in if the excise tax had not been imposed.

•	The merger agreement generally requires New Ameritrade to honor Datek’s existing employee benefit plans and commitments in accordance with their terms after the merger. The merger agreement also provides assurances that Datek officers and employees who become and remain full-time employees of Old Ameritrade after the merger will receive employee benefits, other than stock-based benefits, that are generally comparable to those benefits currently provided to those officers and employees for a one-year period after the merger, and thereafter such officers and employees will receive employee benefits, including stock-based benefits, that are no less favorable than those provided to similarly situated Old Ameritrade employees. Additional information regarding New Ameritrade’s obligations with respect to Datek’s existing employee benefit plans and commitments can be found under “The Merger Agreement — Covenants and Other Agreements — Employee Benefits” section of this document.

•	Edward J. Nicoll, Chief Executive Officer of Datek, has agreed to waive his contractual rights to sell to Datek up to 1.6 million shares of Datek common stock held by him for the lesser of $3.0 million or the fair market value of the shares as determined by arbitration.

      Immediately prior to the effective time of the merger, Datek’s directors, executive officers and their affiliates will own approximately 74.9% of the outstanding Datek common stock as a result of the reclassifications and conversion of the Datek capital stock. They will be entitled to receive in the merger the same consideration for their shares as all other Datek stockholders.

      Old Ameritrade’s directors, executive officers and their affiliates did not own any shares of Datek common stock as of July 24, 2002.

Appraisal Rights

      The following discussion of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex D and is incorporated into this summary by reference.

Old Ameritrade Stockholders

      Holders of Old Ameritrade Class A common stock are not entitled to appraisal rights in connection with the merger. Holders of Old Ameritrade Class B common stock are entitled to appraisal rights in connection with the merger; however, all of the Class B common stock is owned by the Ricketts holders, and the Ricketts holders have agreed to vote in favor of the adoption of the merger agreement.

     Datek Stockholders

      Datek is organized under Delaware law. Under Delaware law, a holder of record of outstanding shares of Datek capital stock that does not vote those shares in favor of the adoption of the merger agreement will be entitled to exercise appraisal rights in connection with the merger, if it is completed, and receive in cash the fair value of the shares as determined by the Delaware Chancery Court. Under Section 262, not less than 20 days before Datek’s special meeting, Datek must notify each of the holders of record of its capital stock as of July 24, 2002 that appraisal rights are available and include in the notice a copy of Section 262. Datek intends that this document constitutes this notice. A holder of Datek common stock that elects to exercise appraisal rights must:

•	deliver to Datek, before the vote to adopt the merger agreement, written notice of its intention to demand payment of the fair value of its shares (this written notice must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against adoption nor a failure to vote for the merger agreement will constitute such a notice); and

•	not vote in favor of adoption of the merger agreement (a failure to vote will satisfy the requirement, but a vote in favor of adoption of the merger agreement, by proxy or in person, or execution of a proxy without indicating how it should be voted, will constitute a waiver of the holder’s appraisal rights and will nullify any previously filed written notice of intent to demand payment).

A stockholder that fails to comply with either of these conditions will have no appraisal rights with respect to its shares.

      Any holder wishing to exercise appraisal rights must be the record holder of those shares on the date it makes the written demand for appraisal and must continue to hold those shares until completion of the merger. After the reclassifications and conversion of the currently outstanding shares of Datek capital stock, which will occur prior to the time of the Datek meeting, Datek stockholders will no longer hold their current shares of Datek capital stock, other than shares of Datek common stock and special voting common stock outstanding on the date of this document. At the time of the Datek meeting, Datek stockholders will own shares of common stock obtained upon conversion of their preferred stock and Class X common stock obtained upon the reclassification of Datek capital stock, in addition to shares of Datek common stock and special voting common stock outstanding on the date of this document. Because the special voting common stock and Class X common stock will be redeemed, exchanged or automatically sold to Datek after the Datek meeting and prior to completion of the merger, only shares of Datek common stock will be affected by the merger and will be subject to appraisal rights. In order to exercise appraisal rights with respect to shares of Datek common stock, all Datek stockholders should wait to make a written demand for appraisal of their shares until the date of the Datek meeting and should deliver a written demand for appraisal of their shares to Datek on that date and prior to the vote on the merger at the Datek meeting. A stockholder who elects to exercise its appraisal rights with respect to shares of Datek common stock should deliver its written notice thereof to Datek, on the date of the Datek meeting but prior to the vote on the merger at the Datek meeting, either by hand delivery to Datek Online Holdings Corp., 70 Hudson Street, Jersey City, New Jersey 07302, Attention: Secretary, or by facsimile at (201) 761-8039, Attention: Secretary. The notice should include the stockholder’s telephone and facsimile numbers. The notice must be executed by, or on behalf of, the holder of record whose name should be stated as it appears on his, her or its stock certificate(s). The notice must identify the stockholder and indicate the intention of the stockholder to demand payment of the fair value of its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

      If the merger is completed, each holder of Datek common stock who has perfected its appraisal rights in accordance with Section 262 will be entitled to be paid by Datek for its Datek common stock the fair value in cash of those shares. The Delaware Court of Chancery will appraise the shares, determining their fair value, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Datek common stock who have perfected their appraisal rights. The shares of Datek common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

      Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The court may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

      Within ten days after the effective date of the merger, Datek must mail notice to all stockholders who have demanded appraisal in compliance with the requirements of Section 262 notifying them that the merger has become effective. Within 120 days after the effective date, holders of dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares. However, any stockholder may, within 60 days of the effective date and prior to the filing of a petition, withdraw a demand for appraisal and accept the merger consideration to which it would have otherwise been entitled. At the hearing on such petition, the court will determine the stockholders who have perfected their appraisal rights. The court may require the holders of dissenting shares to submit their stock certificates to the Register in Chancery in order to note the pending appraisal proceedings on the stock certificate; the failure of a stockholder to comply with the Court’s direction may result in the court dismissing the proceedings as to that stockholder.

      Within 120 days of the effective date, the holders of dissenting shares may, upon written request, receive from Datek a statement setting forth the aggregate number of shares not voted in favor of adopting the merger agreement and with respect to which demands for appraisals have been received and the aggregate number of holders of those shares. Datek must mail this statement to holders of shares who have perfected their appraisal rights in accordance with Section 262 within ten days after receiving a written request for this statement or within ten days after the expiration of the 20 day period for delivery of demands for appraisals, whichever is later.

      Any holder of Datek common stock who demands an appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote its shares for any purpose or be entitled to payment of dividends or other distribution on those shares other than dividends or other distributions payable as of a date on or before the date of completion of the merger.

      If any holder of Datek common stock who demands appraisal of its shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, its shares will be converted into a right to receive cash consideration with respect to the holder’s dissenting shares in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the stockholder seeking appraisal rights fails to make a timely written demand for appraisal;

•	after making a timely written demand for appraisal, the stockholder fails to continuously own the shares until the effective time of the merger;

•	neither Datek nor a stockholder who has otherwise complied with Section 262 files a petition for appraisal in the Delaware Court of Chancery within 120 days after the effective date of the merger; or

•	the stockholder delivers to Datek, as the surviving corporation of the Datek merger, within 60 days of the effective date of the merger, or thereafter with Datek’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

      Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Datek stockholder will be entitled to receive cash consideration with respect to the holder’s dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262, Datek stockholders are encouraged to consult with their own legal advisors regarding these appraisal rights.

Regulatory Requirements

  NASD Approval

      Pursuant to the rules of the NASD, Datek’s broker-dealer subsidiaries must obtain approval from the NASD of the change in control of the broker-dealer subsidiaries resulting from the merger. At least 30 days prior to completing the merger, the Datek broker-dealer subsidiaries must file a notice with the NASD notifying the NASD of the merger and thereafter provide the NASD with information as it may request during the NASD’s review process. On May 6, 2002, Datek’s broker-dealer subsidiaries filed this notice with the NASD. On June 17, 2002, additional information was submitted to the NASD at the NASD’s request. Datek can complete the merger after the 30-day notice period has expired and before the NASD has rendered a decision on the application for approval. During this period, however, the NASD may place interim restrictions on Datek’s broker-dealer subsidiaries pending its decision.

      If the NASD does not render a decision within 180 days after a satisfactory notice has been filed or such later date as agreed to by Datek and the NASD, Datek may file a written request with the NASD Board of Governors requesting a decision. Within seven days of Datek’s request, the NASD Board of Governors must either direct the appropriate NASD department to make a decision, or, if good cause is shown, extend the time for issuing a decision by no more than 30 days. If the NASD ultimately denies the application, Datek’s broker-dealer subsidiaries must (1) submit a new application, (2) unwind the transaction or (3) withdraw their broker-dealer registrations.

      Datek and Old Ameritrade, through their broker-dealer subsidiaries iClearing and Ameritrade Inc., permit cash account clients to utilize the proceeds from the sale of fully-paid for securities to purchase other securities on the same day and in advance of the actual receipt of proceeds from the settlement of the sale of the fully-paid for securities. We refer to these trades as specified trades. Before a client may make an initial purchase of securities, iClearing and Ameritrade Inc. require the client to fund its cash account with an amount of cash sufficient to cover that initial purchase. Upon a sale of those securities, the amount of the sale proceeds is recorded in the client’s account on a real-time basis on the trade date. The recorded amount may then be used to purchase other additional securities. This sequence of trading may be repeated prior to the settlement date.

      In October 2001, the NASD made an oral inquiry to iClearing regarding specified trades. In August 2002, the NASD made a similar oral inquiry to Old Ameritrade. In letters received by Datek and iClearing in June and July 2002, the NASD expressed its concern that the specified trades may constitute “free-riding.” This term refers to the practice of using the proceeds of the sale of a security to cover the cost of its prior purchase in violation of Regulation T of the Board of Governors of the Federal Reserve System and the NASD margin rule. Old Ameritrade and Datek believe that the NASD’s concerns are incorrect. In response to the NASD’s request, in July 2002 iClearing provided a written explanation of its position to the NASD. Among other things, iClearing advised the NASD that the specified trades do not constitute “free-riding” because they do not involve using the proceeds of the sale of a security to pay for the prior purchase of that security. Rather, iClearing requires that funds for the initial purchase be deposited in the cash account before the purchase can be effected.

      In August 2002, the NASD advised iClearing in writing that it believes iClearing permits its clients to “day trade” in cash accounts without requiring full payment for each purchase of securities prior to their sale and that this activity is prohibited, and notified iClearing that it must cease to permit this activity. Old Ameritrade and iClearing do not believe that the specified trades are prohibited and intend to vigorously pursue steps to verify the correctness of iClearing’s position. These steps will include continued dialogue with the NASD and may include seeking a ruling or interpretation by the Board of Governors of the Federal Reserve System regarding Regulation T, or contesting the NASD’s position through appropriate legal process.

      The NASD may elect to bring a disciplinary action against iClearing and possibly other broker-dealers, including Ameritrade Inc., that permit their clients to effect specified trades. iClearing intends to defend against any such proceeding. If iClearing does not prevail in any such proceeding, the NASD may seek censures, fines, suspensions or other sanctions against iClearing, including requiring iClearing to take measures to restrict the ability of its clients to engage in specified trades. Alternatively or additionally, the NASD could issue a notice to its member firms, including Ameritrade, Inc., advising them that cash account clients are not permitted to execute specified trades.

      In addition, the NASD approval process could be delayed or denied as a result of ongoing discussions or proceedings regarding the specified trades. The NASD could seek to impose interim restrictions on iClearing pending its approval. For example, the NASD could require iClearing to change the manner in which clients are entitled to trade in their cash accounts. iClearing intends to contest any interim restrictions; however, the imposition of interim restrictions could prohibit New Ameritrade from permitting its clients to engage in specified trades after completion of the merger. If the NASD ultimately denies the approval of the change of control and requires New Ameritrade to unwind the merger, the unwind could have a material adverse effect on the price of the New Ameritrade common stock and the revenues and profitability of Old Ameritrade and Datek. New Ameritrade would vigorously defend against any such action.

      Approximately 75% of the client accounts of Old Ameritade and Datek are cash accounts. Although we estimate that less than 1% of these cash accounts would be affected if specified trades were restricted, preliminary sampling conducted by Old Ameritrade and Datek indicates that the specified trades that may be restricted under the NASD’s position may account for 1% to 6% of the total revenues of New Ameritrade, or 3% to 9% of the commissions and clearing fees component of total revenues of New Ameritrade. This preliminary sampling is not precise and the actual impact on the revenues could be more or less than the estimate. To obtain this estimate, Old Ameritrade and Datek performed an automated analysis using existing client trade data. Datek also performed a manual analysis on a sample of the client data to identify trades that its automated analysis was not capable of identifying. This estimate makes assumptions regarding how the restrictions may actually be implemented and does not take into account adjustments in client behavior, such as customers combining accounts, opening additional cash or margin accounts, or changing trading activity. In addition, the prevailing market conditions will affect this estimate and cannot be predicted with any degree of certainty. Although the impact of these restrictions is dependent on many factors that cannot be predicted, we believe that if specified trades were restricted, it could have a material adverse effect on the revenues and profitability of New Ameritrade. See “Risk Factors – An NASD inquiry into trading in cash accounts could restrict our clients’ trading activities and could harm our business.”

  Other Approvals and Notices

      Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, we cannot complete the merger until we have given notifications and furnished requested information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the specified waiting period requirements have been satisfied. Old Ameritrade and Datek filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice in April 2002 and the waiting period under the Hart-Scott-Rodino Act expired on May 28, 2002.

      Old Ameritrade and Datek expect that the merger will not generally require filings, approvals or clearances with foreign antitrust regulatory authorities under foreign antitrust laws.

      Pursuant to the rules of the Boston Stock Exchange, Inc., iCapital, a subsidiary of Datek that is a member of the Boston Stock Exchange, must obtain the written approval of the Boston Stock Exchange prior to the effective time of the merger. On May 6, 2002, iCapital filed notice of the transaction with the Boston Stock Exchange. If iCapital has not obtained Boston Stock Exchange approval prior to the effective time of the merger, iCapital may be subject to disciplinary action by the Boston Stock Exchange, including the termination of its membership, unless it obtains a waiver or exception from the Boston Stock Exchange.

      iClearing must provide prior notice of the transaction to the Options Clearing Corporation and the National Securities Clearing Corporation, which iClearing filed on May 6, 2002. Datek’s broker-dealer subsidiaries also have provided notice of the merger as a courtesy to other self-regulatory organizations and securities industry groups.

      Under the merger agreement, Old Ameritrade and Datek have both agreed to use reasonable efforts to take all actions to obtain all necessary regulation and government approvals necessary to complete the merger and to address any concerns of regulators and government officials. Old Ameritrade and Datek’s obligations to complete the merger are dependent on the condition that there be no law enacted, and no judgment, injunction or decree of any court or government entity in effect, that prohibits the merger.

      It is a condition to the merger that the shares of New Ameritrade stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject only to official notice of issuance. On June 19, 2002, New Ameritrade filed an application with the Nasdaq National Market to list these shares.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. This summary may not contain all of the information that is important to you. It is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex C and is incorporated herein by reference. You should read the merger agreement because it, and not this document, is the legal document that governs the terms of the merger and will give you a more complete understanding of the merger.

Structure of the Merger

      To accomplish the Old Ameritrade and Datek combination, a new company, New Ameritrade, was formed with two subsidiaries, Arrow Merger Corp. and Dart Merger Corp. At the effective time of the merger:

•	Arrow Merger Corp. will be merged with and into Old Ameritrade, and Old Ameritrade will be the surviving corporation; and

•	Dart Merger Corp. will be merged with and into Datek, and Datek will be the surviving corporation.

      As a result, Old Ameritrade and Datek will each become a wholly owned subsidiary of New Ameritrade.

When the Merger Becomes Effective

      Old Ameritrade and Datek will file certificates of merger with the Delaware Secretary of State on the business day after the day on which the last condition to completing the merger is satisfied or waived or at such other time as Old Ameritrade and Datek may agree. The Ameritrade merger and the Datek merger will become effective at the time and on the date on which those documents are filed or any later time and date on which the parties agree and specify in those documents. The effective time of the Ameritrade merger will occur immediately prior to the effective time of the Datek merger. The effective time of the Datek merger is referred to as the effective time of the merger.

Conversion of Stock, Stock Options and Other Awards

      At the effective time of the merger:

•	each share of Old Ameritrade common stock will be converted into the right to receive one share of New Ameritrade common stock;

•	each share of Datek common stock will be converted into the right to receive shares of New Ameritrade common stock or cash of Datek, so that the Datek stockholders collectively receive (1) a number of shares of New Ameritrade common stock representing 50% of the New Ameritrade common stock outstanding immediately following completion of the merger and (2) a portion of the cash of Datek held by Datek at the effective time of the merger as described under the “— Cash Election Procedures” and “— Cash Available for Distribution” sections of this document;

•	shares of Datek common stock owned or held by Old Ameritrade, its affiliates or Datek will be canceled; and

•	shares of Datek common stock held by Datek stockholders who validly exercise their appraisal rights under Delaware law will be treated as described under “The Merger — Appraisal Rights” section of this document.

      If, before the effective time of the merger, the issued and outstanding shares of Old Ameritrade common stock are changed into a different number of shares as a result of a stock split, stock dividend or other reclassification or exchange, an appropriate adjustment will be made to the consideration to be received by Old Ameritrade and Datek stockholders.

      Each outstanding option to purchase Old Ameritrade common stock granted under Old Ameritrade’s stock plans that is unexercised as of the effective time of the merger, whether or not then exercisable, will be converted automatically at the effective time of the merger into a substitute option. Each substitute option will permit the holder to purchase one share of New Ameritrade common stock for each share of Old Ameritrade common stock covered by the option before the merger. After conversion, the exercise price per share of New Ameritrade common stock subject to each substitute option will equal the pre-conversion exercise price per share of Old Ameritrade common stock subject to each substitute option.

      Each outstanding option to purchase Datek common stock granted under Datek’s stock plans that is unexercised as of the effective time of the merger, whether or not then exercisable, other than any options that cannot as of the date of the merger agreement by their terms ever become exercisable in the future, will be converted automatically at the effective time of the merger into a substitute option. Each substitute option will permit the holder to purchase a number of shares of New Ameritrade common stock equal to the number of shares of Datek common stock covered by the option immediately prior to the merger (after adjustment in respect of the reclassification of Datek capital stock) multiplied by the number of shares of New Ameritrade common stock to be issued in the merger in exchange for each share of Datek common stock, referred to as the Datek exchange ratio. After conversion, the exercise price per share of New Ameritrade common stock subject to each substitute option will equal the pre-conversion exercise price per share of Datek common stock subject to each substitute option (after adjustment in respect of the reclassification of Datek capital stock), divided by the Datek exchange ratio. Stock appreciation rights with respect to Datek common stock will be similarly converted into New Ameritrade stock appreciation rights.

      Each outstanding stock appreciation right with respect to Island common stock granted by Datek will be assumed by New Ameritrade at the effective time of the merger and will remain outstanding and unaffected by the completion of the merger.

      For a description of Old Ameritrade’s, Datek’s or New Ameritrade’s common stock and a description of the comparative rights of holders of Old Ameritrade common stock, Datek common stock and New Ameritrade common stock, see “Comparison of the Rights of Old Ameritrade, Datek and New Ameritrade Stockholders.”

Cash Election Procedures

      The consideration payable to Datek stockholders consists of shares of New Ameritrade common stock and cash of Datek. Datek stockholders have the limited ability to elect to receive shares of New Ameritrade common stock or cash of Datek for each share of Datek stock they hold at the effective time of the merger. However, no Datek stockholder may elect to receive cash of Datek for more than 25% of the stockholder’s shares of Datek stock. The number of shares of Datek stock exchanged for cash of Datek also will be limited by the amount of cash available for distribution at the effective time of the merger. To the extent that Datek stockholders elect to receive more or less cash of Datek than is available for distribution, the number of shares of Datek stock exchanged for shares of New Ameritrade common stock or cash of Datek will be adjusted.

      As described in the “— Cash of Datek Available for Distribution” section below, the amount of cash of Datek available for distribution is not determinable at this time. However, if, for example, the cash of Datek available for distribution represented 10% of the overall consideration payable to Datek stockholders, then the cash election feature would work as follows:

Cash Election Scenarios	Required Adjustment to Elections

Each of Datek’s stockholders elects to receive cash of Datek with respect to 25% of the stockholder’s shares.	The cash elections must be adjusted so that each Datek stockholder will receive cash of Datek in respect of 10% of the stockholder’s shares.

Each of Datek’s stockholders elects to receive cash of Datek with respect to 5% of the stockholder’s shares.	The cash elections must be adjusted so that each Datek stockholder will receive cash of Datek in respect of 10% of the stockholder’s shares.

Datek stockholders owning 50% of Datek’s stock elect to receive cash of Datek with respect to 20% of their shares. All of the remaining Datek stockholders elect to receive no cash of Datek.	The cash elections would not require adjustment because stockholders will have elected in the aggregate to receive cash of Datek equal to 10% of the overall consideration payable to Datek stockholders.

Datek stockholders owning 50% of Datek’s stock elect to receive cash of Datek with respect to 20% of their shares. All of the remaining Datek stockholders elect to receive cash of Datek with respect to 10% of their shares.	The cash must be adjusted as necessary (1) for 10% of the overall consideration payable to Datek stockholders to be paid in cash and (2) for stockholders making a 20% cash election to receive twice as much cash as stockholders making a 10% cash election.

      Whenever a Datek stockholder’s cash elections are adjusted, a corresponding adjustment will be made to the portion of the overall consideration payable to that Datek stockholder in the form of shares of New Ameritrade common stock.

      An election and transmittal form has been included in the materials provided to Datek stockholders. Datek stockholders must specify the number of shares of Datek common stock to be converted into New Ameritrade common stock and the number of shares of Datek common stock to be converted into cash. The election and transmittal form, together with the Datek stock certificates, must be returned to The Bank of New York, as exchange agent, by 5:00 p.m., eastern time, on the business day immediately preceding the closing of the merger.

      IF A DATEK STOCKHOLDER FAILS TO RETURN THE ELECTION AND TRANSMITTAL FORM AND OTHER DOCUMENTS ON TIME, THE STOCKHOLDER WILL BE DEEMED TO HAVE MADE AN ELECTION TO RECEIVE ONLY SHARES OF NEW AMERITRADE COMMON STOCK, AND NOT TO RECEIVE ANY CASH, FOR THE DATEK SHARES.

Cash of Datek Available for Distribution

      The aggregate cash of Datek available for distribution to Datek stockholders is the amount of cash held by Datek and its non-broker-dealer subsidiaries at the effective time of the merger less the sum of:

•	$40,000,000 to be retained at Datek;

•	an amount held back for corporate tax obligations relating to the distribution of Island stock held by Datek prior to the merger, which will be based on the estimated fair value as of the date of distribution to the Datek stockholders of the Island Class A common stock and Class L common stock held by Datek immediately prior to the reclassification of Datek capital stock;

•	the aggregate amount of cash to be paid to holders of Datek shares, options and stock appreciation rights in connection with the exchange of shares of Class X common stock for Island Class A common stock and Class L common stock as part of the reclassification of Datek capital stock; and

•	the amount of cash to be withheld from distribution at the effective time of the merger in respect of Datek stockholders, if any, that have exercised their appraisal rights under Delaware law.

The aggregate cash available for distribution to Datek stockholders is subject to upward adjustment to the extent, if any, that the investment banking and legal fees of Old Ameritrade incurred in connection with the merger exceed $15,000,000 and downward adjustment to the extent, if any, that the investment banking and legal fees of Datek incurred in connection with the merger exceed $15,000,000.

      The following table shows the amount of cash available for distribution to Datek stockholders as adjusted to reflect $40,000,000 to be retained at Datek in accordance with the merger agreement and the other reductions described above and assuming:

•	the cash of Datek and its non-broker-dealer subsidiaries at the effective time is as set forth below;

•	the Island hold back is $84,015,014;

•	the aggregate amount of cash to be paid to holders of Datek shares, options and stock appreciation rights in connection with the exchange of shares of Class X common stock for Island Class A common stock and Class L common stock as part of the reclassification of Datek capital stock is $3,409,953;

•	no Datek stockholder exercises appraisal rights under Delaware law; and

•	neither Old Ameritrade nor Datek incur investment banking and legal fees in connection with the merger in excess of $15,000,000, which results in no adjustment to the cash available for distribution to Datek stockholders:

Cash at Effective Time	Cash Available for Distribution

$150,000,000	$22,575,033
$218,000,000	$90,575,033
$286,000,000	$158,575,033

      At March 31, 2002, Datek and its subsidiaries had cash and cash equivalents of approximately $286 million, based upon their unaudited financial statements. The amount of cash of Datek available for distribution to Datek stockholders is not determinable at this time. The amount of cash will be determined based on the amount of cash of Datek at the effective time of the merger, as adjusted to reflect the reductions described in the paragraph above and amounts required to be retained by Datek’s broker-dealer subsidiaries in accordance with the merger agreement, and also will depend on the operating results of Datek prior to the effective time of the merger. As a result, we will not be able to determine the exact amount of cash of Datek available for distribution to Datek stockholders until the closing date.

      The Island hold back is based upon a formula that estimates the fair value as of the date of distribution to the Datek stockholders of the Island Class A common stock and Class L common stock held by Datek immediately prior to the reclassification of Datek capital stock. The estimated fair value of the Island stock will be determined using the price of Instinet common stock prior to the effective time of the merger, the estimated number of Instinet shares that Datek would receive in the acquisition of Island by Instinet and a discount factor determined by a third party appraiser. If the agreement to effect the acquisition of Island by Instinet is terminated prior to the effective time of the merger, then the fair value of the Island shares instead will be determined by the third party appraiser. If Old Ameritrade or Datek reasonably objects to the third party appraiser’s determination of a discount factor or, if the agreement to effect the acquisition of Island by Instinet is terminated prior to the effective time of the merger, the third party appraiser’s estimate of the fair value of the Island stock, a second third party appraiser will determine a discount factor or estimate the fair value of the Island stock, and the Island hold back will be based on the average of the third party appraisers’ determinations.

Exchange of Shares; Fractional Shares; Lost Certificates

      Exchange of Shares. Immediately after the effective time of the merger, New Ameritrade and Datek will deposit with The Bank of New York, as exchange agent, for the benefit of the holders of Old Ameritrade and Datek common stock, certificates representing New Ameritrade common stock and cash sufficient to effect the conversion of Old Ameritrade and Datek common stock into the stock and cash consideration to be paid in the merger.

      If you own Old Ameritrade common stock, promptly after the merger, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your certificates to the exchange agent, if not previously surrendered.

      Old Ameritrade stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive New Ameritrade common stock certificates representing the same number of shares of Old Ameritrade common stock exchanged.

      If you own Datek common stock, or Datek preferred stock that will be converted into common stock prior to the merger, you must complete and return the election and transmittal form included with this document. Promptly following the merger, The Bank of New York, as exchange agent, will mail a letter of transmittal to any Datek stockholder that has not returned an election and transmittal form.

      Datek stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed election and transmittal form and any other documents required by the instructions to the election and transmittal form, will receive:

•	New Ameritrade common stock certificates representing the number of shares to which each holder is entitled in accordance with the Datek exchange ratio and pursuant to the election mechanism; and

•	after giving effect to any required tax withholdings, a check in the aggregate amount of:

•	the amount of cash of Datek to which the stockholder is entitled pursuant to the election mechanism; and

•	the amount of cash of New Ameritrade being paid in lieu of fractional shares of New Ameritrade common stock.

      No interest will be paid or accrued on:

•	the cash of Datek being paid per share of Datek common stock surrendered to the exchange agent and for which a valid election to receive cash was made; or

•	the amount of cash of New Ameritrade being paid in lieu of fractional shares of Datek common stock.

      If you have an Old Ameritrade stock certificate, you should surrender that certificate for exchange after the effective time of the merger. If you have a Datek stock certificate, you should send it to The Bank of New York, as exchange agent, with your completed election and transmittal form. A transmittal letter and accompanying instructions will be provided to Old Ameritrade stockholders, and Datek stockholders who do not send their stock certificates with the election and transmittal form, following the merger.

      The exchange agent will deliver to New Ameritrade or to Datek, as applicable, any shares of New Ameritrade common stock to be issued in the merger or funds of Datek or funds set aside by New Ameritrade to pay cash in lieu of fractional shares in connection with the merger that are not claimed by former Old Ameritrade or Datek stockholders within 180 days after the effective time of the merger. Thereafter, New Ameritrade will act as the exchange agent and former Old Ameritrade and Datek stockholders may look only to New Ameritrade for payment of their shares of New Ameritrade common stock, cash of Datek, and cash in lieu of fractional shares. None of New Ameritrade, Old Ameritrade,

Datek, the exchange agent or any other person will be liable to any former Old Ameritrade or Datek stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      If any certificates for shares of New Ameritrade common stock are to be issued in a name other than that in which the Old Ameritrade or Datek stock certificate surrendered in exchange for such shares is registered, the person requesting the exchange must (1) pay any transfer or other taxes required by reason of the issuance of certificates for shares of New Ameritrade common stock in a name other than that of the registered holder of the certificate surrendered or (2) establish to the satisfaction of New Ameritrade or the exchange agent that such tax has been paid or is not applicable.

      Fractional Shares. No fractional shares of New Ameritrade common stock will be issued to Datek stockholders. Instead of fractional shares, each Datek stockholder otherwise entitled to a fractional share will receive, in cash and without interest, an amount representing the fractional share of the New Ameritrade common stock to which the stockholder was otherwise entitled multiplied by the average closing price for a share of Old Ameritrade common stock on the Nasdaq National Market on the five trading days immediately prior to the last business day before the effective time of the merger.

      Lost, Stolen or Destroyed Certificates. If an Old Ameritrade or a Datek stock certificate has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable in accordance with the merger agreement, without interest, upon receipt of (1) an affidavit of that fact by the person claiming the certificate is lost, stolen or destroyed and (2) if required by New Ameritrade, the posting of a bond in a reasonable amount to indemnify against any claim that may be made against it with respect to such certificate.

Conditions to the Merger

      Conditions to Each Company’s Obligation to Effect the Merger. The obligations of Old Ameritrade and Datek to complete the merger are subject to the following conditions:

•	the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of any order, injunction, statute, rule or regulation prohibiting the consummation of the merger or making such consummation illegal;

•	the approval by Old Ameritrade’s stockholders and Datek’s stockholders, respectively, of the merger agreement;

•	the conversion of all Datek preferred stock and Datek non-voting common stock into Datek common stock;

•	the reclassifications of Datek common stock under Datek’s amendment to the fourth amended and restated certificate of incorporation and the fifth amended and restated certificate of incorporation;

•	the declaration of effectiveness of the registration statement of which this document is a part by the Securities and Exchange Commission and the absence of any stop order or proceedings seeking a stop order with respect to the registration statement;

•	the compliance with all material “blue sky” and other state securities laws applicable to the issuance of shares of New Ameritrade in the merger; and

•	the approval for listing on the Nasdaq National Market of the shares of New Ameritrade common stock to be issued in the merger, subject to official notice of issuance.

      Additional Conditions to Each Company’s Obligations. The obligations of each of Old Ameritrade and Datek to complete the merger are subject to the following additional conditions, unless waived by the other party:

•	the performance by the other party in all material respects of its agreements and covenants contained in the merger agreement required to be performed at or before the effective time of the merger;

•	the truth and correctness of the representations and warranties of the other party set forth in the merger agreement and the documents delivered in connection with the merger agreement, except where the failure of the representations and warranties to be true and correct does not have, individually or in the aggregate, a material adverse effect on the properties, assets, condition (financial or otherwise) or results of operations of the party;

•	as a condition to Old Ameritrade’s obligations, Datek’s broker-dealer subsidiaries must have not less than $60 million in regulatory capital and Datek’s non-broker-dealer subsidiaries must have cash of not less than the sum of (1) $40 million, (2) the Island hold back, (3) the total cash amounts to be paid to holders of Datek’s shares, options and stock appreciation rights in connection with the exchange of shares of Class X common stock for Island Class A common stock and Class L common stock as part of the reclassification of Datek capital stock, (4) the amount of cash to be withheld from distribution at the effective time of the merger in respect of Datek stockholders, if any, that have exercised their appraisal rights under Delaware law and (5) professional fees, if any, in excess of specified limitations; and

•	the receipt of a written opinion of Mayer, Brown, Rowe & Maw, in the case of Old Ameritrade, and Fried, Frank, Harris, Shriver & Jacobson, in the case of Datek, that the Ameritrade merger and the Datek merger, respectively, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or considering the Ameritrade merger and the Datek merger, when taken together, the exchange of Old Ameritrade or Datek shares, as applicable, for shares of New Ameritrade common stock will qualify as an exchange described in Section 351 of the Code.

      Waiver of Conditions. Either Old Ameritrade or Datek may choose to complete the merger even though a condition to that company’s obligation has not been satisfied if the necessary stockholder approvals have been obtained and the law allows the company to do so.

Representations and Warranties

      The merger agreement contains representations and warranties by each of Old Ameritrade and Datek as to themselves and their subsidiaries concerning, among other things:

•	organization, standing, authority and qualifications;

•	capitalization;

•	corporate authorization to enter into the merger and related transactions;

•	defaults and conflicts caused by execution of the merger agreement or completion of the merger;

•	financial statements and reports, including, in the case of Old Ameritrade, those filed with the Securities and Exchange Commission;

•	absence of undisclosed liabilities;

•	title to properties and encumbrances;

•	tax matters;

•	employee benefits;

•	compliance with legal requirements and governmental authorizations;

•	litigation;

•	specified changes or events since December 31, 2001;

•	material contracts;

•	insurance matters;

•	environmental matters;

•	labor matters;

•	intellectual property;

•	relationships with related parties;

•	in the case of Datek, employees and suppliers;

•	compliance with self-regulatory organizations and broker-dealer registrations;

•	registration rights;

•	in the case of Datek, client lists;

•	broker’s and finder’s fees; and

•	in the case of Old Ameritrade, the organization and liabilities of the merger subsidiaries.

Covenants and Other Agreements

      Operating Covenants. Prior to the merger and unless the other party has consented in writing, each of Old Ameritrade and Datek have agreed, with certain exceptions:

•	to conduct its operations in the usual, regular and ordinary manner substantially consistent with the manner as previously conducted;

•	to use its reasonable efforts to preserve intact its business organization, keep available the services of its officers and maintain satisfactory relationships with those persons with whom it has business relationships;

•	to maintain its insurance and permits;

•	not to sell, lease or dispose of material assets outside the ordinary course of business;

•	not to mortgage, pledge or otherwise encumber any of its assets, except in the ordinary course of business consistent with past practice;

•	not to amend, modify, assign or cancel any material contract or lease, except in the ordinary course of business consistent with past practice;

•	not to enter into any contract which will require an expenditure of more than $1.0 million annually, except for capital expenditures in its fiscal 2002 capital budget and the purchase or sale of goods or services to be performed within 12 months entered into in the ordinary course of business consistent with past practice;

•	not to pay any dividend or make any distribution with respect to its capital stock;

•	not to issue any shares of its capital stock, except pursuant to the exercise of stock options;

•	to account for, manage and treat accounts receivable and inventory in the ordinary course of business consistent with past practice, except as may be required by law;

•	not to change any of its accounting principles or practices, except as may be required by a change in law or in generally accepted accounting principles;

•	not to increase any director, officer or employee compensation or benefits, other than in the ordinary course of business consistent with past practice or as may be required by law or under existing agreements, or accelerate the vesting of any stock options or stock appreciation rights;

•	not to amend its certificate of incorporation or bylaws;

•	not to implement tax strategies involving corporate reorganizations or transfers of assets among related and unrelated parties;

•	in the case of Datek, not to amend the tax sharing agreement between Datek and Island;

•	not to acquire any business or entities for aggregate consideration in excess of $1.0 million;

•	not to amend or modify the terms of any contract or agreement with an affiliate or related entity;

•	not to make any loans, advances or capital contributions to, or investments in, any company or entity involving $1.0 million or more in the aggregate, other than in the ordinary course of business consistent with past practice;

•	not to incur, assume or guaranty any indebtedness, except for bank borrowings in the ordinary course of business and not exceeding $25.0 million at any one time outstanding, securities lending and repurchase transactions by broker-dealer subsidiaries in the ordinary course of business, and capital leases entered into in the ordinary course of business that are not material;

•	not to purchase any shares of its capital stock; and

•	in the case of Old Ameritrade, not to take any action that would cause its Class A common stock to cease to be listed on the Nasdaq National Market.

      Other Agreements Relating to the Period Before the Effective Time. The merger agreement contains additional agreements between Old Ameritrade and Datek relating to, among other things:

•	access to personnel and information;

•	cooperation regarding filings with governmental and other agencies and organizations;

•	using their reasonable efforts to satisfy the conditions to closing;

•	the recommendation by their boards of directors to their stockholders and the convening and holding of stockholders meetings;

•	the preparation, filing and distribution of this document and New Ameritrade’s filing of the registration statement of which this document is a part;

•	public announcements and, in the case of Datek, client communications;

•	efforts to cause each of the Ameritrade merger and the Datek merger to qualify as a reorganization described in Section 368 of the Code and/or an exchange described in Section 351 of the Code, and actions or omissions that would adversely affect the treatment of the Ameritrade merger and the Datek merger as a transaction described in Section 351 of the Code; and

•	consultation by Datek with Old Ameritrade on strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding competition or the exchange of information.

      Employee Benefits. The merger agreement contains agreements relating to employee benefits. Specifically, the merger agreement provides, among other things, that:

•	for the one year period following the effective time of the merger, New Ameritrade will cause Datek to maintain Datek’s employee benefit plans, other than those providing for equity-based compensation, or will otherwise provide Datek employees with employee benefits which are comparable, in the aggregate, to the benefits provided under the Datek plans as in effect prior to the merger;

•	after the effective time of the merger with respect to equity-based benefits, and after the first anniversary of the effective time of merger with respect to other benefits, New Ameritrade will cause Datek to provide Datek employees with benefits that are comparable to those provided to similarly-situated employees of Old Ameritrade;

•	New Ameritrade will cause Datek to honor, in accordance with their terms, the employment, severance and termination agreements in effect for current and former employees of Datek immediately prior to the merger;

•	if employees of Datek become eligible to participate in any employee benefit program of Old Ameritrade or New Ameritrade after the merger, the eligible employees will be given credit for expenses incurred under those plans while employed by Datek, except in specified circumstances;

•	Datek employees whose employment is involuntarily terminated without cause, including terminations for constructive discharge, during the one year period following the effective time of the merger will be fully vested in their 401(k) plan account balances if required by law or the terms of the plan, will be entitled to payment of a prorated portion of the annual cash bonus otherwise payable if employment is terminated prior to December 31, 2002, will be provided with continuing health, dental and vision coverage for a period of three months following termination at the same cost as active employees, and, subject to specified limitations, will be entitled to severance pay, less specified reductions, equal to the sum of (1) two months of base pay, plus (2) one month of base pay for each whole year of service with Datek; and

•	New Ameritrade will cause Datek to pay each employee who remains employed through December 31, 2002 an annual cash bonus for calendar year 2002 that is at least equal to the amount of the bonus paid to such employee with respect to calendar year 2001, subject to the employee’s performance being at an acceptable level.

      Affiliate Agreements. Old Ameritrade and Datek have agreed to use their respective reasonable best efforts to cause their affiliates, as defined by Rule 145 under the Securities Act of 1933, to enter into written agreements prior to the effective time of the merger that restrict their ability to sell, pledge, transfer or otherwise dispose of any shares of New Ameritrade common stock issued to them in connection with the merger, except:

•	in compliance with Rule 145 under the Securities Act of 1933;

•	pursuant to an effective registration statement under the Securities Act of 1933; or

•	in reliance upon the opinion of independent counsel reasonably satisfactory to New Ameritrade or as described in a “no-action” or interpretive letter from the staff of the Commission is not required to be registered under the Securities Act of 1933.

      Indemnification and Insurance. New Ameritrade will cause each of Old Ameritrade and Datek to keep in effect in each of its certificate of incorporation and bylaws provisions for exculpation and indemnification of the respective officers and directors of Old Ameritrade and Datek to the fullest extent permitted under applicable law.

      New Ameritrade will maintain directors’ and officers’ liability insurance for three years after the effective time of the merger to cover persons who are or were covered by Old Ameritrade’s or Datek’s existing directors’ and officers’ liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions prior to the effective time of the merger. However, New Ameritrade will not be required to pay annual premiums in excess of 150% of the current annual premium, but will be required to purchase as much coverage as reasonably practicable for that amount.

      If New Ameritrade is the subject of a merger or sale of the company transaction, New Ameritrade will cause the surviving corporation in the transaction to assume these indemnification and insurance obligations.

Termination

      Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual written consent of Old Ameritrade and Datek;

•	by either Old Ameritrade or Datek, if:

•	the merger is not consummated by November 1, 2002, so long as the party seeking to terminate did not prevent the merger from occurring by failing to perform or observe its obligations under the merger agreement in any material respect; or

•	the Old Ameritrade or Datek stockholders fail to approve the merger agreement at the stockholders meeting;

•	by Datek, if Old Ameritrade breaches in any material respect any of its representations, warranties or agreements in the merger agreement and the breach would result in a condition of the merger not being satisfied and the breach cannot be or is not cured within 30 days; or

•	by Old Ameritrade, if Datek breaches in any material respect any of its representations, warranties or agreements in the merger agreement, and the breach would result in a condition of the merger not being satisfied and the breach cannot be or is not cured within 30 days.

Expenses

      All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them.

Amendment

      The merger agreement may be amended at any time with the consent of Old Ameritrade and Datek; however, if the merger agreement has been approved by the Old Ameritrade stockholders and the Datek stockholders, then no amendment can be made that by law requires the further approval of stockholders without obtaining the further stockholder approval.

AGREEMENTS AMONG NEW AMERITRADE, THE PRINCIPAL OLD AMERITRADE

STOCKHOLDERS AND THE PRINCIPAL DATEK STOCKHOLDERS

      The following is a summary of the material terms of the agreements that New Ameritrade entered into in connection with the merger agreement with the Ricketts holders and principal Datek stockholders, including the Datek holders. This summary may not contain all of the information that is important to you. It is qualified in its entirety by reference to those agreements, which are available as exhibits to the registration statement filed with the Securities and Exchange Commission of which this document is a part. See “Additional Information — Where You Can Find More Information.” You should read those agreements because they, and not this document, are the legal documents that govern the matters described in this section and they will give you a more complete understanding of the merger.

      The Ricketts holders collectively own approximately 47.0% of the outstanding shares of Old Ameritrade Class A common stock and all of the outstanding shares of Class B common stock, which together represent approximately 51.0% of the Old Ameritrade common stock entitled to vote on adoption of the merger agreement. The Datek holders, which are parties to the stockholders agreement, collectively own no Datek common stock and approximately 71.1% of the special common stock entitled to vote on adoption of the merger agreement. The Datek holders and other principal Datek stockholders that are parties to the registration rights agreement and the consent and voting agreement collectively own no Datek common stock and approximately 91.4% of the special common stock, which represents approximately 82.4% of the voting power entitled to vote on adoption of the merger agreement. Immediately prior to the effective time of the merger, these Datek stockholders will own approximately 71.1% of the outstanding Datek common stock as a result of the reclassifications and conversion of the Datek capital stock.

Stockholders Agreement

      The Ricketts holders and the Datek holders have agreed to vote all of the New Ameritrade voting stock held by them so as to cause the New Ameritrade board of directors to be comprised of nine directors classified into three classes of three directors each: (1) Class I, having a term expiring at the New Ameritrade annual stockholders meeting in 2003 and every third year thereafter; (2) Class II, having a term expiring at the New Ameritrade annual stockholders meeting in 2004 and every third year thereafter; and (3) Class III, having a term expiring at the New Ameritrade annual stockholders meeting in 2005 and every third year thereafter.

      The stockholders agreement provides that the Ricketts holders and the Datek holders will have the following rights with respect to designation of directors and board observation:

•	Each of these two groups will have the right to designate one Class I director, one Class II director and one Class III director. If the number of shares of New Ameritrade common stock held by either group decreases below specified thresholds, the number of directors designated by that group will be reduced effective immediately prior to the next New Ameritrade annual stockholders meeting.

•	Each group will also have the right to designate an independent director reasonably acceptable to the majority of the directors designated by the other group, excluding the independent directors. The independent director designated by the Datek holders will be a Class I director and the independent director designated by the Ricketts holders will be a Class II director.

•	The first two independent directors will designate a third independent director reasonably acceptable to the majority of the directors designated by the Ricketts holders and the majority of the directors designated by the Datek holders, excluding the independent directors.

•	At least one director designated by each of the two groups will be appointed to each committee of the New Ameritrade board of directors, subject in each case to the fiduciary duties of the board of directors.

•	Each of the two groups will have the right to send a representative to observe, but not vote at or participate in, any meeting of the board of directors held on or prior to the day immediately subsequent to the date of the New Ameritrade annual stockholders meeting in 2006.

Both groups will vote all of the New Ameritrade voting stock held by them to elect directors in this manner from the effective date of the merger until the day after the New Ameritrade’s annual stockholders meeting in 2006, and to cause any vacancy in the board of directors to be filled in the same manner until the day after the New Ameritrade’s annual stockholders meeting in 2009.

      New Ameritrade has further agreed to establish a technology integration task force, comprised of an equal number of Old Ameritrade employees and Datek employees plus one representative to be selected by Bain Capital, who will be the chairman of the task force. This task force will oversee the integration of Old Ameritrade’s technology and Datek’s technology, subject to the oversight and approval of New Ameritrade’s board of directors.

      In recognition of Datek client satisfaction with the execution destination of The Island ECN, Inc., the parties agreed that New Ameritrade would endeavor to maintain the success of the execution destination of The Island ECN, Inc., which currently executes a large portion of Datek client transactions, and to preserve the functionality of Datek technology with respect to order handling and continue to use a functionally equivalent system, each with the understanding that the objective of New Ameritrade is that execution of transactions for its clients will comply with all applicable regulatory standards and that New Ameritrade will continue to adopt and enforce appropriate policies and procedures to that end. The Datek holders own the majority of outstanding shares of common stock of Island, the parent of The Island ECN, Inc. See “The Merger — Interests of Datek’s Directors, Executive Officers and Principal Stockholders in the Merger.”

      The stockholders agreement also provides that if, prior to the third anniversary of the effective time of the merger, the Ricketts holders or the Datek holders wish to sell shares to a competitor of New Ameritrade or to any person or entity who, after the transfer, would beneficially own 15% or more of the outstanding New Ameritrade common stock, or 5% or more prior to the first anniversary of the effective time of the merger, the other parties to the stockholders agreement will have the right to sell shares in the proposed transaction.

      The parties to the stockholders agreement have agreed that until March 27, 2005 they will each:

•	vote all of their shares of New Ameritrade common stock in favor of a merger, consolidation or sale, lease or exchange of all or substantially all of New Ameritrade’s assets, or any private issuance of common stock for cash, which transaction requires the approval of stockholders, if the transaction is approved by a majority of the entire New Ameritrade board of directors that includes the affirmative vote of at least one director designated by the Ricketts holders and one director designated by the Datek holders, excluding the independent directors;

•	vote all of their shares of New Ameritrade common stock against any merger, consolidation or sale, lease or exchange of all or substantially all of New Ameritrade’s assets, or any private issuance of common stock for cash, which transaction requires the approval of stockholders, if the transaction is not approved by a majority of the entire New Ameritrade board of directors that includes the affirmative vote of at least one director designated by the Ricketts holders and one director designated by the Datek holders, excluding the independent directors; and

•	not tender any shares of New Ameritrade common stock in connection with any tender offer for New Ameritrade common stock subject to Section 14(d)(1) of the Securities Exchange Act of 1934 unless the tender offer has been approved by a majority of the entire New Ameritrade board of directors that includes the affirmative vote of at least one director designated by the Ricketts holders and one director designated by the Datek holders, excluding the independent directors.

      In addition, the parties to the stockholders agreement have agreed that from March 27, 2005 until March 27, 2007 they will each vote all of their shares of New Ameritrade common stock in favor of a merger, consolidation or sale, lease or exchange of all or substantially all of New Ameritrade’s assets, or any private issuance of common stock for cash, which transaction requires the approval of stockholders, if the transaction is approved by a majority of the entire New Ameritrade board of directors.

Registration Rights Agreement

      In the registration rights agreement, which will become effective at the effective time of the merger, New Ameritrade has granted to the Ricketts holders and the Datek stockholders that are parties to the agreement the right collectively to demand registration of the shares of New Ameritrade common stock that they will receive in the merger on eight separate occasions over a ten year period. Four of the eight demand rights, including one shelf registration, are allocated to the Datek holders, and two of the eight demand rights, including one shelf registration, are allocated the Ricketts holders. The remaining two demand rights are allocated to other principal Datek stockholders. In addition, the Ricketts holders and the Datek stockholders that are parties to the agreement have the right to “piggyback” registration of those shares in the event that New Ameritrade effects a registration for other reasons. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the agreement contains other limitations on the timing and ability of the stockholders to exercise demands. All registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the agreement but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of the stockholders, will be paid by New Ameritrade.

Voting Agreement of Old Ameritrade Stockholders

      The Ricketts holders have agreed to vote, and have granted Datek an irrevocable proxy to vote, the shares of Old Ameritrade common stock beneficially owned by them in favor of approving the merger agreement. Because the Ricketts holders beneficially own a majority of the Old Ameritrade common stock, adoption of the merger agreement by Old Ameritrade stockholders is assured. The Ricketts holders agreed that, except for pledges in existence on April 6, 2002 or as contemplated by the merger agreement or the stockholders agreement, they will not transfer, encumber or otherwise dispose of the shares of Old Ameritrade common stock beneficially owned by them. The Ricketts holders further agreed to refrain from acquiring any additional Old Ameritrade common stock, except for purchases of Old Ameritrade common stock from employees or former employees of Old Ameritrade.

      The voting agreement will terminate at the effective time of the merger or immediately upon the valid termination of the merger agreement. The Ricketts holders entered into the voting agreement as an inducement to Datek to enter into the merger agreement and as a condition to Datek’s willingness to do so.

Consent and Voting Agreement of Datek Stockholders

      The Datek stockholders that are parties to the consent and voting agreement have agreed to vote, and have granted Old Ameritrade an irrevocable proxy to vote, the shares of Datek stock beneficially owned by them in favor of approving the merger agreement. Because the Datek stockholders that are parties to the consent and voting agreement beneficially own the majority of the voting power of the Datek common stock and special common stock, approval of the merger agreement by Datek stockholders is assured. The Datek stockholders that are parties to the consent and voting agreement further agreed to elect, effective as of the close of business on the business day immediately preceding the effective time of the merger, to convert all issued and outstanding Datek Series A preferred stock and Series B preferred stock to Datek common stock. Pursuant to Datek’s fourth restated certificate of incorporation, the conversion of the Datek Series A preferred stock and Series B preferred stock to Datek common stock will automatically and simultaneously cause all issued and outstanding Datek non-voting common stock and Series C preferred stock to convert to Datek common stock. The Datek stockholders that are parties to the agreement further agreed to waive any rights and claims against Datek or New Ameritrade under the agreements with Datek by which the Datek stockholders purchased their Datek Series A preferred stock and Series B preferred stock. The Datek stockholders that are parties to the voting agreement also agreed that, except for pledges in existence on April 6, 2002 or as contemplated by the merger agreement or the stockholder agreement, they will not transfer, encumber or otherwise dispose of the shares of Datek preferred stock or common stock beneficially owned by them.

      The consent and voting agreement will terminate at the effective time of the merger, except with respect to the waiver described above, or immediately upon the valid termination of the merger agreement. The Datek stockholders that are parties to the consent and voting agreement entered into it as an inducement to Old Ameritrade to enter into the merger agreement and as a condition to Old Ameritrade’s willingness to do so.

DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS
OF NEW AMERITRADE

Directors

      New Ameritrade’s amended and restated certificate of incorporation divides New Ameritrade’s board of directors into three classes: Class I, Class II and Class III. At each annual meeting, New Ameritrade stockholders will elect the members of one of the three classes to three-year terms. The initial term of Class I directors will expire at the annual meeting in 2003, of Class II directors in 2004 and of Class III directors in 2005. Immediately following the merger, the board of directors of New Ameritrade will consist of a total of nine members. Under the terms of New Ameritrade’s stockholders agreement, the Ricketts holders have the right to designate three directors, and the Datek holders have the right to designate three directors. These six directors are as follows:

		Current Board		Expiration of
Name	Age	Membership	Class	Initial Term

Glenn H. Hutchins(2)	46	Datek	I	2003
C. Kevin Landry(2)	58	Datek	II	2004
Stephen Pagliuca(2)	47	Datek	III	2005
J. Joe Ricketts(1)(3)	60	Old Ameritrade	III	2005
J. Peter Ricketts(3)	37	Old Ameritrade	II	2004
Thomas S. Ricketts(3)	36	N/A	I	2003

(1)	Chairman of the Board.

(2)	Designated by the Datek holders, which are funds affiliated with Bain Capital, TA Associates and Silver Lake Partners.

(3)	Designated by the Ricketts holders.

      The stockholders agreement also provides that the Ricketts holders may designate an independent director, the Datek holders may designate an independent director, and those two independent directors may designate a third independent director. Each independent director must be reasonably acceptable to the designees of the Ricketts holders and the Datek holders. The identity of the independent directors has not yet been determined. One independent director will be a member of each class. The stockholders agreement and its effect on the election of directors is described under the “Agreements among New Ameritrade, the Principal Old Ameritrade Stockholders and the Principal Datek Stockholders — Stockholders Agreement” section of this document.

      Glenn H. Hutchins is a managing member of Silver Lake Technology Management, L.L.C., which he co-founded in January 1999. Silver Lake Technology Management is a manager of private equity funds, including Silver Lake Partners, L.P., and is the general partner of Silver Lake Partners L.P. From 1994 to 1999, Mr. Hutchins was a senior managing director of The Blackstone Group, where he focused on private equity investing. Mr. Hutchins is a director of Gartner, Inc., Island Holding Company, Inc. and New SAC (Seagate Technologies). He is also a director and vice chairman of the board of CARE, Inc. and a trustee of Lawrenceville School. Mr. Hutchins graduated from Harvard College, Harvard Business School and Harvard Law School.

      C. Kevin Landry has served as a managing director and chief executive officer of TA Associates, Inc. since its incorporation in 1994. From 1982 to 1994, Mr. Landry served as a Managing Partner of its predecessor partnership. Mr. Landry also is a director of Island Holding Company, Inc. Mr. Landry received an M.B.A. from The Wharton School of Finance and a B.A. in Economics from Harvard University.

      Stephen Pagliuca founded the Information Partners Fund for Bain Capital in 1989. As a managing director of Bain Capital, he has been involved in over thirty acquisitions of significant information and medical companies, including Gartner, Inc., Physio-Control and Wesley-Jessen. Previously, Mr. Pagliuca

was a vice president at Bain & Company where he managed significant relationships in the healthcare and information services industries. He was also involved in developing Bain’s turnaround practice in which he worked with investment groups and corporate clients to rapidly improve under-performing business units. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of Gartner Group, Datek, Dynamic Details, FTD and Island Holding Company, Inc. Mr. Pagliuca earned an M.B.A. from Harvard Business School. He is a Certified Public Accountant and received a B.A. from Duke University.

      J. Joe Ricketts is currently Chairman of Old Ameritrade and will be Chairman of New Ameritrade upon the completion of the merger. Mr. Ricketts held the position of chief executive officer of Old Ameritrade from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was co-chief executive officer, and the period from May 2000 to August 2000. In 1975, Mr. Ricketts became associated with Old Ameritrade and served as a director and officer. By 1981, Mr. Ricketts acquired majority control of Old Ameritrade. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a Director of the Securities Industry Association. Mr. Ricketts served as a member of the District Committee for District 4 of the National Association of Securities Dealers from 1996 to 1999. Mr. Ricketts is a member of the Board of Trustees for Father Flanagan’s Girls and Boys Town and serves on the Board of Directors of the American Enterprise Institute and Creighton University. Mr. Ricketts received his B.A. in economics from Creighton University.

      J. Peter Ricketts has been President of Old Ameritrade’s Private Client division since June 2001 and will be President, Private Client division, Secretary and vice chairman of the board of directors of New Ameritrade upon the completion of the merger. He has served as a director of Old Ameritrade since 1999, has been Secretary of Old Ameritrade since May 2001 and also served as Secretary from November 1996 to October 1999. Since joining Old Ameritrade in 1993, Mr. Ricketts has held various leadership roles. Most recently, he was interim president of Ameritrade Inc. He has also served as Senior Vice President, Strategy and Business Development, where he directed the planning of strategic initiatives such as business partnerships, strategic product development, international expansion and public relations. Mr. Ricketts also held the position of Senior Vice President of Product Development for Ameritrade Inc., overseeing all product and feature development activities. Earlier, he served as President of Accutrade, Inc., a subsidiary of Old Ameritrade. Mr. Ricketts holds a B.A. in biology and an M.B.A. in marketing and finance from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts and the brother of Thomas S. Ricketts.

      Thomas S. Ricketts is the Chairman and Chief Executive Officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSM product platform. From 1996 to 1999, Mr. Ricketts was a Vice President and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a Vice President at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds a B.A. and an M.B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts and the brother of J. Peter Ricketts.

Compensation of Directors

      In accordance with existing practice of Old Ameritrade and Datek, it is expected that directors of New Ameritrade who are also full-time employees of New Ameritrade will receive no additional compensation for their services as directors. Each non-employee director of New Ameritrade will receive an annual retainer payable in advance in the form of cash or New Ameritrade common stock at the election of the director. Non-employee directors will receive payment of $1,500 for quarterly meetings and $1,000 for committee meetings, all payable quarterly in advance in the form of cash or New Ameritrade common stock at the election of the director.

      New Ameritrade expects to maintain a plan pursuant to which non-employee directors will be granted various equity awards and may make elections with respect to the payment of their retainers and fees. Specifically, the plan will provide that, upon a non-employee director’s election to the board for his or her first term, the director will receive (1) a stock option to purchase such number of shares of New Ameritrade’s common stock as determined by the chairman of the board and approved by the board, and (2) an award of restricted stock, the fair market value of which is equal to $20,000 or another amount determined by the board from time to time. Non-employee directors may also be awarded stock options under the plan other than upon their initial election to the board as determined from time to time by the board. Awards made pursuant to the plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the plan may not be less than the fair market value of a share of New Ameritrade’s common stock on the date of the grant of the option.

Executive Officers

      The executive officers of Old Ameritrade will serve in their respective capacities as executive officers of New Ameritrade until their successors are duly elected and qualified or until their earlier resignation or removal.

Compensation of Executive Officers

      The compensation of the executive officers of New Ameritrade will initially be the same as their current compensation from Old Ameritrade. The existing employment agreements between Old Ameritrade and each of J. Joe Ricketts, Chairman of Old Ameritrade, Joseph H. Moglia, Chief Executive Officer of Old Ameritrade, Vincent Passione, President of the Institutional Client division of Old Ameritrade, and Phylis M. Esposito, Executive Vice President and Chief Strategy Officer of Old Ameritrade, will be assumed by New Ameritrade in connection with the merger, although these individuals also may remain employees of Old Ameritrade. In addition, in connection with the merger, New Ameritrade will enter into new employment agreements with each of John R. MacDonald, Executive Vice President, Chief Financial Officer and Treasurer of Old Ameritrade, J. Peter Ricketts, President of the Private Client division of Old Ameritrade, Kurt Halvorson, Executive Vice President and Chief Administrative Officer of Old Ameritrade, and Ellen Koplow, Senior Vice President and General Counsel of Old Ameritrade.

      J. Joe Ricketts, Chairman. Mr. Ricketts’ employment agreement was entered into as of October 1, 2001 and has a four year term, unless a change in control occurs on or before December 31, 2003, in which case it has a seven year term. Either party may terminate the agreement with or without cause. The agreement provides for the payment of a base salary of not less than $650,000 per year, an annual bonus with a target level for each of fiscal years 2002 and 2003 of not less than 75% of his base salary, grants of stock options pursuant to the Old Ameritrade long term incentive plan with a target award value for each of fiscal years 2002 and 2003 of not less than $1,200,000, employee assistance program payments and tax payments, fully equipped home offices, participation in employee benefits plans and programs maintained by Old Ameritrade, and reimbursement for reasonable fees and expenses for legal, tax, accounting, financial and estate planning counseling and services and some insurance coverages. If the agreement is terminated due to Mr. Ricketts’ disability, Mr. Ricketts is entitled to payment of 50% of his base salary plus benefits until the earlier of the end of the agreement term or the fifth anniversary of the date of the disability. If Mr. Ricketts is discharged from employment by Old Ameritrade without cause or terminates his employment following specified breaches of the agreement by Old Ameritrade, he will be entitled to receive payments of his base salary, bonus, option awards and continuing benefits for the remainder of the agreement term; provided, that in no event will his payments under these circumstances be less than the sum of three times (1) his base salary, determined as of October 1, 2001, and (2) his annual cash bonus payable for 2002. If a termination described in the preceding sentence occurs, Mr. Ricketts will also be entitled to recover damages he incurs as a result of his inability to exercise his outstanding stock options.

The agreement contains covenants by Mr. Ricketts not to compete with Old Ameritrade during the term of the agreement and for a specified period after the term.

      Joseph H. Moglia, Chief Executive Officer. Mr. Moglia’s employment agreement was entered into as of March 1, 2001 and has a two-year initial term. The agreement renews automatically for an additional two year term unless either party provides written notice of non-renewal to the other at least 90 days before the last day of the initial term. Either party also may terminate the employment agreement with or without cause. Pursuant to the agreement, Mr. Moglia was paid a signing bonus of $1.3 million and was reimbursed for relocation costs. The agreement provides for the payment of a base salary of $600,000 per year, an annual bonus of not less than $600,000 plus an annual performance based bonus of not more than $300,000, a one-time benefit of $15.6 million pursuant to a deferred compensation plan that generally vests as of March 1, 2003 and is payable upon his termination, and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade. In addition, the agreement provides that, if Mr. Moglia is still employed by Old Ameritrade as of March 1, 2003, he will be awarded stock options with respect to 2 percent of the then outstanding shares of common stock of Old Ameritrade. If Mr. Moglia is discharged from employment by Old Ameritrade without cause or terminates his employment under circumstances that constitute constructive dismissal, all of his stock options and amounts in the deferred compensation plan will vest and the grant of options described in the preceding sentence will be accelerated as described below. Under the deferred compensation plan established in connection with the agreement, Mr. Moglia is entitled to a deferred payment of cash compensation, as adjusted for earnings and losses based on investment performance. The balance in the deferred compensation account vests pro rata on a daily basis over the initial two-year term. Payments of the deferred compensation account balance begin as soon as practicable after Mr. Moglia’s termination date and may be made in a lump sum or installments over a period of not more than 10 years, as elected by Mr. Moglia in accordance with the plan. If Mr. Moglia dies before the vested balance in his deferred compensation account is paid to him, the vested balance is paid in a lump sum to a beneficiary named by him.

      The agreement provides that, if a change in control of Old Ameritrade occurs, Mr. Moglia’s employment will automatically terminate and he will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in employment with Old Ameritrade through both the initial and additional two-year terms. If during the initial two-year term of the agreement a change of control occurs, Mr. Moglia’s employment is terminated during that term by Old Ameritrade without cause or if his employment is terminated during that term under circumstances that constitute a constructive dismissal, he will be awarded stock options that would have been awarded to him at the beginning of the additional two-year term, except that the options will be granted as of the date of the change of control or termination date, as applicable, with an exercise price equal to 80 percent of the fair market value of a share of common stock on the date of grant. Mr. Moglia has waived the provisions of the agreement that would have been triggered by the merger provided that his employment with New Ameritrade is not terminated by New Ameritrade for any reason other than cause for at least two years following the effective time of the merger. The agreement contains covenants by Mr. Moglia not to compete with Old Ameritrade during the term of employment and for a specified period after the term. He is generally entitled to receive noncompetition payments during the period subsequent to his termination in which the covenant or his employment is terminated under circumstances that constitute a constructive dismissal.

      John R. MacDonald, Chief Financial Officer. Mr. MacDonald’s employment agreement will be entered into prior to the effective time of the merger and will have a three year term. The agreement will provide for the payment of a base salary of $350,000, an annual bonus target of 100% of his base salary, grants of stock options pursuant to the New Ameritrade long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade or New Ameritrade. The agreement will provide that it may be terminated by either party at any time and that if Mr. MacDonald is terminated by New Ameritrade for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. MacDonald will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at New Ameritrade’s cost. If, following a change in control, Mr. MacDonald’s employment is terminated by New Ameritrade without cause or his employment is terminated for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement will contain covenants by Mr. MacDonald not to compete with New Ameritrade during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. MacDonald’s execution of a release of claims and, if any payments under the agreement would subject Mr. MacDonald to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      J. Peter Ricketts, President of Private Client division of Old Ameritrade. Mr. Ricketts’ employment agreement will be entered into prior to the effective time of the merger and will have a three year term. The agreement will provide for the payment of a base salary of $300,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the New Ameritrade long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade or New Ameritrade. The agreement will provide that it may be terminated by either party at any time and that if Mr. Ricketts is terminated by New Ameritrade for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Ricketts will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at New Ameritrade’s cost. If, following a change in control, Mr. Ricketts’ employment is terminated by New Ameritrade without cause or his employment is terminated for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement will contain covenants by Mr. Ricketts not to compete with New Ameritrade during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Ricketts’ execution of a release of claims and, if any payments under the agreement would subject Mr. Ricketts to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Vincent Passione, President of the Institutional Client division of Old Ameritrade. Mr. Passione’s employment agreement was entered into as of February 1, 2002 and has a term ending on June 30, 2003 with provisions for renewal for an additional twelve months. The agreement provides for the payment of a base salary of $350,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Old Ameritrade long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade. The agreement provides that it may be terminated by either party at any time. If Mr. Passione is terminated by Old Ameritrade for any reason other than cause or if he terminates his employment for good reason, Mr. Passione is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Passione will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at Old Ameritrade’s cost. If, following a change in control, Mr. Passione’s employment is terminated by Old Ameritrade without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Passione not to compete with Old Ameritrade during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Passione’s execution of a release of claims and, if any payments under the agreement would subject Mr. Passione to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Phylis M. Esposito, Executive Vice President and Chief Strategy Officer. Ms. Esposito’s employment agreement was entered into as of February 1, 2002 and has a term ending on June 30, 2003 with provisions for renewal for an additional twelve months. The agreement provides for the payment of a base salary of $300,000, an annual bonus with a target of 100% of her base salary, grants of stock options pursuant to the Old Ameritrade long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade. The agreement provides that it may be terminated by either party at any time. If Ms. Esposito is terminated by Old Ameritrade for any reason other than cause or if she terminates her employment for good reason, Ms. Esposito is entitled to receive continued payments of her base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Ms. Esposito will also receive the amount of annual target bonus to which she was entitled for the year in which the termination occurs and she will be provided with continuing medical coverage, subject to limitations, for the severance period at Old Ameritrade’s cost. If, following a change in control, Ms. Esposito’s employment is terminated by Old Ameritrade without cause or her employment is terminated for good reason, she is entitled to be paid a lump sum equal to her salary and bonus as described above. The agreement contains covenants by Ms. Esposito not to compete with Old Ameritrade during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Ms. Esposito’s execution of a release of claims and, if any payments under the agreement would subject Ms. Esposito to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Kurt Halvorson, Executive Vice President and Chief Administrative Officer. Mr. Halvorson’s employment agreement will be entered into prior to the effective time of the merger and will have a two year term. The agreement will provide for the payment of a base salary of $300,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the New Ameritrade long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade or New Ameritrade. The agreement will provide that it may be terminated by either party at any time and that if Mr. Halvorson is terminated by New Ameritrade for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Halvorson will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at New Ameritrade’s cost. If, following a change in control, Mr. Halvorson’s employment is terminated by New Ameritrade without cause or his employment is terminated for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement will contain covenants by Mr. Halvorson not to compete with New Ameritrade during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Halvorson’s execution of a release of claims and, if any payments under the agreement would subject Mr. Halvorson to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Ellen Koplow, Senior Vice President and General Counsel. Ms. Koplow’s employment agreement will be entered into prior to the effective time of the merger and will have a two year term. The agreement will provide for the payment of a base salary of $240,000, an annual bonus with a target of 60% of her base salary, grants of stock options pursuant to the New Ameritrade long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by Old Ameritrade or New Ameritrade. The agreement will provide that it may be terminated by either party at any time and that if Ms. Koplow is terminated by New Ameritrade for any reason other than cause or if she terminates her employment for good reason, Ms. Koplow will be entitled to receive continued payments of her base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Ms. Koplow will also receive the amount of annual bonus to which she was entitled for the year in which the termination occurs and and she will be provided with continuing medical coverage, subject to limitations, for the severance period at New Ameritrade’s cost. If, following a change in control, Ms. Koplow’s employment is terminated by New Ameritrade without cause or her employment is terminated for good reason, she will be entitled to be paid a lump sum equal to her salary and bonus as described above. The agreement will contain covenants by Ms. Koplow not to compete with New Ameritrade during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Ms. Koplow’s execution of a release of claims and, if any payments under the agreement would subject Ms. Koplow to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

Principal Stockholders of Old Ameritrade, Datek and New Ameritrade

      The following table sets forth as of July 10, 2002 the beneficial ownership of Old Ameritrade’s common stock by each person believed by Old Ameritrade to beneficially own more than 5% of its common stock and by the directors and executive officers of Old Ameritrade who will serve as directors and executive officers of New Ameritrade. The table also sets forth information with respect to the beneficial ownership of Datek’s common stock as of July 10, 2002 by:

•	each person known by Datek to beneficially own more than 5% of its common stock;

•	Datek’s named executive officers;

•	Datek’s directors; and

•	all of Datek’s executive officers and directors as a group.

      As of July 10, 2002, there were approximately 59 holders of Datek common stock. In addition, holders of shares of Datek’s Series A preferred stock, Series B preferred stock and Series C preferred stock may convert these shares into common stock. If these shares were converted, there would be a total of approximately 113 holders of Datek common stock.

      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below that beneficially own Old Ameritrade common stock is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127, and the address for those listed below that beneficially own Datek common stock is c/o Datek Online Holdings Corp., 70 Hudson Street, Jersey City, New Jersey 07302. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Old Ameritrade common stock and Datek common stock shown as beneficially owned by them.

      The number of shares of Old Ameritrade common stock outstanding used in calculating the percentage for each listed person includes the shares of Old Ameritrade Class A common stock and Class B common stock outstanding and the shares of Class A common stock underlying options held by such persons that are exercisable within 60 days of July 10, 2002, but excludes shares of Class A common stock underlying options held by any other person. The number of shares of Datek common stock outstanding used in calculating the percentage for each listed person includes the shares of Datek common stock underlying options held by such persons that are exercisable within 60 days of July 10, 2002, but excludes shares of Datek common stock underlying options held by any other person. Percentage of beneficial ownership is based on

•	199,967,145 shares of Old Ameritrade Class A common stock and 16,372,800 shares of Class B common stock outstanding as of July 10, 2002; and

•	159,246,180 shares of Datek common stock outstanding as of July 10, 2002.

					Post-Merger
			Pre-Merger		Estimated New
	Pre-Merger Old		Datek Shares		Ameritrade Shares
	Ameritrade Shares		Beneficially		Beneficially
	Beneficially Owned		Owned(1)		Owned(2)

Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent

Principal Stockholders:
Entities affiliated with Bain Capital Funds(3)	0	*	34,561,830	21.7%	46,953,116	10.9%
111 Huntington Ave.
Boston, MA 02199
Marlene M. Ricketts(4)	43,400,087	20.1%	0	*	43,400,087	10.0%
Entities affiliated with TA Associates, Inc.(5)	0	*	28,816,990	18.1%	39,148,606	9.0%
125 High Street, Suite 2500
Boston, MA 02110
Entities affiliated with Silver Lake Partners(6)	0	*	24,687,020	15.5%	33,537,938	7.8%
2725 Sand Hill Road, Building C
Suite 150
Menlo Park, CA 94025
BT Investment Partners Inc.(7)	22,361,482	10.3%	0	*	22,361,482	5.2%
Finanzas, B.V.(8)	0	*	15,217,574	9.6%	20,673,457	4.8%
Locatellikade 1
Parnassustoren
1076 AZ Amsterdam
The Netherlands
Ricketts Grandchildren Trust(9)	19,008,000	8.8%	0	*	19,008,000	4.4%
Persons and entities affiliated with Erik Maschler(10)	0	*	11,639,362	7.3%	15,812,366	3.7%
Persons and entities affiliated with Jeffrey Citron(11)	0	*	10,211,845	6.4%	13,873,049	3.2%
Entities affiliated with Advent International Corporation(12)	0	*	9,874,810	6.2%	13,415,178	3.1%
75 State Street, 29th Floor
Boston, MA 02109
Directors and Named Executive Officers of New Ameritrade:
Kurt D. Halvorson(13)	362,154	*	0	*	362,154	*
Glenn H. Hutchins(14)	0	*	24,687,020	15.5%	33,537,938	7.8%
C. Kevin Landry(15)	0	*	47,122	*	64,016	*
John R. MacDonald(16)	131,311	*	0	*	131,311	*
Joseph H. Moglia(17)	1,532,764	*	0	*	1,532,764	*
Stephen Pagliuca(18)	0	*	34,561,830	21.7%	46,953,116	10.9%
Vincent Passione(19)	298,092	*	0	*	298,092	*
J. Joe Ricketts(20)	53,468,738	24.6%	0	*	53,468,738	12.3%
J. Peter Ricketts(21)	7,236,352	3.3%	0	*	7,236,352	1.7%
Thomas S. Ricketts(22)	6,122,869	2.8%	0	*	6,122,869	1.4%
All New Ameritrade directors and executive officers as a group (13 persons)(23)	64,345,897	29.4%	59,295,972	37.2%	144,900,967	33.3%
Directors and Named Executive Officers of Datek:
Nicolas Bazire(24)	0	*	0	*	0	*
Michael Bingle(25)	0	*	0	*	0	*
John Connaughton(26)	0	*	34,561,830	21.7%	46,953,116	10.9%
Morton David(27)	0	*	460,000	*	624,922	*
John Grifonetti(28)	0	*	400,000	*	543,410	*
Alexander Goor(29)	0	*	400,000	*	543,410	*
Walter Jewett(30)	0	*	300,000	*	407,558	*
David M. Mussafer(31)	0	*	9,874,810	6.2%	13,415,178	3.1%
Edward J. Nicoll(32)	0	*	1,600,000	1.0%	2,173,640	*
Kenneth T. Schiciano(33)	0	*	66,300	*	90,070	*
Peter Stern(34)	0	*	2,717,816	1.7%	3,692,221	*
Peter Williams(35)	0	*	0	*	0	*
All Datek directors and executive officers as a group (19 persons)(36)	0	*	75,334,898	47.3%	102,344,355	23.7%

*	Indicates less than one percent

(1)	Determined on an as-converted basis. Each share of Series A Preferred Stock is convertible into two shares of Datek common stock, each share of Series B preferred stock is convertible into ten shares of Datek common stock and each share of Series C preferred stock is convertible into one share of Datek common stock.

(2)	For purposes of calculating the estimated post-merger New Ameritrade Shares Beneficially Owned, the number of Old Ameritrade shares outstanding as of the effective time of the merger was assumed to be 216,339,945. Upon completion of the merger, each of the directors, executive officers and principal stockholders listed above would own the number of shares of New Ameritrade common stock calculated by multiplying the number of shares of Datek common stock listed beside that person’s or entity’s name by the ratio of outstanding Old Ameritrade shares to Datek shares, assuming in each case that all Datek common stock held by such person or entity was converted into New Ameritrade stock and that no Datek stockholder receives cash of Datek in the merger. The percentage ownership of New Ameritrade held by each such person or entity would be calculated by dividing the result of the foregoing calculation by twice the aggregate number of Old Ameritrade shares outstanding as of the effective time of the merger. Actual holdings could vary from the figures shown in the table because stockholders of Datek are entitled to make elections to receive cash of Datek in lieu of some of their Datek shares.

(3)	Represents shares owned by a group of investment funds affiliated with Bain Capital, including (i) 2,055,534 shares of Series B preferred stock owned by Bain Capital Fund VII, LLC, whose sole member is Bain Capital Fund VII, L.P., whose sole general partner is Bain Capital Partners VII, L.P. (“BCP”), whose sole general partner is Bain Capital Investors, LLC (“BCI”), (ii) 760,487 shares of Series B preferred stock owned by Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital VII Coinvestment Fund, L.P., whose sole general partner is BCP, whose sole general partner is BCI, (iii) 86,665 shares of Series B preferred stock owned by BCIP Associates II, whose managing partner is BCI, (iv) 16,860 shares of Series B preferred stock owned by BCIP Associates II-B, whose managing partner is BCI, (v) 18,040 shares of Series B preferred stock owned by BCIP Trust Associates II, whose managing partner is BCI, (vi) 14,269 shares of Series B preferred stock owned by BCIP Trust Associates II-B, whose managing partner is BCI, and (vii) 504,328 shares of Series B preferred stock owned by BCI Datek Investors, LLC, whose administrative member is BCP.

(4)	Shares of Class A Stock beneficially owned by Mrs. Ricketts consist of 30,381,047 shares held by Mrs. Ricketts individually in a brokerage margin account; 3,000,000 shares held jointly with J. Joe Ricketts, her spouse, in a brokerage margin account; 1,500,000 shares held jointly with J. Joe Ricketts but pledged as collateral; and 332,352 shares held in the M. Ricketts IRA. Shares of Class B Stock beneficially owned by Mrs. Ricketts consist of 8,186,688 shares held by the J. Joe Ricketts 1994 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power. Shares of Class A Stock and Class B Stock beneficially owned by Mrs. Ricketts do not include shares held by Mr. Ricketts individually and disclosed in footnote 20 below. Mrs. Ricketts’ mailing address is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska, 68127.

(5)	Represents shares owned by a group of investment funds affiliated with TA Associates, including (i) 1,692,824 shares of Series B preferred stock owned by TA IX, LP, (ii) 1,128,927 shares of Series A Preferred Stock and 185,929 shares of Series B preferred stock owned by TA Atlantic & Pacific IV, LP, (iii) 2,790,374 shares of Series A preferred stock and 49,374 shares of Series B preferred stock owned by TA/Advent VIII, LP, (iv) 523,195 shares of Series A preferred stock owned by Advent Atlantic & Pacific III, L.P., (v) 53,017 shares of Series A preferred stock and 8,464 shares of Series B preferred stock owned by TA Executives Fund, LLC, and (vi) 55,807 shares of Series A preferred stock and 34,844 shares of Series B preferred stock owned by TA Investors, LLC.

(6)	Represents shares owned by a group of investment funds affiliated with Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, LLC, including (i) 2,231,640 shares of Series B preferred stock owned by Silver Lake Partners, L.P., (ii) 64,360 shares of Series B preferred stock owned by Silver Lake Investors, L.P., (iii) 49,374 shares of Series B preferred stock owned by Silver Lake Technology Investors, L.L.C., (iv) 121,484 shares of Series B preferred stock owned by Integral Capital Partners V, L.P., (v) 1,550 shares of Series B preferred stock owned by Integral Capital Partners V Side Fund, L.P. and (vi) 294 shares of Series B preferred stock owned by Integral Capital Partners V SLP Side Fund, LLC. Silver Lake Partners disclaims beneficial ownership of all shares owned by Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. and Integral Capital Partners V SLP Side Fund, LLC.

(7)	Based on Amendment No. 3 to Schedule 13G filed on May 10, 2002 with the Securities and Exchange Commission by Taunus Corporation, 31 West 52nd Street, New York, New York, and BT Investment Partners Inc., 31 West 52nd Street, New York, New York. On Amendment No. 3 to Schedule 13G, Taunus Corporation and certain of its affiliates other than BT Investment Partners Inc. claimed no voting or dispositive power with respect to any shares. BT Investment Partners Inc., a wholly-owned subsidiary of Taunus Corporation, was the beneficial owner with respect to 22,361,482 of these shares, claimed sole voting and dispositive power with respect to all of these shares and no shared voting or dispositive power with respect to any of these shares.

(8)	Consists of 7,608,787 shares of Series A preferred stock owned by Finanzas, B.V.

(9)	The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

(10)	Consists of (i) 2,812,129 shares of non-voting common stock owned by Trust F/B/O Erik Maschler between Sheldon Maschler as grantor and Lee Maschler, Edward Maschler and Frederick Balbi as trustees, (ii) 2,812,129 shares of non-voting common stock owned by Trust F/B/O Lee Maschler between Sheldon Maschler as grantor and Edward Maschler, Erik Maschler and Frederick Balbi as trustees, (iii) 3,202,990 shares of non-voting common stock owned by Trust F/B/O Matthew Maschler between Sheldon Maschler as grantor and Edward Maschler, Erik Maschler and Frederick Balbi as trustees, (iv) 937,372 shares of non-voting common stock owned by Erik Maschler, (v) 1,855,199 shares of non-voting common stock owned by Aaron Elbogen, and (vi) 19,543 shares of non-voting common stock owned by Aaron Elbogen Irrevocable Trust.

(11)	Consists of (i) 5,000,000 shares of Series C preferred stock owned by Jeffrey Citron, (ii) 2,000,000 shares of Series C preferred stock owned by Suzanne L. Citron, and (iii) 3,211,845 shares of Series C preferred stock owned by Jeffrey Adam Citron 1999 Qualified Trust.

(12)	Represents shares owned by a group of investment funds affiliated with Advent International Corporation, including (i) 143,088 shares of Series B preferred stock owned by Advent Global GECC III Limited Partnership, (ii) 8,242 shares of Series B preferred stock owned by Advent Partners Limited Partnership, (iii) 1,350 shares of Series B preferred stock owned by Advent Partners GPE III Limited Partnership, (iv) 488 shares of Series B preferred stock owned by Advent Partners (NA) GPE III Limited Partnership, (v) 19,660 shares of Series B preferred stock owned by Advent PGGM Global Limited Partnership, (vi) 1,642 shares of Series B preferred stock owned by Advent Partners DMC III Limited Partnership, (vii) 40,431 shares of Series B preferred stock owned by Digital Media & Communications III, LP, (viii) 20,015 shares of Series B preferred stock owned by Digital Media & Communications III-A, LP, (ix) 7,005 shares of Series B preferred stock owned by Digital Media & Communications III-B, LP, (x) 70,054 shares of Series B preferred stock owned by Digital Media & Communications III-C, LP, (xi) 15,012 shares of Series B preferred stock owned by Digital Media & Communications III-D, C.V., (xii) 10,008 shares of Series B preferred stock owned by Digital Media & Communications III-E, C.V., (xiii) 135,369 shares of Series B preferred stock owned by Global Private Equity III Limited Partnership, (xiv) 352,355 shares of Series B preferred stock owned by Global Private Equity IV Limited Partnership; (xv) 4,507 shares of Series B preferred stock owned by Advent Partners GPE IV Limited Partnership; (xvi) 858 shares of Series B preferred stock owned by Advent Partners (NA)

GPE IV Limited Partnership; (xvii) 143,088 shares of Series B preferred stock owned by First Union Capital Partners LLC; and (xviii) 14,309 shares of Series B preferred stock owned by Guayacan Private Equity Fund Limited Partnership.

(13)	Consists of 259,234 shares held in Mr. Halvorson’s 401(k) account and 102,900 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Mr. Hutchins is a director of Datek and a Managing Member and Officer of the General Partner of Silver Lake Partners, LP, see footnote 6 above. Mr. Hutchins disclaims beneficial ownership of all shares owned by Silver Lake Partners, LP and its affiliated entities, except to the extent of his pecuniary interest therein.

(15)	Mr. Landry is a director of Datek and a Managing Director and Chief Executive Officer of TA Associates, see footnote 5 above. He disclaims beneficial ownership of all TA Associates, Inc. shares, except to the extent of 1,251 shares of Series A preferred stock and 4,462 shares of Series B preferred stock which he owns through TA Investors LLC.

(16)	Consists of 797 shares held in Mr. MacDonald’s 401(k) account, 68,600 shares issuable upon the exercise of options that are exercisable within 60 days and 61,914 shares held for the benefit of Mr. MacDonald in a deferred compensation account under Old Ameritrade’s Executive Deferred Compensation Program. Does not include 238,466 shares issuable upon exercise of options which are not exercisable within 60 days except upon the effective time of the merger.

(17)	Consists of 151,400 shares held by Mr. Moglia individually in a brokerage margin account and 1,381,364 shares issuable upon the exercise of options that are exercisable within 60 days.

(18)	Mr. Pagliuca is a director of Datek and a member of Bain Capital Investors, LLC and he, or entities affiliated with him, are partners of one or more of BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, and BCIP Trust Associates II-B, see footnote 3 above. Mr. Pagliuca disclaims beneficial ownership of all such shares owned by these entities except to the extent of his pecuniary interest therein.

(19)	Consists of 6,000 shares held by Mr. Passione individually, 3,928 shares held in Mr. Passione’s 401(k) account, 175,000 shares issuable upon the exercise of options that are exercisable within 60 days and 113,164 shares held for the benefit of Mr. Passione in a deferred compensation account under Old Ameritrade’s Executive Deferred Compensation Program.

(20)	Shares of Class A Stock beneficially owned by Mr. Ricketts consist of 37,975,260 shares held by Mr. Ricketts individually in a brokerage margin account; 3,000,000 shares held jointly with Marlene M. Ricketts, his spouse, in a brokerage margin account; 1,434,467 shares owned by Mr. Ricketts but pledged as collateral; 1,500,000 shares held jointly with Marlene M. Ricketts but pledged as collateral; 332,352 shares held in the J. Ricketts IRA; 797 shares held in Mr. Ricketts’ 401(k) account; and 1,039,750 shares issuable upon the exercise of options exercisable within 60 days. Shares of Class B Stock beneficially owned by Mr. Ricketts consist of 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power. Shares of Class A Stock and Class B Stock beneficially owned by Mr. Ricketts do not include shares held by Mrs. Ricketts individually and disclosed in footnote 4 above. Percentage of Pre-Merger Old Ameritrade ownership is determined on the basis of 217,379,695 shares, consisting of 216,339,945 shares of common stock and 1,039,750 shares issuable upon the exercise of options exercisable within 60 days. Percentage of Post-Merger New Ameritrade ownership is determined on the basis of 433,719,640 shares, consisting of 432,679,890 shares of common stock and 1,039,750 shares issuable upon the exercise of options exercisable within 60 days.

(21)	Consists of 1,066,668 shares held by Mr. Ricketts individually in a brokerage margin account; 87,868 shares held jointly with Susanne Shore, his spouse, in a brokerage margin account; 19,950 shares held by Mr. Ricketts’ children in brokerage margin accounts; 65,804 shares in Mr. Ricketts’ 401(k) account; 51,350 shares issuable upon the exercise of options exercisable within 60 days; 958,640 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 4,986,072 shares in the Marlene Ricketts Annuity Trust

1999 #2 and Marlene Ricketts Annuity Trust 2001 #1 over which Mr. Ricketts has shared voting and dispositive power.

(22)	Consists of 151,557 shares held by Mr. Ricketts jointly with Cecilia Ricketts, his spouse, in a brokerage margin account; 26,600 shares held by Mr. Ricketts’ children in brokerage margin accounts; 958,640 shares in the Marlene Ricketts Trust for the benefit of Thomas S. Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 4,986,072 shares in the Marlene Ricketts Annuity Trust 1999 #2 and Marlene Ricketts Annuity Trust 2001 #1 over which Mr. Ricketts has shared voting and dispositive power.

(23)	Includes shares owned by the six directors of New Ameritrade that are named in the “Directors, Executive Officers and Principal Stockholders of New Ameritrade — Directors” section of this document and the executive officers of Old Ameritrade. Includes 2,855,439 shares issuable to executive officers of Old Ameritrade upon the exercise of options exercisable within 60 days. Does not include 238,466 shares issuable upon exercise of options which are not exercisable within 60 days except upon the effective time of the merger. Percentage of Pre-Merger Old Ameritrade ownership is determined on the basis of 219,195,384 shares, consisting of 216,339,945 shares of common stock and 2,855,439 shares issuable upon the exercise of options exercisable within 60 days. Percentage of Post-Merger New Ameritrade ownership is determined on the basis of 435,535,329 shares, consisting of 432,679,890 shares of common stock and 2,855,439 shares issuable upon the exercise of options exercisable within 60 days.

(24)	Mr. Bazire is a director of Datek and a Managing Director of Groupe Arnault SA, which controls, indirectly, Finanzas B.V.

(25)	Mr. Bingle is a director of Datek and a Non-Managing Member and Officer of the General Partner of Silver Lake Partners, LP, see footnote 6 above. Mr. Bingle disclaims beneficial ownership of all securities owned by Silver Lake Partners, LP and its affiliates.

(26)	Mr. Connaughton is a director of Datek and a member of Bain Capital Investors, LLC and he, or entities affiliated with him, are partners of one or more of BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, and BCIP Trust Associates II-B, see footnote 3 above. Mr. Connaughton disclaims beneficial ownership of all of these securities.

(27)	Includes 24,000 shares held by Julien David. Does not include 10,000 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(28)	Includes 6,500 shares held by The John Grifonetti 1999 Children’s Trust Agreement. Does not include 849,500 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(29)	Does not include 581,000 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(30)	Includes 200,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 1, 2002. Does not include 10,000 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(31)	Mr. Mussafer is a director of Datek and a Managing Director of Advent International Corporation and disclaims beneficial ownership of these shares, except 889 shares that are indirectly owned by Mr. Mussafer, see footnote 12 above.

(32)	Does not include 1,142,900 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(33)	Mr. Schiciano is a director of Datek and a Managing Director of TA Associates, see footnote 5 above. Mr. Schiciano disclaims beneficial ownership of all TA Associates shares, except to the extent of 7,800 shares of Series A preferred stock and 5,070 shares of Series B preferred stock which he owns through TA Investors LLC.

(34)	Does not include 949,500 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(35)	Mr. Williams is the Chairman and Chief Executive Officer of Datek Canada Financial Services, Inc., a subsidiary of Datek. This number does not include 105,813 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

(36)	Does not include 5,356,713 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of July 10, 2002 except upon a change of control of Datek.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion addresses the material U.S. federal income tax considerations of the merger that are applicable to Old Ameritrade and Datek stockholders. This discussion is based on the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all U.S. federal income tax consequences of the merger that may be relevant to you, and does not address any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending on your particular situation. For example, the discussion may not apply to you, in whole or in part, if you hold options in Old Ameritrade or Datek common stock or acquired Old Ameritrade or Datek common stock under a compensatory or other employment-related arrangement, or if you are an insurance company, a tax-exempt organization, a financial institution or broker-dealer, a person who is neither a citizen nor a resident of the United States, a trader in securities that elects to mark-to-market, or a person who holds Old Ameritrade or Datek common stock as part of a hedge, straddle or conversion transaction. The following discussion assumes that you held your Old Ameritrade or Datek common stock as a capital asset at the effective time of the merger.

      You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

      The obligation of Old Ameritrade to complete the Ameritrade merger is conditioned upon the receipt by Old Ameritrade of an opinion of Mayer, Brown, Rowe & Maw, counsel to Old Ameritrade, dated as of the closing date of the merger, that its merger with Arrow Merger Corp. will be a reorganization described in Section 368(a) of the Code and/or considering the Ameritrade merger and Datek merger together, the exchange of Old Ameritrade common stock for New Ameritrade common stock in the merger will qualify as an exchange described in Section 351 of the Code. Similarly, the obligation of Datek to complete the Datek merger is conditioned upon the receipt by Datek of an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Datek, dated as of the closing date of the merger, that its merger with Dart Merger Corp. will be a reorganization described in Section 368(a) of the Code and/or considering the Ameritrade merger and the Datek merger together, the exchange of Datek common stock for New Ameritrade common stock will qualify as an exchange described in Section 351 of the Code.

      In addition to the opinions discussed above, Mayer, Brown, Rowe & Maw and Fried, Frank, Harris, Shriver & Jacobson have each provided opinions that the Ameritrade merger and the Datek merger, respectively, will be reorganizations described in Section 368(a) of the Code and/or considering the Ameritrade merger and Datek merger together, the merger will be an exchange described in Section 351 of the Code and confirming the tax consequences of the merger that are described below. We have filed these opinions with the SEC as exhibits to the registration statement related to this document. These opinions are based upon the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect. Any change could alter the conclusions reached by counsel in these opinions. In addition, these opinions are based on:

•	customary factual representations made by New Ameritrade, Old Ameritrade and Datek, including representations as to (1) the nature and value of the securities and other consideration to be exchanged in the merger; (2) issuances, acquisitions, dispositions and redemptions involving the stock of New Ameritrade, Old Ameritrade and Datek before or after the merger; (3) the continuation, after the merger, of the historic businesses of Old Ameritrade and Datek; and (4) the assets and liabilities of Old Ameritrade and Datek and possible sales, transfers, or other dispositions of such assets; and

•	customary factual assumptions set forth in these opinions, including assumptions that (1) the description of the merger, representations and statements set forth in the transaction agreements, this document and accompanying exhibits are accurate, and that the merger will in fact occur as described in those documents without modification, and that all conditions set forth in those documents will be satisfied in full without waiver; (2) any representation or statement that is anticipated to be true, is made “to the knowledge,” or is similarly qualified is in fact correct; and (3) where a representation states that a person is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

Any inaccuracy in the representations and assumptions upon which these opinions are based could alter the conclusions reached by counsel in these opinions. Neither New Ameritrade, Old Ameritrade nor Datek has requested a ruling from the Internal Revenue Service as to the tax consequences of the merger to you. Therefore, there can be no assurance that the Internal Revenue Service will agree with the conclusions of counsel in these opinions or in this document.

Material Federal Income Tax Considerations for Old Ameritrade Stockholders

      The discussion under this heading “Material Federal Income Tax Considerations for Old Ameritrade Stockholders” is the opinion of Mayer, Brown, Rowe & Maw, subject to the qualifications and limitations referenced and summarized above.

      You will not recognize any gain or loss as a result of your receipt as a current Old Ameritrade stockholder of shares of New Ameritrade common stock pursuant to the merger. Your aggregate tax basis in the shares of New Ameritrade common stock you receive pursuant to the merger will equal your aggregate tax basis in the shares of Old Ameritrade common stock you surrender in the merger. Your holding period for the shares of New Ameritrade common stock you receive pursuant to the merger will include the period during which you held your shares of Old Ameritrade common stock.

Material Federal Income Tax Considerations for Datek Stockholders

      The discussion under this heading “Material Federal Income Tax Considerations for Datek Stockholders” is the opinion of Fried, Frank, Harris, Shriver & Jacobson, subject to the qualifications and limitations referenced and summarized above.

      Exchange of Datek common stock solely for New Ameritrade common stock. If you hold Datek common stock and in the merger you receive solely New Ameritrade common stock in exchange for your Datek common stock, you will not recognize gain or loss upon such exchange, except to the extent cash is received in lieu of fractional shares. Accordingly, your aggregate tax basis in the New Ameritrade common stock you receive will be the same as your aggregate tax basis in the Datek common stock you surrender, excluding the tax basis allocated to fractional shares, and your holding period in the New Ameritrade common stock will include your holding period in the Datek common stock you surrender. If you receive cash in lieu of fractional shares, you will recognize gain or loss with respect to any cash received, which generally will be capital gain or loss, equal to the difference between the ratable portion of your tax basis in the Datek common stock surrendered in the merger which is allocated to such fractional shares and the cash received in lieu thereof.

      Exchange of Datek common stock for a combination of New Ameritrade common stock and cash. If you hold common stock and in the merger you receive a combination of New Ameritrade common stock and cash of Datek in exchange for Datek common stock, you will not recognize gain or loss with respect to the New Ameritrade common stock you receive. With respect to any cash you receive, including with respect to any fractional shares, you generally should be treated as having disposed of the common stock you surrender in exchange for the cash in a “sale or exchange.” See “Characterization as a Sale” below. Accordingly, with respect to any cash you receive, you would recognize capital gain or loss equal to the difference between your aggregate tax basis in the Datek common stock you surrender and the amount of cash you receive for the stock, although it is possible that a less favorable basis recovery rule could apply.

This gain or loss must be separately calculated with respect to each block of Datek common stock you surrender, with the aggregate amount of cash and New Ameritrade common stock you receive allocated proportionately among the shares of Datek common stock you surrender. Your aggregate tax basis in the New Ameritrade common stock you receive should be the same as your aggregate tax basis in the Datek common stock you surrender in the Datek merger in exchange for New Ameritrade common stock, excluding the tax basis allocated to fractional shares. Your holding period in the New Ameritrade common stock will include your holding period in the Datek common stock you surrender.

      Characterization as a Sale. Any cash you receive pursuant to the Datek merger should be treated as proceeds of a redemption for federal income tax purposes that is subject to the stock redemption rules of Section 302 of the Code, and, accordingly, would be treated as a “sale or exchange” of such common stock and be eligible for capital gains tax treatment if the sale of common stock pursuant to the merger by you (1) results in a “complete redemption of all your shares in Datek, (2) is “substantially disproportionate” with respect to you or (3) is “not essentially equivalent to a dividend” with respect to you, each as described more fully below under “Application of Section 302 Tests.” It is expected that you would satisfy at least one of these tests, subject to the application of the “constructive ownership” rules discussed below. However, because of uncertainty resulting from the fact that more than one provision of the tax law could apply to this transaction, it is possible that the Internal Revenue Service could successfully assert that the receipt of any cash by you be treated in a manner that would make it more difficult to satisfy these tests. If none of the above three tests is satisfied with respect to you, you could be treated as having received a distribution, taxable as a dividend at ordinary income tax rates, to the extent of available “earnings and profits,” in an amount equal to the amount of cash you receive without reduction for the tax basis of the stock you transfer pursuant to the merger.

      Application of Section 302 Tests. In determining whether any of the tests under Section 302 is satisfied, you must take into account both shares actually owned by you and any shares you are considered to own by reason of constructive ownership rules set forth in Section 318 of the Code. Under these rules, you generally will be considered to own shares that you have the right to acquire by the exercise of an option or warrant and shares owned by some members of your family and by entities, such as corporations, partnerships, trusts and estates in which you have a direct or constructive interest. You must also take into account all transactions which are part of a pre-arranged plan that includes the redemption, including the merger and the sale or exchange of Datek Class X common stock for cash or Island shares, respectively, as contemplated by the fifth amended and restated certificate of incorporation and referred to as the exchange. In addition, it is possible that any shares you directly or constructively acquire or dispose of substantially contemporaneous with the merger will be taken into account in determining whether any of these tests are satisfied.

•	Complete Redemption. A disposition of common stock pursuant to the merger would result in a “complete redemption” of your shares under Section 302 of the Code if, pursuant to the exchange and the merger, either (1) Datek and New Ameritrade acquire all of the common stock you actually and constructively own or (2) all shares you actually own are disposed of pursuant to the exchange and the merger and, with respect to constructively owned common stock, you effectively waive constructive ownership of all such common stock under procedures described in Section 302(c) of the Code.

•	Substantially Disproportionate. The disposition of common stock pursuant to the merger would be “substantially disproportionate” with respect to you under Section 302 of the Code if, immediately after the merger (treating as not outstanding all common stock acquired pursuant to the exchange and merger), your actual and constructive percentage ownership of voting shares in Datek is less than 80% of your actual and constructive percentage ownership of voting shares in Datek immediately before the disposition of common stock pursuant to the exchange and the merger (treating as outstanding all common stock acquired pursuant to the exchange and the merger).

•	Not Essentially Equivalent to a Dividend. In order for the disposition of common stock pursuant to the merger to qualify as “not essentially equivalent to a dividend” under Section 302 of the

Code, you must experience a meaningful reduction in your proportionate interest in Datek as a result of such disposition and after giving effect to the exchange and the merger, taking into account the constructive ownership rules. Whether the disposition by you pursuant to the merger will result in a meaningful reduction of your proportionate interest will depend on your particular facts and circumstances.

      Receipt of Island Stock Pursuant to the Exchange. Datek stockholders will be separately advised on the tax consequences to them of the receipt of Island stock, or cash in lieu of Island stock, pursuant to the exchange.

Tax Consequences to Old Ameritrade and Datek

      The discussion under this heading “Tax Consequences to Old Ameritrade and Datek” regarding the tax consequences of the merger to Old Ameritrade is the opinion of Mayer, Brown, Rowe & Maw, and the discussion under this heading “Tax Consequences to Old Ameritrade and Datek” regarding the tax consequences of the merger and the distribution of Island shares to Datek is the opinion of Fried, Frank, Harris, Shriver & Jacobson, in each case subject to the limitations and qualifications referenced and summarized above.

      Neither Old Ameritrade nor Datek will recognize gain or loss as a result of the merger. Datek will recognize gain on the distribution of the stock of Island, prior to the merger, pursuant to the exchange.

      This federal income tax discussion may not apply to all holders of Old Ameritrade common stock or to all holders of Datek common stock. You are urged to consult your own tax advisor as to the specific tax consequences of the merger to you.

ACCOUNTING TREATMENT OF THE MERGER

      The merger will be accounted for using the purchase method of accounting. Under Statement of Financial Accounting Standards No. 141, Business Combinations, one of the existing combining entities is determined to be the acquiring entity on the basis of the evidence available. Old Ameritrade will be treated as the acquiring entity for accounting purposes based on the following facts: (1) the holders of Old Ameritrade common stock will receive a slightly larger portion of the voting rights of New Ameritrade because of payments in lieu of fractional shares to Datek stockholders, (2) the Ricketts holders will hold the largest minority voting interest in New Ameritrade, and (3) the senior management of New Ameritrade will consist of the senior management of Old Ameritrade, including Old Ameritrade’s Chairman, Chief Executive Officer and Chief Financial Officer, who will serve in the same positions for New Ameritrade.

      Under the purchase method of accounting, the aggregate cost of the acquired entity, Datek, will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values, with any excess being recognized as goodwill. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but will be subject to an impairment test at least annually.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

      The shares of New Ameritrade common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of New Ameritrade common stock issued to any person who is deemed to be an “affiliate” of either Old Ameritrade or Datek at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either Old Ameritrade or Datek and may include our directors, executive officers and significant stockholders. We expect that each of the Ricketts holders and the Datek holders will be deemed to be affiliates of Old Ameritrade or Datek at the time of the special meetings and will be deemed to be affiliates of New

Ameritrade upon completion of the merger. Affiliates may not sell their shares of New Ameritrade common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      New Ameritrade’s registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of New Ameritrade common stock to be received by affiliates in the merger. As a result, each Ricketts holder and Datek holder will be required to comply with paragraphs (c) (current public information), (e) (volume) and (f) and (g) (manner of sale) of Rule 144 under the Securities Act in connection with sales of New Ameritrade common stock after completion of the merger.

DESCRIPTION OF NEW AMERITRADE CAPITAL STOCK

      The following description of the material terms of the capital stock of New Ameritrade includes a summary of specified provisions of New Ameritrade’s amended and restated certificate of incorporation and bylaws that will be in effect upon completion of the merger. This description is subject to the relevant provisions of Delaware law and is qualified by reference to New Ameritrade’s amended and restated certificate of incorporation and bylaws, copies of which are available as exhibits to the registration statement filed with the Securities and Exchange Commission of which this document is a part.

Authorized Capital Stock

      New Ameritrade will be authorized to issue 650 million shares of common stock, $0.01 par value, and 100 million shares of preferred stock, $0.01 par value. Following the effective time of the merger, we anticipate that approximately 432,679,890 million shares of New Ameritrade common stock and no shares of New Ameritrade preferred stock will be outstanding.

Common Stock

      The shares of New Ameritrade common stock to be issued in the merger will be duly authorized, validly issued, fully paid and nonassessable. Each holder of New Ameritrade common stock will be entitled to one vote per share in the election of directors and on all other matters submitted to the vote of stockholders. No holder of New Ameritrade common stock may cumulate votes in voting for New Ameritrade directors.

      Subject to the rights of the holders of any New Ameritrade preferred stock that may be outstanding from time to time, each share of New Ameritrade common stock will have an equal and ratable right to receive dividends as may be declared by the New Ameritrade board of directors out of funds legally available for the payment of dividends, and, in the event of liquidation, dissolution or winding up of New Ameritrade, will be entitled to share equally and ratably in the assets available for distribution to New Ameritrade stockholders. No holder of New Ameritrade common stock will have any preemptive right to subscribe for any securities of New Ameritrade.

      We expect the New Ameritrade common stock to be listed on the Nasdaq National Market under the trading symbol “AMTD.”

Preferred Stock

      New Ameritrade’s amended and restated certificate of incorporation authorizes the board of directors of New Ameritrade to issue, by resolution and without any action by New Ameritrade’s stockholders, one or more series of preferred stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of preferred stock, including rights that could adversely affect the voting power of the holders of New Ameritrade common stock. New Ameritrade has no present intent to issue any shares of preferred stock.

Transfer Agent

      The transfer agent and registrar for the New Ameritrade common stock will be The Bank of New York.

Anti-Takeover Considerations

      Delaware law contains, and New Ameritrade’s amended and restated certificate of incorporation and bylaws will contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of New Ameritrade. For a description of these provisions, see the “Comparison of Rights of New Ameritrade, Old Ameritrade and Datek Stockholders — Classes of Directors,” “Removal of Directors,” “Vacancies on the Board of Directors,” “State Anti-Takeover Statutes” and “Notice of Stockholder Proposals and Director Nominations” sections of this document.

COMPARISON OF THE RIGHTS OF NEW AMERITRADE,

OLD AMERITRADE AND DATEK STOCKHOLDERS

      New Ameritrade, Old Ameritrade and Datek are each organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of capital stock in New Ameritrade, Old Ameritrade and Datek arise primarily from differences in their respective amended and restated certificates of incorporation and bylaws. Upon completion of the merger, holders of Old Ameritrade capital stock and holders of Datek capital stock will become holders of New Ameritrade capital stock and their rights will be governed by Delaware law and New Ameritrade’s amended and restated certificate of incorporation and bylaws.

      The following discussion summarizes the material differences between the rights of Old Ameritrade stockholders, Datek stockholders and New Ameritrade stockholders. This section does not include a complete description of all the differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. All Old Ameritrade stockholders and Datek stockholders are urged to carefully read the relevant provisions of Delaware law as well as the amended and restated certificates of incorporation and bylaws of each of Old Ameritrade, Datek and New Ameritrade.

Authorized Capital Stock

Old Ameritrade	Datek	New Ameritrade

The authorized capital stock of Old Ameritrade consists of 370,000,000 shares of Class A common stock, $0.01 par value, 25,000,000 shares of Class B common stock, $0.01 par value, and 3,000,000 shares of preferred stock, $1.00 par value. Old Ameritrade’s amended and restated certificate of incorporation authorizes the board of directors to authorize the issuance of one or more series of preferred stock.	Before Reclassification. The authorized capital stock of Datek consists of 600,000,000 shares of common stock, $0.001 par value, 100,000,000 shares of non- voting common stock, $0.001 par value, 200,000 shares of special voting stock, $0.001 par value, and 100,000,000 shares of preferred stock, $0.001 par value. A portion of Datek’s preferred stock has been designated as follows: 12,516,454 shares of preferred stock are designated as Series A convertible preferred stock, $0.001 par value, 10,100,000 shares of preferred stock are designated as Series B convertible preferred stock, $0.001 par value, and 20,000,000 shares of preferred stock are designated as Series C convertible preferred stock, $0.001 par value. Datek’s fourth amended and restated certificate of incorporation authorizes the board of directors to authorize the issuance of any undesignated shares of preferred stock in one or more additional series.

	After Reclassification. The authorized capital stock of Datek will consist of 700,000,000 shares of common stock, $0.001 par value, 200,000 shares of special voting stock, $0.001 par value, and 150,000,000 shares of Class X common stock, $0.001 par value.	The authorized capital stock of New Ameritrade will consist of 650,000,000 shares of common stock, $0.01 par value, and 100 million shares of preferred stock, $0.01 par value. New Ameritrade’s amended and restated certificate of incorporation authorizes the board of directors to authorize the issuance of one or more series of preferred stock.

Size of Board of Directors

Old Ameritrade	Datek	New Ameritrade

Old Ameritrade’s board of directors has nine members. Old Ameritrade’s bylaws provide that the minimum number of directors is three, and that the actual number of directors may be fixed by the board of directors.	Datek’s board of directors has thirteen members. Datek’s bylaws provide that the number of directors shall be as set forth in the certificate of incorporation. Neither Datek’s fourth amended and restated certificate of incorporation nor Datek’s fifth amended and restated certificate of incorporation fix a number of directors, though each provides for the election of certain directors by various series and sub-series of capital stock and specifies that the board shall include three senior officers of Datek and two independent directors.	New Ameritrade’s board of directors has nine members. New Ameritrade’s amended and restated certificate of incorporation and bylaws provide that the number of directors is fixed at nine.

Classes of Directors

Old Ameritrade	Datek	New Ameritrade

Old Ameritrade’s amended and restated certificate of incorporation and bylaws do not provide for the classification of its board of directors.	None of Datek’s fourth amended and restated certificate of incorporation, Datek’s fifth amended and restated certificate of incorporation or Datek’s bylaws provide for the classification of its board of directors.	New Ameritrade’s amended and restated certificate of incorporation provides that its board of directors is divided into three classes of directors with three directors per class and with each class being elected to a staggered three-year term.

Cumulative Voting

Old Ameritrade	Datek	New Ameritrade

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless that right is granted in the certificate of incorporation of the corporation. Old Ameritrade’s amended and restated certificate of incorporation does not permit cumulative voting by Old Ameritrade stockholders.	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless that right is granted in the certificate of incorporation of the corporation. Neither Datek’s fourth amended and restated certificate of incorporation nor Datek’s fifth amended and restated certificate of incorporation permit cumulative voting by Datek stockholders.	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless that right is granted in the certificate of incorporation of the corporation. New Ameritrade’s amended and restated certificate of incorporation does not permit cumulative voting by New Ameritrade stockholders.

Removal of Directors

Old Ameritrade	Datek	New Ameritrade

Under Delaware law, a director may be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the election of directors, and without cause by the affirmative vote of the holders of a majority of the outstanding shares of the class or classes entitled to vote for that director. Under Old Ameritrade’s amended and restated certificate of incorporation, only the holders of Class A common stock are entitled to vote on the removal, with or without cause, of any director elected by the holders of Class A common stock, and only the holders of Class B common stock are entitled to vote on the removal, with or without cause, of any director elected by the holders of Class B common stock.	Under Delaware law, a director may be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the election of directors, and without cause by the affirmative vote of the holders of a majority of the outstanding shares of the class or classes entitled to vote for that director. Datek’s bylaws expressly allow the removal, with or without cause, of any director or all directors by the holders of a majority of the shares entitled to vote at an election of directors.	Under Delaware law, unless the certificate of incorporation provides otherwise, a director of a Delaware corporation with a classified board may be removed only for cause and only by the holders of a majority of the shares entitled to vote. New Ameritrade’s amended and restated certificate of incorporation and bylaws expressly allow the removal, with or without cause, of any director by the holders of a majority of the shares of outstanding common stock; provided, that from and after the date when no party to the stockholders agreement has the right to designate a director to the board of directors, the right of stockholders to remove directors without cause will terminate.

Vacancies on the Board of Directors

Old Ameritrade	Datek	New Ameritrade

Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, the board of directors of a corporation may fill any vacancy on the board and any newly- created directorship. Old Ameritrade’s amended and restated certificate of incorporation provides that vacancies resulting from death, resignation or removal of directors elected by holders of Class A common stock are to be filled by the vote of holders of Class A common stock or by the vote of a majority of the remaining directors elected by the holders of Class A common stock. Similarly, vacancies resulting from death, resignation or removal of directors elected by holders of Class B common stock are to be filled by the vote of holders of Class B common stock or by the vote of a majority of the remaining directors elected by the holders of Class B common stock. Old Ameritrade’s amended and restated certificate of incorporation provides that newly-created directorships are to be filled by the vote of the holders of Class A common stock or Class B common stock at a special meeting or at the next annual meeting, as required so that the majority of the board of directors will continue to be elected by the holders of Class B common stock, or by the vote of all directors on the board of directors prior to such stockholder meeting, in which case the directors are to designate which class of stock will be deemed to have elected the director filling the vacancy.	Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, the board of directors of a corporation may fill any vacancy on the board and any newly- created directorship.

	Before Reclassification. Datek’s fourth amended and restated certificate of incorporation provides that, if any director elected by a specific sub-series of preferred stock or series of common stock ceases to be a director for any reason, the resulting vacancy will be filled (1) by the vote of the holders of the sub-series, if the sub-series would be entitled to elect the director, (2) by the vote of the holders of the series of common stock, if the series of common stock would be entitled to elect the director and the sub-series of preferred stock which is convertible into the series of common stock is not entitled to elect the director, and (3) in any other case, the vacancy will only be filled so that Datek’s board continues to include three senior officers of Datek nominated by the board and elected by all stockholders, other than stockholders not generally entitled to vote, and two independent directors who are not employed by Datek or affiliated with any of Bain Capital, Silver Lake Partners, TA Associates, Advent International or Finanzas who are nominated by the board and elected by all stockholders, other than stockholders not generally entitled to vote. Datek’s bylaws provide that, subject to any restrictions set forth in Datek’s certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.	Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, the board of directors of a corporation may fill any vacancy on the board and any newly- created directorship. New Ameritrade’s bylaws provide that the board of directors may fill any vacancy on the board and any newly-created directorship.

Old Ameritrade	Datek	New Ameritrade

After Reclassification. Datek’s fifth amended and restated certificate of incorporation provides that, if any director elected by a specific series of common stock ceases to be a director for any reason, the vacancy will be filled (1) by the vote of the holders of that series of common stock, if the series is at such time entitled to elect the director, or (2) in any other case, the vacancy will be filled so that Datek’s board continues to include three senior officers of Datek nominated by the board and elected by all stockholders, other than stockholders generally not entitled to vote, and two independent directors who are not employed by Datek or affiliated with any of Bain Capital, Silver Lake Partners, TA Associates, Advent International or Finanzas and who are nominated by the board and elected by all stockholders, other than stockholders not generally entitled to vote. Datek’s bylaws provide that, subject to any restrictions in Datek’s restated certificates, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Action by Written Consent

Old Ameritrade	Datek	New Ameritrade

Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders may take action by written consent. Old Ameritrade’s amended and restated certificate of incorporation is silent on this point and, accordingly, Old Ameritrade stockholders may take action by written consent.	Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders may take action by written consent. Both Datek’s fourth amended and restated certificate of incorporation and Datek’s fifth amended and restated certificate of incorporation are silent on this point and, accordingly, Datek stockholders may take action by written consent. In addition, Datek’s bylaws include a specific provision purporting to allow Datek’s stockholders to take action by written consent.	New Ameritrade’s amended and restated certificate of incorporation specifically allows New Ameritrade stockholders to take action by written consent.

Amendments to Certificate of Incorporation

Old Ameritrade	Datek	New Ameritrade

Delaware law requires the approval of the board of directors and a majority of the outstanding stock to amend the certificate of incorporation. Old Ameritrade’s amended and restated certificate of incorporation expressly defers to Delaware law on this point.	Delaware law requires the approval of the board of directors and a majority of the outstanding stock to amend the certificate of incorporation.

Before Reclassification. Datek’s fourth amended and restated certificate of incorporation is silent as to the general requirements for an amendment to the certificate of incorporation, but specifically provides for (1) approval by at least 66 2/3% of the Series A preferred stock and Series B preferred stock, voting together as a single class, if an amendment similarly adversely affects the Series A preferred stock and Series B preferred stock, (2) approval by at least 85% of the Series A preferred stock, voting together as a single class, if an amendment adversely affects the Series A preferred stock without similarly adversely affecting the Series B preferred stock or improves the Series B preferred stock without similarly improving the Series A preferred stock, (3) approval by at least 75% of the Series B preferred stock, voting together as a single class, if an amendment adversely affects the Series B preferred stock without similarly adversely affecting the Series A preferred stock or improves the Series A preferred stock without similarly improving the Series B preferred stock, (4) approval by at least a majority of the Series C preferred stock if an amendment adversely affects the Series C preferred stock, and (5) approval by at least a majority of the non-voting common stock if an amendment adversely affects the non-voting common stock.

	After Reclassification. Datek’s fifth amended and restated certificate of incorporation is silent as to amendments to the certificate of incorporation.	Delaware law requires the approval of the board of directors and a majority of the outstanding stock to amend the certificate of incorporation. New Ameritrade’s amended and restated certificate of incorporation expressly defers to Delaware law on this point.

Amendments to Bylaws

Old Ameritrade	Datek	New Ameritrade

Delaware law provides that stockholders have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. Old Ameritrade’s amended and restated certificate of incorporation provides that the board of directors may amend the bylaws.	Delaware law provides that stockholders shall have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. Both Datek’s fourth amended and restated certificate of incorporation and Datek’s fifth amended and restated certificate of incorporation provide that the board may, subject to any required approvals of preferred stockholders, amend the bylaws, provided that no such amendment shall relate to the quorum at any meeting of stockholders or directors. Datek’s bylaws provide that such bylaws may only be amended with the approval of both a majority of the board of directors and stockholders owning a majority of the outstanding voting power.	Delaware law provides that stockholders have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. New Ameritrade’s amended and restated certificate of incorporation provides that the board of directors may amend the bylaws.

Special Meetings of Stockholders

Old Ameritrade	Datek	New Ameritrade

Delaware law provides that special meetings of stockholders may be called by the board of directors or other persons as may be authorized by the charter or bylaws. Old Ameritrade’s bylaws provide that the chief executive officer, president, the secretary (if the board of directors so requests) or 25% or more of the holders of shares of common stock entitled to vote may call a special meeting of the stockholders.	Delaware law provides that special meetings of stockholders may be called by the board of directors or other persons as may be authorized by the charter or bylaws. Datek’s bylaws provide that the president may call a special meeting of the stockholders and that such a special meeting shall be called by the president at the request in writing of any two directors.	Delaware law provides that special meetings of stockholders may be called by the board of directors or other persons as may be authorized by the charter or bylaws. New Ameritrade’s amended and restated certificate of incorporation provides that 25% or more of the holders of shares of common stock entitled to vote may call a special meeting of stockholders. New Ameritrade’s bylaws provide that the chairman, chief executive officer, president, the secretary (if the board of directors so requests) or 25% or more of the holders of shares of common stock entitled to vote on a matter may call a special meeting of the stockholders.

Vote on Extraordinary Corporate Transactions

Old Ameritrade	Datek	New Ameritrade

Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the corporation’s board of directors (except in limited circumstances) plus, with limited exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction.	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the corporation’s board of directors (except in limited circumstances) plus, with limited exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction. In addition, prior to the reclassification, the fourth amended and restated certificate of incorporation provides that the approval of 66 2/3% of the Series A preferred stock and the Series B preferred stock, voting together as a single class, is required to approve certain extraordinary corporate transactions constituting a change in control.	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the corporation’s board of directors (except in limited circumstances) plus, with limited exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction.

State Anti-Takeover Statutes

Old Ameritrade	Datek	New Ameritrade

Section 203 of the Delaware corporate statute generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless:

• the board approves either the business transaction in question or the acquisition of shares by the interested stockholder prior to the time the stockholder becomes an interested stockholder; or

• the interested stockholder acquired at least 85% of the outstanding shares in the transaction that resulted in it crossing the 15% threshold, such as pursuant to a tender offer; or

• the business transaction is approved by the board of directors and the holders of at least two-thirds of the corporation’s shares entitled to vote thereon, excluding the shares held by the interested stockholder, at a meeting of stockholders.	Section 203 of the Delaware corporate statute provides that it shall not apply if the certificate of incorporation contains a provision expressly electing not to be governed by such section. Both Datek’s fourth amended and restated certificate of incorporation and Datek’s fifth amended and restated certificate of incorporation provide that Datek shall not be governed by Section 203.	Section 203 of the Delaware corporate statute generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless:

• the board approves either the business transaction in question or the acquisition of shares by the interested stockholder prior to the time the stockholder becomes an interested stockholder; or

• the interested stockholder acquired at least 85% of the outstanding shares in the transaction that resulted in it crossing the 15% threshold, such as pursuant to a tender offer; or

• the business transaction is approved by the board of directors and the holders of at least two-thirds of the corporation’s shares entitled to vote thereon, excluding the shares held by the interested stockholder, at a meeting of stockholders.

Notice of Stockholder Proposals and Director Nominations

Old Ameritrade	Datek	New Ameritrade

Old Ameritrade’s bylaws provide that an Old Ameritrade stockholder must give notice, in proper form, of director nominations or proposals for each annual meeting to the secretary between 120 and 150 days prior to the anniversary of the proxy statement regarding the preceding year’s annual meeting. If the date of the annual meeting is moved more than 30 days before or after the anniversary date, a stockholder notice must be given to the secretary between 120 and 150 days prior to the date of the meeting. For a special meeting called to elect directors or to conduct other business, a stockholder must give notice, in proper form, of director nominations or proposals between 90 and 60 days prior to the special meeting.	Datek’s certificate of incorporation and bylaws are silent as to deadlines for stockholder notices in connection with annual and special meetings.	New Ameritrade’s bylaws provide that a New Ameritrade stockholder must give notice, in proper form, of director nominations or proposals for each annual meeting to the secretary between 90 and 120 days prior to the anniversary of the preceding year’s annual meeting. If the date of the annual meeting is moved more than 30 days before or after the anniversary date, a stockholder notice must be given to the secretary between 90 and 120 days prior to the date of the meeting. For a special meeting called to elect directors or to conduct other business, a stockholder must give notice, in proper form, of director nominations or proposals between 90 and 60 days prior to the special meeting. New Ameritrade’s amended and restated certificate of incorporation provides that one or more of the stockholders who are parties to the stockholders agreement and collectively own at least 5% of the outstanding New Ameritrade common stock will be permitted to nominate persons for election without complying with the advance notice provisions of New Ameritrade’s bylaws.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

      The following unaudited pro forma combined condensed financial information has been prepared to assist in your analysis of the financial effects of the merger of Old Ameritrade and Datek. The unaudited pro forma combined condensed financial information is based on the historical financial statements of Old Ameritrade, Datek, TradeCast Investments Ltd., referred to as TradeCast Ltd., and National Discount Brokers Corporation, referred to as NDB, and should be read in conjunction with those historical audited and unaudited financial statements and related notes, which are included in or incorporated by reference into this document.

      The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

      On April 2, 2001, Old Ameritrade completed the acquisition of TradeCast Inc., referred to as TradeCast. The acquisition was effected pursuant to a merger whereby a wholly-owned subsidiary of Old Ameritrade was merged with and into TradeCast and pursuant to an acquisition of all of the partnership and limited liability interests in two subsidiaries of TradeCast. As a result of the acquisition, TradeCast became a wholly-owned subsidiary of Old Ameritrade, and Old Ameritrade acquired all of the ownership interest in TradeCast Ltd.

      In connection with the acquisition of TradeCast, Old Ameritrade issued 7,500,000 shares of Class A common stock to the stockholders of TradeCast, including 375,000 shares which were held in escrow to satisfy indemnity obligations. In addition, Old Ameritrade granted 168,365 options to purchase Class A common stock to employees of TradeCast Ltd. and its subsidiaries. Old Ameritrade also issued an additional 712,500 shares of Class A common stock in connection with the acquisition, which were held in escrow for possible release based on future performance. Old Ameritrade released all 375,000 escrowed indemnity shares and 26,838 of the escrowed earn-out shares to the stockholders of TradeCast on May 2, 2002. The remaining 685,662 escrowed earn-out shares were cancelled.

      On September 6, 2001, Old Ameritrade completed the acquisition of all of the shares of common stock of NDB, and all of the outstanding subordinated promissory notes issued by NDB to its affiliate, National Discount Brokers Group, Inc., referred to as NDB Group. Old Ameritrade paid aggregate consideration of $154,000,000, consisting of $20,000 in cash paid to NDB Group and 26,027,282 shares of Old Ameritrade Class A common stock issued to an affiliate of NDB Group. The number of shares of Class A common stock issued was determined based on the average closing stock price of the Class A common stock on the Nasdaq National Market for the ten consecutive trading days ending on the business day prior to the closing date.

      The unaudited pro forma combined condensed financial statements and related notes are qualified in their entirety by reference to, and should be read in conjunction with: (1) the historical financial statements and related notes of TradeCast Ltd. contained in Old Ameritrade’s Forms 8-K/A filed on May 10, 2001 and August 31, 2001, (2) the historical financial statements and related notes of NDB contained in Old Ameritrade’s Form 8-K/A filed on November 20, 2001, (3) the historical financial statements and related notes of Old Ameritrade contained in Old Ameritrade’s Annual Report on Form 10-K for the year ended September 28, 2001 and Quarterly Report on Form 10-Q for the period ended March 29, 2002 on file with the Securities and Exchange Commission and incorporated by reference into this document and (4) the historical financial statements and related notes of Datek contained elsewhere in this document.

      The accompanying unaudited pro forma combined condensed financial statements give effect to the acquisitions of TradeCast, NDB and Datek using the purchase method of accounting. The pro forma adjustments related to the merger of Old Ameritrade and Datek are preliminary and are based on management’s estimates of the fair value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma financial statements. The final purchase price allocation will be completed after asset and liability valuations are final. The preliminary allocations are based on assumptions that Old Ameritrade’s and Datek’s management believes are reasonable. Final adjustments may result in a materially different allocation of the purchase price, which would affect the fair value assigned to the tangible and intangible assets or could result in a change to the statements of operations. The effect of these changes on the statements of operations will depend on the nature and amount of adjustments to the assets and liabilities. The pro forma adjustments related to the TradeCast and NDB acquisitions are based on purchase accounting adjustments reflected in Old Ameritrade’s historical financial statements. See the notes to the unaudited pro forma combined condensed financial statements.

      The unaudited pro forma combined condensed balance sheet assumes that the merger of Old Ameritrade and Datek took place on March 29, 2002, and combines Old Ameritrade’s unaudited March 29, 2002 condensed balance sheet with Datek’s unaudited March 31, 2002 balance sheet.

      The unaudited pro forma combined condensed statements of operations for the year ended September 28, 2001 and the six months ended March 29, 2002 assume the merger of Old Ameritrade and Datek and the TradeCast and NDB acquisitions took place as of September 30, 2000. The unaudited pro forma combined condensed statement of operations for the year ended September 28, 2001 combines Old Ameritrade’s audited statement of operations for the year ended September 28, 2001 with Datek’s unaudited results of operations for the 12 months ended September 30, 2001, comprising Datek’s first nine months of operations for the year ended December 31, 2001 and last three months of operations for the year ended December 31, 2000; TradeCast’s unaudited results of operations for the six months ended March 31, 2001; and NDB’s unaudited results of operations for the 11 months ended August 31, 2001.

      The unaudited pro forma combined condensed statement of operations for the six months ended March 29, 2002 combines Old Ameritrade’s unaudited condensed statement of operations for the six months ended March 29, 2002 with Datek’s unaudited results of operations for the six months ended March 31, 2002, comprising Datek’s last three months of operations for the year ended December 31, 2001 and first three months of operations for the year ending December 31, 2002. Since the TradeCast and NDB acquisitions were completed during fiscal 2001, TradeCast and NDB are already included in Old Ameritrade’s unaudited March 29, 2002 condensed balance sheet and results of operations for the six months then ended.

      Reclassifications have been made to Datek, TradeCast and NDB historical financial statements to conform to Old Ameritrade’s current financial statement classifications.

      The pro forma results of operations do not reflect cost savings that are expected to result from the elimination of duplicate expenses after the merger of Old Ameritrade and Datek. No assurances can be given with respect to the estimated operating cost savings that are expected to be realized.

      No pro forma adjustments have been made with respect to the following unusual or infrequent items. These items are reflected in the historical results of Old Ameritrade and Datek, as applicable, and should be considered when making period-to-period comparisons:

•	Old Ameritrade recorded debt conversion expense of approximately $62.1 million during the fiscal year ended September 28, 2001 in connection with the conversion of $152.4 million of convertible subordinated notes into approximately 4.7 million shares of Old Ameritrade Class A common stock.

•	Old Ameritrade recorded restructuring charges of approximately $38.3 million during the fiscal year ended September 28, 2001 related to staff reductions and a comprehensive facilities consolidation.

•	Old Ameritrade recorded a gain of approximately $9.7 million on the sale of its preferred stock interest in Epoch Partners, Inc. during the fiscal year ended September 28, 2001.

•	Datek recorded employee severance and relocation charges of approximately $8.5 million during the twelve months ended September 30, 2001 and $1.6 million during the six months ended March 31, 2002.

NEW AMERITRADE

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

March 29, 2002
(In thousands)

	Historical				Old Ameritrade
			Pro Forma		and Datek
	Old Ameritrade	Datek	Adjustments		Combined

ASSETS
Cash and cash equivalents	$27,874	$285,957	$(161,942	)(a)(b)	$151,889
Cash and investments segregated in compliance with federal regulations	2,560,097	2,806,256	—		5,366,353
Receivable from brokers, dealers, and clearing organizations	553,333	914,923	—		1,468,256
Receivable from clients and correspondents, net	1,325,543	757,654	—		2,083,197
Property and equipment, net	68,340	48,253	25,000	(a)	141,593
Goodwill, net	216,161	2,539	1,235,948	(a)	1,454,648
Acquired intangible assets, net	14,689	6,760	113,240	(a)	134,689
Investments	58,209	—	—		58,209
Investment in unconsolidated affiliate	—	35,041	(35,041	)(a)(c)	—
Other assets	75,657	16,551	(1,836	)(a)	90,372
Deferred income taxes	—	8,703	(8,703	)(a)(d)	—

Total assets	$4,899,903	$4,882,637	$1,166,666		$10,949,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Payable to brokers, dealers and clearing organizations	$1,020,411	$1,448,805	$—		$2,469,216
Payable to clients and correspondents	3,295,684	2,895,732	—		6,191,416
Accounts payable and accrued liabilities	138,802	61,484	69,603	(a)(f)	269,889
Income taxes payable	—	14,366	(5,864	)(a)	96,132
			87,630	(a)(e)
Notes payable	—	10,003	—		10,003
Convertible subordinated notes	47,645	—	—		47,645
Deferred income taxes	13,031	2,839	45,467	(a)	52,634
			(8,703	)(a)(d)

Total liabilities	4,515,573	4,433,229	188,133		9,136,935

Stockholders’ equity:
Preferred stock	—	33	(33	)(a)	—
Common stock	2,163	25	2,138	(a)	4,326
Additional paid-in capital	388,833	365,060	1,067,295	(a)	1,821,188
Retained earnings (accumulated deficit)	(38,557)	84,301	(84,301	)(a)	(38,557)
Treasury stock	(2,647)	—	—		(2,647)
Foreign currency translation	—	(11)	11	(a)	—
Deferred compensation	1,100	—	—		1,100
Unearned compensation	—	—	(6,577	)(a)	(6,577)
Accumulated other comprehensive income	33,438	—	—		33,438

Total stockholders’ equity	384,330	449,408	978,533		1,812,271

Total liabilities and stockholders’ equity	$4,899,903	$4,882,637	$1,166,666		$10,949,206

See notes to unaudited pro forma financial statements.

NEW AMERITRADE

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For The Year Ended September 28, 2001
(In thousands, except per share amounts)

						Old Ameritrade,
	Historical					TradeCast
				Pro Forma		and NDB
	Old Ameritrade	TradeCast	NDB	Adjustments		Combined

Revenues:
Commissions and clearing fees	$269,384	$2,771	$40,139	$—		$312,294
Interest revenue	191,530	171	8,604	—		200,305
Other	37,763	6,117	4,859	—		48,739

Total revenues	498,677	9,059	53,602	—		561,338
Client interest expense	43,947	—	—	—		43,947

Net revenues	454,730	9,059	53,602	—		517,391

Operating expenses:
Employee compensation and benefits	147,657	3,686	33,281	—		184,624
Communications	39,896	1,771	7,605	—		49,272
Occupancy and equipment costs	73,449	391	9,979	—		83,819
Depreciation and amortization	36,033	854	10,959	975	(g)	42,077
				2,619	(h)
				693	(i)
				(10,056	)(j)
Professional services	57,422	3,583	1,959	(2,830	)(k)	60,134
Interest on borrowings	11,067	64	383	(383	)(l)	11,131
Other	48,438	978	14,555	—		63,971

Total operating expenses	413,962	11,327	78,721	(8,982)		495,028

Operating margin	40,768	(2,268)	(25,119)	8,982		22,363
Advertising	134,770	192	20,979	—		155,941
Gain on sale of investment	(9,692)	—	—	—		(9,692)
Debt conversion expense	62,082	—	—	—		62,082

Loss before income taxes	(146,392)	(2,460)	(46,098)	8,982		(185,968)
Income tax benefit	(55,215)	—	(18,077)	(984	)(m)	(69,842)
				(596	)(n)
				3,898	(o)
				1,132	(p)

Net loss	$(91,177)	$(2,460)	$(28,021)	$5,532		$(116,126)

Basic loss per share	$(0.49)					$(0.54)
Diluted loss per share	$(0.49)					$(0.54)
Weighted average shares outstanding:
Basic	185,830			28,147	(q)	213,977
Diluted	185,830			28,147	(q)	213,977

(Continued on following page)

See notes to unaudited pro forma financial statements.

NEW AMERITRADE

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (Continued)
For The Year Ended September 28, 2001
(In thousands, except per share amounts)

	Old Ameritrade,				Old Ameritrade,
	TradeCast				TradeCast,
	and NDB		Pro Forma		NDB and Datek
	Combined	Datek	Adjustments		Combined

Revenues:
Commissions and clearing fees	$312,294	$270,250	$(13,622	)(r)	$568,922
Interest revenue	200,305	200,646	(269	)(r)	400,682
Other	48,739	67,924	(13,565	)(r)	103,098

Total revenues	561,338	538,820	(27,456)		1,072,702
Client interest expense	43,947	110,772	—		154,719

Net revenues	517,391	428,048	(27,456)		917,983

Operating expenses:
Employee compensation and benefits	184,624	93,752	2,157	(s)	278,039
			(2,494	)(r)
Communications	49,272	29,141	(543	)(r)	77,870
Occupancy and equipment costs	83,819	26,825	(597	)(r)	110,047
Depreciation and amortization	42,077	24,113	6,000	(t)	76,611
			5,000	(u)
			(579	)(r)
Professional services	60,134	22,699	(615	)(r)	82,218
Interest on borrowings	11,131	1,354	—		12,485
Other	63,971	82,701	(18,164	)(r)	128,508

Total operating expenses	495,028	280,585	(9,835)		765,778

Operating margin	22,363	147,463	(17,621)		152,205
Advertising	155,941	98,606	(2,342	)(r)	252,205
Gain on sale of investment	(9,692)	(14,574)	14,574	(v)	(9,692)
Debt conversion expense	62,082	—	—		62,082

Income (loss) before income taxes, equity in earnings of unconsolidated affiliate and minority interest	(185,968)	63,431	(29,853)		(152,390)
Provision (benefit) for income taxes	(69,842)	28,668	(11,328	)(w)	(53,399)
			(897	)(r)

Income (loss) before equity in earnings of unconsolidated affiliate and minority interest	(116,126)	34,763	(17,628)		(98,991)
Equity in earnings of unconsolidated affiliate	—	2,419	(2,419	)(x)	—

Income (loss) before minority interest	(116,126)	37,182	(20,047)		(98,991)
Minority interest	—	(184)	184	(r)	—

Net income (loss)	$(116,126)	$36,998	$(19,863)		$(98,991)

Basic loss per share	$(0.54)				$(0.23)
Diluted loss per share	$(0.54)				$(0.23)
Weighted average shares outstanding:
Basic	213,977		216,333	(q)	430,310
Diluted	213,977		216,333	(q)	430,310

See notes to unaudited pro forma financial statements.

NEW AMERITRADE

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the Six Months Ended March 29, 2002

(In thousands, except per share amounts)

					Old Ameritrade
			Pro Forma		and Datek
	Old Ameritrade	Datek	Adjustments		Combined

Revenues:
Commissions and clearing fees	$129,448	$105,790	$—		$235,238
Interest revenue	56,773	51,860	—		108,633
Other	34,373	35,375	—		69,748

Total revenues	220,594	193,025	—		413,619
Client interest expense	5,668	19,092	—		24,760

Net revenues	214,926	173,933	—		388,859

Operating expenses:
Employee compensation and benefits	66,584	41,394	1,079	(s)	109,057
Communications	18,862	10,398	—		29,260
Occupancy and equipment costs	28,298	11,440	—		39,738
Depreciation and amortization	13,791	12,666	3,000	(t)	31,957
			2,500	(u)
Professional services	16,502	10,940	—		27,442
Interest on borrowings	2,891	138	—		3,029
Other	12,407	29,798	—		42,205

Total operating expenses	159,335	116,774	6,579		282,688

Operating margin	55,591	57,159	(6,579)		106,171
Advertising	36,922	25,569	—		62,491

Income before income taxes and equity in earnings of unconsolidated affiliate	18,669	31,590	(6,579)		43,680
Provision for income taxes	7,719	13,545	(2,688	)(w)	18,576

Income before equity in earnings of unconsolidated affiliate	10,950	18,045	(3,891)		25,104
Equity in earnings of unconsolidated affiliate	—	1,125	(1,125	)(x)	—

Net income	$10,950	$19,170	$(5,016)		$25,104

Basic earnings per share	$0.05				$0.06
Diluted earnings per share	$0.05				$0.06
Weighted average shares outstanding:
Basic	215,722		216,333	(q)	432,055
Diluted	216,631		216,333	(q)	435,739
			2,775	(y)

See notes to unaudited pro forma financial statements.

NEW AMERITRADE

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.     Basis of Presentation

      The unaudited pro forma combined condensed financial statements reflect the recording of entries required under the purchase method of accounting. Old Ameritrade is considered the acquiring company, as described in the “Accounting Treatment of the Merger” section of this document. The total purchase price has been allocated to the tangible and intangible assets and liabilities of TradeCast, NDB and Datek based on their estimated fair values. The acquisition of TradeCast is presented pursuant to Accounting Principles Board (“APB”) Opinion Nos. 16 and 17 because it was completed prior to July 1, 2001. The merger with Datek and acquisition of NDB are presented pursuant to Statement of Financial Accounting Standards (“SFAS”) Nos. 141 and 142, which supersede APB Nos. 16 and 17, because they were or will be completed after June 30, 2001. The amounts and components of the purchase price, along with the preliminary allocation of the purchase price, are presented below. Amounts are in thousands.

Purchase Price	TradeCast	NDB	Datek	Total

Common stock issued, net of registration costs	$63,763	$153,835	$1,379,520	$1,597,118
Cash acquired, net of cash paid	(3,101)	(1,007)	(124,015)	(128,123)
Acquisition costs, net of income tax benefit	2,676	2,634	13,730	19,040
Exit and involuntary termination costs	—	12,107	26,746	38,853
Fair value of stock options granted to employees of acquired company	512	—	54,998	55,510
Intrinsic value of stock appreciation rights granted to employees of acquired company	—	—	11,327	11,327
Liabilities assumed	3,511	6,363	4,529,956	4,539,830

	$67,361	$173,932	$5,892,262	$6,133,555

Preliminary Purchase Price Allocation	TradeCast	NDB	Datek	Total

Cash and investments segregated in compliance with federal regulations	$—	$—	$2,806,256	$2,806,256
Receivable from brokers, dealers, and clearing organizations	—	19,116	914,923	934,039
Receivable from clients and correspondents, net	—	1,348	757,654	759,002
Property and equipment, net	14,663	2,901	73,253	90,817
Other assets	2,556	1,746	14,715	19,017
Acquired intangible assets	—	15,126	120,000	135,126
Goodwill	52,389	128,834	1,238,487	1,419,710
Deferred income taxes	(2,247)	4,861	(39,603)	(36,989)
Unearned compensation	—	—	6,577	6,577

	$67,361	$173,932	$5,892,262	$6,133,555

      The purchase price for the Datek merger assumes the issuance of approximately 216.3 million shares of New Ameritrade common stock to Datek stockholders, which will equal approximately 50 percent of the total shares of New Ameritrade common stock upon completion of the merger. The estimated exit and involuntary termination costs for the merger consist of approximately $20.1 million of severance costs and other involuntary termination benefits and approximately $6.6 million of contract termination and other costs. New Ameritrade management plans to terminate the employment of the majority of Datek employees and close some Datek facilities subsequent to the effective time of the merger. Management

NEW AMERITRADE

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)

expects to finalize the plan of termination prior to completing the merger and accrue the associated severance and involuntary termination benefits as part of the purchase accounting for the transaction.

2.     Pro Forma Adjustments

      The following adjustments have been reflected in the unaudited pro forma combined condensed financial statements:

      (a) Reflects the recording of the Datek merger under the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities of Datek based on their estimated fair values. The amounts and components of the purchase price, along with the preliminary allocation of the purchase price, are presented in Note 1 to the pro forma combined condensed financial statements. Since the TradeCast and NDB acquisitions were completed during fiscal 2001, TradeCast and NDB are already included in Old Ameritrade’s unaudited March 29, 2002 condensed balance sheet.

      (b) Reflects an adjustment to reduce Datek’s cash to approximately $124.0 million, the minimum amount Datek is required to have upon completion of the merger with Old Ameritrade. In accordance with the merger agreement, the remaining Datek cash will be distributed to the Datek stockholders.

      (c) Reflects the removal of Datek’s investment in Island. New Ameritrade will not acquire any interest in Island.

      (d) Reflects a reclassification to reflect deferred income tax liabilities net of deferred income tax assets.

      (e) Reflects the income tax liability arising from the estimated gain on the distribution of Island stock to the Datek stockholders prior to the merger. This liability will be paid subsequent to the merger of Old Ameritrade and Datek.

      (f) Reflects liabilities recorded for estimated gross acquisition costs of $16.6 million, exit and involuntary termination costs of $26.7 million, stock appreciation rights granted to Datek employees of $11.3 million and investment banking fees incurred by Datek in connection with the merger of $15.0 million.

      (g) Reflects additional amortization resulting from the portion of the TradeCast purchase price allocated to software. The $9,750,000 value assigned to the TradeCast software was determined based on an independent estimate of the portion of the value of TradeCast attributable to it and Old Ameritrade estimates of the cost to develop similar technology internally. The pro forma adjustment reflects amortization on a straight-line basis over an estimated life of five years.

      (h) Reflects the amortization of goodwill from the allocation of the TradeCast purchase price. The pro forma adjustment reflects goodwill amortization pursuant to APB No. 17 on a straight-line basis over an estimated life of 10 years. Since the NDB acquisition was completed and the Datek merger will be completed after June 30, 2001, they are subject to SFAS No. 142, which superseded APB No. 17 and requires that goodwill not be amortized. Therefore, no pro forma adjustments for goodwill amortization are presented for NDB and Datek.

      (i) Reflects amortization resulting from the portion of the NDB purchase price allocated to the estimated fair value of the NDB client base. The amount allocated to this intangible asset was based on an independent valuation using the present value of estimated future cash flows associated with the NDB client base. The pro forma adjustment assumes the intangible asset is amortized on a straight-line basis over an estimated life of 20 years.

NEW AMERITRADE

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)

      (j) Reflects differences in depreciation and amortization resulting from fair value adjustments to the carrying value of NDB furniture and equipment, computer hardware and computer software. The fair value adjustment to furniture and equipment was based on an agreement to sell the assets that Old Ameritrade reached subsequent to the acquisition. The fair value adjustment to computer hardware was based on an Old Ameritrade evaluation of redundancies resulting from the acquisition, net of estimated salvage values. The fair value adjustment to computer software was based on an independent valuation, using estimated costs to develop similar technology internally. The fair value adjustments for the NDB property and equipment are summarized as follows. Amounts are in thousands.

	Net Book	Fair Value	Fair Value
Property Description	Value	Adjustment	Assigned

Furniture and equipment	$1,232	$(732)	$500
Computer hardware	15,467	(14,512)	955
Computer software	4,429	(2,983)	1,446

      (k) Reflects an adjustment to remove investment banking and legal expenses incurred by TradeCast prior to the closing of the acquisition, which were directly related to the acquisition.

      (l) Reflects removal of interest expense associated with the NDB subordinated promissory notes to NDB Group. Old Ameritrade acquired the subordinated promissory notes from NDB Group in conjunction with the acquisition of NDB.

      (m) Reflects income tax benefit derived from TradeCast’s losses computed at 40% for the year ended September 28, 2001, which was Old Ameritrade’s marginal tax rate for the period.

      (n) Reflects income tax benefits derived from the deductible portion of TradeCast goodwill and intangible asset amortization, computed at 40% for the year ended September 28, 2001, which was Old Ameritrade’s marginal tax rate for the period. The purchase of ownership interests of subsidiaries of TradeCast was treated as a taxable asset acquisition of a pro-rata portion of TradeCast’s assets. Therefore, approximately $16 million of tax goodwill associated with the TradeCast acquisition is tax deductible.

      (o) Reflects the income tax effect of pro forma adjustments (i), (j) and (l), computed at 40% for the year ended September 28, 2001, which was Old Ameritrade’s marginal tax rate for the period.

      (p) Reflects the income tax effect of pro forma adjustment (k), computed at 40%, which was Old Ameritrade’s marginal tax rate for the period.

      (q) Reflects the impact of shares of common stock issued as consideration in the acquisitions as if outstanding from the beginning of the period.

      (r) Reflects the removal of results of operations of Island and subsidiaries from Datek’s results of operations for the period October 1, 2000 through December 14, 2000. Datek owned a majority voting interest in Island through December 14, 2000. New Ameritrade will not acquire any interest in Island.

      (s) Reflects expense for amortization of unearned compensation resulting from unvested Datek stock options and stock appreciation rights, which will be converted to New Ameritrade stock options and stock appreciation rights upon completion of the merger.

      (t) Reflects amortization resulting from the portion of the Datek purchase price allocated to the estimated fair value of the Datek client base. The amount allocated to this intangible asset was based on a New Ameritrade estimate of the value of the Datek client base in relation to the value of the NDB client base, which was determined by an independent valuation as specified in pro forma adjustment (i). The pro

NEW AMERITRADE

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)

forma adjustment assumes the intangible asset is amortized on a straight-line basis over an estimated life of 20 years.

      (u) Reflects additional depreciation related to an adjustment to the carrying value of Datek’s computer software. The fair value adjustment to computer software was based on New Ameritrade estimates of the cost to develop similar technology internally. The pro forma adjustment assumes the computer software is depreciated on a straight-line basis over an estimated life of five years.

      (v) Reflects the removal of Datek gains recorded on the sale of Island stock.

      (w) Reflects the income tax effect of pro forma adjustments (s), (t), (u) and (v), computed at 40.85%, which was Datek’s estimated marginal tax rate for the period.

      (x) Reflects the removal of Datek’s equity in the earnings of Island.

      (y) Reflects the dilutive effect of Datek stock options, which will be converted to New Ameritrade stock options upon completion of the merger.

DATEK STOCKHOLDER AND FINANCIAL INFORMATION

Reclassifications and Conversion of Datek Capital Stock

      In connection with the merger, the capital stock of Datek is being reclassified into different classes of stock and converted into common stock. First, Datek’s board of directors and stockholders have approved an amendment to Datek’s fourth amended and restated certificate of incorporation, which was filed and became effective on May 17, 2002. Pursuant to the amendment,

•	each share of Datek Series A preferred stock will be reclassified into a share of Series A preferred stock and a number of shares of Datek special common stock equal to the number of shares of Datek common stock into which the preferred stock is convertible divided by 1,000; and

•	each share of Datek Series B preferred stock will be reclassified into a share of Series B preferred stock and a number of shares of Datek special common stock equal to the number of shares of Datek common stock into which the preferred stock is convertible divided by 1,000.

      The Datek Series A preferred stock and Series B preferred stock issued in the reclassification is identical to the preferred stock outstanding prior to the reclassification, except that it is not entitled to vote on adoption of the merger agreement. The special common stock has 1,000 votes per share and is entitled to vote only on adoption of the merger agreement. The Datek common stock and special common stock vote together as a single class. The special common stock has a liquidation value of $0.0001 per share, is redeemable at any time at the option of Datek at its liquidation value and can be transferred only with the preferred stock in respect of which it was issued. After the meeting of Datek’s stockholders on the business day prior to the expected effective time of the merger, Datek will redeem all of the outstanding special common stock.

      Second, the holders of in excess of 85% of the outstanding shares of Datek Series A preferred stock and in excess of 75% of the outstanding shares of Datek Series B preferred stock have agreed to cause all of the outstanding shares of Series A preferred stock and Series B preferred stock to be converted into shares of Datek common stock in accordance with Datek’s fourth amended and restated certificate of incorporation in connection with the merger. Upon the conversion of the Series A preferred stock and Series B preferred stock, all outstanding shares of Series C preferred stock and Datek non-voting common stock automatically will be converted into Datek common stock in accordance with the terms of Datek’s fourth amended and restated certificate of incorporation. The conversion of the preferred stock and non-voting stock will be effective on the close of business on the second business day prior to the expected effective time of the merger.

      Third, Datek’s board of directors and stockholders have approved Datek’s fifth amended and restated certificate of incorporation, which will be filed and become effective prior to the meeting of Datek’s stockholders on the business day prior to the expected effective time of the merger. Pursuant to the fifth amended and restated certificate of incorporation, each share of Datek common stock will be reclassified into:

•	a fraction of a share of common stock, referred to as the common ratio, the numerator of which is the aggregate value of all consideration payable to Datek’s stockholders in connection with the merger and the denominator of which is the sum of the numerator and $219,025,341, which is the appraised value of the 140,000 shares of Island Class A common stock and 1.8 million shares of Class L common stock owned by Datek; and

•	a fraction of a share of newly created non-voting Class X common stock, referred to as the Class X ratio, equal to one minus the common ratio.

      Prior to July 1999, Datek was Island’s sole stockholder. In July 1999, Island sold a 15% minority interest to some institutional investors who simultaneously purchased stock of Datek. Datek continued to hold a majority of the outstanding shares of Island until December 2000, when it sold a majority of Island’s outstanding voting interests to other institutional investors who simultaneously purchased stock of Datek. Island is a leading electronic securities marketplace that executes trades on the Nasdaq market, and currently executes a large portion of Datek client transactions. See “Agreements Among Holding Company, Principal Old Ameritrade Stockholders and Principal Datek Stockholders — Stockholders Agreement” and “Interests of Datek’s Directors, Executive Officers and Principal Stockholders in the Merger — Agreements between Datek and Island Holding Company, Inc.”

      In a press release dated June 10, 2002, Island announced that Instinet Group Incorporated had entered into a definitive agreement to acquire Island in an all-stock transaction. According to the press release, upon the closing of the transaction, which is expected to occur in the second half of 2002, Island’s stockholders will collectively own approximately 25% of Instinet common stock on a fully-diluted basis, representing a total estimated transaction value of approximately $508 million. According to the press release, Edward J. Nicoll, the current Chief Executive Officer of Datek and Chairman of Island, will serve as Chief Executive Officer of Instinet after the acquisition.

      Immediately after adoption of the merger agreement by the Datek stockholders, each stockholder which, together with its affiliates, owns less than a number of shares of Class X common stock equal to 45,000 multiplied by the Class X ratio will be required to sell those shares to Datek for cash. The price paid by Datek for those shares will be the cash value of a pro rata portion of the Class A common stock and Class L common stock of Island held by Datek that the holder would have otherwise received, after giving effect to the distribution of some Island shares to holders of Datek options and stock appreciation rights discussed below. The cash value will be determined in good faith by Datek’s board of directors or its compensation committee.

      Immediately prior to any change in control of Datek, including the merger, each share of Class X common stock automatically will be exchanged for and represent only the right to receive a pro rata portion of the Island Class A common stock and Class L common stock held by Datek after giving effect to the distribution of some Island shares to holders of Datek options and stock appreciation rights discussed below.

      In connection with this reclassification, the number of shares of Datek common stock subject to each Datek option and stock appreciation right will be multiplied by the common ratio and the exercise price per share of each Datek option or stock appreciation right will be divided by the common ratio. In addition, the holders of each Datek option or stock appreciation right will be entitled to receive the cash value or the number of shares of Island Class A common stock and Class L common stock as if the option or stock appreciation right had been converted into shares of Datek common stock immediately prior to the reclassification, but only to the extent that the options or stock appreciation rights will be or become vested immediately after giving effect to the completion of the merger, whether or not then exercisable, and other than any options or stock appreciation rights that cannot as of the date of the merger agreement by their terms ever become exercisable in the future.

      The exchange of the Island Class A common stock and Class L common stock will result in Datek’s stockholders owning all of Datek’s equity investment in Island.

      As a result of the reclassifications and the conversion, all current holders of Datek common and preferred stock will have only common stock, special common stock and Class X common stock on the date of the Datek stockholders meeting.

Equity Compensation Plan Information

      As of December 31, 2001, Datek had the following securities authorized for issuance under equity compensation plans:

	Equity Compensation Plan Information

			Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	12,403,100	$6.15	6,244,400
Individual equity compensation arrangements (aggregated)	988,600	$5.47	N/A
Total	13,391,700	$6.26	6,244,400

      Datek does not have any equity compensation plans that were not previously approved by its stockholders. Datek has in place individual compensation arrangements that were not approved by its stockholders as follows:

•	Morton David and Walter Jewett, both directors of Datek, each have an option to purchase 200,000 shares of Datek common stock under non-qualified stock option agreements with Datek dated July 24, 2001 and July 26, 2001, respectively. Shares issued upon the exercise of either option are subject to Datek’s right of first refusal. Each option is fully vested and immediately exercisable at an exercise price of $1.75 per share. On March 4, 2002, Mr. David exercised his option to acquire 200,000 shares. Mr. Jewett’s option expires on August 5, 2003.

•	Jack Vensel, a former employee of Island while Island was still a subsidiary of Datek, has options to purchase 18,000 shares of Datek common stock under non-qualified stock option agreements with Datek dated June 30, 2000, September 29, 2000 and December 29, 2000. Shares issued upon the exercise of any of these options are subject to Datek’s right of first refusal. These options are fully vested and immediately exercisable at an exercise price of $6.87 per share. Each of these options expires on September 29, 2010.

•	Bozell Worldwide, Inc., a New York corporation providing advertising services to Datek, has an option to purchase 4,000 shares of Datek common stock under a non-qualified stock option agreement with Datek dated December 1, 1999. This option is fully vested and only exercisable upon an initial public offering at an exercise price of $12.50 per share. This option expires on August 5, 2002.

•	Moishe Zelcer, a former employee of Datek, has an option to purchase 300,000 shares of Datek common stock under a stock option agreement with Datek dated December 30, 1999. This option is fully vested and exercisable upon a change of control, which includes the merger, at an exercise price of $8.00 per share. This option expires on December 29, 2009.

•	Stern Investment Management LLC, a New Jersey limited liability company leasing premises to Datek, has an option to purchase 200,000 shares of Datek common stock under a non-qualified stock option agreement with Datek dated April 25, 2000. This option is fully vested and exercisable upon a change of control, which includes the merger, at an exercise price of $8.00 per share. This option expires on April 24, 2010.

•	TMP Worldwide Executive Search, a Delaware company that has provided executive search services to Datek, has an option to purchase 66,600 shares of Datek common stock under a non-qualified stock option agreement with Datek dated April 17, 2000. This option is fully vested and exercisable upon a change of control, which includes the merger, at an exercise price of $8.00 per share. This option expires on April 17, 2010.

Selected Datek Financial Information

      Datek is providing the following information to aid in your analysis of the financial aspects of the merger. Datek derived this information from the audited consolidated financial statements of Datek for the years 2001 through 1999 and the unaudited condensed consolidated financial statements of Datek for the three months ended March 31, 2002 and 2001 included elsewhere in this document. In the opinion of Datek’s management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation for the results of operations and financial condition for the three months ended March 31, 2002 and 2001. Results for interim periods should not be considered indicative of results for any other periods or for the year. The information for the year ended December 31, 1998 is derived from the audited consolidated financial statements of Datek for the period February 1, 1998 (date of inception) through December 31, 1998, adjusted primarily to include the results of Datek Securities Corp., a predecessor broker-dealer whose principal business was sold in March 1998, for the one-month period ended January 31, 1998. The information for the year ended December 31, 1997 is derived from unaudited information which primarily is composed of the accounts of Datek Securities Corp. The financial data for the years ended December 31, 1998 and 1997 have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods.

      This information is only a summary. You should read it along with Datek’s historical audited and unaudited financial statements and related notes and the “Datek Stockholder and Financial Information — Datek Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this document.

	Three Months Ended
	March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands)
Selected Historical Consolidated Statement of Operations Data:
Revenues:
Transaction fees	$45,667	$59,638	$200,727	$254,826	$147,449	$51,540	$127,394
Software service fees	3,644	12,548	41,221	33,929	30,429	25,621	—
Clearing fees	5,342	11,189	36,951	35,233	32,467	12,212	—
ECN and service bureau fees	—		—	99,473	54,744	6,624	1,497
Gain on sale of Island	—	—	566	14,007	—	—	—
Other	12,078	2,035	17,315	8,622	(3,575)	(5,717)	(3,508)

Total non-interest revenues	66,731	85,410	296,780	446,090	261,514	90,280	125,383

Interest revenue	24,812	55,251	166,396	229,490	98,788	31,377	7,329
Interest expense	8,635	32,573	86,814	130,274	56,136	18,643	4,902

Net interest income	16,177	22,678	79,582	99,216	42,652	12,734	2,427

Net revenues	82,908	108,088	376,362	545,306	304,166	103,014	127,810

Cost of services	13,025	16,869	57,242	113,893	78,853	25,054	12,105

Operating expenses
Advertising and marketing	16,378	35,111	83,031	147,660	75,693	28,548	6,267
Compensation and benefits	18,934	23,161	82,127	99,434	48,549	19,047	52,525
Occupancy and equipment	6,298	5,982	24,906	14,907	3,762	2,143	2,516
Depreciation and amortization	6,256	6,208	24,512	23,315	14,526	7,709	—
Communications and data processing	2,298	3,457	14,075	12,521	5,534	3,451	40,576
Professional fees	4,947	4,307	13,664	18,348	16,798	8,558	1,318
Severance and relocation charges	—	—	10,113	—	—	—	—
Other	2,969	4,305	19,596	30,250	22,586	10,821	8,690

Total operating expenses	58,080	82,531	272,024	346,435	187,448	80,277	111,892

Operating income	11,803	8,688	47,096	84,978	37,865	(2,317)	3,813
Provision for income taxes	5,013	4,113	21,018	38,088	8,240	579	735
Net gain from discontinued operations	—	—	—	—	—	6,246	—

Income before equity in earnings of unconsolidated affiliate and minority interest	6,790	4,575	26,078	46,890	29,625	3,350	3,078

Equity in earnings of unconsolidated affiliate	335	1,194	3,181	28	—	—	—

Income before minority interest	7,125	5,769	29,259	46,918	29,625	3,350	3,078
Minority interest	—	—	—	(952)	184	—	—

Net income	$7,125	$5,769	$29,259	$45,966	$29,809	$3,350	$3,078

	As of March 31,		As of December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except for operating data)
Selected Historical Balance Sheet Data:
Cash and securities on deposit or segregated	$3,092,213	$1,873,617	$2,931,652	$1,012,501	$848,394	$767,332	$78,141
Receivables from clients, brokers and dealers	759,150	840,957	649,814	1,266,698	1,446,978	442,531	174,648
Total assets	4,882,637	3,673,168	4,268,024	3,395,261	2,474,299	1,257,380	328,015
Payable to clients, brokers, dealers and clearing organizations	2,911,353	2,571,402	2,916,776	2,215,922	1,890,245	901,197	229,267
Bank loans	10,003	7,841	19,456	—	—	40,800	—
Stockholders’ equity	449,408	421,331	442,011	421,245	230,402	40,904	1,622

	Three Months Ended
	March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Operating Data:
Average client trades per day(1)	76,663	97,185	82,856	107,217	60,847	21,799	9,640
Number of funded accounts(2)	860,776	771,955	836,943	689,183	338,710	151,388	46,888
Assets held in custody (in billions)(3)	$11.6	$9.4	$11.2	$10.8	$10.8	$13.6	$0.8
Net revenue per trade	$18.02	$17.94	$18.32	$20.18	$19.84	$18.75	$52.61
Operating expense per trade(4)	$11.90	$10.67	$11.98	$11.57	$12.43	$13.98	$48.46
Operating margin(5)	34%	41%	35%	43%	37%	25%	8%
Return on average equity(6)	11%	8%	11%	26%	28%	(11)%	235%

(1)	Average client trades per day is total client trades executed in the period (including commissioned and non-commissioned trades) divided by the number of trading days in the period.

(2)	Funded accounts are accounts that have at least one security position, margin position or a cash balance.

(3)	Assets held in custody includes client cash and securities positions.

(4)	Operating expense per trade is computed as the sum of cost of services and total operating expenses, less advertising and marketing, divided by total trades.

(5)	Operating margin is operating income plus advertising and marketing expenses divided by net revenues.

(6)	Return on average equity is operating income divided by the average of beginning and end of period equity balances.

DATEK

Quarterly Data (UNAUDITED)
(in thousands)

	For the Year Ended December 31, 2001

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total non-interest revenues	$85,410	$81,420	$55,515	$74,435
Net interest income	22,678	20,711	19,740	16,453

Net revenues	108,088	102,131	75,255	90,888
Cost of services	16,643	15,799	10,690	14,110
Advertising and marketing	35,111	22,603	12,177	13,140
Other operating expenses	47,646	54,036	43,460	43,851

Operating income	8,688	9,693	8,928	19,787
Provision for income taxes	4,113	4,284	4,089	8,532

Income before equity in earnings of unconsolidated affiliate	4,575	5,409	4,839	11,255
Equity in earnings of unconsolidated affiliate	1,194	844	353	790

Net income	$5,769	$6,253	$5,192	$12,045

	For the Year Ended December 31, 2000

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total non-interest revenues	$111,444	$103,547	$100,697	$130,402
Net interest income	22,555	24,016	27,254	25,391

Net revenues	133,999	127,563	127,951	155,793
Cost of services	26,809	25,875	28,577	32,632
Advertising and marketing	42,673	39,370	29,232	36,385
Other operating expenses	44,125	52,185	51,812	50,654

Operating income	20,392	10,133	18,330	36,122
Provision for income taxes	9,502	4,819	7,586	16,181

Income before equity in earnings of unconsolidated affiliate and minority interest	10,890	5,314	10,744	19,941
Equity in earnings of unconsolidated affiliate	—	—	—	28

Income (loss) before minority interest	10,890	5,314	10,744	19,969
Minority interest	(191)	(443)	(133)	(184)

Net income	$10,699	$4,871	$10,611	$19,785

DATEK MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read this discussion and analysis in conjunction with Datek’s audited consolidated financial statements and related notes included in this document. These financial statements contain information material to your understanding of Datek’s financial condition, risks and uncertainties.

      Datek provides investment services to online brokerage clients, especially the active trader, using its proprietary technology. Additionally, Datek is a provider of active investor software and is a securities clearing firm.

      Datek conducts its business primarily through three wholly owned operating subsidiaries: (1) Datek Online Financial Services LLC, referred to as DOFS, which consists of the online brokerage operations; (2) iCapital Markets LLC, referred to as iCapital, which provides market connectivity services to other broker-dealers, including DOFS and licenses trading software to broker-dealers; and (3) iClearing LLC, referred to as iClearing, which provides all clearing operations to DOFS as well as to outside correspondent broker-dealers.

      Datek derives its revenues primarily from fees charged to online brokerage clients to execute equity securities and options trades, and from net interest income. Datek’s transaction fee revenues fluctuate based on the number of client accounts and client trading frequency, which is driven, in part, by securities market conditions. Net interest revenue is dependent upon the levels of interest rates, the levels of client margin borrowings and the mix of interest bearing assets and liabilities. Datek also realizes revenue from fees charged to institutional clients for securities clearing and software services. These revenues are dependent upon the number of institutional clients, related trading volumes and client pricing. Datek incurs expenses directly related to providing online brokerage and clearing services to its clients. These expenses are reported as cost of services, and are driven by the same factors as trading and clearing revenues.

      Datek’s operating expenses consist of compensation and benefits, advertising and marketing, occupancy and equipment, depreciation and amortization, communications and data processing, professional fees and other expenses. Compensation is driven by the number of employees and average compensation levels. Discretionary incentive compensation is a significant component of compensation which varies with profitability. The level of advertising and marketing is dependent upon Datek’s marketing strategy and the business environment. Datek focuses its marketing efforts on building brand recognition and acquiring online client accounts. Occupancy and equipment, as well as depreciation and amortization, are driven by Datek’s facilities, technological and operational support needs. Datek expanded its facilities during rapid business growth in 1999 and 2000. In 2001, Datek relocated its employees into two primary facilities in New Jersey: a new headquarters and a state-of-the-art data center. Communications and data processing are driven by Datek’s data and voice communications requirements. Data communications support Datek’s connectivity to market execution points, securities quotation services and its clients. Datek’s client support requirements are the primary driver of its voice communications. Professional fees consist of legal, consulting and accounting fees. They are driven by Datek’s use of external resources to support its business, legal and compliance needs.

      Prior to July 1999, Datek was the sole stockholder of The Island ECN, Inc., a subsidiary of Island Holding Company, Inc., referred to as Island, and the accounts of Island were included in Datek’s consolidated financial statements. In July 1999, Datek sold a minority voting interest in Island to certain institutional investors, and began to deduct the minority interest from consolidated net income in Datek’s consolidated financial statements. On December 15, 2000, Datek sold a majority of its voting interest in Island, and ceased to include the accounts of Island in its consolidated financial statements.

Results of Operations

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

      Economic conditions during the first three months of 2002 were less favorable than during the first three months of 2001, resulting in substantial declines in U.S. equity market trading volumes and valuations. These declines adversely affected Datek’s two principal sources of revenues: transaction fees, driven by retail client equity trading volumes; and net interest revenue, driven by the levels of interest rates, the levels of client margin borrowings and the mix of interest bearing assets and liabilities. Total non-interest revenues decreased 22 percent in the first quarter of 2002 to $66.7 million from $85.4 million in the first quarter of 2001.

     Net Revenues

      Transaction fees decreased 23 percent to $45.7 million in the first quarter of 2002 from $59.6 million in the first quarter of 2001. This decrease was primarily attributable to a 21 percent decrease in the average number of client trades processed per day to approximately 76,700 in the first quarter of 2002 from approximately 97,200 in the first quarter of 2001. The decrease in transaction processing volume was primarily the result of lower client trading activity during the first quarter of 2002 related to adverse market conditions.

      Clearing fees decreased 53 percent in the first quarter of 2002 to $5.3 million from $11.2 million in the first quarter of 2001. The decrease was due primarily to the departure of a significant clearing client in the fourth quarter of 2001. During 2002, Datek expects to derive substantially all of its clearing fees from Island.

      Software service fees include revenues from fees charged institutional clients for using Datek’s professional trading platform, the WatcherPlus system, and fees charged for third party services based on Datek’s proprietary clearing software. Software service fees are earned on a per-share basis and fluctuate based on the number of WatcherPlus clients and their trading volumes. Software service fees decreased 71 percent in the first quarter of 2002 to $3.6 million from $12.5 million in the first quarter of 2001. This decrease was due primarily to a significant reduction in the scope of its WatcherPlus software servicing business, including the termination of a significant WatcherPlus client. Datek expects to derive substantially all of its software service fees from one significant WatcherPlus client for the remainder of 2002.

      Other revenues increased 505 percent to $12.1 million in the first quarter of 2002 from $2.0 million in the first quarter of 2001. This increase was primarily due to the implementation in the third quarter of 2001 of an account inactivity fee, which is assessed to inactive clients quarterly based on client trading activity levels and maintenance of minimum account balances. Due to uncertainty regarding the amount and sustainability of inactivity fee levels subsequent to the initial fee assessment in October 2001, inactivity fees for the third and fourth quarters of 2001 were recognized on a cash basis in the month following the quarter end. In the first quarter of 2002, Datek modified its revenue recognition policy for inactivity fees from the cash accounting basis to the accrual accounting basis as inactivity fee estimates became more reliable. During the first quarter of 2002, this resulted in Datek recognizing inactivity fee revenue of $3.9 million relating to the fourth quarter of 2001 and $3.8 million relating to the first quarter of 2002.

      Net interest income declined 29 percent to $16.2 in the first quarter of 2002 from $22.7 million in the first quarter of 2001. This decrease was primarily due to a 62 basis point decline in the interest rate spread partially offset by a 29 percent increase in average interest earning assets. The decrease in interest rate spread was driven by the decline in client margin borrowings as a percentage of total average interest earning assets. Client margin borrowings typically have higher interest yields than other interest earning assets.

      Net revenue per trade increased to $18.02 in the first quarter of 2002 from $17.94 in the first quarter of 2001. This was primarily attributable to the recognition of two quarters of inactivity fee revenue in the first quarter of 2002, partially offset by a 21.1% decrease in daily average trades.

     Cost of Services

      Cost of services decreased 23 percent in the first quarter of 2002 to $13.0 million from $16.9 million in the first quarter of 2001, driven primarily by lower trade execution and clearing costs resulting from decreased client trading volume.

     Operating Expenses

      Compensation and benefits decreased 19 percent to $18.9 million in the first quarter of 2002 from $23.2 million in the first quarter of 2001 due to staff reductions during the second quarter of 2001. Employee headcount at March 31, 2002 was approximately 960 compared to approximately 1,320 at March 31, 2001.

      Advertising and marketing decreased 53 percent to $16.4 million in the first quarter of 2002 from $35.1 million in the first quarter of 2001. During 2001 and the first quarter of 2002, Datek continued to focus on building brand awareness and acquiring new client accounts, while reducing advertising and production expenses across all media venues in response to market conditions. Funded accounts at March 31, 2002 were approximately 861,000, an 11 percent increase from approximately 772,000 at March 31, 2001.

      Occupancy and equipment increased five percent to $6.3 million in the first quarter of 2002 from $6.0 million in the first quarter of 2001. This increase was primarily due to expenses resulting from consolidation of Datek’s operations into its new headquarters and data center. Equipment rental expenses increased in the first quarter 2002 as Datek has acquired an increased proportion of computer equipment through lease arrangements rather than purchases.

      Depreciation and amortization increased to $6.3 million in the first quarter of 2002 from $6.2 million in the first quarter of 2001. In 2002, an increase in depreciation expense related to purchases in 2001 of furniture and leasehold improvements for new facilities and computer equipment was substantially offset by the discontinuation of goodwill amortization in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

      Communications and data processing decreased 34 percent to $2.3 million in the first quarter of 2002 from $3.5 million in the first quarter of 2001. During the second half of 2001, Datek began to eliminate the data communication services provided to WatcherPlus clients. Additionally, Datek began a comprehensive review of its core communications needs and expenditures. These initiatives resulted in reduced communications and data processing expenses in the first quarter of 2002.

      Professional fees increased 14 percent to $4.9 million in the first quarter of 2002 from $4.3 million in the first quarter of 2001, primarily due to increased legal fees resulting from Datek’s proposed merger transaction.

      Other expenses decreased 30 percent to $3.0 million in the first quarter of 2002 compared with $4.3 million in the first quarter of 2001. The decrease in 2002 is related to expense reductions resulting from Datek’s 2001 cost reduction initiatives.

      Income taxes were $5.0 million in the first quarter of 2002 compared to $4.1 million in the first quarter of 2001. The effective income tax rate in 2002 was 42.4 percent compared to 47.3 percent in 2001. The first quarter 2001 effective tax rate was impacted by the timing of some deferred tax adjustments. The full year 2001 effective tax rate was 44.6%.

      Net operating expense per trade increased to $11.90 in the first quarter of 2002 from $10.67 in the first quarter of 2001. This was driven by a 21.1% decline in average trades per day.

     Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

      Economic conditions during 2001 were significantly less favorable than during 2000, resulting in substantial declines in U.S. equity market trading volumes and valuations. These declines adversely affected Datek’s two principal sources of revenues: transaction fees, driven by retail client equity trading volumes, and net interest revenue, driven by the levels of interest rates, the levels of client margin borrowings and the mix of interest bearing assets and liabilities. Datek responded to the impact of these economic conditions through several cost reduction measures, including staff reductions and curtailed marketing expenditures. Additionally, Datek completed the planned consolidation of its operations into two new locations: a headquarters in Jersey City, New Jersey, and a data center in Secaucus, New Jersey. In conjunction with its staff reductions and facilities consolidation, Datek recognized pretax restructuring charges of $10.1 million in 2001.

      In December 2000, Datek sold a majority voting interest in Island and recognized a gain of $14.0 million. Datek’s results of operations for 2000 include the results of Island on a consolidated basis through December 14, 2000. Datek’s results of operations subsequent to December 14, 2000 recognize its share of Island’s earnings using the equity method of accounting. The difference in accounting methods for Island impacts certain line item comparisons of 2001 results to 2000 results.

     Net Revenues

      Transaction fees decreased 21 percent to $200.7 million in 2001 from $254.8 million in 2000. This decrease was primarily attributable to a 22 percent decrease in the average number of client trades processed per day to approximately 83,000 in 2001 from approximately 107,000 in 2000, partially offset by a 4 percent increase in average commission per trade. The decrease in transaction processing volume was primarily the result of lower client trading activity during 2001 related to adverse market conditions, compared to high client trading activity throughout much of 2000. The increase in average commission per trade was due primarily to a decline in the percentage of free trades awarded to attract new clients and to retain current clients. Clients averaged approximately 27 trades per funded account during 2001, compared to approximately 53 trades per funded account during 2000. A client account having at least one security position, margin position or a cash balance is referred to as a funded account in this document.

      Clearing fees increased 5 percent in 2001 to $37.0 million from $35.2 million in 2000. This increase was due primarily to the inclusion of a full year of Island clearing fees in 2001. Clearing fees from Island were not reported as revenue in 2000 during the period that Island was included in Datek’s consolidated results of operations. The increase in 2001 clearing fee revenue was substantially offset by the revenue impact from the departure of a significant clearing client in the fourth quarter of 2000. In the fourth quarter of 2001, another significant clearing client ceased to clear its trades through Datek. During 2002, Datek expects to derive substantially all of its clearing fees from Island.

      ECN fees are earned by Island for equity trades executed on Island’s electronic communications network. Service bureau fees are earned by Island for routing trades to other execution venues. Datek recorded no ECN and service bureau fees in 2001, compared to $99.5 million in 2000. ECN and service bureau fees were reported as revenue in 2000 during the period that Island was included in Datek’s consolidated results of operations.

      Software service fees include revenues charged to institutional clients for using Datek’s professional trading platform, the WatcherPlus system, and fees charged for third party services based on Datek’s proprietary clearing software. Software service fees are earned on a per-share basis and fluctuate based on the number of WatcherPlus clients and their trading volumes. Software service fees increased 22 percent in 2001 to $41.2 million from $33.9 million in 2000. This increase was due primarily to revenue derived from a service agreement executed in 2000 to provide clearing software services to a firm that clears trades for a significant WatcherPlus client. This agreement terminated in the fourth quarter of 2001. The increase in clearing software service fees was partially offset by a decrease in WatcherPlus service fees driven by lower share volume. During 2001, Datek reduced the scope of its software servicing business. During 2002, Datek expects to derive substantially all of its software service fees from one significant WatcherPlus client.

      Other revenues increased 101 percent to $17.3 million in 2001 from $8.6 million in 2000. This increase was primarily due to the implementation in the third quarter of 2001 of a per account inactivity fee, which is assessed to inactive clients quarterly based on trading activity levels and maintenance of minimum account balances. Datek also implemented several other client service fees in 2001, including fees for delivering paper trade confirmations and providing market quotation services. Additionally, other revenues in 2001 included increased payment for order flow and increased revenue from fees charged for providing WatcherPlus clients with connectivity to equity market execution venues.

      Net interest income declined 20 percent to $79.6 million in 2001 from $99.2 million in 2000. This decrease was primarily due to a 105 basis point decline in the interest rate spread, partially offset by a 23 percent increase in average interest earning assets. The decrease in interest rate spread was driven by a decline in average client margin borrowings as a percentage of total average interest earning assets. Client margin borrowings typically have higher interest yields than other interest earning assets.

      Net revenue per trade decreased to $18.32 in 2001 from $20.18 in 2000. This was primarily due to declining transaction fees and net interest income, and the recognition of revenues from ECN fees in 2000 when Island was included in Datek’s consolidated financial statements. The recognition of no ECN fees in 2001 resulting from the sale of Island also contributed to the decline, which was partially offset by increases in clearing fees, software service fees and other revenue.

     Cost of Services

      Cost of services decreased 50 percent in 2001 to $57.2 million from $113.9 million in 2000, driven by lower trade execution and clearing costs resulting from decreased client trading volume. Additionally, in 2001 cost of services did not include significant trade execution fees incurred by Island that were included in 2000 when Island was a consolidated subsidiary.

     Operating Expenses

      Compensation and benefits decreased 17 percent to $82.1 million in 2001 from $99.4 million in 2000 due to staff reductions during 2001. Employee headcount of approximately 1,000 at December 31, 2001 was 350 lower than headcount of approximately 1,350 at December 31, 2000.

      Advertising and marketing decreased 44 percent to $83.0 million in 2001 from $147.7 million in 2000. During 2001, Datek continued to focus on building brand awareness and acquiring new client accounts, while reducing advertising and production expenses across all media venues in response to market conditions. In 2001, funded accounts increased by approximately 148,000 compared to an increase of approximately 350,000 in 2000.

      Occupancy and equipment increased 67 percent to $24.9 million in 2001 from $14.9 million in 2000. This increase was primarily due to expenses resulting from the consolidation of Datek’s operations into its new headquarters and data center. During Datek’s relocation, rent expense was incurred on both the premises Datek was vacating and the new premises. Equipment rental expenses increased in 2001 as Datek began to acquire an increased proportion of computer equipment through lease arrangements rather than purchases, and recognized a full year of lease expense on equipment that was leased during the second half of 2000.

      Depreciation and amortization increased 5 percent to $24.5 million in 2001 from $23.3 million in 2000. The increase was primarily due to increased computer software amortization, and leasehold improvement amortization and equipment depreciation for Datek’s new facilities. Datek expects that the adoption in 2002 of SFAS No. 142 will eliminate approximately $2.3 million of annual goodwill amortization.

      Communications and data processing increased 13 percent to $14.1 million in 2001 from $12.5 million in 2000, primarily due to the increased data capacity requirements of Datek’s WatcherPlus clients. During the second half of 2001, Datek began to eliminate the data communication services provided for WatcherPlus clients. Additionally, Datek began a comprehensive review of its core communications needs and expenditures. Datek expects these initiatives to result in reduced communications and data processing expenses in 2002.

      Professional fees decreased 25 percent to $13.7 million in 2001 from $18.3 million in 2000, primarily due to reduced reliance on third party resources.

      Other expenses decreased 35 percent to $19.6 million in 2001 compared with $30.3 million in 2000. In 2000, Datek recognized a provision to increase reserves for certain government investigations. Additionally, Datek realized recruiting and other expense reductions resulting from its 2001 cost reduction initiatives.

      Income taxes were $21.0 million in 2001 compared to $38.1 million in 2000. The effective income tax rate in 2001 was 44.6 percent compared to 44.8 percent in 2000.

      Net operating expense per trade increased to $11.98 in 2001 from $11.57 in 2000. This was driven by increases in occupancy and equipment, depreciation and amortization and communications and data processing expenses related to Datek’s relocation to new facilities and a 22.7% decrease in average trades per day.

     Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

      U.S. equity market trading volumes and valuations were significantly higher in 2000 than in 1999. The Nasdaq National Market index reached a record high in April 2000, and then experienced a 50 percent decline by the end of the year. Throughout 2000, Datek benefited from revenues related to record levels in client trading volumes and margin borrowings. During 2000, Datek invested in business growth through advertising and marketing expenditures, increased staff, expanded facilities and the acquisition of computer and other equipment. To consolidate operations and enhance its technology support operations, Datek signed a lease for new headquarters space and continued development of a new primary data center.

      In December 2000, Datek sold a majority voting interest in Island, and recognized a $14.0 million gain. Datek’s results of operations for 2000 include the results of Island on a consolidated basis through December 14, 2000. Datek’s results of operations for the remainder of 2000 exclude Island’s results, and recognize its share of Island’s earnings using the equity method of accounting. Prior to December 14, 2000, Island was included in Datek’s consolidated financial statements, with the minority stockholders’ interests deducted from consolidated net income.

     Net Revenues

      Transaction fees increased 73 percent to $254.8 million in 2000 from $147.4 million in 1999. This increase was primarily attributable to a 75 percent increase in the average number of trades processed per day to approximately 107,000 in 2000 from approximately 61,000 in 1999, partially offset by a 2 percent decrease in average commission per trade and a decrease in average trades per funded account. The increase in average daily trading volume was driven by a corresponding increase in funded accounts. The decrease in average commission per trade was due to a higher proportion of free trades awarded in 2000. Free trades include trades awarded to attract new clients and to retain current clients. Clients averaged approximately 53 trades per funded account during 2000, compared to approximately 63 trades per funded account during 1999.

      Clearing fees increased eight percent in 2000 to $35.2 million from $32.5 million in 1999. This increase was primarily due to a 47 percent increase in shares cleared by external correspondents and was offset by a decline in clearing fees per share and the departure of a significant client in the fourth quarter of 2000.

      ECN and service bureau fees increased 82 percent to $99.5 million in 2000 from $54.7 million in 1999, driven by an increase in share volume executed on Island.

      Software service fees increased 12 percent in 2000 to $33.9 million from $30.4 million in 1999. This increase was primarily due to revenue from a service agreement to provide clearing software services to a firm that clears trades for a significant WatcherPlus client. There also was a 51 percent increase in WatcherPlus client share volume in 2000 compared to 1999.

      Other revenue increased to $8.6 million in 2000 from ($3.6) million in 1999. This increase was primarily due to gains on principal transactions. Prior to 2002, Datek would take positions in equity securities to facilitate the execution of client securities transactions within guaranteed execution timeframes. In 2000, principal transaction revenues included net gains of $2.6 million compared to net losses of $6.0 million in 1999. In 2000, other income also included fees charged to WatcherPlus clients for market data and data communications services provided by Datek.

      Net interest income increased 132 percent to $99.2 million in 2000 from $42.7 million in 1999. This increase was primarily due to a 58 basis point increase in the interest rate spread and an 82 percent increase in average interest earning assets. The increase in interest rate spread was driven by growth in average client margin borrowings as a percentage of total average interest earning assets.

      Net revenue per trade increased to $20.18 in 2000 from $19.84 in 1999. This was attributed to year-over-year increases in each component of net revenues primarily driven by increased transaction fees and net interest income.

     Cost of Services

      Cost of services increased 44 percent to $113.9 million in 2000 from $78.9 million in 1999. This increase was driven primarily by increased trade execution and clearing charges resulting from higher client trading volumes.

     Operating Expenses

      Compensation and benefits increased 105 percent to $99.4 million in 2000 from $48.5 million in 1999 due to staff increases to support business expansion and higher discretionary compensation. Excluding Island, employee headcount of approximately 1,350 at December 31, 2000 was 450 higher than headcount of approximately 900 at December 31, 1999.

      Advertising and marketing increased 95 percent to $147.7 million in 2000 from $75.7 million in 1999. During 2000, Datek increased production and advertising expenditures to build brand awareness and acquire new client accounts. In 2000, funded accounts increased by approximately 350,000 compared to an increase of approximately 187,000 in 1999.

      Occupancy and equipment increased 292 percent to $14.9 million in 2000 from $3.8 million in 1999. This was primarily due to increased computer equipment rental expense, premises rent and facilities expenses as Datek leased additional space to support its business expansion. In 2000, Datek began leasing computer equipment to support significant growth in client trading activity and technology development initiatives. Prior to midyear 2000, Datek exclusively purchased this equipment.

      Depreciation and amortization increased 61 percent to $23.3 million in 2000 from $14.5 million in 1999. The increase was related to computer equipment depreciation and software and leasehold improvement amortization on purchases made throughout the year.

      Communications and data processing increased 127 percent to $12.5 million in 2000 from $5.5 million in 1999 due to the expansion of data communications capacity required to support the growth of Datek’s online brokerage business. Communications expenses also increased significantly as client support operations expanded to meet the needs of the rapidly growing client base.

      Professional fees increased nine percent to $18.3 million in 2000 from $16.8 million in 1999, primarily due to an increase in consulting expenses as third party resources were utilized to support business growth.

      Other expenses increased 34 percent to $30.3 million in 2000 from $22.6 million in 1999. Business expansion drove increases in the provisions for expected losses from unsecured client margin balances and in miscellaneous expenses relating to business insurance, office supplies, travel and entertainment and employee development. Additionally, Datek established reserves relating to certain government investigations. These increases were partially offset by decreases in postage, recruiting, regulatory fees and bank charge expenses.

      Income taxes were $38.1 million in 2000 compared to $8.2 million in 1999. The effective income tax rate in 2000 was 44.8 percent. The income tax provision for 1999 reflects corporate income taxes for the period July 19, 1999 through December 31, 1999. Prior to July 19, 1999, Datek had elected to be taxed as a subchapter S corporation and recorded no income tax provision. The tax liability on its earnings accrued directly to its stockholders.

      Net operating expense per trade decreased to $11.57 in 2000 from $12.43 in 1999. This was driven by a 76.2% increase in average trades per day.

Liquidity and Capital Resources

      Datek finances its liquidity needs primarily through operating cash flows. Through iClearing, Datek may access uncommitted credit lines with various banks up to $185 million and may obtain additional financing through securities lending activities. Datek also utilizes operating and capital lease facilities to finance the acquisition of equipment and leasehold improvements. Datek has a master leasing agreement under which it may access lease credit lines up to $35 million. At December 31, 2001, Datek had outstanding operating and capital lease obligations of approximately $23 million under this facility. During 2001, Datek terminated a $40 million bank line of credit.

      Dividends from its subsidiaries are another source of liquidity for Datek. Datek’s broker-dealer subsidiaries are subject to requirements of the Securities and Exchange Commission and the NASD relating to liquidity, capital standards and the use of client funds and securities which limit funds available for the payment of dividends to Datek. These dividend restrictions have not historically had, and are not anticipated to have in the foreseeable future, an adverse effect on Datek’s ability to meet its cash obligations because Datek’s operating cash flows have been generally sufficient to finance these obligations.

      Datek’s capital structure consists of three classes of preferred stock and voting and nonvoting common stock. In 1999, Datek raised $165 million of equity capital through the sale of Series A preferred stock to outside institutional and other investors. Additional capital of $28.5 million was raised through the sale of a minority interest in Island to holders of Series A preferred stock. The proceeds from these sales were primarily used to finance business operations. During 1999, Datek also sold shares of its voting common stock to some management employees. The employee stock purchases were generally financed by limited recourse promissory notes issued by Datek. These notes are secured by the common stock issued pursuant to each note. The amount of principal and accrued interest due under these and other notes at March 31, 2002 was $10.1 million.

      On December 15, 2000, Datek sold shares of its Series B preferred stock to outside institutional investors. The proceeds from the sale of Series B preferred stock were primarily used to acquire the voting shares of Datek’s common stock held by a group of original investors. Concurrent with the sale of Series B preferred stock, Datek completed a recapitalization of its then 85 percent owned subsidiary, Island, and sold a majority voting interest in Island to the Series B preferred stock investors. The net amount of capital raised in these transactions was approximately $570 million.

      During 2001, Datek purchased from two stockholders and simultaneously retired 1,050,000 shares of its common stock for an aggregate purchase price of $7.2 million. The price for these transactions was established in Datek’s December 15, 2000 sale of Series B preferred stock.

      Datek expects to finance its liquidity needs for the remainder of 2002 primarily through operating cash flows.

      At December 31, 2001, Datek had an aggregate of approximately $107 million in future minimum rental commitments, including future interest, under operating and capital leases with initial noncancelable terms in excess of one year. Under the terms of the lease for Datek’s headquarters facility, Datek has an option to terminate, without penalty, a portion or all of its lease obligations. At December 31, 2001, approximately $58.3 million of Datek’s future rental commitments were subject to this termination option.

Cash Flow

      Datek’s operating cash flows are affected by net income, the timing of cash flows resulting from client securities transaction settlements, and the timing of borrowing and investing activities related to the segregation of clients’ cash and securities balances and positions in compliance with federal regulations. Cash provided by operating activities was $96.4 million for the first quarter of 2002, compared to $42.5 million in the first quarter of 2001, and $137.8 million in 2001, compared to cash used in operating activities of $102.7 million in 2000 and $20.5 million in 1999. Datek recognized net income in each of these periods. The impact of settling client transactions increased Datek’s cash position in the first quarter of 2002, the first quarter of 2001 and in the year 2001, and decreased Datek’s cash position in 2000 and 1999.

      Cash used in investing activities was $3.1 million for the first quarter of 2002 and $22.9 million for the first quarter of 2001, and $16.5 million in fiscal 2001, $44.7 million in 2000 and $24.0 million in 1999. Uses of cash in all periods were primarily related to purchases of furniture, leasehold improvements and equipment. In 2001, cash was provided by the sale of furniture and leasehold improvements to another tenant at Datek’s new headquarters facility.

      Cash provided by financing activities was $0.3 million for the first quarter of 2002, compared to cash used in financing activities of $5.5 million for the first quarter of 2001. Cash provided by financing activities in the first quarter of 2002 represents proceeds from the sale of common stock to a member of Datek’s board of directors. In the first quarter of 2001, Datek repurchased and retired 700,000 shares of its common stock from certain management stockholders for an aggregate purchase price of $4.8 million.

      Cash used in financing activities was $7.7 million in 2001, compared to cash provided by financing activities of $126.0 million in 2000 and $121.1 million in 1999. In 2001, Datek repurchased and retired 1,050,000 shares of its common stock from two stockholders for an aggregate purchase price of $7.2 million. Cash provided by financing activities in 2000 primarily represents proceeds from the December 2000 sale of Series B preferred stock net of cash paid to repurchase common stock from a group of original investors. Cash provided by financing activities in 1999 was driven by proceeds from the sale of Datek’s Series A preferred stock and the sale of a minority interest in Island to the holders of Datek’s Series A preferred stock. These cash inflows in 1999 were reduced by the repayment of notes payable, distributions to stockholders relating to the period prior to July 19, 1999 when Datek had elected to be taxed as a subchapter S corporation, and the repurchase of common stock from certain stockholders.

Significant Accounting Policies

      Significant accounting policies are disclosed in the Notes to Consolidated Financial Statements beginning on page F-7. In the opinion of management, Datek does not have any critical accounting policies that involve unusually difficult, subjective or complex judgments.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      Datek has had no changes in or disagreements with its accountants on accounting and financial disclosure during 2000 and 2001.

Quantitative and Qualitative Disclosures about Market Risk

      Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Datek has established policies, procedures and internal processes governing its management of market risks in the normal course of our business operations.

      As a fundamental part of its business, Datek holds short-term interest earning assets, mainly cash and funds required to be segregated in compliance with federal regulations for clients. These assets totaled $2.8 billion at March 31, 2002 and $2.7 billion at March 31, 2001. These assets are invested primarily in short-term fixed-rate U.S. Treasury Bills and institutional money market funds, which provide daily liquidity and which meet Securities and Exchange Commission regulations governing diversification and permitted maturities for investments by registered money market funds. These funds invest in obligations of the U.S. Government and its agencies and in highly rated corporate obligations. Concentrations of investments in any one fund are limited by Datek’s internal policies. Datek’s interest earning assets are financed by short-term interest bearing liabilities totaling $2.9 billion at both March 31, 2002 and March 31, 2001. Datek generally does not invest in derivative financial instruments or derivative commodity instruments.

      In its normal course of business, Datek provides loans to its clients that are collateralized by securities within their brokerage accounts. Datek seeks to control the risks associated with its client activities by requiring clients to maintain margin collateral in compliance with various regulatory and internal guidelines. Datek monitors required margin levels daily and, pursuant to such guidelines, requires clients to deposit additional collateral, or to reduce positions, when necessary. Datek’s clients have agreed to allow Datek to rehypothecate those securities in accordance with federal regulations. Those regulations allowed Datek to rehypothecate securities with fair values of $1.04 billion at March 31, 2002 and $893 million at December 31, 2001, respectively. At March 31, 2002 and December 31, 2001, the fair value of client securities Datek had pledged and the types of transactions were as follows:

	March 31, 2002	December 31, 2001

Securities lending	$544,351,450	$296,248,652
Client short sales (including proprietary accounts of introducing brokers and officers and directors)	$174,706,800	$185,812,339
Client margin requirements at the Options Clearing Corp.	$26,480,366	$20,303,892

      Datek also receives collateral under securities borrowing transactions and is allowed by contract or custom to rehypothecate these securities. At March 31, 2002 and December 31, 2001, the fair value of such collateral was approximately $1.04 billion and $773 million, respectively.

      Additionally, at March 31, 2002 and December 31, 2001 Datek had approximately $10.0 million and $19.5 million, respectively, outstanding under uncommitted lines of credit with various banks which bear interest at negotiated rates.

      Datek earns a net interest spread on the difference between amounts earned on interest earning assets, primarily client margin loans and segregated cash, and interest bearing liabilities, primarily client credit balances and securities loaned. Because Datek establishes the rate paid on client cash balances, a substantial portion of its interest rate risk is under its direct management.

      Datek’s results of operations, financial position and cash flows are not materially affected by changes in the relative values of non-U.S. currencies to the U.S. dollar. Datek does not use derivative financial instruments to limit its foreign currency risk exposure.

Dividend Information

      Datek has not paid any cash dividends with respect to its common stock in 2001 or, except as described below, 2000 or 1999.

      Prior to July 21, 1999, Datek had in effect an election to be taxed as a subchapter S corporation for federal income tax purposes. Stockholders of subchapter S corporations pay tax on the earnings of the S corporation, whether or not those earnings are distributed to them. Cash distributions in the amounts of $6,814,175 and $22,375,615 were made in September 2000 and during 1999, respectively, which related to Datek’s earnings for periods during which it had in effect an election to be taxed as an S corporation.

      Some subsidiaries of Datek are subject to requirements of the Securities and Exchange Commission and the NASD relating to liquidity, capital standards and the use of client funds and securities that limit funds available for the payment of dividends from these subsidiaries to Datek.

ADDITIONAL INFORMATION

Legal Matters

      Legal matters relating to the validity of the securities to be issued in the merger will be passed upon for New Ameritrade by Mayer, Brown, Rowe & Maw. The opinions referred to in the discussion set forth under “Certain Federal Income Tax Considerations” will be provided to Old Ameritrade by Mayer, Brown, Rowe & Maw and to Datek by Fried, Frank, Harris, Shriver & Jacobson.

Experts

      The consolidated financial statements of Old Ameritrade incorporated in this document by reference from Old Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 28, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this document by reference, and have been so incorporated in reliance upon the reports of the firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Datek and its subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for Old Ameritrade for the periods ended March 29, 2002 and March 30, 2001 and December 31, 2001 and 2000, which is incorporated in this document by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Old Ameritrade’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2002 and December 31, 2001 and incorporated in this document by reference, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

      With respect to unaudited interim financial information for Datek for the three-month periods ended March 31, 2002 and 2001, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report dated May 14, 2002, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

Stockholder Proposals

      Under the federal securities laws, in order for a stockholder proposal to be included in the New Ameritrade proxy statement relating to its next annual meeting, the proposal must be received by New Ameritrade by September 19, 2002. Also, under New Ameritrade’s bylaws, stockholder proposals must be received by the Secretary of New Ameritrade by October 19, 2002 and not prior to September 19, 2002. The proxy solicited by the New Ameritrade board of directors relating to New Ameritrade’s next annual meeting will confer discretionary authority to vote on a stockholder proposal if the Secretary receives notice of that proposal after October 19, 2002.

Where You Can Find More Information

      New Ameritrade has filed with the SEC a registration statement under the Securities Act that registers the distribution of the shares of New Ameritrade common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New Ameritrade and New Ameritrade common stock. The rules and regulations of the SEC allow New Ameritrade to omit some of the information included in the registration statement from this document.

      In addition, Old Ameritrade files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy that information at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
1-800-SEC-0330

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Old Ameritrade, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      The SEC allows Old Ameritrade to “incorporate by reference” information into this document. This means Old Ameritrade can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

      This document incorporates by reference the documents listed below that Old Ameritrade has previously filed with the SEC. The documents contain important information about Old Ameritrade and its financial conditions.

Old Ameritrade’s Filings (File Number 000-22163)	Period

Annual Report on Form 10-K	Year ended September 28, 2001
Quarterly Reports on Form 10-Q	Quarters ended: • December 31, 2001 • March 29, 2002
Current Reports on Form 8-K	Filed on: • November 20, 2001 • April 9, 2002
Proxy Statement on Schedule 14A	Filed on January 17, 2002

      Old Ameritrade also incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the Old Ameritrade and Datek stockholders meetings. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Neither Old Ameritrade nor Datek has authorized anyone to give any information or make any representation about the merger, New Ameritrade, Old Ameritrade or Datek, that is different from, or in addition to, the information contained in this document or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements

      This document and the information incorporated by reference herein may contain forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” In particular, statements regarding our estimates of anticipated synergies and cost savings from the merger, transaction and other costs of the merger, future earnings per share and the impact on revenues of any restrictions on specified trades are forward-looking statements. You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond the control of Old Ameritrade and Datek, and may cause actual results and performance to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include the risks and uncertainties set forth under the heading “Risk Factors” on page 20 of this document. Accordingly, you should not place undue reliance on the forward-looking statements contained in this document. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Datek Online Holdings Corp.:

      We have audited the accompanying consolidated statements of financial condition of Datek Online Holdings Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of Datek’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Datek Online Holdings Corp. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 22, 2002

DATEK ONLINE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2001	2000

ASSETS
Cash and cash equivalents	$192,291,535	$78,771,347
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (securities at fair value of $2,785,925,932 at December 31, 2001 and $942,895,403 at December 31, 2000)	2,739,360,589	933,729,305
Investment in unconsolidated affiliate	34,706,147	32,672,040
Receivables:
Clients (net of allowance of $4,286,015 at December 31, 2001 and $8,752,429 at December 31, 2000)	643,470,140	1,256,187,431
Brokers and dealers (net of allowance of $3,896,884 at December 31, 2001)	6,343,871	10,510,451
Accrued interest and fees	3,549,279	7,275,655
Securities purchased under agreements to resell	—	506,267,811
Securities borrowed	569,686,717	491,817,150
Furniture, leasehold improvements and equipment, at cost (net of accumulated depreciation and amortization of $43,252,164 at December 31, 2001 and $29,481,649 at December 31, 2000)	50,818,925	51,082,910
Intangible assets (net of accumulated amortization of $18,097,769 at December 31, 2001 and $13,460,595 at December 31, 2000)	9,896,931	14,496,705
Deferred tax assets	8,393,176	5,218,220
Prepaid expenses	3,069,674	3,295,587
Other assets	6,437,145	3,936,156

TOTAL ASSETS	$4,268,024,129	$3,395,260,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Bank loans	$19,456,306	$—
Payables:
Clients	2,904,060,106	2,202,353,961
Brokers, dealers and clearing organizations	12,715,405	13,568,341
Securities loaned	804,833,922	675,917,455
Accounts payable and accrued expenses	54,741,122	66,648,541
Income taxes payable	15,374,684	9,533,780
Deferred tax liability	3,089,500	4,091,500
Other liabilities	11,742,580	1,901,783

Total liabilities	3,826,013,625	2,974,015,361

STOCKHOLDERS’ EQUITY:
Preferred stock	32,603	32,603
Common stock	25,053	26,103
Paid in capital	364,605,661	373,110,703
Retained earnings	77,360,372	48,086,756
Foreign currency translation	(13,185)	(10,758)

Total stockholders’ equity	442,010,504	421,245,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,268,024,129	$3,395,260,768

See notes to consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2001	2000	1999

REVENUES
Transaction fees	$200,727,287	$254,825,550	$147,448,860
Software service fees	41,220,896	33,928,920	30,429,097
Clearing fees	36,951,067	35,233,040	32,466,690
ECN and service bureau fees	—	99,473,041	54,744,618
Gain on sale of Island	565,749	14,008,005	—
Other	17,314,587	8,621,717	(3,575,124)

Total non-interest revenues	296,779,586	446,090,273	261,514,141

Interest revenue	166,396,637	229,489,595	98,787,567
Interest expense	86,814,247	130,273,784	56,135,789

Net interest income	79,582,390	99,215,811	42,651,778

Net revenues	376,361,976	545,306,084	304,165,919
COST OF SERVICES	57,241,603	113,892,933	78,853,401
OPERATING EXPENSES
Advertising and marketing	83,031,067	147,660,183	75,692,760
Compensation and benefits	82,127,173	99,434,278	48,549,467
Occupancy and equipment	24,906,322	14,906,751	3,762,052
Depreciation and amortization	24,512,050	23,314,586	14,525,925
Communications and data processing	14,075,085	12,521,192	5,534,294
Professional fees	13,663,501	18,348,408	16,798,005
Severance and relocation charges	10,113,327	—	—
Other	19,595,721	30,250,083	22,585,100

Total operating expenses	272,024,246	346,435,481	187,447,603

OPERATING INCOME	47,096,127	84,977,670	37,864,915
Provision for income taxes	21,018,227	38,087,668	8,240,117

INCOME BEFORE UNCONSOLIDATED AFFILIATE AND MINORITY INTEREST	26,077,900	46,890,002	29,624,798
Equity in earnings of unconsolidated affiliate	3,180,893	27,880	—

INCOME BEFORE MINORITY INTEREST	29,258,793	46,917,882	29,624,798
Minority interest	—	(951,743)	184,317

NET INCOME	$29,258,793	$45,966,139	$29,809,115

See notes to consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,258,793	$45,966,139	$29,809,115
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of subsidiary stock	—	(14,008,005)	—
Depreciation and amortization	24,356,247	23,314,586	14,525,925
Provision for doubtful accounts	4,431,780	4,944,388	2,469,312
Write-off of furniture, leasehold improvements and equipment	3,222,777	—	—
Minority interest	—	951,743	(184,317)
Interest income from stockholder loans	(546,422)	(739,148)	(733,037)
Equity in earnings of unconsolidated affiliate	(3,180,893)	(27,880)	—
(Increase) decrease in operating assets:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations	(1,805,631,284)	(185,529,279)	(4,393,899)
Receivables	616,180,388	152,308,892	(1,010,665,750)
Securities borrowed	(77,869,567)	(402,249,924)	(83,340,873)
Short-term investment	—	19,754,985	(22,002,176)
Securities purchased under agreements to resell	506,267,811	(506,267,811)	—
Deferred tax assets	(3,174,956)	(3,390,480)	(1,827,740)
Prepaid expenses	225,913	(1,277,392)	(2,018,195)
Other assets	(2,199,666)	7,945,678	(1,964,330)
Increase (decrease) in operating liabilities:
Bank loans	19,456,306	—
Payables	700,853,209	324,170,816	1,007,031,943
Securities loaned	128,916,467	392,675,029	31,667,726
Accounts payable and accrued expenses	(11,907,419)	31,461,493	17,979,571
Income taxes payable	5,840,904	9,198,905	—
Deferred tax liability	(1,002,000)	(1,002,000)	—
Other liabilities	4,254,425	(886,571)	3,162,423

Net cash provided by (used in) operating activities	137,752,813	(102,685,836)	(20,484,302)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of furniture, leasehold improvements and equipment	(35,589,193)	(44,697,486)	(23,782,921)
Sales of furniture, leasehold improvements and equipment	17,934,204	—	—
Acquisition of business	(44,003)	—	(193,492)
Proceeds from sale of unconsolidated affiliate stock	1,712,535	—	—
Purchase of hedge option	(544,446)	—	—

Net cash provided by (used in) investing activities	(16,530,903)	(44,697,486)	(23,976,413)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(6,970,375)	(491,999,294)	(16,002,000)
Prepayment of notes payable	—	—	(32,800,000)
Recapitalization	(746,170)	624,774,549	163,758,555
Distributions		(6,814,175)	(22,375,615)
Proceeds from sale of minority interest in subsidiary	—	—	28,547,427
Reversal of prior period distribution	14,823	—	—

Net cash (used in) provided by financing activities	(7,701,722)	125,961,080	121,128,367

Net increase (decrease) in cash and cash equivalents	113,520,188	(21,422,242)	76,667,652

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	78,771,347	100,193,589	23,525,937

CASH AND CASH EQUIVALENTS, END OF YEAR	$192,291,535	$78,771,347	$100,193,589

See notes to consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Foreign
	Preferred	Common	Paid in	Retained	Currency	Treasury
	Stock	Stock	Capital	Earnings	Translation	Stock	Total

BALANCE, JANUARY 1, 1999.	$—	$23,485	$39,379,618	$1,501,292	$—	$—	$40,904,395
Issuance of common stock	—	1,401	11,718,349	—	—	—	11,719,750
Debt conversion	—	800	7,999,200	—	—	—	8,000,000
Stock splits	—	76,559	(76,559)	—	—	—	—
Issuance of preferred stock	12,516	—	156,001,899	—	—	—	156,014,415
Sale of minority interest	—	—	23,049,897	—	—	—	23,049,897
Purchase of treasury stock	—	—	—	—	—	(16,002,000)	(16,002,000)
Distributions	—	—	—	(22,375,615)	—	—	(22,375,615)
Stockholder loan activity	—	—	(718,037)	—	—	—	(718,037)
Net income	—	—	—	29,809,115	—	—	29,809,115

BALANCE, DECEMBER 31, 1999.	12,516	102,245	237,354,367	8,934,792	—	(16,002,000)	230,401,920
Recapitalization	22,087	11,639	643,333,556	—	—	(492,023,145)	151,344,137
Treasury stock retirement	(2,000)	(87,781)	(507,935,364)	—	—	508,025,145	—
Stock option grants	—	—	1,067,292	—	—	—	1,067,292
Distributions	—	—	—	(6,814,175)	—	—	(6,814,175)
Stockholder loan activity	—	—	(709,148)	—	—	—	(709,148)
Translation adjustment	—	—	—	—	(10,758)	—	(10,758)
Net income	—	—	—	45,966,139	—	—	45,966,139

BALANCE, DECEMBER 31, 2000.	32,603	26,103	373,110,703	48,086,756	(10,758)	—	421,245,407
Repurchase of common stock	—	—	—	—	—	(7,213,500)	(7,213,500)
Retirement of treasury stock	—	(1,050)	(7,212,450)	—	—	7,213,500	—
Recapitalization	—	—	(746,170)	—	—	—	(746,170)
Reversal of prior period distribution	—	—	—	14,823	—	—	14,823
Stockholder loan activity	—	—	(546,422)	—	—	—	(546,422)
Translation adjustment	—	—	—	—	(2,427)	—	(2,427)
Net income	—	—	—	29,258,793	—	—	29,258,793

BALANCE, DECEMBER 31, 2001	$32,603	$25,053	$364,605,661	$77,360,372	$(13,185)	$—	$442,010,504

See notes to consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

1.     Introduction and Basis of Presentation

      The consolidated financial statements include the accounts of Datek Online Holdings Corp. and subsidiaries (collectively, “Datek”). Through its wholly-owned subsidiary, Datek Online Financial Services LLC (“DOFS”), Datek provides on-line trading services to individual investors. Through its wholly-owned subsidiaries, iCapital Markets LLC (“iCapital”) and iClearing LLC (“iClearing”), Datek provides trade execution and securities clearing for DOFS’ on-line trading business and certain third-party institutional clients. Additionally, iCapital licenses professional trading software. Big Think Corp. and Watcher Technologies LLC provide technology development and support for Datek’s businesses. Datek Canada Financial Services Inc. is a Canadian holding company.

      Through December 14, 2000, Datek’s consolidated financial statements also include the accounts of The Island ECN, Inc. and its subsidiary, the predecessor to Island Holding Company, Inc. and its subsidiaries (“Island”). Island is primarily an electronic securities marketplace, offering order display and matching services in both Nasdaq-quoted and exchange listed securities. In July 1999, Datek sold approximately 15% of Island to outside investors. On December 15, 2000, Datek completed a recapitalization in which Datek sold a majority voting interest in Island, resulting in a gain on sale of subsidiary stock of $14,008,005. For the period January 1, 2000 through December 14, 2000, Island’s results of operations were included in Datek’s consolidated statement of income, which reflects total revenues from Island for this period of $111,805,318 and total expenses of $105,281,006. As of December 15, 2000, Island is included in Datek’s consolidated financial statements accounted for under the equity method. Prior to December 14, 2000, Island was included in Datek’s consolidated financial statements, with the minority stockholders’ interest deducted from consolidated net income.

      Datek currently operates its business in one segment, that of providing on-line trading services to individual and institutional counterparties, primarily in the U.S.

      All material intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to current presentation.

2.     Summary of Significant Accounting Policies

      Use of Estimates — The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the consolidated financial statements and related disclosure. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

      Cash and Cash Equivalents — Datek considers all highly liquid investments with original maturities of three months or less (except for amounts required to be segregated under federal or other regulations or amounts designated as trading securities) to be cash equivalents. For the years ended December 31, 2001, 2000 and 1999, cash payments for interest approximated interest expense.

      Client Securities Transactions — Datek earns revenue from fees charged for client transactions. Clients’ securities transactions are recorded on settlement date with related commission revenues and transaction expenses recorded on trade date. Payables to and receivables from clients include amounts due on cash and margin transactions. Client receivables are recorded net of allowances for estimated losses. Securities owned by clients, including those that collateralize margin or other similar transactions, are not reflected in the consolidated statement of financial condition.

      Software Service Fees — Datek earns software service fees from third parties using its proprietary software, WatcherPlus, which provides real-time risk management, order entry and market data to professional traders. Software service fees are charged on a per share basis and recorded on trade date.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Clearing Fees — Datek collects fees for settling client transactions from correspondents’ trading accounts on a fully-disclosed basis. Clearing fees and the related transaction costs are recorded on trade date.

      ECN and Service Bureau Fees — For the period prior to the recapitalization of Island, Datek, through Island, earned revenue from electronic communication network (“ECN”) fees charged to participating broker-dealers and earned service bureau revenue from certain subscribers for routing client orders to other broker-dealers and ECNs. ECN fees and service bureau fees are recorded on a trade date basis.

      Securities Borrowing and Lending Activities — Securities borrowed and securities loaned are recorded at the amount of cash collateral provided for securities borrowed transactions and received for securities loaned transactions. Fees received or paid in connection with these activities are recorded as interest revenue or interest expense. Datek monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained or refunded as necessary.

      Cost of Services — Cost of services represents the cost associated with providing securities trading and clearing services, and consists primarily of transaction execution and other fees paid to third party brokers, ECNs, clearing organizations and securities exchanges.

      Advertising Costs — Datek expenses advertising costs as incurred.

      Fair Value of Financial Instruments — Substantially all of Datek’s financial instruments are carried at fair value or amounts that approximate fair value. The estimated fair value amounts of financial instruments have been determined by Datek using available market information and appropriate valuation methodologies. Cash and cash equivalents, cash and securities deposited with clearing organizations or segregated under federal and other regulations, securities borrowed and certain other receivables are carried at cost, which approximates fair value due to their short-term maturities. Client receivables, primarily consisting of floating-rate loans collateralized by margin securities, are charged interest at rates similar to other such loans made throughout the industry. Datek’s short-term liabilities such as bank loans, securities loaned and certain other payables are recorded at contracted amounts approximating fair value.

      Furniture, Leasehold Improvements and Equipment — Furniture, leasehold improvements (including those held under capital leases) and equipment are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the assets, ranging three to five years, while leasehold improvements are amortized over the lesser of the estimated useful life of the leasehold improvement or the remaining term of the lease.

      Intangible Assets — Included in intangible assets are client lists and goodwill, which are being amortized on a straight-line basis over seven years and five years, respectively (see Accounting Pronouncements).

      Income Taxes — Datek uses the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. The asset and liability method requires that deferred tax assets and liabilities be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes in income tax laws are recognized in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

      Datek provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions (principally asset and liability reserves, depreciation and amortization) in different years for income tax reporting purposes than for financial reporting purposes.

      Translation of Foreign Currencies — Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and income statement accounts are

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

translated at weighted average rates of exchange for the year. Gains or losses resulting from translating foreign currency financial statements and related tax effects are reflected in cumulative translation adjustments, a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in net income.

      Stock-Based Compensation — As permitted under Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, Datek elected to account for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the market price of Datek’s common stock on the grant date over the option exercise price.

      Accounting Pronouncements — On March 4, 1998, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP provides specific guidance as to when certain costs incurred in connection with an internal-use software project should be capitalized or expensed. Datek’s adoption of SOP 98-1 effective January 1, 1999 did not have a material effect on its results from operations or financial position.

      In January 1999, Datek adopted AICPA SOP 98-5, Reporting on the Costs of Start-Up Activities, which requires costs of start-up activities and organization costs to be expensed as incurred. Accordingly, Datek recorded a charge to earnings for the cumulative effect of the accounting change as of January 1, 1999 of $80,683.

      In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment of FASB Statement No. 133. Adoption of the provisions of SFAS No. 133 and SFAS No. 138 did not have an effect on Datek’s consolidated financial statements for the years ended December 31, 2001 and 2000.

      In September 2000, the FASB issued SFAS No. 140, Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement No. 125. Datek adopted those provisions of the statement that were required to be adopted as of December 31, 2000. These provisions relate primarily to the accounting and disclosures for collateral received or pledged in secured borrowing transactions. Other provisions of the statement were not required to be adopted until the second quarter 2001. These provisions provide guidance for determining whether a transfer of assets should be accounted for as a sale or a secured borrowing, and also change the accounting for certain securities lending transactions. Adoption of the provisions of SFAS No. 140 did not have a material effect on Company’s consolidated financial statements for the years ended December 31, 2001 and 2000.

      On July 20, 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and the provisions of SFAS No. 142 are required to be adopted by the first quarter of 2002. SFAS No. 142 changes the accounting for goodwill from the amortization method to an impairment-only method. Thus, amortization of goodwill, including goodwill recorded in past transactions, will cease upon the adoption of SFAS No. 142. This change does not impact the consolidated financial statements for the year ended December 31, 2001.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Business Activities

      In the normal course of business, Datek, through its various broker-dealer subsidiaries, executes, settles and finances client securities transactions. Clients’ securities activities are transacted on either a cash or margin basis. These activities may expose Datek to risk arising from the potential that clients or counterparties may fail to satisfy their obligations. In the event clients fail to satisfy their obligations, Datek may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other clients, non-clients or counterparties. Datek believes that the settlement of these transactions will not have a material effect on Datek’s consolidated financial statements.

      Datek’s exposure to credit risk associated with these transactions is measured on an individual basis, as well as by groups that share similar attributes. Datek services a diverse group of individual and institutional investors. Credit risk may be impacted by trading market volatility. Datek seeks to control risks associated with its clients’ activities by requiring clients to maintain collateral in compliance with internal and regulatory guidelines. Datek monitors required margin levels and established credit limits daily, and, pursuant to such guidelines, requires clients to deposit additional collateral, or reduce positions, when necessary.

      Liabilities to brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amounts for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Datek may, under industry regulations, purchase the underlying securities in the market and seek reimbursement for any losses from the counterparty.

      Datek’s client financing and securities settlement activities require Datek to pledge client securities as collateral in support of secured financing sources such as securities loaned. In the event that the counterparty is unable to meet its contractual obligation to return client securities pledged as collateral, Datek may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy client obligations. Datek controls this risk by monitoring the market value of securities pledged on a daily basis and requiring adjustments of collateral levels in the event of excess market exposure. Additionally, Datek establishes credit limits for such activities and monitors compliance on a daily basis. At December 31, 2001 and 2000, the market value of client securities pledged under these secured financing transactions approximated the amounts due.

      Datek, as a result of facilitating the execution of client orders and system processing errors, maintains inventories in equity securities on both a long and short basis. While long inventory positions represent Datek’s ownership of securities, short inventory positions represent obligations of Datek to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to Datek as market values of securities fluctuate. Long and short positions are marked to market daily and are continuously monitored by Datek.

      During 2001, Datek significantly reduced its workforce and consolidated operations into two central locations. One-time charges relating to this restructuring are reflected in severance and relocation and are comprised of compensation and benefits of $4,974,819 and occupancy and equipment of $5,138,508.

4.     Investment in Unconsolidated Affiliate

      At December 31, 2001, Datek’s investment in Island consisted of approximately 1.8 million Class L Shares and 140,000 Class A Shares, together representing approximately 10% of Island’s voting stock. Datek’s investment in Island is accounted for using the equity method of accounting. At December 31, 2001, Datek’s investment in Island, reported at cost plus Datek’s share of Island’s undistributed earnings, was $34,706,147. Each Class L Share has a liquidation value equal to $95.905 increasing at 12% per

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

annum, compounded annually from December 15, 2000. Upon liquidation of Island, Class L stockholders receive value equal to the then applicable Class L liquidation value; any remaining assets of Island will be distributed to Class A and Class L stockholders pro rata in accordance with the number of shares held by each stockholder. Upon an initial public offering of Island equity, or a sale of 10% or more of Island stock to a third party, Class L Shares will convert into Class A Shares at the ratio of the then applicable Class L Share liquidation value to the public offering or sale price of a Class A Share. Class L and Class A Shares each have one vote per share.

      During 2001, Datek issued to its employees’ stock appreciation rights (“SARs”) that are indexed to the value of Island’s Class A Shares. Upon exercise of a SAR, Datek must deliver to the employee cash in an amount equal to the excess, if any, of the market value of an Island Class A Share above the SAR exercise price. At December 31, 2001, there were 1,134,651 SARs outstanding with a weighted average exercise price of $1.20. To hedge its exposure under the SARs obligations, Datek purchased from Island a series of options (“the Island Options”) to buy from Island Class A Shares at prices equivalent to the exercise prices of the SARs granted to Datek employees. The Island Options have exercise, forfeiture and expiration terms that are equivalent to the SARs. The Island Options are recorded at cost, net of amounts written off relating to forfeited SARs, of $485,226 in other assets. Upon an Island liquidity event, the SARs will be recorded on Datek’s consolidated statement of financial condition as a liability at the market value determined by the liquidity event, and the carrying value of the Island Options will be adjusted to market value.

      At December 31, 2001, Datek had promissory notes receivable from certain employees of $718,824, reported in other assets. These notes were issued to employees for the purchase of Island Class A Shares and are secured by the Class A Shares issued pursuant to each note in accordance with the Stock Pledge Agreement between Datek and each employee. These notes mature five years from execution and pay interest at the applicable federal rate.

      In 2001, Datek entered into agreements with Island requiring Datek to provide certain administrative, financial and other services and certain office and other space to Island. In 2000, Datek had entered into an agreement with Island giving Island non-exclusive licensing rights to use a portion of Datek’s New Jersey data center to operate Island’s computer and/or communications systems located therein. During 2001, Datek charged Island approximately $2 million under these agreements.

      Datek receives execution services from and provides clearing services to Island. For each of the three years ended December 31, Datek recognized execution fee expense, net of rebates, and clearing fee revenue as follows:

	2001	2000	1999

Execution fee expense, net of rebates	$8,131,380	$5,654,657	$1,493,530
Clearing fee revenue	$17,773,099	$13,051,644	$9,586,047

      At December 31, 2001, the net related party liability relating to these agreements, included in other liabilities, was $413,638. At December 31, 2000, the net related party asset relating to these agreements, included in other assets, was $1,185,283.

5.     Borrowing Arrangements

      Datek had access to uncommitted lines of credit with various banks up to $185,000,000 at December 31, 2001 and $160,000,000 at December 31, 2000. At December 31, 2001, there were loans in the amount of $19,456,306 outstanding from these banks, and at December 31, 2000, there were no loans outstanding with these banks. Datek can access additional financing through securities lending activities.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Loans under the above credit lines are drawn on a secured and unsecured basis. Interest rates on such borrowings are generally negotiated at the time of the transaction and reflect market interest rates.

6.     Collateralized Transactions

      Datek, in its normal course of business, provides loans to its clients that are collateralized by securities within their brokerage accounts. The clients have agreed to allow Datek to rehypothecate those securities in accordance with federal regulations. Those regulations allow Datek to rehypothecate securities with fair values of $893,498,596 and $1,749,645,308 at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, the fair value of client securities Datek had pledged and the types of transactions were as follows:

	December 31, 2001	December 31, 2000

Securities lending	$296,248,652	$140,515,108
Client short sales (including proprietary accounts of introducing brokers and officers and directors)	$185,812,339	$94,483,301
Client margin requirements at the Options Clearing Corp. (“OCC”)	$20,303,892	—

      Datek also receives collateral under securities borrowed transactions and is allowed by contract or custom to rehypothecate these securities. At December 31, 2001 and 2000, the fair value of such collateral was approximately $773,000,000 and $468,000,000, respectively.

7.     Income Taxes

      From January 1, 1999 through July 19, 1999, Datek was an S corporation (pursuant to subchapter S of the Internal Revenue Code) for federal and state tax purposes. Datek elected to treat its subsidiaries as qualified subchapter S subsidiaries for this period. Accordingly, Datek’s taxable income or loss for this period was reported on Datek’s short-period tax return, and was included on Datek’s stockholders’ income tax returns. Datek accrued income taxes for this period that relate to jurisdictions that do not recognize S corporation status.

      Effective July 20, 1999, Datek’s S corporation election was terminated. Accordingly, for the period from July 20, 1999 through December 31, 1999, Datek filed a short-period tax return as a regular C corporation together with its subsidiaries on a consolidated tax return.

      The provision (benefit) for income taxes consisted of:

	2001	2000	1999

Current:
U.S. federal	$20,287,121	$31,769,755	$1,631,230
U.S. state and local	4,908,061	10,710,393	4,346,912

	25,195,182	42,480,148	5,978,142
Deferred:
U.S. federal	(3,325,220)	(3,161,178)	2,323,355
U.S. state and local	(851,735)	(1,231,302)	(61,380)

	(4,176,955)	(4,392,480)	2,261,975

Total	$21,018,227	$38,087,668	$8,240,117

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of Datek’s deferred tax assets and liabilities were as follows at December 31:

	2001	2000	1999

Deferred tax assets:
Depreciation and amortization	$3,154,472	$3,593,991	$985,188
Allowance for doubtful accounts	3,144,754	1,356,446	842,552
Deferred expenses	2,093,950	267,783	—

Total	$8,393,176	$5,218,220	$1,827,740

Deferred tax liability —
Goodwill amortization	$(3,089,500)	$(4,091,500)	$(5,093,500)

      The following table reconciles the provision to the U.S. federal statutory income tax rate:

	2001	2000	1999

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Subchapter S Corp. income at statutory rate	—	—	(31.7)%
U.S. state and local income taxes, net of U.S. federal income tax benefits	5.6%	6.9%	7.4%
Non-deductible government investigation reserve	2.0%	4.1%	—
Permanent differences between book and tax income	1.8%	1.2%	1.2%
Deferred tax adjustments and other	0.2%	(2.4)%	7.9%

Effective income tax rate	44.6%	44.8%	21.8%

      Cash payments of $19,121,400, $37,031,347 and $925,000 were made for income taxes during the years ended December 31, 2001, 2000 and 1999, respectively.

8.     Commitments and Contingencies

      Contingencies — On January 24, 2002, iCapital, without admitting or denying liability, settled charges by the Securities and Exchange Commission (“SEC”) that Datek Securities Corporation, a predecessor to iCapital, engaged in an allegedly fraudulent day-trading scheme. iCapital was censured and paid a fine of $6.3 million. On the same day, the U.S. Attorney’s Office for the Southern District of New York issued a declination of prosecution to iCapital and Datek in connection with the allegations iCapital settled with the SEC.

      In the normal course of business, Datek has been named as a defendant in various lawsuits and arbitrations. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such matters will not have a material adverse effect on the financial condition of Datek but may be material to Datek’s operating results for any particular period, depending upon the level of Datek’s income for such period.

      Leases — Datek has entered into obligations under operating and capital leases with initial noncancelable terms in excess of one year. At December 31, 2001, Datek had capital lease obligations of

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$5,586,373 included in other liabilities. At December 31, 2001, future minimum rental commitments including estimated future interest under such leases were as follows:

2002	$19,253,621
2003	27,602,641
2004	10,718,511
2005	7,845,798
2006	8,377,712
Thereafter	33,388,136

Total	$107,186,419

      Total rent expense for the years ended December 31, 2001, 2000, and 1999 was $10,923,537, $4,269,197, and $2,745,600.

9.     Stockholders’ Equity

      In February 1999, Datek issued 1,151,000 shares of common stock for $7,720,000 cash and $3,790,000 limited recourse notes secured by the common stock issued. These notes mature in five years from execution and pay interest at the prime rate. The notes and the related accrued interest receivable are recorded as reductions to stockholders’ equity.

      In February 1999, Datek converted an $8,000,000 loan with a stockholder to 800,000 shares of common stock.

      In March 1999, the Board of Directors authorized a two-for-one stock split and an increase in authorized shares to 180,000,000.

      In July 1999, the Board of Directors authorized the sale of 12,516,454 shares of preferred stock for proceeds of $164,500,000 to outside investors.

      In August 1999, Datek issued 250,000 shares of common stock valued at $4,000,000 as payment for substantially all the assets of Powerseat, Inc.

      In September 1999, the Board of Directors authorized a two-for-one stock split.

      Concurrently with the recapitalization of Island completed on December 15, 2000, Datek sold shares of its Series B preferred stock to a number of outside institutional investors. Proceeds from the sale of the Series B preferred stock were primarily used to acquire voting shares of Datek’s common stock held by a group of original stockholders. These shares and all the previously existing shares held in treasury were subsequently retired. A number of the voting shares held by such stockholders that were not acquired on December 15, 2000 were previously converted to non-voting Series C preferred stock on July 20, 2000. The remaining voting shares retained by such stockholders were converted into non-voting common stock on December 15, 2000. All other classes of stock have a right to cast one vote per common equivalent share.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth share information at December 31, 2001:

		Shares
	Shares	Issued and	Common
	Authorized	Outstanding	Equivalents

Preferred stock
Series A	12,516,454	12,516,454	25,032,908
Series B	10,100,000	9,874,808	98,748,081
Series C	20,000,000	10,211,845	10,211,845
Common stock
Voting	600,000,000	13,413,984	13,413,984
Non-voting	100,000,000	11,639,362	11,639,362

      In the event of liquidation of Datek, each holder of outstanding shares of Series A and Series B preferred stock would be entitled to receive the first such proceeds up to their aggregate liquidation preference, then, each holder of Series C preferred stock would be entitled to receive the next such proceeds up to their liquidation preference, and then, the holders of voting common stock and non-voting common stock would receive the remaining proceeds.

      During 2001, Datek repurchased and simultaneously retired 1,050,000 shares of common stock from two stockholders for an aggregate purchase price of $7,213,500. The price for these transactions was established in Datek’s recapitalization that was completed on December 15, 2000.

      Under the 1998 Stock Option Plan, as amended, (the “Option Plan”), effective March 25, 1998, Datek has reserved 20,000,000 authorized and unissued shares of its common stock for issuance upon exercise of options granted under the Option Plan. Under the 2001 Stock Incentive Plan (the “Stock Plan”) that became effective on April 10, 2001, Datek has reserved 9,000,000 authorized and unissued shares of its common stock for issuance upon exercise of options granted under the Stock Plan. Options outstanding under the Option and Stock Plans have been classified as non-compensatory under the criteria established in APB Opinion No. 25. Accordingly, no expense relating to these issuances have been reflected in the consolidated statements of income.

      The following table sets forth all stock option activity for the years ended December 31, 2001, 2000, and 1999:

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Options outstanding at beginning of the year	11,630,900	$5.73	8,005,500	$3.66	841,875	$9.64
Issuances	3,406,150	8.61	6,867,100	8.11	8,106,225	2.98
Forfeitures	(1,645,700)	7.40	(3,241,700)	5.67	(942,600)	3.09

Options outstanding at end of the year	13,391,700	$6.26	11,630,900	$5.73	8,005,500	$3.66

      The following table presents information relating to Datek’s stock options outstanding at December 31, 2001:

	Number	Average	Remaining
Range of Exercise Prices	of Shares	Exercise Price	Life in Years

$1.75-$5.00	5,039,500	$2.92	2.8
$5.01-$8.00	5,183,200	8.00	7.7
$8.01-$12.50	3,169,000	8.72	8.7

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Options outstanding under the Option Plan and the Stock Plan at December 31, 2001 had vesting periods of three or four years from the date of issuance.

      As of December 31, 1999, Datek had issued 300,000 options, with a weighted average exercise price of $2.13, to a member of senior management. These options vest over a three-year period from the date of issuance and have been classified as compensatory under the criteria established in APB No. 25.

      Datek issued to certain Island employees SARs indexed to the value of Datek’s common shares. Upon exercise of these SARs, Datek must deliver to the Island employees cash in an amount equal to the excess, if any, of the market value of Datek’s shares over their exercise price. At December 31, 2001, there were 2,963,550 SARs outstanding with a weighted average exercise price of $6.22. Upon a liquidity event, the SARs will be reported on Datek’s consolidated statement of financial condition as a liability at market value.

      A Datek executive has contractual rights, which took effect in January 2002, to put some or all of 1.6 million common shares back to Datek at a fair market value price as of the put date as determined by an appraiser. If such a transaction were not effected within one year of giving the put notice, the executive would have additional put rights.

      Included as a reduction of paid in capital are limited recourse notes from stockholders of $7,973,750, $7,986,250 and $3,790,000 and the related accrued interest of $2,031,108, $1,472,185, and $592,671, for the years ended December 31, 2001, 2000 and 1999, respectively. These notes are secured by the common stock issued pursuant to each note, mature in five years from execution and pay interest at the prime rate.

      During 2001, Datek paid $746,170 for professional services related to the recapitalization of Island which was completed in 2000.

      The weighted average fair value at date of grant for the stock options granted during the years ended December 31, 2001, 2000, and 1999 was $3.37, $3.81, $1.26, respectively. The fair value of stock options at date of grant was estimated using the Black-Scholes pricing model utilizing the following weighted average assumptions: a risk free rate of 5.14%, 6.46%, and 4.18% for the years ended December 31, 2001, 2000, and 1999, a ten year expected option life and no dividend yield.

     Pro Forma Effect of SFAS No. 123

      Had Datek elected to recognize compensation cost pursuant to SFAS No. 123 for its Option and Stock Plans, income before income taxes would have been reduced by approximately $7.6 million, $2.1 million and $0.8 million for the years ended December 31, 2001, 2000, and 1999, respectively.

10.     Regulatory

      iCapital, iClearing and DOFS are registered broker-dealers and, accordingly, are subject to the minimum net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. iCapital’s net capital totaled $9,490,940 at December 31, 2001, which exceeded the amount required by $9,240,940. iClearing’s net capital totaled $106,656,824 at December 31, 2001, which exceeded the amount required by $92,529,436. DOFS’ net capital totaled $16,100,950 at December 31, 2001, which exceeded the amount required by $15,850,950. Regulatory capital requirements may restrict Datek’s ability to withdraw capital from its subsidiaries.

      At December 31, 2001, U.S. government and agency securities with a market value of $2,777,445,455 collateralizing $2,722,942,859 of reverse repurchase transactions with iClearing have been segregated in a special reserve bank account for the exclusive benefit of clients pursuant to the reserve formula requirements of Rule 15c3-3 under the Securities Exchange Act of 1934.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      iClearing also is required to perform a computation of reserve requirements for Proprietary Accounts of Introducing Brokers (“PAIB”). At December 31, 2001, the iClearing’s PAIB reserve computation indicated that it had a PAIB reserve requirement of $6,066,102. iClearing had cash and securities of $6,664,881 on deposit to satisfy its reserve requirement.

11.     Employee Benefit Plan

      Employees of Datek are eligible to participate in Datek’s defined contribution 401(k) plan (the “401(k) Plan”) upon meeting certain eligibility requirements. Datek makes discretionary contributions based on the results of operations. Datek’s expense relating to the 401(k) Plan was $583,547, $613,709, and $248,547 for the years ended December 31, 2001, 2000, and 1999, respectively.

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Stockholders of

Datek Online Holdings Corp.:

      We have reviewed the accompanying condensed consolidated statement of financial condition of Datek Online Holdings Corp. and subsidiaries (collectively “the Company”) as of March 31, 2002, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 2002 and 2001. These condensed consolidated financial statements are the responsibility of the Company’s management.

      We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

      We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of financial condition of Datek Online Holdings Corp. and its subsidiaries as of December 31, 2001, and the related statements of income, cash flows and changes in stockholders’ equity for the year then ended, and in our report dated February 22, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated statement of financial condition as of December 31, 2001 is fairly stated, in all material respects, in relation to the consolidated statement of financial condition from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 14, 2002

DATEK ONLINE HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2002	2001

	(Unaudited)
ASSETS
Cash and cash equivalents	$285,956,573	$192,291,535
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (securities at fair value of $2,867,968,406 at March 31, 2002 and $2,785,925,932 at December 31, 2001)	2,806,256,304	2,739,360,589
Investment in unconsolidated affiliate	35,041,300	34,706,147
Receivables:
Clients (net of allowance of $4,426,426 at March 31, 2002 and $4,286,015 at December 31, 2001)	749,248,931	643,470,140
Brokers and dealers (net of allowance of $4,294,706 at March 31, 2002 and $3,896,884 at December 31, 2001)	9,901,063	6,343,871
Accrued interest and fees	8,404,397	3,549,279
Securities borrowed	905,022,257	569,686,717
Furniture, leasehold improvements and equipment, at cost (net of accumulated depreciation and amortization of $47,983,895 at March 31, 2002 and $43,252,164 at December 31, 2001)	48,253,083	50,818,925
Intangible assets (net of accumulated amortization of $18,694,198 at March 31, 2002 and $18,097,769 at December 31, 2001)	9,299,036	9,896,931
Deferred tax assets	8,703,149	8,393,176
Prepaid expenses	3,742,676	3,069,674
Other assets	12,808,512	6,437,145

TOTAL ASSETS	$4,882,637,281	$4,268,024,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Bank loans	$10,002,700	$19,456,306
Payables:
Clients	2,895,731,969	2,904,060,106
Brokers, dealers and clearing organizations	15,620,972	12,715,405
Securities loaned	1,433,184,606	804,833,922
Accounts payable and accrued expenses	38,093,802	54,741,122
Income taxes payable	14,365,661	15,374,684
Deferred tax liability	2,839,000	3,089,500
Other liabilities	23,390,625	11,742,580

Total liabilities	4,433,229,335	3,826,013,625

STOCKHOLDERS’ EQUITY:
Preferred stock	32,603	32,603
Common stock	25,253	25,053
Paid in capital	365,059,992	364,789,978
Retained earnings	84,301,230	77,176,055
Foreign currency translation	(11,132)	(13,185)

Total stockholders’ equity	449,407,946	442,010,504

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,882,637,281	$4,268,024,129

See notes to condensed consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended

	March 31, 2002	March 31, 2001

	(Unaudited)
REVENUES:
Transaction fees	$45,666,613	$59,637,526
Software service fees	3,643,737	12,547,614
Clearing fees	5,341,673	11,189,058
Other	12,079,107	2,036,178

Total non-interest revenues	66,731,130	85,410,376

Interest revenue	24,811,657	55,250,918
Interest expense	8,634,653	32,572,928

Net interest income	16,177,004	22,677,990

Net revenues	82,908,134	108,088,366

COST OF SERVICES	13,025,082	16,868,966

OPERATING EXPENSES:
Compensation and benefits	18,933,995	23,160,772
Advertising and marketing	16,378,275	35,111,453
Occupancy and equipment	6,298,179	5,982,145
Depreciation and amortization	6,255,895	6,208,049
Communications and data processing	2,298,449	3,456,787
Professional fees	4,947,280	4,307,135
Other	2,968,101	4,304,671

Total operating expenses	58,080,174	82,531,012

INCOME BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	11,802,878	8,688,388
Provision for income taxes	5,012,856	4,113,468

INCOME BEFORE EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE	6,790,022	4,574,920
Equity in earnings of unconsolidated affiliate	335,153	1,193,758

NET INCOME	$7,125,175	$5,768,678

See notes to condensed consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended

	March 31, 2002	March 31, 2001

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,125,175	$5,768,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,255,895	6,208,049
Provision for doubtful accounts	444,069	(94,808)
Interest income from stockholder loans	(79,785)	(148,002)
Equity in earnings of unconsolidated affiliate	(335,153)	(1,193,758)
(Increase) decrease in operating assets:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations	(66,895,715)	(847,037,583)
Receivables	(114,635,171)	427,291,598
Securities borrowed	(335,335,540)	138,817,150
Securities purchased under agreements to resell		39,196,550
Deferred tax assets	(309,972)	—
Prepaid expenses	(673,002)	598,361
Other assets	(6,369,317)	(4,761,726)
Increase (decrease) in operating liabilities:
Bank loans	(9,453,606)	7,841,465
Payables	(5,422,570)	357,842,476
Securities loaned	628,350,684	(81,087,966)
Accounts payable and accrued expenses	(16,647,320)	3,008,192
Income taxes payable	(1,009,023)	(4,050,493)
Deferred tax liability	(250,500)	—
Other liabilities	11,648,045	(5,731,196)

Net cash provided by operating activities	96,407,194	42,466,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of furniture, leasehold improvements and equipment	(3,652,947)	(22,857,724)
Sales of furniture, leasehold improvements and equipment	560,791	—

Net cash used in investing activities	(3,092,156)	(22,857,724)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	—	(4,809,000)
Recapitalization	—	(721,832)
Issuance of common stock	350,000	—

Net cash provided by financing activities	350,000	(5,530,832)

Net increase in cash and cash equivalents	93,665,038	14,078,431
CASH AND CASH EQUIVALENTS, BEGINNING OF QUARTER	192,291,535	78,771,347

CASH AND CASH EQUIVALENTS, END OF QUARTER	$285,956,573	$92,849,778

See notes to condensed consolidated financial statements.

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.     Basis of Presentation

      The condensed consolidated financial statements include the accounts of Datek Online Holdings Corp. and subsidiaries (collectively, “Datek”). The preparation of the condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the consolidated financial statements and related disclosure. Management believes that the estimates utilized in the preparation of the condensed consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates. All material intercompany balances and transactions have been eliminated in consolidation.

      Certain items in prior year condensed consolidated financial statements have been reclassified to conform to the current presentation.

      The condensed consolidated financial statements should be read in conjunction with Datek’s consolidated financial statements and notes thereto for the year ended December 31, 2001. The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of Datek’s management, necessary for the fair statement of the results for the interim period. The results of operations for interim periods are not necessarily indicative of results for the entire year.

2.     Business Combinations and Goodwill

      Datek adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets on January 1, 2002. The Company will complete its transitional impairment test of goodwill under SFAS 142 during the second quarter of 2002.

      In accordance with SFAS No. 142, Datek discontinued goodwill amortization effective January 1, 2002. The following presents pro forma financial information assuming that amortization expense associated with goodwill was excluded for the three months ended March 31:

	2002	2001

NET INCOME:
Net income, as reported	$7,125,175	$5,768,678
Goodwill amortization	—	$562,866

Adjusted net income	$7,125,175	$6,331,544

      Accumulated amortization on acquired intangible assets was $9,940,476 at March 31, 2002 and $9,344,047 at December 31, 2001.

3.     Investment in Unconsolidated Affiliate

      At March 31, 2002, Datek’s investment in Island Holding Company, Inc. (“Island”) consisted of approximately 1.8 million Class L Shares and 140,000 Class A Shares, together representing approximately 10% of Island’s voting stock. Datek’s investment in Island is accounted for using the equity method of accounting. At March 31, 2002, Datek’s investment in Island, reported at cost plus Datek’s share of Island’s undistributed earnings, was $35,041,300.

      At March 31, 2002, Datek had promissory notes receivable from certain employees of $732,412, reported in other assets. These notes were issued to employees for the purchase of Island Class A Shares and are secured by the Class A Shares issued pursuant to each note in accordance with the Stock Pledge

DATEK ONLINE HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) — (Continued)

Agreement between Datek and each employee. These notes mature five years from execution and pay interest at the applicable federal rate.

4.     Borrowing Arrangements

      Datek has access to uncommitted lines of credit with various banks up to $185,000,000. At March 31, 2002, there were loans in the amount of $10,002,700 outstanding from these banks. Datek can access additional financing through securities lending activities.

      Loans under the above credit lines are drawn on a secured and unsecured basis. Interest rates on such borrowings are generally negotiated at the time of the transaction and reflect market interest rates.

5.     Commitments and Contingencies

      Contingencies — On January 24, 2002, iCapital Markets LLC (“iCap”), a subsidiary of Datek, without admitting or denying liability, settled charges by the Securities and Exchange Commission (“SEC”) that Datek Securities Corporation, a predecessor to iCap, engaged in an allegedly fraudulent day-trading scheme. iCap was censured and paid a fine of $6.3 million. On the same day, the U.S. Attorney’s Office for the Southern District of New York issued a declination of prosecution to iCap and the Company in connection with the allegations iCap settled with the SEC.

      Additionally, in the normal course of business, the Company has been named as a defendant in various lawsuits and arbitrations. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such matters will not have a material adverse effect on the financial condition of the Company but may be material to the Company’s operating results for any particular period, depending upon the level of the Company’s income for such period.

6.     Net Capital

      iCap, iClearing LLC (“iClearing”) and Datek Online Financial Services LLC (“DOFS”) are registered broker-dealers and, accordingly, are subject to the minimum net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. iCap’s net capital totaled $11,835,913 at March 31, 2002, which exceeded the amount required by $11,585,913. iClearing’s net capital totaled $102,012,695 at March 31, 2002, which exceeded the amount required by $85,693,974. DOFS’s net capital totaled $17,529,938 at March 31, 2002, which exceeded the amount required by $17,279,938. Regulatory capital requirements may restrict Datek’s ability to withdraw capital from its subsidiaries.

ANNEX A

[LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

April 5, 2002

Board of Directors

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, NE 68127

Gentlemen:

      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Ameritrade Holding Corporation (“Ameritrade”) in connection with the proposed combination of Ameritrade and Datek Online Holdings Corp. (the “Company”) pursuant to an Agreement and Plan of Merger to be entered into by the Company, Ameritrade, Arrow Stock Holding Corporation, a direct wholly owned subsidiary of Ameritrade formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (“Holding Company”), Arrow Merger Corp., a direct wholly owned subsidiary of Holding Company (“A Merger Sub”), and Dart Merger Corp., a direct wholly owned subsidiary of Holding Company (“D Merger Sub”), which provides, among other things, for the merger of A Merger Sub with and into Ameritrade (the “Ameritrade Merger”) and the merger of D Merger Sub with and into the Company (the “Datek Merger”, and together with the Ameritrade Merger, the “Transaction”), as a result of which Ameritrade and the Company will become wholly owned subsidiaries of Holding Company. As set forth more fully in the Merger Agreement, immediately prior to the Transaction, all shares of Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, and Series C Preferred Stock, par value $0.001 per share, of the Company will be converted into Common Stock of the Company, par value $0.001 per share (“Company Common Stock”) and Non-voting Common Stock of the Company, par value $0.001 per share (“Non-Voting Company Common Stock”, and together with the Company Common Stock, the “Shares”). As set forth in the Merger Agreement, as a result of the Datek Merger, each Share not owned by Ameritrade or its affiliates or held in the Company’s treasury will be converted into the following: (a) for each Share with respect to which an election to receive shares of common stock of Holding Company, par value $0.01 per share (“Holding Company Common Stock)” has been effectively made (each, a “Stock Election Share”), the right to receive a number of shares of Holding Company Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement); (b) for each Share other than Stock Election Shares (each, a “Cash Election Share”), the right to receive an amount in cash equal to the Transaction Per Share Value (as defined in the Merger Agreement), and (c) for each Stock Election Share and Cash Election Share, the right to receive from the Datek Surviving Corporation (as defined in the Merger Agreement) (i) a fraction of a share of Class L common stock of Island Holding Company, Inc. (“Island Class L Shares”) equal to the Class L Exchange Ratio (as defined in the Merger Agreement) and (ii) a fraction of a share of Class A common stock of Island Holding Company, Inc. (“Island Class A Shares”, and together with the Island Class L Shares, the “Island Shares”) equal to the Class A Exchange Ratio (as defined in the Merger Agreement), the number of Shares able to make an effective cash election being subject to proration and reallocation procedures (as to which we express no opinion) as more fully set forth in the Merger Agreement. As set forth in the Merger Agreement, as a result of the Ameritrade Merger, each share of Class A common stock of Ameritrade, par value $0.01 per share (“Ameritrade Class A Common Stock”), and Class B common stock of Ameritrade, par value $0.01 per share (“Ameritrade Class B Common Stock”, and together with the Ameritrade Class A Common Stock, “Ameritrade Capital Stock”) will be converted into the right to receive one share of Holding Company Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Ameritrade of the Exchange Ratio. Deutsche Bank has not been asked to, and therefore does not, express any opinion as to what the value of Holding Company Common Stock or any other securities issuable in the Transaction actually will be when issued or the prices at which Holding Company Common Stock or any such other securities will trade or otherwise be transferable at any time.

      In connection with Deutsche Bank’s role as financial advisor to Ameritrade, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Ameritrade, certain financial and other information concerning the Company furnished to Deutsche Bank by the Company, and certain internal analyses and other information furnished to Deutsche Bank by the Company and Ameritrade. Deutsche Bank has also held discussions with members of the senior managements of the Company and Ameritrade regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for shares of Ameritrade Class A Common Stock, (ii) compared certain financial and stock market information for Ameritrade and, to the extent applicable, the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations, (iv) reviewed the terms of drafts of the Merger Agreement and certain related documents dated April 5, 2002, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Ameritrade, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including the liabilities associated with the Excluded Matters (as defined in the Merger Agreement) and the Island Distribution), of the Company or Ameritrade. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies and financial synergies expected by Ameritrade to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ameritrade as to the matters covered thereby, and, in the case of the Synergies, that the Synergies will be realized in the amounts and in the time periods currently estimated. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of the financial forecasts and projections made available to Deutsche Bank and used in its analyses, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Ameritrade and the Company contained in the Merger Agreement are true and correct, Ameritrade and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Ameritrade and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has assumed that the Additional Cash (as defined in the Merger Agreement) will be sufficient to cover any and all liabilities, judgments, settlements, claims, costs and expenses associated with the Excluded Matters and that the Island Tax Holdback Amount (as defined in the Merger Agreement) will be sufficient to cover any and all corporate tax liability associated with the Island Shares. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Ameritrade or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Ameritrade or the Company or materially reduce the contemplated benefits of the Transaction to Ameritrade. Deutsche Bank has also assumed that the final form of the Merger Agreement and related documents will be substantially similar to the last draft reviewed by it. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that each of the Ameritrade Merger and the Datek Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or the Transaction will qualify as an exchange transaction described in Section 351 of the Code.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of Ameritrade and is not a recommendation to the stockholders of Ameritrade to approve the Merger Agreement or the Transaction or any other matter in connection with the Transaction. This opinion is limited to the fairness, from a financial point of view, to Ameritrade of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Ameritrade to engage in the Transaction. Deutsche Bank expresses no opinion as to what the value of Holding Company Common Stock or any other securities issuable in the Transaction actually will be when issued or the prices at which Holding Company Common Stock or any such other securities will trade or otherwise be transferable at any time.

      Deutsche Bank will be paid a fee for its services as financial advisor to Ameritrade in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Ameritrade for which it has received compensation, including acting as financial advisor to Ameritrade in connection with its acquisition of TradeCast Securities Ltd. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company’s affiliates. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Ameritrade for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, as of March 19, 2002, the DB Group owns 11.4% of the outstanding Ameritrade Class A Common Stock.

      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to Ameritrade.

Very truly yours,

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.

ANNEX B

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

April 5, 2002

The Board of Directors

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Ameritrade Holding Corporation (“Ameritrade”) of the Datek Exchange Ratio (defined below) provided for in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Datek Online Holdings Corp. (“Datek”), Ameritrade, Arrow Stock Holding Corporation, a newly formed wholly owned subsidiary of Ameritrade (“HoldCo”), Arrow Merger Corp., a wholly owned subsidiary of HoldCo (“A Merger Sub”), and Dart Merger Corp., a wholly owned subsidiary of HoldCo (“D Merger Sub”). As more fully described in the Merger Agreement, (a) A Merger Sub will be merged with and into Ameritrade (the “Ameritrade Merger”) pursuant to which each outstanding share of Class A common stock, par value $0.01 per share, of Ameritrade (“Ameritrade Class A Common Stock”) and Class B common stock, par value $0.01 per share, of Ameritrade (“Ameritrade Class B Common Stock”) will be converted into the right to receive one share of the common stock, par value $0.01 per share, of HoldCo (“HoldCo Common Stock”) and (b) D Merger Sub will be merged with and into Datek (the “Datek Merger” and, together with the Ameritrade Merger, the “Mergers”) pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Datek (“Datek Common Stock”) and non-voting common stock, par value $0.001 per share, of Datek (“Datek Non-Voting Common Stock” and, together with Datek Common Stock, “Datek Shares”) will be converted into the right to receive, at the election of the holder thereof and subject to certain proration and reallocation procedures set forth in the Merger Agreement (as to which we express no opinion), (i) either (x) that number of shares of HoldCo Common Stock equal to the quotient obtained by dividing the Transaction Per Share Value (as defined in the Merger Agreement) by the average of the closing prices of Ameritrade Class A Common Stock on the NASDAQ National Market for the five consecutive trading days immediately preceding the consummation of the Mergers (such number of shares of HoldCo Common Stock issuable in the Datek Merger in exchange for each outstanding Datek Share, the “Datek Exchange Ratio”) or (y) a cash amount payable from a portion of the cash held by Datek on the date of the consummation of the Mergers, and (ii) a portion of the shares of each class of the common stock of the Island Holding Company, Inc. held by Datek immediately prior to the consummation of the Mergers (such shares, the “Island Shares”). The Merger Agreement provides that, immediately prior to the consummation of the Mergers, all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Datek will be converted into Datek Shares.

In arriving at our opinion, we reviewed drafts dated April 5, 2002 of the Merger Agreement and certain related agreements and held discussions with certain senior officers, directors and other representatives and advisors of Ameritrade and certain senior officers and other representatives and advisors of Datek concerning the businesses, operations and prospects of Ameritrade and Datek. We examined certain publicly available business and financial information relating to Ameritrade and certain business and financial information relating to Datek, including certain financial forecasts and other information and data relating to Ameritrade and Datek, which were provided to or otherwise discussed with us by the respective managements of Ameritrade and Datek, including certain information relating to the potential strategic implications, operational benefits and other synergies anticipated by the management of Ameritrade to result from the Mergers. We reviewed the financial terms of the Mergers as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Ameritrade Class A Common Stock; historical and projected earnings and other operating data of Ameritrade and Datek; and the capitalization and

The Board of Directors
Ameritrade Holding Corporation
April 5, 2002

financial condition of Ameritrade and Datek. We considered, to the extent publicly available, the financial terms of other transactions effected which we considered relevant in evaluating the Mergers and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Ameritrade and Datek. We also evaluated the potential pro forma financial impact of the Mergers on HoldCo. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Ameritrade and Datek provided to or otherwise discussed with us, we have been advised by the management of Ameritrade that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ameritrade as to the future financial performance of Ameritrade and Datek and the potential strategic implications, operational benefits and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Mergers and have assumed, with your consent, that such benefits and synergies will be realized in the amounts and in the time periods currently estimated. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ameritrade or Datek, including, without limitation, liabilities associated with the Excluded Matters (as defined in the Merger Agreement) or corporate tax liabilities associated with the distribution of the Island Shares, nor have we made any physical inspection of the properties or assets of Ameritrade or Datek. We have assumed, with your consent, that the amount of Datek’s cash and regulatory capital available to HoldCo following the consummation of the Mergers and related transactions will be sufficient to satisfy in full all liabilities associated with the Excluded Matters and the distribution of the Island Shares, and to conduct HoldCo’s business as currently contemplated. We also have assumed, with your consent, that the Mergers and the related transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory and third party approvals or consents for the Mergers and such related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Datek, Ameritrade or the contemplated benefits of the Mergers. We further have assumed, with your consent, that the Mergers will be treated as tax-free transactions at the corporate level for federal income tax purposes. Representatives of Ameritrade have advised us, and we therefore also have assumed, that the final terms of the Merger Agreement and related documents will not vary materially from those set forth in the drafts reviewed by us. Our opinion, as set forth herein, relates to the relative values of Ameritrade and Datek. We are not expressing any opinion as to what the value of HoldCo Common Stock or any other securities issuable in the Merger actually will be when issued or the prices at which HoldCo Common Stock or any such other securities will trade or otherwise be transferable at any time. Our opinion does not address the relative merits of the Mergers as compared to any alternative business strategies that might exist for Ameritrade or the effect of any other transaction in which Ameritrade might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Ameritrade in connection with the proposed Mergers and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Mergers. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided, and currently are providing, services to Ameritrade unrelated to the proposed Mergers, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Ameritrade for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in

The Board of Directors
Ameritrade Holding Corporation
April 5, 2002

such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Ameritrade, Datek and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Ameritrade in its evaluation of the proposed Mergers, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Mergers.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Datek Exchange Ratio is fair, from a financial point of view, to Ameritrade.

Very truly yours,

/s/ Salomon Smith Barney Inc.

SALOMON SMITH BARNEY INC.

ANNEX C

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and between
DATEK ONLINE HOLDINGS CORP.,
AMERITRADE HOLDING CORPORATION,
ARROW STOCK HOLDING CORPORATION,
ARROW MERGER CORP.
and
DART MERGER CORP.
Dated as of July 26, 2002

C-i

C-ii

C-iii

C-iv

INDEX OF DEFINED TERMS

A Merger Sub	Preamble
Accounting Firm	Section 10.1
Additional Cash	Section 10.1
Affiliate	Section 10.1
Agreement	Preamble
Agreement Regarding Written Consent	Recitals
Ameritrade	Section 6.4
Appraiser	Section 6.4
Arrow Certificate of Merger	Section 1.4
Arrow Effective Time	Section 1.2
Arrow Fee Deficit	Section 10.1
Arrow Merger	Recitals
Arrow Merger Consideration	Section 4.1(d)
Arrow Surviving Corporation	Section 1.2
Average Arrow Closing Price	Section 10.1
Average Instinet Closing Price	Section 10.1
Base Balance Sheet	Section 5.4
Bonus	Section 7.11(g)
Business	Section 10.1
Cash Election	Section 4.2(a)
Cash Election Shares	Section 4.1(b)(ii)
Cash Number	Section 4.3(a)(i)
Cash Pool	Section 10.1
Cash Proration Factor	Section 4.3(c)(i)
Certificates	Section 4.4(b)
Certificates of Merger	Section 1.4
Claims	Section 10.1
Class A Exchange Ratio	Section 10.1
Class L Exchange Ratio	Section 10.1
Class X Common Stock	Recitals
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Commission	Section 5.19(b)
Commission Reports	Section 6.4
Common Ratio	Section 10.1
Common Stock	Section 10.1
Company	Preamble
Company Disclosure Letter	Section 10.1
Company Intellectual Property Rights	Section 10.1
Company Island Shares	Section 10.1
Company Option/ SAR Plans	Section 5.2(b)
Company Options	Section 5.2(b)

C-v

Company SARs	Section 4.7(a)
Company Stockholder Meeting	Section 7.5(b)
Company Subsidiaries	Section 10.1
Consent	Section 10.1
Constituent Corporations	Recitals
Constructive Discharge	Section 7.11(d)
Contract	Section 10.1
Control	Section 10.1
D Merger Sub	Preamble
Datek Certificate of Merger	Section 1.4
Datek Consent and Voting Agreement	Recitals
Datek Effective Time	Section 1.1
Datek Fee Deficit	Section 10.1
Datek Merger	Recitals
Datek Merger Consideration	Section 4.1(b)
Datek Surviving Corporation	Section 1.1
DGCL	Section 1.1
Discount Factor	Section 10.1
Dissenters Hold Back Amount	Section 10.1
Dissenting Shares	Section 4.10
Dissenting Stockholder	Section 4.10
DOFS	Section 5.4
Effective Times	Section 1.4
Election Date	Section 4.2(b)
Employee	Section 10.1
Employee Programs	Section 5.8(a)
Employment Agreement	Section 10.1
Encumbrance	Section 10.1
ERISA	Section 10.1
Estimated Instinet Consideration	Section 10.1
Estimated Island Fair Value	Section 10.1
Exchange Act	Section 10.1
Exchange Agent	Section 4.4(a)
Exchange Fund	Section 4.4(e)
Exchange Ratio	Section 10.1
Excluded Matters	Section 10.1
Existing Stockholders Agreement	Section 10.1
Fifth Certificate	Recitals
Financial Statements	Section 5.4
First Amended and Restated Merger Agreement	Preamble
First Reclassification	Recitals
Form of Election	Section 4.2(b)
GAAP	Section 10.1
Governmental Authorization	Section 10.1
Governmental Body	Section 10.1

C-vi

Hold Back Amount	Section 10.1
Holding Common Stock	Recitals
Holding Company	Preamble
Holding Company Constituent Documents	Section 2.3
Holding Shares Issued	Section 10.1
HSR Act	Section 8.1(a)
iCapital	Section 5.4
iClearing	Section 5.4
Instinet	Section 10.1
Instinet Agreement	Section 10.1
Instinet Common Stock	Section 10.1
Income Tax or Income Taxes	Section 10.1
Intellectual Property Rights	Section 10.1
IRS	Section 10.1
Island	Recitals
Island Cash Equivalent Amount	Section 4.8
Island Class A Common Stock	Recitals
Island Class L Common Stock	Recitals
Island Class X Equivalent Amount	Recitals
Island L and A Share Valuation	Section 10.1
Island SAR Plans	Section 5.2(b)
Island SARs	Section 5.2(b)
Island Tax Hold Back Amount	Section 10.1
knowledge	Section 10.1
Knowledge	Section 10.1
Leased Personal Property	Section 10.1
Leased Real Property	Section 10.1
Leases	Section 10.1
Legal Requirement	Section 10.1
Liabilities	Section 10.1
Material Adverse Effect	Section 10.1
Material Contract	Section 10.1
Merger Consideration	Section 4.1(d)
Mergers	Recitals
MSRB	Section 10.1
NASD	Section 5.19(b)
New York Courts	Section 11.6
Non-Cash Proration Factor	Section 4.3(b)(i)
Non-Threshold Option/ SAR Owner	Section 10.1
Non-Voting Common Stock	Section 10.1
Occupational Safety and Health Law	Section 10.1
Operative Agreements	Section 10.1
Order	Section 10.1
Original Merger Agreement	Preamble
Other Filings	Section 7.6

C-vii

Parent	Preamble
Parent Business	Section 10.1
Parent Capital Stock	Section 10.1
Parent Disclosure Letter	Section 10.1
Parent Employee	Section 10.1
Parent Employee Programs	Section 6.8(a)
Parent Employment Agreement	Section 10.1
Parent Intellectual Property Rights	Section 10.1
Parent Leased Personal Property	Section 10.1
Parent Leased Real Property	Section 10.1
Parent Leases	Section 10.1
Parent Market	Section 10.1
Parent Material Adverse Effect	Section 10.1
Parent Material Contract	Section 10.1
Parent Options	Section 6.2(b)
Parent Owned Real Property	Section 6.6(a)
Parent Permitted Encumbrances	Section 10.1
Parent Related Persons	Section 6.11(a)(xi)
Parent Statements	Section 6.4
Parent Stock Option Plans	Section 6.2(b)
Parent Stockholder Meeting	Section 7.5(a)
Parent Subsidiaries	Section 10.1
Permits	Section 5.19(a)
Permitted Encumbrances	Section 10.1
person	Section 10.1
Person	Section 10.1
Potential Dissenting Shares	Section 4.3(a)(i)
Pre-Closing Actions	Section 4.2(a)
Pre-Closing Conversion	Recitals
Pre-Closing Reclassification	Recitals
Preferred Purchase Agreements	Section 10.1
Preferred Stock	Section 10.1
Proxy Statement	Section 7.5(c)
Reclassification Amendment 1.	Recitals
Registration Rights Agreement	Section 7.17
Registration Statement	Section 7.6
Regulatory Capital	Section 10.1
Related Persons	Section 5.11(a)(xi)
Representation Letters	Section 7.15(b)
Restated Certificate of Incorporation	Section 10.1
SEC Order	Section 10.1
Securities Act	Section 4.6(c)
Series A Preferred Stock	Section 10.1
Series B Preferred Stock	Section 10.1
Series C Preferred Stock	Section 10.1

C-viii

Shares	Section 4.1(a)
Special Voting Common Stock	Section 10.1
Stock Election	Section 4.1(b)(i)
Stock Election Shares	Section 4.1(b)(i)
Stock Number	Section 4.3(a)(ii)
Stockholders Agreement	Section 10.1
Subsidiary	Section 10.1
Substitute Datek Option	Section 4.6(a)
Substitute Parent Option	Section 4.6(b)
Substitute SAR	Section 4.7(a)
Surviving Corporations	Section 1.2
Tax	Section 10.1
Tax Return	Section 10.1
Taxes	Section 10.1
Terminated Employee	Section 7.11(d)
Threatened	Section 10.1
Tradecast	Section 6.4
Transaction Per Share Value	Section 10.1
Voting Agreement	Recitals
WorldXT	Section 5.4

C-ix

INDEX OF EXHIBITS

Exhibit A — Form of Datek Consent and Voting Agreement

Exhibit B — Form of Reclassification Amendment 1

Exhibit C — Form of Fifth Amended and Restated Certificate of Incorporation

Exhibit D — Form of Voting Agreement

Exhibit E — Registration Rights Term Sheet

Exhibit F — Form of Company Affiliate Letter

Exhibit G — Form of Parent Affiliate Letter

Exhibit H — Form of Stockholders Agreement

C-x

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

      SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2002 (this “Agreement”), by and between Datek Online Holdings Corp., a Delaware corporation (the “Company”), Ameritrade Holding Corporation, a Delaware corporation (“Parent”), Arrow Stock Holding Corporation, a Delaware corporation and a newly formed direct wholly-owned subsidiary of Parent (“Holding Company”), Arrow Merger Corp., a Delaware corporation and a newly formed direct wholly-owned subsidiary of Holding Company (“A Merger Sub”), and Dart Merger Corp., a Delaware corporation and a newly formed direct wholly-owned subsidiary of Holding Company (“D Merger Sub”). Certain capitalized terms are defined in Article 10; an index of all defined terms appears in the table of contents.

RECITALS

      WHEREAS, the parties hereto entered an Agreement and Plan of Merger, dated as of April 6, 2002 (the “Original Merger Agreement”), which was subsequently amended and restated by an Amended and Restated Agreement and Plan of Merger, dated as of May 16, 2002 (the “First Amended and Restated Merger Agreement”), and they now desire to amend and restate the First Amended and Restated Merger Agreement pursuant to this Agreement (it being understood that all references herein to “the date hereof” or “the date of this Agreement” refer to April 6, 2002, all references herein to “the date of the First Amended and Restated Merger Agreement” refer to May 16, 2002 and all references herein to “the date of this Second Amended and Restated Agreement and Plan of Merger” refer to July 26, 2002);

      WHEREAS, the Boards of Directors of the Company and Parent each have determined that it is in the best interests of their respective stockholders to combine the Company and Parent (the “Constituent Corporations”) under Holding Company, which will acquire all of the capital stock of each of the Constituent Corporations through the merger of A Merger Sub and D Merger Sub with and into the Constituent Corporations and, as a result of which, the respective holders of Parent Capital Stock and holders of capital stock of the Company will own all of the outstanding shares of Common Stock, par value $.01 per share of Holding Company (“Holding Common Stock”);

      WHEREAS, in furtherance thereof, the Boards of Directors of the Company, D Merger Sub and Holding Company have each approved the merger of D Merger Sub with and into the Company, with the Company as the surviving corporation, in accordance with applicable law, upon the terms and subject to the conditions set forth herein (the “Datek Merger”);

      WHEREAS, in furtherance thereof, the Boards of Directors of Parent, A Merger Sub and Holding Company have each approved the merger of A Merger Sub with and into Parent, with Parent as the surviving corporation, in accordance with applicable law, upon the terms and subject to the conditions set forth herein (the “Arrow Merger” and, together with the Datek Merger, the “Mergers”);

      WHEREAS, in connection with the Original Merger Agreement, certain holders of the Series A Preferred Stock, the Series B Preferred Stock and Common Stock of the Company and Parent executed an agreement in the form of Exhibit A to the Original Merger Agreement (the “Agreement Regarding Written Consent”), and such holders have, as of the date of the First Amended and Restated Merger Agreement, amended and restated the Agreement Regarding Written Consent pursuant to the agreement in the form of Exhibit A to this Agreement (such agreement, as so amended and restated, the “Datek Consent and Voting Agreement”) pursuant to which, among other things, such holders (a) who collectively own in excess of 85% of the outstanding shares of Series A Preferred Stock and in excess of 75% of the outstanding shares of Series B Preferred Stock, have agreed to cause all outstanding shares of Series A Preferred Stock and Series B Preferred Stock to be converted into shares of Common Stock in accordance with the provisions of the Restated Certificate of Incorporation on the second business day immediately preceding the date on which the parties hereto have scheduled the Closing to occur, whereupon, pursuant to the Company’s Restated Certificate of Incorporation, all outstanding shares of Series C Preferred Stock and Non-Voting Common Stock will be automatically converted into shares of

Common Stock (the “Pre-Closing Conversion”), (b) have waived, as of the Datek Effective Time, any rights and claims they may have under the Preferred Purchase Agreements, and (c) have agreed prior to Closing to execute the Registration Rights Agreement with respect to the shares of Holding Common Stock to be owned by them following the Mergers;

      WHEREAS, the Board of Directors of the Company and its stockholders have, prior to the date of the First Amended and Restated Merger Agreement, approved an amendment to the Restated Certificate of Incorporation (“Reclassification Amendment 1”), in the form attached as Exhibit B to this Agreement, which the Company caused to be filed with the Secretary of State of Delaware on May 17, 2002, pursuant to which all outstanding shares of Series A Preferred Stock and Series B Preferred Stock have been reclassified (the “First Reclassification”) into shares of Series A Preferred Stock or Series B Preferred Stock, respectively, and a number of shares of Special Voting Common Stock specified in Reclassification Amendment 1;

      WHEREAS, the Board of Directors of the Company and its stockholders have, prior to the date of the First Amended and Restated Merger Agreement, approved the Company’s Fifth Amended and Restated Certificate of Incorporation (the “Fifth Certificate”), in the form attached as Exhibit C to this Agreement, which the Company shall cause to be filed immediately prior to the Company Stockholders Meeting (which meeting and filing shall occur on the business day immediately preceding the date on which the parties hereto have scheduled the Closing to occur), pursuant to which each outstanding share of Common Stock will be reclassified (the “Pre-Closing Reclassification”) into (i) a fraction of a share of Common Stock, and (ii) a fraction of a share of newly created Class X Common Stock, par value $.001 per share (“Class X Common Stock”), which shares of Class X Common Stock will, pursuant to the Fifth Certificate, either (a) be exchangeable for and represent only the right to receive shares of Class L Common Stock, par value $.001 per share (the “Island Class L Common Stock”) and Class A-1 Common Stock, par value $.001 per share (the (“Island Class A Common Stock”) of Island Holding Company, Inc. (“Island”) owned by the Company or (b) if the holder of such shares is a Non-Threshold Owner (as defined in the Fifth Certificate), be automatically sold to the Company upon the approval of this Agreement by the Company’s stockholders and the certification of such approval for an amount in cash equivalent to the value of such Island shares (the aggregate of such amounts, the “Island Class X Equivalent Amount”);

      WHEREAS, pursuant to the Datek Consent and Voting Agreement, the holders of the capital stock of the Company who are parties thereto have irrevocably agreed to vote the shares of capital stock of the Company held by them (or that will be held by them immediately following the Pre-Closing Conversion and the Pre-Closing Reclassification) in favor of the adoption of this Agreement;

      WHEREAS, in connection with the Original Merger Agreement, certain holders of Parent Capital Stock and the Company executed an agreement in the form of Exhibit B to the Original Merger Agreement, and such holders have, as of the date of the First Amended and Restated Merger Agreement, amended and restated such agreement pursuant to the agreement in the form of Exhibit D to this Agreement (such agreement, as so amended and restated, the “Voting Agreement”) pursuant to which, among other things such holders (a) have irrevocably agreed to vote the shares of Parent Capital Stock held by them in favor of the adoption of this Agreement, and (b) have agreed to execute prior to Closing the Registration Rights Agreement with respect to the shares of Holding Common Stock to be owned by them following the Mergers;

      WHEREAS, concurrently with the consummation of the Mergers, the certificate of incorporation and by-laws of Holding Company will be amended and restated to include the terms and conditions set forth in the Stockholders Agreement and such other terms and conditions as Parent and the Company may agree in accordance with Section 2.3;

      WHEREAS, pursuant to the Arrow Merger, each outstanding share of Parent Capital Stock will be converted into the right to receive one share of Holding Common Stock;

      WHEREAS, in connection with the transactions contemplated hereby, Holding Company, certain of its stockholders, and certain of the Company’s stockholders are executing a Stockholders Agreement and will, in accordance with Section 7.17, execute a Registration Rights Agreement with respect to the shares of Holding Common Stock to be owned by them following the Mergers, which agreements will become effective as of the Closing;

      WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

      WHEREAS, it is intended that (a) each of the Mergers constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or (b) when taken together, the Mergers qualify as an exchange described in Section 351 of the Code;

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGERS; THE CLOSING; EFFECTIVE TIMES

      SECTION 1.1.     The Datek Merger. Subject to the terms and conditions of this Agreement, at the effective time of the Datek Merger (the “Datek Effective Time”), D Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of D Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Datek Merger (sometimes hereinafter referred to as the “Datek Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Datek Merger. The Datek Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

      SECTION 1.2.     The Arrow Merger. Subject to the terms and conditions of this Agreement, at the effective time of the Arrow Merger (the “Arrow Effective Time”, and together with the Datek Effective Time the “Effective Times”), A Merger Sub shall be merged with and into the Parent in accordance with this Agreement and the separate corporate existence of A Merger Sub shall thereupon cease. Parent shall be the surviving corporation in the Arrow Merger (sometimes hereinafter referred to as the “Arrow Surviving Corporation” and, together with the Datek Surviving Corporation, the “Surviving Corporations”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Parent with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Arrow Merger. The Arrow Merger shall have the effects specified in the DGCL.

      SECTION 1.3.     The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Mayer, Brown, Rowe & Maw, at 9:00 a.m., local time, on the business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith (or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied), or at such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

      SECTION 1.4.     Effective Time. On the Closing Date, immediately following the Closing, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Datek Certificate of Merger”) to be properly executed and filed in accordance with such section to effect the Datek Merger. The Datek Merger shall become effective upon the filing of the Datek Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto shall have agreed upon and designated in such filing as the effective time of the Datek Merger. On the Closing Date, immediately following the Closing, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Arrow Certificate of Merger” and, together with the Datek Certificate of Merger, the “Certificates of Merger”) to be properly executed and filed in accordance with such section to effect the Arrow Merger. The Arrow Merger shall become effective upon the filing of the Arrow Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto shall have agreed upon and designated in such filing as the effective time of the Arrow Merger. The parties hereto shall cause the Arrow Effective Time to occur immediately prior to the Datek Effective Time.

      SECTION 1.5.     Disclosure Letters. References to Schedules 5.1 through 5.22 refer to Sections of the Company Disclosure Letter provided by the Company to Parent. References to Schedules 6.1 through 6.21 refer to Sections of the Parent Disclosure Letter provided by Parent to the Company.

ARTICLE 2

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATIONS AND HOLDING COMPANY

      SECTION 2.1.     Certificates of Incorporation of the Surviving Corporations. Subject to Section 7.10(a), at the respective Effective Times, the certificate of incorporation of the Company and the certificate of incorporation of Parent shall each be amended so as to read in their entireties as the forms attached to the Datek Certificate of Merger and the Arrow Certificate of Merger, and, as so amended, shall become the certificates of incorporation of the respective Surviving Corporations of the respective Mergers at the respective Effective Times.

      SECTION 2.2.     By-laws of the Surviving Corporations. Subject to Section 7.10(a), at the respective Effective Times, the by-laws of D Merger Sub and A Merger Sub in effect immediately prior to the respective Effective Time shall be the by-laws of the respective Surviving Corporations of the respective Mergers, at the respective Effective Time.

      SECTION 2.3.     Constituent Documents of Holding Company. Parent and the Company shall take all requisite action so that at the Arrow Effective Time Holding Company shall be renamed “Ameritrade Holding Corporation” and the certificate of incorporation and by-laws of Holding Company (the “Holding Company Constituent Documents”) shall include the terms and conditions described generally in the Stockholders Agreement, and other terms and conditions reasonably satisfactory to Parent and the Company. Parent and the Company will use reasonable efforts, as promptly as possible after the date hereof, to negotiate and finalize the terms and conditions of the Holding Company Constituent Documents.

ARTICLE 3

DIRECTORS AND OFFICERS

OF THE SURVIVING CORPORATIONS AND
HOLDING COMPANY

      SECTION 3.1.     Directors of the Surviving Corporations. Immediately prior to the respective Effective Times, the directors of the Company and Parent shall resign and the parties hereto shall cause the directors of D Merger Sub and A Merger Sub immediately prior to the respective Effective Times, from and after the respective Effective Times, to be the directors of the respective Surviving Corporations until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the respective Surviving Corporation’s certificate of incorporation and by-laws.

      SECTION 3.2.     Officers of the Surviving Corporations. The parties hereto shall cause the officers of D Merger Sub and A Merger Sub immediately prior to the respective Effective Times, from and after the respective Effective Times, to be the officers of the respective Surviving Corporations until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the respective Surviving Corporation’s certificate of incorporation and by-laws.

      SECTION 3.3.     Directors and Officers of Holding Company. Immediately prior to the Arrow Effective Time, the directors of Holding Company shall resign and Parent and the Company shall take all requisite action so that at the Arrow Effective Time the directors of Holding Company shall be as specified in the Stockholder Agreement and shall, from and after the Arrow Effective Time, be the directors of Holding Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Holding Company Constituent Documents and the Stockholders Agreement. J. Joe Ricketts shall initially be Chairman of the Board of Directors of Holding Company. The officers of Parent immediately prior to the Arrow Effective Time (including Joseph H. Moglia as Chief Executive Officer, John R. MacDonald as Chief Financial Officer and Treasurer and J. Peter Ricketts as President, Private Client Division and Secretary) shall, from and after the Arrow Effective Time, be the officers of Holding Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Holding Company Constituent Documents.

      SECTION 3.4.     Location of Headquarters of Holding Company. Parent and the Company shall take all requisite action so that at the Arrow Effective Time the headquarters of the business of Holding Company and its Subsidiaries shall be based in Omaha, Nebraska.

ARTICLE 4

CONVERSION OR CANCELLATION OF SHARES IN THE MERGERS

      SECTION 4.1.     Effect of Mergers on Capital Stock.

      (a) Cancellation of Shares. At the Datek Effective Time, each share of Common Stock (collectively, “Shares”) issued and outstanding immediately prior to the Datek Effective Time and owned by Parent or any of its Affiliates and each Share issued and held in the Company’s treasury immediately prior to the Datek Effective Time, shall, by virtue of the Datek Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      (b) Conversion of Shares. Except as otherwise provided in this Agreement and subject to Section 4.3, at the Datek Effective Time, each Share issued and outstanding immediately prior to the Datek Effective Time (other than Shares cancelled pursuant to Section 4.1(a) and Dissenting Shares) shall be converted into the following (the “Datek Merger Consideration”):

(i) for each Share with respect to which an election to receive Holding Common Stock has been made and not revoked pursuant to Section 4.2(c) or has been deemed to have been made (a “Stock Election”; such shares, collectively, “Stock Election Shares”), the right to receive from Holding Company a number of shares of Holding Common Stock equal to the Exchange Ratio; the term Stock Election Shares includes any Shares (other than Potential Dissenting Shares and Shares canceled pursuant to Section 4.1(a)) as to which no Form of Election was made or, as determined by the Exchange Agent, as to which a Cash Election or Stock Election was not properly made; and

(ii) for each Share other than Stock Election Shares (collectively, “Cash Election Shares”), the right to receive from the Datek Surviving Corporation an amount in cash equal to the Transaction Per Share Value.

All Shares to be converted into the Datek Merger Consideration pursuant to this Section 4.1 shall, by virtue of the Datek Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist. Each holder of a certificate representing prior to the Datek Effective Time any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive (i) the Datek Merger Consideration, (ii) any dividends and other distributions in accordance with Section 4.4(c) and (iii) any cash to be paid in lieu of any fractional share of Holding Common Stock in accordance with Section 4.4(d).

      (c) Capital Stock of D Merger Sub. At the Datek Effective Time, each share of the common stock, par value $0.01 per share, of D Merger Sub issued and outstanding immediately prior to the Datek Effective Time shall, by virtue of the Datek Merger and without any action on the part of D Merger Sub, the Constituent Corporations or Holding Company be converted into one share of common stock of the Datek Surviving Corporation.

      (d) Conversion of Shares of Parent Capital Stock. At the Arrow Effective Time, each share of Parent Capital Stock issued and outstanding immediately prior to the Arrow Effective Time shall be converted into the right to receive one share of Holding Common Stock (the “Arrow Merger Consideration” and, together with the Datek Merger Consideration, the “Merger Consideration”). All shares of Parent Capital Stock to be converted into the Arrow Merger Consideration pursuant to this Section 4.1(d) shall, by virtue of the Arrow Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist. Each holder of a certificate representing prior to the Arrow Effective Time any such shares of Parent Capital Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive (i) the Arrow Merger Consideration, and (ii) any dividends and other distributions in accordance with Section 4.4(c).

      (e) Capital Stock of A Merger Sub. At the Arrow Effective Time, each share of the common stock, par value $0.01 per share, of A Merger Sub issued and outstanding immediately prior to the Arrow Effective Time shall, by virtue of the Arrow Merger and without any action on the part of A Merger Sub, the Constituent Corporations or Holding Company be converted into one share of common stock of the Arrow Surviving Corporation.

      (f) Adjustments to Exchange Ratios. In the event that prior to the Arrow Effective Time, Parent declares a stock split, stock dividend or other reclassification or exchange with respect to the Parent Capital Stock with a record or ex-dividend date occurring prior to the Arrow Effective Time, there will be an appropriate adjustment made to the Exchange Ratio and the Arrow Merger Consideration.

      (g) Capital Stock of Holding Company. At the Arrow Effective Time, each share of capital stock of Holding Company issued and outstanding immediately prior to the Arrow Effective Time and owned by Parent shall be contributed to Holding Company without payment of any consideration therefor and thereupon retired.

      SECTION 4.2.     Share Election.

      (a) Each Person who, on or prior to the Election Date is a record holder of shares of Common Stock or shares of Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that will be converted into Common Stock in the Pre-Closing Conversion, shall have the right to submit a Form of Election specifying (i) the number of Shares that will be held by such holder following the Pre-Closing Conversion and the Pre-Closing Reclassification (collectively, the “Pre-Closing Actions”) that such Person desires to be treated in the Datek Merger as Stock Election Shares pursuant to a Stock Election and/or (ii) the number of Shares that will be held by such holder following the Pre-Closing Actions that such Person desires to be treated in the Datek Merger as Cash Election Shares (a “Cash Election”). Notwithstanding anything to the contrary contained herein, no such Form of Election submitted by any such holder shall make a Cash Election with respect to more than 25% of the total number of Shares that will be owned by such holder after giving effect to the Pre-Closing Actions. Each Stock Election or Cash Election shall be subject to proration and reallocation under Section 4.3.

      (b) The Company shall prepare and the Exchange Agent shall mail or deliver a form of election, which form shall be subject to the reasonable approval of Parent (the “Form of Election”) to the record holders of shares of Common Stock and shares of Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that will be converted into shares of Common Stock pursuant to the Pre-Closing Conversion. The Company shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of shares of Common Stock or shares of Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that will be converted into shares of Common Stock pursuant to the Pre-Closing Conversion, during the period between the record date for such mailing and the Election Date. Any such holder’s election to receive Holding Common Stock or cash shall have been properly made only if the Exchange Agent shall have received at its office, by 5:00 p.m., New York City time on the business day immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by certificates for the shares of Common Stock, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company.

      (c) Any Form of Election may be revoked by the holder of shares of Common Stock or the shares of Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that will be converted into shares of Common Stock pursuant to the Pre-Closing Conversion only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent or the Company that the Datek Merger has been abandoned. If a Form of Election is revoked, the certificate(s) for the shares of Common Stock or the shares of Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock that will be converted into shares of Common Stock pursuant to the Pre-Closing Conversion to which such Form of Election relates shall promptly be returned to the stockholder submitting the same to the Exchange Agent.

      (d) The determination of the Exchange Agent shall be binding as to whether or not elections have been properly made or revoked pursuant to this Section 4.2 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that no Form of Election was delivered or properly made with respect to any Shares (other than Potential Dissenting Shares and Shares cancelled pursuant to Section 4.1(a)) then, subject to Section 4.3, the Shares shall be treated by the Exchange Agent at the Datek Effective Time and thereafter as Stock Election Shares. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 4.3, and any such computation shall be conclusive and binding on the holder of Shares. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 4.2 for the implementation of the elections provided for herein as shall be necessary or desirable to effect such elections fully.

      SECTION 4.3.     Proration.

      (a) Notwithstanding anything in this Agreement to the contrary,

(i) the number of Shares which shall be converted into the right to receive cash (the “Cash Number”) in the Datek Merger shall be equal to (x) the number of Shares obtained by dividing (a) the Cash Pool, by (b) the Transaction Per Share Value, minus (y) any Shares (“Potential Dissenting Shares”) in respect of which the holders have taken all steps required to be taken prior to the Datek Effective Time, to the extent such steps are necessary, to permit such Shares to be deemed Dissenting Shares, and

(ii) the number of Shares which shall be converted into the right to receive shares of Holding Common Stock (the “Stock Number”) in the Datek Merger shall be equal to (x) the number of Shares outstanding immediately prior to the Datek Merger and after giving effect to the Pre-Closing Actions, minus (y) the sum of the Cash Number and the number of Potential Dissenting Shares.

      (b) If the number of Cash Election Shares exceeds the Cash Number, then each Cash Election Share shall either (x) be converted into the right to receive cash from the Datek Surviving Corporation or (y) be converted into the right to receive Holding Common Stock in the following manner:

(i) A proration factor (the “Non-Cash Proration Factor”) shall be determined by dividing the Cash Number by the total number of Cash Election Shares;

(ii) The number of Cash Election Shares of each holder which are converted into the right to receive cash in accordance with Section 4.1(b)(ii) shall be determined by multiplying the Non-Cash Proration Factor by the total number of Cash Election Shares of such holder;

(iii) The Cash Election Shares of each holder, including any fractional portion thereof (other than those shares which are converted into the right to receive cash in accordance with Section 4.3(b)(ii)) shall be converted into the right to receive shares of Holding Common Stock, as if such Shares were Stock Election Shares in accordance with the terms of Section 4.1(b)(i); and

(iv) The Stock Election Shares of each holder, including any fractional portion thereof, shall be converted into the right to receive shares of Holding Common Stock in accordance with the terms of Section 4.1(b)(i).

      (c) If the number of Cash Election Shares is less than the Cash Number (and, accordingly, the number of Stock Election Shares is greater than the Stock Number), then each Stock Election Share shall either (x) be converted into the right to receive cash from the Datek Surviving Corporation or (y) be converted into the right to receive shares of Holding Common Stock in the following manner:

(i) A proration factor (the “Cash Proration Factor”) shall be determined by dividing the Stock Number by the total number of Stock Election Shares;

(ii) The number of Stock Election Shares of each holder which are converted into the right to receive shares of Holding Common Stock in accordance with Section 4.1(b)(i) shall be determined by multiplying the Cash Proration Factor by the total number of Stock Election Shares of such holder;

(iii) The Stock Election Shares of each holder, including any fractional portion thereof (other than those shares which are converted into the right to receive shares of Holding Common Stock in accordance with Section 4.3(c)(ii)) shall be converted into the right to receive cash, as if such Shares were Cash Election Shares in accordance with the terms of Section 4.1(b)(ii); and

(iv) The Cash Election Shares of each holder, including any fractional portion thereof, shall be converted into the right to receive cash in accordance with the terms of Section 4.1(b)(ii).

      SECTION 4.4.     Exchange of Certificates.

      (a) Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Mergers. Immediately after the Datek Effective Time, Holding Company shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of Shares and shares of Parent Capital Stock, certificates representing shares of Holding Common Stock constituting that portion of the Datek Merger Consideration and all of the Arrow Merger Consideration to be delivered by Holding Company to holders of Shares and shares of Parent Capital Stock in the Mergers, and the Company shall deliver to the Exchange Agent cash representing that portion of the Datek Merger Consideration to be delivered by the Company to holders of Shares in the Datek Merger.

      (b) As of, or promptly following, the Datek Effective Time and if applicable the final determination of the Non-Cash Proration Factor, or the final determination of the Cash Proration Factor, as the case may be, the Surviving Corporations shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the respective Effective Time represented outstanding Shares or shares of Parent Capital Stock (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) a certificate or certificates representing (x) that number of whole shares of Holding Common Stock into which the number of shares of Parent Capital Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, and (y) that number of whole shares of Holding Common Stock into which the number of Shares previously represented by such Certificate shall have been converted pursuant to this Agreement, and (B) the amount of cash, if any, into which all or a portion of the number of Shares previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Datek Merger Consideration for each Share or the Arrow Merger Consideration for each share of Parent Capital Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Datek Effective Time, and the Certificate so surrendered shall be forthwith cancelled). The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration (or the cash pursuant to subsections (c) and (d) below) payable upon the surrender of the Certificates.

      (c) No dividends or other distributions with respect to Holding Common Stock with a record date on or after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Holding Common Stock represented thereby by reason of the conversion of Shares and shares of Parent Capital Stock pursuant to Sections 4.1(b), 4.2 and 4.3 and no cash payment in lieu of fractional shares of Holding Common Stock shall be paid to any such holder pursuant to Section 4.4(d), until such Certificate is surrendered in accordance with this Article 4. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the Holding Common Stock representing such securities are registered at the time of such surrender the amount of any cash payable in lieu of fractional shares of Holding Common Stock to which such holder is entitled pursuant to Section 4.4(d) and the proportionate amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to Holding Common Stock issued upon conversion of Shares and shares of Parent Capital Stock.

      (d) Notwithstanding any other provision of this Agreement, no fraction of a share of Holding Common Stock will be issued and no dividend or other distribution, stock split or interest with respect to Holding Common Stock shall relate to any fractional share of Holding Common Stock, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a holder of the Holding Common Stock. In lieu of any such fractional security, promptly after the Closing Date, Holding Company shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each former holder of Shares or shares of Parent Capital Stock an amount equal to the product of (a) the fractional share interest in Holding Common Stock to which such holder is entitled pursuant to Section 4.1 and (b) the Average Arrow Closing Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares or shares of Parent Capital Stock in lieu of any fractional share of Holding Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares or shares of Parent Capital Stock without interest.

      (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Article 4 (the “Exchange Fund”) which remains undistributed to the holders of the Certificates for six months after the Closing Date shall, if provided by the Company, be delivered to the Company, and if provided by Holding Company, be delivered to Holding Company, in each case upon demand, and any holders of Shares or shares of Parent Capital Stock prior to the Mergers who have not theretofore complied with this Article 4 shall thereafter look for payment of their claim, as general creditors thereof, only to Holding Company or the Company (as applicable) for their claim, if any, for (i) Merger Consideration, (ii) any cash without interest, to be paid, in lieu of any fractional shares of Holding Common Stock and (iii) any dividends or other distributions with respect to Holding Common Stock to which such holders may be entitled.

      (f) None of Parent, the Company, Holding Company, or the Exchange Agent shall be liable to any Person in respect of any Holding Common Stock or cash held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Datek Effective Time (or immediately prior to such earlier date on which (i) any Merger Consideration, (ii) any cash in lieu of fractional shares of Holding Common Stock or (iii) any dividends or distributions with respect to Holding Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such Merger Consideration, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Company or Holding Company (as applicable under paragraph (e) above), free and clear of all claims or interest of any Person previously entitled thereto.

      (g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Datek Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall be paid to the Datek Surviving Corporation. Nothing contained in this Section 4.4(g) shall relieve Holding Company or the Exchange Agent from making the payments required by this Article 4 to be made to the holders of Shares or to the holders of shares of Parent Capital Stock.

      SECTION 4.5.     Transfer Taxes; Withholding. If any certificate for a share of Holding Common Stock is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration or cash in lieu of fractional shares of Holding Common Stock to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Holding Company, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Holding Common Stock or cash otherwise payable pursuant to this Agreement to any holder of Shares or shares of Parent Capital Stock such amounts as Holding Company, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Holding Company, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or shares of Parent Capital Stock in respect of whom such deduction and withholding was made by Holding Company, the Company or the Exchange Agent.

      SECTION 4.6.     Stock Options.

      (a) The parties shall take all requisite action to cause, at the Datek Effective Time, each outstanding Company Option, whether or not then exercisable (except to the extent such Company Options cannot as of the date hereof by their terms become exercisable in the future), to constitute an option (a “Substitute Datek Option”) to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Holding Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of Common Stock issuable upon exercise of such Company Option (as adjusted for the reclassification of the Common Stock into, in part, a smaller number of shares of Common Stock pursuant to the Fifth Certificate, which adjustment shall provide that the number of shares of Common Stock issuable upon exercise of such Company Option shall equal the number of shares of Common Stock issuable upon exercise of such Company Option prior to the Pre-Closing Reclassification multiplied by the Common Ratio) multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the per share exercise price of such Company Option (as adjusted for the reclassification of the Common Stock into, in part, a smaller number of shares of Common Stock pursuant to the Fifth Certificate, which adjustment shall provide that the per share exercise price of such Company Option shall equal the per share exercise price of such Company Option prior to the Pre-Closing Reclassification divided by the Common Ratio) divided by (y) the Exchange Ratio.

      (b) The parties shall take all requisite action to cause, at the Arrow Effective Time, each outstanding Parent Option, whether or not then exercisable, to constitute an option (a “Substitute Parent Option”) to acquire, on the same terms and conditions as were applicable under such Parent Option, a number of shares of Holding Common Stock equal to the number of shares of Parent Capital Stock issuable upon exercise of such Parent Option, at an exercise price per share equal to the exercise price under the Parent Option.

      (c) Promptly after the Closing Date, Holding Company shall file one or more registration statements under the Securities Act of 1933, as amended (the “Securities Act”) on Form»S-8, or other appropriate form, covering the shares of Holding Common Stock subject to the Substitute Datek Options and Substitute Parent Options.

      SECTION 4.7.     Stock Appreciation Rights.

      (a) The parties shall take all requisite action to cause, at the Datek Effective Time, each outstanding stock appreciation right with respect to Shares (“Company SARs”), whether or not then exercisable, to constitute a stock appreciation right (a “Substitute SAR”), on the same terms and conditions as were applicable under such Company SAR, with respect to a number of shares of Holding Company Stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of Common Stock subject to such Company SAR (as adjusted for the reclassification of the Common Stock pursuant to the Fifth Certificate, which adjustment shall provide that the number of shares of Common Stock subject to such Company SAR shall equal the number of shares of Common Stock subject to such Company SAR prior to the Pre-Closing Reclassification multiplied by the Common Ratio) multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the per share exercise price of such Company SAR (as adjusted for the reclassification of the Common Stock pursuant to the Fifth Certificate, which adjustment shall provide that the per share exercise price of such Company SAR shall equal the per share exercise price of such Company SAR prior to the Pre-Closing Reclassification divided by the Common Ratio) divided by (y) the Exchange Ratio.

      (b) The parties shall take all requisite action to cause, at the Datek Effective Time, each stock appreciation right issued in respect of the Class A-1F Common Stock of Island granted by the Company pursuant to the Island SAR Plans to be assumed by Holding Company and remain outstanding and unaffected by the consummation of the Datek Merger.

      SECTION 4.8.     Adjustment in Respect of Reclassification and Exchange. The Company shall take all requisite action to cause, at or prior to the Datek Effective Time, as an adjustment of each Company Option and Company SAR in respect of the reclassification of the Common Stock into, in part, shares of Class X Common Stock pursuant to the Fifth Certificate, each holder of an outstanding Company Option or Company SAR, whether or not then exercisable (except to the extent such Company Options or Company SARs cannot as of the date hereof by their terms ever become exercisable in the future), but only to the extent vested immediately after giving effect to the consummation of the Mergers, to receive in respect of each share of Class X Common Stock that would be issuable upon the reclassification of the shares of Common Stock subject to such Company Option or Company SAR of such holder if such shares of Common Stock were outstanding immediately prior to the Pre-Closing Reclassification, either (i) if the holder of such Company Option or Company SAR was not, immediately prior to the Pre-Closing Reclassification, a Non-Threshold Option/ SAR Owner, a fraction of a share of the Island Class L Common Stock equal to the Class L Exchange Ratio and a fraction of a share of the Island Class A Common Stock equal to the Class A Exchange Ratio, and (y) if the holder of such share was, immediately prior to the Pre-Closing Reclassification, Non-Threshold Option/ SAR Owner, an amount in cash equal to the fair value, as determined in good faith by the Board of Directors of the Company or the Compensation Committee thereof, as of the Datek Effective Time, of (x) a fraction of a share of the Island Class L Common Stock equal to the Class L Exchange Ratio plus (y) a fraction of a share of the Island Class A Common Stock equal to the Class A Exchange Ratio (the aggregate amount of such cash, together with the Island Class X Equivalent Amount, the “Island Cash Equivalent Amount”).

      SECTION 4.9.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Holding Company, the posting by such Person of a bond, in such reasonable amount as Holding Company may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 4.

      SECTION 4.10.     Dissenting Shares. The Company shall give Parent notice of the delivery (or withdrawal) of any demand for appraisal from a stockholder of the Company who has exercised dissenters rights pursuant to Section 262(d) of the DGCL (a “Dissenting Stockholder”). Notwithstanding any provisions of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Datek Effective Time and which are held by stockholders of the Company who have not voted in favor of the Datek Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with the DGCL shall not be converted into or represent the right to receive the Datek Merger Consideration (“Dissenting Shares”); provided, however, that if any such Dissenting Stockholder shall have failed to perfect or shall effectively withdraw or lose his or her right to appraisal, (i) such Dissenting Stockholder’s Shares shall thereupon be deemed to have been converted as of the Datek Effective Time into the right to receive the Datek Merger Consideration, without any interest thereon, (ii) such shares shall not be deemed to be Dissenting Shares, and (iii) subject to applicable law, such shares shall be deemed to be Cash Election Shares. Any amounts payable to Dissenting Stockholders with respect to their Dissenting Shares pursuant to the appraisal process shall be an obligation of the Company and payable by the Datek Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent as follows:

      SECTION 5.1.     Organization and Standing; Subsidiaries. (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct its business as it is now conducted and to»own or use the property and assets that it owns or uses. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify would have a Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the Restated Certificate of Incorporation and by-laws of the Company as in effect on the date hereof and the Fifth Certificate and Recapitalization Amendment 1 as approved by the Board of Directors and stockholders of the Company.

(b) Each of the Company Subsidiaries is a corporation or limited liability company, as the case may be, duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted and to»own or use the property and assets that it owns or uses. Each of the Company Subsidiaries is duly qualified to do business as a foreign corporation or foreign limited liability company and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify would have a Material Adverse Effect. Except as set forth in Schedule 5.1(b), the Company has previously made available to Parent true and complete copies of the (i) certificate of incorporation and by-laws, or (ii) certificate of formation and operating agreement, as the case may be, of each of the Company Subsidiaries, as currently in effect.

(c) Schedule 5.1 sets forth (i) a correct and complete list of each Subsidiary of the Company, its jurisdiction of incorporation or formation, its authorized capital, and the percentage ownership by each record holder thereof, and (ii) all outstanding shares of capital stock of Island owned by the Company.

      SECTION 5.2.     Capitalization. (a) The authorized capital stock of the Company consists of (before giving effect to the Pre-Closing Conversion and the Pre-Closing Reclassification):

(i) 600,000,000 shares of Common Stock of which, as of the date of this Agreement, 13,613,984 shares are issued and outstanding;

(ii) 100,000,000 shares of Non-Voting Common Stock of which, as of the date of this Agreement, 11,639,362 shares are issued and outstanding;

(iii) 100,000,000 shares of Preferred Stock of which, as of the date of this Agreement:

(1) 12,516,454 shares are designated Series A Preferred Stock of which 12,516,454 shares are issued and outstanding and are convertible into 25,032,908 shares of Common Stock;

(2) 10,100,000 shares are designated Series B Preferred Stock of which 9,874,808 shares are issued and outstanding and are convertible into 98,748,081 shares of Common Stock;

(3) 20,000,000 shares are designated Series C Preferred Stock of which 10,211,845 shares are issued and outstanding and are convertible into 10,211,845 shares of Common Stock or Non-Voting Common Stock, as the case may be;

      (b) Not more than 17,495,645 shares of Common Stock are issuable upon the exercise of outstanding stock options, except for Company Options that by their terms will not become exercisable in the future (“Company Options”), granted by the Company pursuant to stock option plans or agreements or are covered by outstanding stock appreciation rights granted by the Company pursuant to stock appreciation rights plans or agreements, all of which plans and agreements are disclosed in Schedule 5.2 (the “Company Option/ SAR Plans”). In addition, not more than 1,115,121 shares of Class A-1F Common Stock of Island are covered by outstanding stock appreciation rights (“Island SARs”) granted by the Company pursuant to stock appreciation rights plans or agreements based on the value of the Class A-1F Common Stock of Island, all of which plans and agreements are disclosed in Schedule 5.2 (the “Island SAR Plans”).

      (c) Schedule 5.2 lists, as of the date of this Agreement, (i) each Person who is a record owner of Common Stock, Non-Voting Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the number of shares of each such class or series owned of record by such Person on the books of the Company and (ii) each Person who is a record owner of Company Options, Company SARs and Island SARs, the number of shares of Common Stock for which such Company Option is exercisable or covered by such Company SAR and the number of shares of Class A-1F Common Stock of Island covered by such Island SAR, the respective exercise prices for each such Company Option, Company SAR and Island SAR and the number of shares covered by such options and SARs as to which the options or SARs are unvested. All of the issued and outstanding shares of each class of capital stock of the Company are duly authorized, validly issued and fully paid and nonassessable. Except as set forth in Schedule 5.2, all of the issued and outstanding shares of each class of capital stock of the Company Subsidiaries are owned beneficially by the Company (directly or through one or more of its Subsidiaries) and are free from all Encumbrances. Except for the Company Options, the Company SARs and as set forth in Schedule 5.2, neither the Company nor any of the Company Subsidiaries has any commitment or obligation to redeem, buy, issue or sell any shares of capital stock of the Company or any of the Company Subsidiaries or any securities or obligations convertible into or exchangeable for, or giving any person any right to put to, or subscribe for, purchase or otherwise acquire from the Company or any of the Company Subsidiaries, any shares of capital stock of the Company or any of the Company Subsidiaries, and no such securities or obligations are issued or outstanding.

      SECTION 5.3.     Authority; No Conflict. (a) The Company has all requisite corporate right, power and authority to execute and deliver each of the Operative Agreements and to perform fully its obligations thereunder. The execution and delivery of each of the Operative Agreements and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action (other than the approval of the stockholders of the Company required to adopt this Agreement) and no other corporate proceedings on the part of the Company or its stockholders will be necessary to authorize this Agreement, any other Operative Agreement or to consummate the transactions contemplated thereby. Each of this Agreement and the other Operative Agreements constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      (b) Except as set forth in Schedule 5.3 and except as would not have (in the case of clauses (ii) through (vi) below) a Material Adverse Effect, the execution and delivery of each of the Operative Agreements by the Company and the consummation of any of the transactions contemplated hereby will not, directly or indirectly (with or without notice or the lapse of time):

(i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the certificate of incorporation, by-laws or other organizational documents of the Company or any of the Company Subsidiaries;

(ii) contravene, conflict with, or result in a violation or breach of or default under, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby, or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of the Company Subsidiaries are subject;

(iii) contravene, conflict with, or result in a violation or breach of or default under any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is held by the Company or any of the Company Subsidiaries or that otherwise relates to the Business and is material to the Company and the Company Subsidiaries;

(iv) contravene, conflict with, or result in a violation or breach of or default under any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any Consent under, or to cancel or terminate any contract or agreement (including any Material Contract);

(v) trigger any “change of control” clause or similar clause in any contract or agreement (including any Material Contract) to which the Company or any of the Company Subsidiaries are a party; or

(vi) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the material property or assets of the Company or any of the Company Subsidiaries.

      (c) Except as set forth in Schedule 5.3, neither the Company nor any of the Company Subsidiaries is, nor will any be, required to give any notice to, make a filing with, or obtain any Consent from any Governmental Body or any Person in connection with the transactions contemplated hereby, except where the failure to give any such notice or obtain any such Consent would not have a Material Adverse Effect.

      SECTION 5.4.     Financial Statements. Included in Schedule 5.4 are the following financial statements of the Company, iCapital Markets LLC (“iCapital”) and its predecessor(s), iClearing LLC (“iClearing”), Datek Online Financial Services LLC (“DOFS”) and its predecessor(s) and WorldXT LLC (“WorldXT”) (collectively, the “Financial Statements”), all of which statements (including the footnotes and schedules thereto) were prepared in accordance with GAAP consistently applied during the periods covered thereby and fairly present the financial condition of the Company and each of iCapital, iClearing, DOFS and WorldXT on the dates of such statements and the results of their operations, changes in stockholder equity and cash flows for the periods covered thereby except, in the case of unaudited financial statements, for normal year-end adjustments and the absence of detailed footnote disclosure and except, in the case of the financial statements of the Company Subsidiaries, for matters that would not have a Material Adverse Effect: (a) an audited consolidated balance sheet of the Company as of December 31, 2001 and the related consolidated statements of income, changes in stockholder equity and cash flows for the fiscal year then ended, certified by the independent certified public accountants of the Company; (b) an audited consolidated balance sheet of the Company as of December 31, 2000 and the related consolidated statements of income, changes in stockholder equity and cash flows for the fiscal year then ended, certified by the independent certified public accountants of the Company; (c) an audited balance sheet of each of iCapital, iClearing, DOFS and WorldXT as of December 31, 2001 and the related statements of income, changes in stockholder equity and cash flows for the fiscal year then ended, certified by the independent certified public accountants of each such Company Subsidiary; (d) an unaudited consolidated balance sheet of the Company as of February 28, 2002 (the “Base Balance Sheet”) and the related consolidated statements of income, changes in stockholder equity and cash flows for the two-month period then ended, certified by the Chief Financial Officer of the Company; and (e) an unaudited balance sheet of each of iCapital, iClearing, DOFS and WorldXT as of February 28, 2002 and the related statements of income for the two-month period then ended, certified by the President or Chief Financial Officer of each such Company Subsidiary. The net capital computations for iCapital, iClearing and DOFS and the reserve computation for iClearing included in Schedule 5.4 are true and correct in all material respects.

      SECTION 5.5.     Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due, regardless of whether claims in respect thereof had been asserted as of such date), except for (i) Liabilities arising out of or in connection with the Operative Agreements or any of the transactions contemplated thereby, (ii) without limiting Section 5.22, Liabilities which have arisen or may in the future arise out of or in connection with any Excluded Matters, (iii) Liabilities included or adequately reserved against in the Base Balance Sheet or otherwise provided for in the Financial Statements of the Company (or not required by GAAP to be provided for therein), (iv) Liabilities incurred in the ordinary course of business of the Company or the relevant Subsidiary (in each case in accordance with past practice) since December 31, 2001, (v) other Liabilities which have not had and would not have a Material Adverse Effect, or (vi) since December 31, 2001, other Liabilities set forth in Schedule 5.5.

      SECTION 5.6.     Title to Assets; Encumbrances; Real Estate Matters.

      (a) Neither the Company nor any of the Company Subsidiaries own, lease, or operate any real property other than the Leased Real Property. All of the real estate, buildings, structures and other improvements used by the Company or any of the Company Subsidiaries in, or, to the Knowledge of the Company, necessary for, the conduct of the Business are included in the Leased Real Property. The Leases constitute all agreements or binding arrangements, whether written or oral, (i) pursuant to which the Company or any of the Company Subsidiaries lease or otherwise have the right to use any real or personal property and (ii) under which (solely in the case of Leased Personal Property) the Company or any of the Company Subsidiaries currently make or are obligated to make annual rental payments of more than $250,000.

      (b) The Company and the Company Subsidiaries have (i) good and marketable title to all of their material property and assets (other than Intellectual Property Rights, with respect to which the representations and warranties of the Company set forth in Section 5.16 regarding title thereto and other matters shall govern and control); and (ii) a valid and marketable leasehold interest in the material Leased Personal Property and the Leased Real Property pursuant to the respective Leases, in each case free and clear of any material Liability or any Encumbrance subject, however, to the Permitted Encumbrances.

      SECTION 5.7.     Taxes. (a) Except as set forth in Schedule 5.7: (i) the Company and each of the Company Subsidiaries has timely filed or caused to be timely filed all material Tax Returns that are or were required to be filed by it (taking into account any valid extensions of time for filing) pursuant to applicable Legal Requirements, (ii) the Company and each of the Company Subsidiaries has paid all Taxes that have become due pursuant to such Tax Returns, or pursuant to any assessment received by the Company or any of the Company Subsidiaries, except such Taxes, if any, that are being contested in good faith by appropriate proceedings, (iii) such Tax Returns were correct and complete in all material respects, and (iv) the Company and each of the Company Subsidiaries has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any stockholder, employee, creditor, independent contractor or other third party.

(b) Except as set forth in Schedule 5.7:

(i) during the past five years, there has been no action, suit, proceeding or audit commenced against the Company or any of the Company Subsidiaries regarding Income Taxes or a material amount of other Taxes;

(ii) neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement or arrangement and neither the Company nor any of the Company Subsidiaries has any current contractual obligation to indemnify any other person or entity with respect to Taxes and no payments are currently due between the Company and Island under any such agreement;

(iii) there are no agreements with any taxing authority that may affect the liability for Taxes of the Company or any of the Company Subsidiaries for any period (or portion thereof) beginning on or after the Closing Date;

(iv) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations nor consented to extend the time in which any material amount of Tax may be assessed or collected by any taxing authority;

(v) there are no Tax liens (other than liens for current Taxes not yet due and payable) upon the properties or assets of the Company or any of the Company Subsidiaries;

(vi) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a combined federal Income Tax return that includes a Person other than the Company and the Company Subsidiaries, nor does the Company have any liability for Income Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise;

(vii) from February 1, 1998 until July 20, 1999, the Company had in effect a valid election to be taxed for federal Income Tax purposes as an S corporation (as such term is defined in Section 1361 of the Code) and a valid election to be taxed for state Income Tax purposes as an S corporation in any state in which the Company filed an Income Tax Return on which the Company claimed S corporation status for the periods covered thereby; and

(viii) from January 1, 1997 until January 31, 1998, Datek Securities Corp. had in effect a valid election to be taxed for federal Income Tax purposes as an S corporation (as such term is defined in Section 1361 of the Code) and a valid election to be taxed for state Income Tax purposes as an S corporation in any state in which Datek Securities Corp. filed an Income Tax Return on which Datek Securities Corp. claimed S corporation status for the periods covered thereby and from February 1, 1998 until it was converted to a single member limited liability company, Datek Online Brokerage Services Corp. (the successor to Datek Securities Corp.) had in effect a valid election to be taxed as a “qualified subchapter S subsidiary” for federal Income Tax purposes.

(c) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(d) For purposes of this Section 5.7, references to the Company or any Company Subsidiary shall include any legal entity to which such entity is a “successor,” by merger, liquidation or similar transaction.

      SECTION 5.8.     Employee Benefit Programs. (a) Schedule 5.8, sets forth a list of every (i) “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), (ii) retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA), and (iii) Employment Agreement, in each case, which is maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries has or may have any material liability. The plans, programs, policies and arrangements set forth on Schedule 5.8 are referred to herein as the “Employee Programs.”

      (b) The terms and operation of each Employee Program comply in all material respects with all applicable laws and regulations relating to such Employee Program. Each Employee Program that has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section (or an application for such a determination or approval letter is not yet due to be filed with the IRS with respect to any “disqualifying provision” within the meaning of Treasury Regulation, Section 1.401(b)-1 or has been timely filed and is pending with the IRS). No event or omission that cannot be corrected without material liability has occurred that would cause any such Employee Program to lose its qualification under the applicable Code section. Neither the Company nor any of the Company Subsidiaries is required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law, and all Employee Programs are terminable at the discretion of the Company or the Company Subsidiaries without material liability (other than the liability to pay or provide accrued benefits) to the Company or the Company Subsidiaries upon or following such termination. Except as set forth in Schedule 5.8 or as required by law, neither the Company nor any of the Company Subsidiaries has ever maintained or contributed to any Employee Program providing or promising any material health or other non-pension benefits to terminated employees.

      (c) No Employee Program is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Program is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any of the Company Subsidiaries has incurred any material liability under Title IV of ERISA or Section 412 of the Code, nor, to the Knowledge of the Company, is any such liability reasonably expected to be incurred.

      (d) Copies of each of the Employee Programs, and all material contracts relating thereto (which in the case of stock-based incentive plans shall include only forms of option or SAR certificates and/or agreements), or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to Parent. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Employee Program, to the extent applicable has been made available to Parent.

      (e) None of the assets of any Employee Program are invested in employer securities or employer real property.

      (f) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Employee Program that would result in a material liability to the Company or any Company Subsidiary.

      (g) There have been no acts or omissions by the Company, any Company Subsidiary or any of their respective ERISA Affiliates which have given rise to or which are reasonable likely to give rise to material fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any Company Subsidiary may be liable.

      (h) There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Employee Program or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

      (i) Other than payments contemplated by the Employee Programs listed on Schedule 5.8(i) relating to (i) accelerated vesting and/or exercisability of stock options and/or stock appreciation rights upon a change in control or termination of employment or (ii) severance, none of the payments contemplated by the Employee Programs would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

      SECTION 5.9.     Compliance With Certain Legal Requirements; Governmental Authorizations. (a) Except as set forth in Schedule 5.9(a) and Schedule 5.19(c) the Business of the Company and the Company Subsidiaries are being, and have since January 1, 2000 been, conducted in substantial compliance with all Legal Requirements which to the Knowledge of the Company are applicable to the conduct of the Business by the Company and the Company Subsidiaries, except in those instances in which the failure to comply would not have a Material Adverse Effect.

      (b)     Schedule 5.9(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Company and each of the Company Subsidiaries or that otherwise relates to or is required in connection with the Business. To the Company’s Knowledge, each Governmental Authorization listed in Schedule 5.9(b) is, in all material respects, valid and in full force and effect.

      SECTION 5.10.     Legal Proceedings. (a) Except as set forth in Schedule 5.10 and except with respect to the Excluded Matters (with respect to which the representations and warranties of the Company set forth in Section 5.10(b) shall govern and control):

(i) there is no suit, action or proceeding pending by or against the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, their Related Persons that would have a Material Adverse Effect; and

(ii) there is no suit, action or proceeding pending by or against the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, their Related Persons that challenges, or that would have the effect of preventing or rendering illegal, any of the transactions contemplated hereby; and

(iii) to the Knowledge of the Company, no suit, action or proceeding of the type described in Section 5.10(a)(i) or (a)(ii) has been Threatened.

      (b) Except as set forth in Schedule 5.10, as of the date hereof, there are no pending suits, actions or proceedings that have been commenced by or against the Company or any Company Subsidiary which constitute Excluded Matters.

      SECTION 5.11.     Absence of Certain Changes and Events. (a) Except as set forth in Schedule 5.11, and except for the transactions contemplated or permitted by this Agreement, since December 31, 2001, the Company and each of the Company Subsidiaries has conducted the Business only in the ordinary course and none of the following events has occurred:

(i) (A) amendment to the certificate of incorporation, by-laws or other organizational documents of the Company or any Company Subsidiary, (B) merger by the Company or any Company Subsidiary with or into or consolidation by the Company or any Company Subsidiary with any other Person, (C) subdivision in any way or reclassification of any shares of capital stock of the Company or any Company Subsidiary, or (D) change or agreement to change in any manner the rights of the outstanding capital stock of the Company or any Company Subsidiary or the character of the Business;

(ii) material payment or material increase by the Company or any Company Subsidiary of any bonuses, salaries, or other compensation to any Employee (except in the ordinary course of business) or the execution by the Company or any Company Subsidiary of any Employment Agreement;

(iii) adoption of any Employee Program, or any amendment to any Employee Program which would materially increase any benefits payable thereunder;

(iv) damage to or destruction or loss of any property or assets of the Company or any Company Subsidiary, whether or not covered by insurance, that has had or would have a Material Adverse Effect;

(v) execution of, termination of, failure to renew, or receipt of any written threat or notice of termination of or intention not to renew any Material Contract that has had or would have a Material Adverse Effect;

(vi) sale, lease, or other disposition of any property or assets of the Company or any Company Subsidiary or any mortgage, pledge, or imposition of any Encumbrance on any of its property or assets, including the sale, lease, or other disposition of any of the Intellectual Property, other than (A) sales or dispositions of assets in the ordinary course of the Business, consistent with past practice or (B) the sale or other disposition of used machinery or equipment or other property or assets no longer used or useful in connection with the Business;

(vii) change in the accounting methods or practices or any change in depreciation or amortization policies or rates used by the Company;

(viii) declaration or payment of any dividends by the Company or declaration or making of any other distributions of any kind by the Company to its stockholders, or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any shares of its capital stock or options, warrants or rights to purchase such capital stock;

(ix) except for (i) bank borrowings in the ordinary course of business not exceeding at any time prior to the date of this Agreement $10,000,000 in principal amount at any one time outstanding, (ii) securities lending and repurchase transactions entered into by Company Subsidiaries that are broker-dealers in the ordinary course of business and (iii) capital leases entered into in the ordinary course of business that are not material to the Company, taken as a whole, transactions whereby the Company or any Company Subsidiary incurred any indebtedness or assumed, guaranteed or otherwise became liable or responsible for the obligations of any other person or made any loans, advances or capital contributions to, or investments in, any other Person (other than subsidiaries of the Company) or granted any security interest or created or modified any Encumbrance on any properties or assets of the Company or any Company Subsidiary;

(x) lapse of any rights to the use of any of the Company Intellectual Property Rights to the extent that such lapse would have a Material Adverse Effect;

(xi) any obligation or liability incurred by the Company or any Company Subsidiaries to any officer, director, stockholder (other than stockholders who are not officers, directors or employees and who own capital stock representing less than 10% of the aggregate voting power entitled to vote in the election of directors generally), or key employee of the Company or any Company Subsidiary, or a member of any of the immediate families of any such person who is an individual, or the grantor, settlor, beneficiary or trustee of any such Persons which is a trust, or an Affiliate of any of such Person (collectively, “Related Persons”), or any loans or advances made by the Company or any Company Subsidiaries to any Related Person, except normal compensation and expense allowances and benefits payable to officers, directors or employees and brokerage accounts and brokerage services maintained or made available in the ordinary course; or

(xii) any agreement by the Company or any Company Subsidiary, whether oral or written, to do any of the foregoing.

      (b) Except as set forth in Schedule 5.11, since December 31, 2001, the Company has not suffered any change or event which would have a Material Adverse Effect, but excluding any such change or event arising or resulting from economic, market or financial conditions generally or in the businesses in which the Company is, directly or indirectly through its Subsidiaries, engaged.

      SECTION 5.12.     Contracts. (a) Except as set forth in Schedule 5.12, neither the Company nor any of the Company Subsidiaries is a party to:

(i) any contract, lease or agreement involving a potential annual commitment or payment by the Company or any of the Company Subsidiaries in excess of $1,000,000 which is not cancelable by the Company or any of the Company Subsidiaries without penalty on not less than 60 days’ notice;

(ii) any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any person or entity;

(iii) any contract or agreement involving a potential annual commitment or payment by the Company or any of the Company Subsidiaries in excess of $1,000,000 relating to the licensing, distribution, development, purchase, sale or servicing of its software and hardware products;

(iv) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing by the Company or any of the Company Subsidiaries, except for securities lending and repurchase agreements entered into in the ordinary course of business;

(v) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company or any of the Company Subsidiaries, including without limitation any agreement with any stockholder of the Company that includes, without limitation, anti-dilution rights, registration rights, voting arrangements or operating covenants;

(vi) any joint venture, partnership, manufacturer, development or supply agreement involving a potential commitment or payment by the Company or any of the Company Subsidiaries in excess of $1,000,000 annually;

(vii) any licenses or other agreements under which the Company or the Company Subsidiaries have granted material Company Intellectual Property Rights to others (including all end-user agreements);

(viii) any acquisition, merger or similar agreement; or

(ix) any other material contract not entered into in the ordinary course of business.

      (b) All material contracts, agreements, licenses, leases and instruments to which the Company and the Company Subsidiaries are parties are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company or the Company Subsidiaries, as applicable, and are enforceable in accordance with their respective terms, except where such failure would not have a Material Adverse Effect. The Company has no Knowledge of any notice or threat to terminate any such contracts, agreements, leases, licenses or instruments which termination would have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any third party, is in default in complying with any provisions of any such contract, agreement, lease, license or instrument, and no condition or event or fact exists that, with notice, lapse of time or both, would constitute a default thereunder on the part of the Company or the Company Subsidiaries, except for any such defaults, conditions, events or facts that, individually or in the aggregate, would not have a Material Adverse Effect.

      SECTION 5.13.     Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Company and each of the Company Subsidiaries are insured to the extent disclosed in

Schedule 5.13. The policies of insurance maintained by the Company and the Company Subsidiaries are (i) reasonably sufficient for compliance by the Company Subsidiaries and each of the Company Subsidiaries with all requirements of applicable Legal Requirements, (ii) reasonably sufficient to insure against such losses and risks and in amounts customarily carried by persons conducting businesses similar to those conducted by the Company and each of the Company Subsidiaries, and (iii) were issued by reputable insurers of recognized financial responsibility. To the Knowledge of the Company, there is no threatened termination of any such policies or arrangements which would have a Material Adverse Effect.

      SECTION 5.14.     Environmental Matters. No hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company or the Company Subsidiaries and, to the Knowledge of the Company, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company or the Company Subsidiaries.

      SECTION 5.15.     Labor Disputes; Compliance. Except as set forth in Schedule 5.15:

      (a) There are no union organizing activities pending, or, to the Company’s Knowledge, Threatened with respect to the Company or any of the Company Subsidiaries and to the Company’s Knowledge, no question concerning representation exists regarding the employees of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have, complied with all applicable state and federal equal opportunity and other laws related to employment, except to the extent noncompliance would not have a Material Adverse Effect. To the Company’s Knowledge, no employee of the Company or any Company Subsidiary is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or any Company Subsidiary, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or such Company Subsidiary or the use by the employee of his or her best efforts with respect to such business to the extent that such violation would have a Material Adverse Effect. There are no grievances, complaints or charges that have been filed against the Company or any of the Company Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that individually or in the aggregate would have a Material Adverse Effect.

      (b) Except for matters that would not have a Material Adverse Effect, the Company and each of the Company Subsidiaries (i) has complied with all Legal Requirements relating to employment, labor, equal employment opportunity, nondiscrimination, immigration, wages, hours, unemployment, benefits, as well as all Occupational Safety and Health Laws, (ii) has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages; and (iv) is not delinquent with respect to any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

      SECTION 5.16.     Intellectual Property. (a) Schedule 5.16(a) sets forth a complete and accurate list of all Company Intellectual Property Rights that are patents, patent applications, trademark registrations, trademark applications, trade names, service mark registrations, service mark applications, copyright registrations, copyright applications and domain name registrations.

      (b) Except as set forth in Schedule 5.16(b):

(i) The Company or one or more of the Company Subsidiaries owns, or has the right to use in the manner now being used by it pursuant to license, sub-license, agreement, or other permission, all Company Intellectual Property Rights.

(ii) To the Company’s Knowledge, the Company Intellectual Property Rights are in full force and effect and are valid and enforceable. Neither the Company nor any of the Company Subsidiaries has received notice from any third party asserting that any Company Intellectual Property Rights are invalid or unenforceable by the Company or any of the Company Subsidiaries or challenging the Company’s or the Company Subsidiaries’ ownership or use of, or license to, such Company Intellectual Property Rights. The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve the Company Intellectual Property Rights.

(iii) To the Company’s Knowledge, the Business does not infringe or conflict with any Intellectual Property Rights of any third parties in any material respect. No such claim alleging any material infringement or conflict with any Intellectual Property Rights of any third parties is pending or, to the Company’s Knowledge, Threatened against the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries received any written notice or other written claim from any Person asserting such material claim. The Company has not received any written notice of any material infringement by or other material conflict with any other Person of any Company Intellectual Property Rights.

(iv) All licenses or other agreements under which the Company and each of the Company Subsidiaries are granted Company Intellectual Property Rights (excluding licenses to use off-the-shelf software that is generally commercially available) are listed in Schedule 5.16(b). There are no outstanding material and no Threatened material disputes or disagreements with respect to any such licenses or other agreements.

      SECTION 5.17.     Relationships With Related Persons. Except as set forth in Schedule 5.17:

      (a) no Related Person of the Company or any of the Company Subsidiaries has any interest in the Business, any of its properties or assets or any properties or assets used by or necessary to conduct the Business; and

      (b) no Related Person of the Company or any of the Company Subsidiaries is a party to any Contract with, or has any claim or right against, the Company or any of the Company Subsidiaries nor does the Company or any Company Subsidiary have any claim or right against any Related Person of the Company or any of the Company Subsidiaries.

      SECTION 5.18.     Employees and Suppliers. (a)  Schedule 5.18 contains a list of all managers, employees, independent contractors, brokers and sales persons of the Company or any of the Company Subsidiaries who, individually, have received compensation for the fiscal year ended December 31, 2001 in excess of $250,000, including the current job title and aggregate annual compensation of each such individual. Schedule 5.18 lists as of the date of this Agreement any immediate family member of any officer, director or key employee of the Company or any of the Company Subsidiaries who serves as a director, officer or employee of, or consultant to, or otherwise receives compensation for services rendered from, the Company or any of the Company Subsidiaries.

      (b) Schedule 5.18 sets forth a list of all consultants, suppliers and vendors of the Company to whom during the fiscal year ended December 31, 2001 the Company or any of the Company Subsidiaries made payments aggregating $1,000,000 or more, showing, with respect to each, the name, address, the nature of the service or product provided, and dollar volume involved. No supplier or vendor listed in Schedule 5.18 has canceled or otherwise terminated or materially reduced its business with the Company or the Company Subsidiaries or materially and adversely modified its relationship with the Company or the Company Subsidiaries nor to the Knowledge of the Company does any such supplier or vendor have any plan or intention to do so.

      SECTION 5.19.     Permits; Broker-Dealer Registration; Compliance with Laws. (a) Except as set forth in Schedule 5.19(a), the Company and each of the Company Subsidiaries and each of their respective officers, directors and employees has all Governmental Authorizations, including franchises, authorizations, memberships, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges, including, without limitation, from the NASD, the MSRB, any stock exchanges and any clearing agency (collectively, “Permits”) necessary to permit the ownership of property and the conduct of business as presently conducted by the Company and the Company Subsidiaries, and all such

Permits are valid and in full force and effect, except where the failure to obtain or maintain such a Permit would not have a Material Adverse Effect.

      (b) Each of iCapital, iClearing, DOFS and WorldXT is registered as a broker-dealer with the Securities and Exchange Commission (the “Commission”), is a duly qualified member in good standing of the National Association of Securities Dealers, Inc. (“NASD”), is subject to MSRB rules, and is duly qualified or registered as a broker-dealer in each jurisdiction where the failure to be so qualified or registered would have a Material Adverse Effect. Neither the Company nor any Company Subsidiary other than iCapital, iClearing, DOFS or WorldXT, is required to be registered or qualified as a broker-dealer with the Commission or in United States any jurisdiction where the failure to be so registered or qualified would have a Material Adverse Effect. Datek Canada Brokerage Services Inc. has applied to be a registered broker-dealer with the applicable Canadian regulatory authority. iClearing is a member in good standing of the National Securities Clearing Corporation, The Depository Trust Company, the Cincinnati Stock Exchange and the Options Clearing Corporation. iCapital is a member organization of the Boston Stock Exchange.

      (c) Except as set forth on Schedules 5.19(a) and 5.19(c) the Company and each of the Company Subsidiaries is in compliance with all applicable statutes, ordinances, orders, rules, regulations, by-laws and policies promulgated by any Governmental Body, including, without limitation, the NASD, the MSRB, any stock exchanges, the National Securities Clearing Corporation, The Depository Trust Company, the Options Clearing Corporation and any other clearing agency, which to the Knowledge of the Company apply to the conduct of the Business, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth in Schedule 5.19(c), neither the Company nor any of the Company Subsidiaries has ever entered into or been subject to any judgment, consent decree, or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or any of the Company Subsidiaries or, as of the date hereof, received any notice of the institution against the Company of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Body, including, without limitation, the NASD, the MSRB, any stock exchanges, the National Securities Clearing Corporation, The Depository Trust Company, the Options Clearing Corporation and any other clearing agency, with respect to any aspect of the business, affairs, properties or assets of the Company or any of the Company Subsidiaries, except as would not have a Material Adverse Effect.

      SECTION 5.20.     Registration Rights. Except as set forth in Schedule 5.20, neither the Company nor any of the Company Subsidiaries is presently under any obligation or has granted any rights to register under the Securities Act any of its outstanding securities.

      SECTION 5.21.     Customer Lists. None of the customer lists and related data of the Company and the Company Subsidiaries has been integrated into any database of Island or any Affiliate of Island (other than the Company and the Company Subsidiaries).

      SECTION 5.22.     Brokers or Finders. Except as set forth in Schedule 5.22, the Company and the Company Subsidiaries have incurred no obligation or Liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement for which Parent will directly or indirectly have any Liability.

      SECTION 5.23.     No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Company makes no representations or warranties, and hereby disclaims any such representations or warranties by the Company with respect to (i) the execution and delivery of this Agreement and the other Operative Agreements, (ii) the transactions contemplated hereby, (iii) the Business, or (iv) the Company or any of the Company Subsidiaries and Parent agrees that except as set forth in this Article 5, the Company makes no representation or warranty, express or implied, and the Company and its Subsidiaries will be acquired (through the Datek Merger) “as is, where is” on the Closing Date. Without limiting the foregoing, except as specifically set forth in Section 5.10(b) the Company makes absolutely no representation or warranty whatsoever (and expressly disclaims any representation or warranty, express or implied, which is made or deemed made under this Agreement or the other Operative Agreements or by reason of the transactions contemplated hereby and thereby), with respect to any Excluded Matters (including the likelihood of any claim being made, the amount of any Liabilities which may arise in connection therewith or status thereof) or, any Liability that may arise or result from or in connection with the Excluded Matters (or in connection with the activities which gave rise thereto) or any impact or consequence that the Excluded Matters have had or may have on the Business or on any officer, director or employee of the Company or of any of the Company Subsidiaries. Each of the representations and warranties (other than Section 5.10(b)) contained in Article 5 shall be deemed made as if the Excluded Matters did not exist and had not occurred. Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representation or warranty, express or implied, with respect to Island or its business, assets, liabilities, properties, condition (financial or otherwise), operations or results of operations.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent hereby represents and warrants to the Company as follows:

      SECTION 6.1.     Organization and Standing; Subsidiaries. (a) Parent is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the property and assets that it owns or uses. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify would have a Parent Material Adverse Effect. Parent has previously made available to the Company true and complete copies of the certificate of incorporation and by-laws of Parent and as currently in effect.

      (b) Each of the Parent Subsidiaries is a corporation or limited liability company, as the case may be, duly organized and validly existing under the laws of its jurisdiction of its incorporation or formation, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted and to own or use the property and assets that it owns or uses. Each of the Parent Subsidiaries is duly qualified to do business as a foreign corporation or foreign limited liability company and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify would have a Parent Material Adverse Effect. Parent has previously made available to the Company true and complete copies of the (i) certificate of incorporation and by-laws, or (ii) certificate of formation and operating agreement, as the case may be, of each of the Parent Subsidiaries, as currently in effect.

      (c) Schedule 6.1 sets forth a correct and complete list of each Subsidiary of Parent, its jurisdiction of incorporation or formation, its authorized capital, and the percentage ownership by each record holder thereof.

      SECTION 6.2.     Capitalization. (a) The authorized capital stock of Parent consists of:

(i) 370,000,000 shares of Class A common stock, $0.01 par value, of which, as of the date of this Agreement, 199,960,680 shares are issued and outstanding;

(ii) 25,000,000 shares of Class B common stock, $0.01 par value, of which, as of the date of this Agreement, 16,372,800 shares are issued and outstanding; and

(iii) 3,000,000 shares of preferred stock, $1.00 par value, of which, as of the date of this Agreement, no shares are issued and outstanding.

      (b) Not more than 8,789,344 shares of Parent’s Class A common stock, $0.01 par value, are issuable upon the exercise of outstanding stock options (“Parent Options”) granted by Parent pursuant to stock option plans and other agreements of Parent, all of which are disclosed in Schedule 6.2 (the “Parent Stock Option Plans”).

      (c) All of the issued and outstanding shares of each class of capital stock of Parent are duly authorized, validly issued and fully paid and nonassessable. Except as set forth in Schedule 6.2, all of the issued and outstanding shares of each class of capital stock of the Parent Subsidiaries are owned beneficially by Parent (directly or through one or more of its Subsidiaries) and are free from all Encumbrances. Except for the Parent Options or as set forth in Schedule 6.2, neither Parent nor any of the Parent Subsidiaries has any commitment or obligation to redeem, buy, issue or sell any shares of capital stock of Parent or any of the Parent Subsidiaries or any securities or obligations convertible into or exchangeable for, or giving any person any right to put to, or subscribe for, purchase or otherwise acquire from Parent or any of the Parent Subsidiaries, any shares of capital stock of Parent or any of the Parent Subsidiaries, and no such securities or obligations are issued or outstanding.

      SECTION 6.3.     Authority; No Conflict. (a) Each of Parent, Holding Company, D Merger Sub and A Merger Sub has all requisite corporate right, power and authority to execute and deliver each of the Operative Agreements and to perform fully its obligations thereunder. The execution and delivery by each of Parent, Holding Company, D Merger Sub and A Merger Sub of each of the Operative Agreements and the consummation by Parent of the transactions contemplated thereby have been duly authorized by all necessary corporate action (other than the approval of stockholders of Parent who hold a majority in voting power of the outstanding shares of Parent Capital Stock required to adopt this Agreement) and no other corporate proceedings on the part of Parent, Holding Company, D Merger Sub or A Merger Sub are necessary to authorize this Agreement, or any other Operative Agreement or to consummate the transactions contemplated thereby. Each of this Agreement and the other Operative Agreements constitutes the legal, valid and binding obligation of each of Parent, Holding Company, D Merger Sub and A Merger Sub, enforceable against each of Parent, Holding Company, D Merger Sub and A Merger Sub, (to the extent it is a party thereto) in accordance with its terms.

      (b) Except as set forth in Schedule 6.3, and except as would not have (in the case of clauses (ii) through (v) below) a Parent Material Adverse Effect, the execution and delivery of each of the Operative Agreements by each of Parent, Holding Company, D Merger Sub and A Merger Sub, and the consummation of any of the transactions contemplated hereby will not, directly or indirectly (with or without notice or the lapse of time):

(i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the certificate of incorporation, by-laws or other organizational documents of Parent or any of the Parent Subsidiaries;

(ii) contravene, conflict with, or result in a violation or breach of or default under, or give any Governmental Body or other person the right to challenge any of the transactions contemplated hereby, or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Parent or any of the Parent Subsidiaries are subject;

(iii) contravene, conflict with, or result in a violation or breach of or default under any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is held by Parent or any of the Parent Subsidiaries or that otherwise relates to the Parent Business and is material to Parent and the Parent Subsidiaries;

(iv) contravene, conflict with, or result in a violation or breach of or default under any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any Consent under, or to cancel or terminate any contract or agreement (including any Parent Material Contract);

(v) trigger any “change of control” clause or similar clause in any contract or agreement (including any Parent Material Contract) to which Parent or any of the Parent Subsidiaries are a party; or

(vi) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the material property or assets of Parent or any of the Parent Subsidiaries.

      (c) Except as set forth in Schedule 6.3, neither Parent nor any of the Parent Subsidiaries is, nor will any be, required to give any notice to, make a filing with, or obtain any Consent from any Governmental Body or any Person in connection with the transactions contemplated hereby, except where the failure to give any such notice or obtain any such Consent would not have a Parent Material Adverse Effect.

      SECTION 6.4.     Commission Reports; Financial Statements. Parent has filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the Commission, has delivered or made available to the Company all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the Commission since December 31, 1999 (such forms, reports, statements, schedules and documents filed by it with the Commission, including any such forms, reports, statements, schedules and other documents filed by Parent with the Commission after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the “Commission Reports”) and with respect to the Commission Reports filed by Parent after the date of this Agreement and prior to the Closing Date, will deliver or make available to the Company all of such Commission Reports in the form filed with the Commission. As of their respective filing dates, the Commission Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Included in Schedule 6.4 are the following financial statements of Parent and Ameritrade Inc. (“Ameritrade”) and Tradecast Securities Ltd. (“Tradecast”), (a) an audited balance sheet of each of Ameritrade and Tradecast as of September 28, 2001 and the related statements of income, changes in stockholder equity and cash flows for the fiscal year then ended, audited by the independent certified public accountants of each such Parent Subsidiary; (b) an unaudited consolidated balance sheet of Parent as of February 28, 2002 and the related consolidated statements of operations for the five-month period then ended, certified by the Chief Financial Officer of Parent; and (c) an unaudited balance sheet of each of Ameritrade and Tradecast as of February 28, 2002 and the related statements of operations for the five-month period then ended, certified by the President or Chief Financial Officer of each such Parent Subsidiary. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in its Commission Reports (the “Parent Statements”) and the financial statements included in Schedule 6.4, were prepared in accordance with GAAP consistently applied during the periods covered thereby and fairly present the financial condition of Parent and Ameritrade and Tradecast on the dates of such statements and the results of their operations, changes in stockholder equity and cash flows for the periods covered thereby except, in the case of unaudited financial statements, for normal year-end adjustments and the absence of detailed footnote disclosure and except, in the case of the financial statements included in Schedule 6.4, for matters that would not have a Parent Material Adverse Effect.

      SECTION 6.5.     Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due, regardless of whether claims in respect thereof had been asserted as of such date), except (i) Liabilities arising out of or in connection with the Operative Agreements or any of the transactions contemplated thereby, (ii) Liabilities included or adequately reserved against in the Parent Statements as disclosed in the Commission Reports filed prior to the date hereof (or not required by GAAP to be provided for therein), (iii) Liabilities incurred in the ordinary course of business of Parent or the relevant Parent Subsidiary (in each case in accordance with past practice) since September 30, 2001, (iv) other Liabilities which have not had and would not have a Parent Material Adverse Effect, or (v) other Liabilities set forth in Schedule 6.5.

      SECTION 6.6.     Title to Assets; Encumbrances; Real Estate Matters.

      (a) Schedule 6.6 sets forth a list of all real property owned by Parent or the Parent Subsidiaries (the “Parent Owned Real Property”) and all of the Parent Leased Real Property required to be disclosed in the Commission Reports.

      (b) Neither Parent nor any of the Parent Subsidiaries own, lease, or operate any real property other than Parent Owned Real Property and the Parent Leased Real Property. All of the real estate, buildings, structures and other improvements used by Parent or any of the Parent Subsidiaries in, or, to the Knowledge of Parent, necessary for, the conduct of the Parent Business are included in the Parent Owned Real Property and the Parent Leased Real Property. The Parent Leases constitute all agreements or binding arrangements, whether written or oral, (i) pursuant to which Parent or any of the Parent Subsidiaries lease or otherwise have the right to use any real or personal property and (ii) under which (solely in the case of Parent Leased Personal Property) Parent or any of the Parent Subsidiaries currently make or are obligated to make annual rental payments of more than $250,000.

      (c) Parent and the Parent Subsidiaries have (i) good and marketable fee simple title to the Parent Owned Real Property and good and marketable title to all of their other material property and assets (other than Parent Intellectual Property Rights, with respect to which the representations and warranties of Parent set forth in Section 6.16 regarding title thereto and other matters shall govern and control); and (ii) a valid and marketable leasehold interest in the material Parent Leased Personal Property and the Parent Leased Real Property pursuant to the respective Parent Leases, in each case free and clear of any material Liability or any Encumbrance subject, however, to the Parent Permitted Encumbrances.

      SECTION 6.7.     Taxes. (a) Except as set forth in Schedule 6.7: (i) Parent and each of the Parent Subsidiaries has timely filed or caused to be timely filed all material Tax Returns that are or were required to be filed by it (taking into account any valid extensions of time for filing) pursuant to applicable Legal Requirements, (ii) Parent and each of the Parent Subsidiaries has paid all Taxes that have become due pursuant to such Tax Returns, or pursuant to any assessment received by Parent or any of Parent Subsidiaries, except such Taxes, if any, that are not material to the Parent Business or that are being contested in good faith by appropriate proceedings, (iii) such Tax Returns were correct and complete in all material respects, and (iv) Parent and each of the Parent Subsidiaries has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any stockholder, employee, creditor, independent contractor or other third party.

      (b) Except as set forth in Schedule 6.7:

(i) during the past five years, there has been no action, suit, proceeding or audit commenced against Parent or any of the Parent Subsidiaries regarding Income Taxes or a material amount of other Taxes;

(ii) neither Parent nor any of the Parent Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement or arrangement and neither Parent nor any of the Parent Subsidiaries has any current contractual obligation to indemnify any other person or entity with respect to Taxes;

(iii) there are no agreements with any taxing authority that may affect the liability for Taxes of Parent or any of the Parent Subsidiaries for any period (or portion thereof) beginning on or after the Closing Date;

(iv) neither Parent or any of the Parent Subsidiaries has waived any statute of limitations nor consented to extend the time in which any material amount of Tax may be assessed or collected by any taxing authority;

(v) there are no Tax liens (other than liens for current Taxes not yet due and payable) upon the properties or assets of the Parent or any of the Parent Subsidiaries;

(vi) neither the Parent nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a combined federal Income Tax Return that includes a Person other than the Parent and the Parent Subsidiaries, nor does the Parent have any liability for Income Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise.

(vii) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(viii) For purposes of this Section 6.7, references to the Company or any Company Subsidiary shall include any legal entity to which such entity is a “successor,” by merger, liquidation or similar transaction.

      SECTION 6.8.     Employee Benefit Programs.

      (a) Schedule 6.8, sets forth a list of every (i) “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), (ii) retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA), and (iii) Employment Agreement, in each case, which is maintained by Parent or any of the Parent Subsidiaries or to which the Parent or any of the Parent Subsidiaries has or may have any material liability. The plans, programs, policies and arrangements set forth on Schedule 6.8 are referred to herein as the “Parent Employee Programs.”

      (b) The terms and operation of each Parent Employee Program comply in all material respects with all applicable laws and regulations relating to such Parent Employee Program. Each Parent Employee Program that has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section (or an application for such a determination or approval letter is not yet due to be filed with the IRS with respect to any “disqualifying provision” within the meaning of Treasury Regulation, Section 1.401(b)-1 or has been timely filed and is pending with the IRS). No event or omission that cannot be corrected without material liability has occurred that would cause any such Parent Employee Program to lose its qualification under the applicable Code section. Neither Parent nor any of the Parent Subsidiaries is required to make any payments or contributions to any Parent Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law, and all Parent Employee Programs are terminable at the discretion of Parent or the Parent Subsidiaries without material liability (other than the liability to pay or provide accrued benefits) to Parent or the Parent Subsidiaries upon or following such termination. Except as set forth in Schedule 6.8 or as required by law, neither Parent nor any of the Parent Subsidiaries has ever maintained or contributed to any Parent Employee Program providing or promising any material health or other non-pension benefits to terminated employees.

      (c) No Parent Employee Program is subject to Title IV of ERISA or Section 412 of the Code, and no Parent Employee Program is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Parent nor any of the Parent Subsidiaries has incurred any material liability under Title IV of ERISA or Section 412 of the Code, nor, to the Knowledge of Parent, is any such liability reasonably expected to be incurred.

      (d) Copies of each of the Parent Employee Programs, and all material contracts relating thereto (which in the case of stock-based incentive plans shall include only forms of agreements), or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to the Company. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Parent Employee Program, to the extent applicable has been made available to the Company.

      (e) Except as set forth on Schedule 6.8(e), none of the assets of any Parent Employee Program are invested in employer securities or employer real property.

      (f) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Parent Employee Program that would result in a material liability to Parent or any Parent Subsidiary.

      (g) There have been no acts or omissions by Parent, any Parent Subsidiary or any of their respective ERISA Affiliates which have given rise to or which are reasonable likely to give rise to material fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Parent or any Parent Subsidiary may be liable.

      (h) Other than payments contemplated by the Parent Employee Programs listed on Schedule 6.8(h) relating to (i) accelerated granting, vesting and/or exercisability of stock options upon a change in control or termination of employment or (ii) severance, none of the payments contemplated by the Parent Employee Programs would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

      (i) There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Parent, threatened involving any Parent Employee Program or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

      SECTION 6.9.     Compliance With Certain Legal Requirements; Governmental Authorizations. (a) Except as set forth in Schedule 6.9(a), the Parent Business is being, and has since January 1, 2000 been, conducted in substantial compliance with all Legal Requirements which to the knowledge of Parent are applicable to the conduct by Parent and the Parent Subsidiaries of the Parent Business, except in those instances in which the failure to comply would not have a Parent Material Adverse Effect.

      (b) Schedule 6.9(b) contains a complete and accurate list of each material Governmental Authorization that is held by Parent and each of the Parent Subsidiaries or that otherwise relates to or is required in connection with the Parent Business. To Parent’s Knowledge, each Governmental Authorization listed in Schedule 6.9(b) is, in all material respects, valid and in full force and effect.

      SECTION 6.10.     Legal Proceedings; Orders. Except as set forth in Schedule 6.10:

      (a) there is no suit, action or proceeding that has been commenced by or against Parent or any of the Parent Subsidiaries or, to the Knowledge of Parent, the Parent Related Persons that would have a Parent Material Adverse Effect; and

      (b) there is no suit, action or proceeding that has been commenced by or against Parent or any of the Parent Subsidiaries or, to the Knowledge of Parent, the Parent Related Persons or that challenges, or that would have the effect of preventing or rendering illegal any of the transactions contemplated hereby; and

      (c) to the Knowledge of Parent, no suit, action or proceeding of the type described in Section 6.10(a) or (b) has been Threatened.

      SECTION 6.11.     Absence of Certain Changes and Events. (a) Except as set forth in Schedule 6.11, and except for the transactions contemplated or permitted by this Agreement, since December 31, 2001,

Parent and each of the Parent Subsidiaries has conducted the Parent Business only in the ordinary course and none of the following events has occurred:

(i) (A) amendment to the certificate of incorporation, by-laws or other organizational documents of Parent or any Parent Subsidiary, (B) merger by Parent or any Parent Subsidiary with or into or consolidation by Parent or any Parent Subsidiary with any other Person, (C) subdivision in any way or reclassification of any shares of capital stock of Parent or any Parent Subsidiary, or (D) change or agreement to change in any manner the rights of the outstanding capital stock of Parent or any Parent Subsidiary or the character of the Parent Business;

(ii) material payment or material increase by Parent or any Parent Subsidiary of any bonuses, salaries, or other compensation to any director, officer or Parent Employee (except in the ordinary course of business) or the execution by Parent or any Parent Subsidiary of any Parent Employment Agreement;

(iii) adoption of any Parent Employee Program, or any amendment to any Parent Employee Program which would materially increase any benefits payable thereunder;

(iv) damage to or destruction or loss of any property or assets of the Parent or any Parent Subsidiary, whether or not covered by insurance, that has had or would have a Parent Material Adverse Effect;

(v) execution of, termination of, failure to renew, or receipt of any written threat or notice of termination of or intention not to renew any Parent Material Contract that has had or would have a Parent Material Adverse Effect;

(vi) sale, lease, or other disposition of any property or assets of Parent or any Parent Subsidiary or any mortgage, pledge, or imposition of any Encumbrance on any of its property or assets, including the sale, lease, or other disposition of any of the Parent Intellectual Property Rights, other than (A) sales of inventory or dispositions of assets in the ordinary course of the Parent Business consistent with past practice or (B) the sale or other disposition of used machinery or equipment or other property or assets no longer used or useful in connection with the Parent Business;

(vii) change in the accounting methods or practices or any change in depreciation or amortization policies or rates used by Parent;

(viii) declaration or payment of any dividends by Parent or declaration or making of any other distributions of any kind by Parent to its stockholders, or any direct or indirect redemption, retirement, purchase or other acquisition by Parent of any shares of its capital stock or options, warrants or rights to purchase such capital stock;

(ix) except for (A) bank borrowings in the ordinary course of business not exceeding at any time prior to the date of this Agreement $10,000,000 in principal amount at any one time outstanding, (B) securities lending and repurchase transactions entered into by Parent Subsidiaries that are broker-dealers in the ordinary course of business and (C) capital leases entered into in the ordinary course of business that are not material to Parent, transactions whereby Parent or any Parent Subsidiary incurred any indebtedness or assumed, guaranteed or otherwise became liable or responsible for the obligations of any other person or made any loans, advances or capital contributions to, or investments in, any other person or entity (other than subsidiaries of Parent) or granted any security interest or created or modified any Encumbrance on any properties or assets of Parent or any Parent Subsidiary;

(x) lapse of any rights to the use of any Parent Intellectual Property Rights to the extent that such lapse would have a Parent Material Adverse Effect;

(xi) any obligation or liability incurred by Parent or any of the Parent Subsidiaries to any officer, director, stockholder (other than stockholders, officers, directors or employees) who own capital stock representing less than 10% of the aggregate voting power entitled to vote in the election of directors generally), or a key employee of Parent or any of the Parent Subsidiaries, or a member of any of the immediate families of any such Person who is an individual, or the grantor, settlor, beneficiary or trustee of any such Person which is a trust, or an Affiliate of any such Person (collectively, “Parent Related Persons”), or any loans or advances made by Parent or any of the Parent Subsidiaries to any Parent Related Person, except normal compensation and expense allowances and benefits payable to officers, directors or employees and brokerage accounts and brokerage services maintained or made available in the ordinary course; or

(xii) any agreement by Parent or any Parent Subsidiary, whether oral or written, to do any of the foregoing.

      (b) Except as set forth in Schedule 6.11, since December 31, 2001, Parent has not suffered any change or event which would have a Parent Material Adverse Effect, but excluding any such change or event arising from economic, market or financial conditions generally or in the business in which Parent is, directly or indirectly through the Parent Subsidiaries, engaged.

      SECTION 6.12.     Contracts. (a) Except as set forth in Schedule 6.12, neither Parent nor any of the Parent Subsidiaries is a party to:

(i) any contract, lease or agreement involving a potential annual commitment or payment by Parent or any of the Parent Subsidiaries in excess of $1,000,000 which is not cancelable by Parent or any of the Parent Subsidiaries without penalty on not less than 60 days’ notice;

(ii) any contract containing covenants directly or explicitly limiting in any material respect the freedom of Parent or any of the Parent Subsidiaries to compete in any line of business or with any person or entity;

(iii) any contract or agreement involving a potential annual commitment or payment by Parent or any of the Parent Subsidiaries in excess of $1,000,000 relating to the licensing, distribution, development, purchase, sale or servicing of its software and hardware products;

(iv) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing by Parent or any of the Parent Subsidiaries, except for securities lending and repurchase agreements entered into in the ordinary course of business;

(v) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Parent or any of the Parent Subsidiaries, including without limitation any agreement with any stockholder of Parent that includes, without limitation, anti-dilution rights, registration rights, voting arrangements or operating covenants;

(vi) any pension, profit sharing, retirement or stock options plans;

(vii) any joint venture, partnership, manufacturer, development or supply agreement involving potential commitment or payment by Parent or any of the Parent Subsidiaries in excess of $1,000,000 annually;

(viii) any licenses or other agreements under which Parent or any of the Parent Subsidiaries have granted material Parent Intellectual Property Rights to others (including all end-user agreements);

(ix) any acquisition, merger or similar agreement; or

(x) any other material contract not entered into in the ordinary course of business.

      (b) All material contracts, agreements, licenses, leases and instruments to which Parent and the Parent Subsidiaries are parties are valid and are in full force and effect and constitute legal, valid and binding obligations of Parent or the Parent Subsidiaries, as applicable, and are enforceable in accordance with their respective terms, except where such failure would not have a Parent Material Adverse Effect. Parent has no Knowledge of any notice or threat to terminate any such contracts, agreements, leases, licenses or instruments which termination would have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries nor to the Knowledge of Parent, any third party is in default in complying with any provisions of any such contract, agreement, lease, license or instrument, and no condition or event or fact exists that, with notice, lapse of time or both, would constitute a default thereunder on the part of Parent or the Parent Subsidiaries, except for any such defaults, conditions, events or facts that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

      SECTION 6.13.     Insurance. The physical properties, assets, business, operations, employees, officers and directors of Parent and each of the Parent Subsidiaries are insured to the extent disclosed in Schedule 6.13. The policies of insurance maintained by Parent and the Parent Subsidiaries are (i) reasonably sufficient for compliance by Parent and each of the Parent Subsidiaries with all Legal Requirements, (ii) reasonably sufficient to insure against such losses and risks and in amounts customarily carried by persons conducting businesses similar to those conducted by Parent and each of the Parent Subsidiaries, and (iii) were issued by reputable insurers of recognized financial responsibility. To the Knowledge of Parent, there is no threatened termination of any such policies or arrangements which would have a Material Adverse Effect.

      SECTION 6.14.     Environmental Matters. No hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by Parent or the Parent Subsidiaries and, to the Knowledge of Parent, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by Parent or the Parent Subsidiaries.

      SECTION 6.15.     Labor Disputes; Compliance. Except as set forth in Schedule 6.15:

      (a) There are no union organizing activities pending, or, to Parent’s Knowledge, Threatened with respect to Parent or any of the Parent Subsidiaries and to Parent’s Knowledge, no question concerning representation exists regarding the employees of Parent or any of the Parent Subsidiaries. Parent and each of the Parent Subsidiaries have complied with all applicable state and federal equal opportunity and other laws related to employment, except to the extent noncompliance would not have a Parent Material Adverse Effect. To Parent’s Knowledge, no employee of Parent or any Parent Subsidiary is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with Parent or any Parent Subsidiary, or any other party because of the nature of the business conducted or presently proposed to be conducted by Parent or such Parent Subsidiary or the use by the employee of his or her best efforts with respect to such business to the extent that such violation would have a Parent Material Adverse Effect. There are no grievances, complaints or charges that have been filed against Parent or any of the Parent Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that individually or in the aggregate would have a Parent Material Adverse Effect;

      (b) Except for matters that would not have a Parent Material Adverse Effect, Parent and each of the Parent Subsidiaries (i) has complied with all Legal Requirements relating to employment, labor, equal employment opportunity, nondiscrimination, immigration, wages, hours, unemployment, benefits, as well as all Occupational Safety and Health Laws, (ii) has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) is not liable for any arrears of wages; and (iv) is not delinquent, with respect to any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Parent Employees; and

      (c) No Related Person of the Parent or any of the Parent Subsidiaries is a part to any Contract with, or has any claim or right against, Parent or any of the Parent Subsidiaries nor does Parent or any Parent Subsidiary have any claim or right against any Related Person of Parent or any of the Parent Subsidiaries.

      SECTION 6.16.     Intellectual Property. (a) Schedule 6.16(a) sets forth a complete and accurate list of all Parent Intellectual Property Rights that are patents, patent applications, trademark registrations, trademark applications, trade names, service mark registrations, service mark applications, copyright registrations, copyright applications and domain name registrations.

      (b) Except as set forth in Schedule 6.16(b):

(i) Parent or one or more of the Parent Subsidiaries owns, or has the right to use in the manner now being used by it pursuant to license, sub-license, agreement, or other permission, all Parent Intellectual Property Rights.

(ii) To the Parent’s Knowledge, the Parent Intellectual Property Rights are in full force and effect and are valid and enforceable. Neither Parent nor any of the Parent Subsidiaries has received notice from any third party asserting that any Parent Intellectual Property Rights are invalid or unenforceable by Parent or any of the Parent Subsidiaries or challenging Parent’s or the Parent Subsidiaries’ ownership or use of, or license to, such Parent Intellectual Property Rights. Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect and preserve the Parent Intellectual Property Rights.

(iii) To the Parent’s Knowledge, the Parent Business does not infringe or conflict with any Intellectual Property Rights of any third parties in any material respect. No such claim alleging any material infringement or conflict with any Intellectual Property Rights of any third parties is pending or to the Parent’s Knowledge Threatened against Parent or any of the Parent Subsidiaries, nor has Parent or any of the Parent Subsidiaries received any written notice or other written claim from any Person asserting such material claim. Parent has not received any written notice of any material infringement by or other material conflict with any other Person of any Parent Intellectual Property Rights.

(iv) All licenses or other agreements under which Parent and each of the Parent Subsidiaries are granted Parent Intellectual Property Rights (excluding licenses to use off-the-shelf software that is generally commercially available) are listed in Schedule 6.16(b). There are no outstanding material and no Threatened material disputes or disagreements with respect to any such licenses or other agreements.

      SECTION 6.17.     Relationships With Parent Related Persons. Except as set forth in Schedule 6.17:

      (a) no Parent Related Person has any interest in the Parent Business, any of its properties or assets or any properties or assets used or necessary to conduct the Parent Business; and

      (b) no Parent Related Person is a party to any Contract with, or has any claim or right against, Parent or any of the Parent Subsidiaries nor does Parent or any Parent Subsidiary have any claim or right against any Related Person of Parent or any of the Parent Subsidiaries.

      SECTION 6.18.     Permits; Broker-Dealer Registration; Compliance with Laws. (a) Parent and each of the Parent Subsidiaries and each of their respective officers, directors and employees has all Permits necessary to permit the ownership of property and the conduct of business as presently conducted by Parent and the Parent Subsidiaries, and all such Permits are valid and in full force and effect, except where the failure to obtain or maintain such a Permit would not have a Parent Material Adverse Effect.

      (b) Each of Ameritrade and Tradecast is registered as a broker-dealer with the Commission, is a duly qualified member in good standing of the NASD, is subject to MSRB rules, is duly qualified or registered as a broker-dealer in each jurisdiction where the failure to be so qualified or registered would have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary other than Ameritrade and Tradecast is required to be registered or qualified as a broker-dealer with the Commission or in any United States jurisdiction where the failure to be so registered or qualified would have a Parent Material Adverse Effect. Ameritrade is a member in good standing of the National Securities Clearing Corporation, The Depository Trust Company and the Options Clearing Corporation.

      (c) Parent and each of the Parent Subsidiaries is in compliance with all applicable statutes, ordinances, orders, rules, regulations, by-laws and policies promulgated by any Governmental Body,

including, without limitation, the NASD, the MSRB, any stock exchanges and the National Securities Clearing Corporation, The Depository Trust Company, the Options Clearing Corporation and any other clearing agency, which to the Knowledge of Parent apply to the conduct of the Parent Business, except where the failure to so comply would not have a Parent Material Adverse Effect. Except as set forth in Schedule 6.18, neither Parent nor any of the Parent Subsidiaries has ever entered into or been subject to any judgment, consent decree, or administrative order with respect to any aspect of the business, affairs, properties or assets of Parent or any of the Parent Subsidiaries or, as of the date hereof, received any notice of the institution against Parent of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Body, including, without limitation, the NASD, the MSRB, any stock exchanges and the National Securities Clearing Corporation, The Depository Trust Company, the Options Clearing Corporation and any other clearing agency, with respect to any aspect of the business, affairs, properties or assets of Parent or any of the Parent Subsidiaries, except as would not have a Parent Material Adverse Effect.

      SECTION 6.19.     Registration Rights. Except as set forth in Schedule 6.19, neither Parent nor any of the Parent Subsidiaries is presently under any obligation or has granted any rights to register under the Securities Act, any of its outstanding securities.

      SECTION 6.20. Merger Subsidiaries. Each of Holding Company, D Merger Sub and A Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities, conducted operations other than in connection with the transactions contemplated hereby, incurred any liabilities other than in connection with the transactions contemplated hereby or owned any assets or property.

      SECTION 6.21. Brokers or Finders. Except as set forth in Schedule 6.21, Parent and the Parent Subsidiaries have incurred no obligation or Liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement for which Parent or the Company will directly or indirectly have any Liability.

      SECTION 6.22. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, Parent makes no representations or warranties, and hereby disclaims any such representations or warranties by Parent with respect to the execution and delivery of this Agreement, the other Operative Agreements, the transactions contemplated hereby, Parent, any of the Parent Subsidiaries or the Parent Business.

ARTICLE 7

COVENANTS

      SECTION 7.1. Conduct of Business. (a) After the date hereof and prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its operations only in the usual, regular and ordinary manner substantially consistent with past practices (except as contemplated by this Agreement or as provided by Section 7.1 of the Company Disclosure Letter), and (ii) use reasonable efforts to preserve intact the present business organization of the Company, keep available the services of its officers, employees, representatives, agents and consultants and preserve relationships with those persons having business relationships with the Company and the Company Subsidiaries, maintain in effect current insurance coverage and maintain in effect all Permits held.

      (b) After the date hereof and prior to the Closing, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its operations only in the usual, regular and ordinary manner substantially consistent with past practices (except as contemplated by this Agreement or as provided by Section 7.1 of the Parent Disclosure Letter), and (ii) use reasonable efforts to preserve intact the present business organization of Parent, keep available the services of its officers, employees, representatives, agents and consultants and preserve relationships with those persons having business relationships with Parent and the Parent Subsidiaries, maintain in effect current insurance coverage and maintain in effect all Permits held.

      SECTION 7.2. Forbearances. (a) Except as contemplated by this Agreement, or as set forth in Section 7.2 of the Company Disclosure Letter, the Company will not, and will cause each of its Subsidiaries not to, without the written consent of Parent (which consent may be given by John R. MacDonald or any other person designated by Parent and will not be unreasonably withheld or delayed), (a) sell, lease, transfer or dispose of any of the assets of the Company or any of the Company Subsidiaries that are individually or in the aggregate material, except in each case in the ordinary course of business; (b) mortgage, pledge or otherwise encumber any of the assets of the Company or any of the Company Subsidiaries, except in each case in the ordinary course of business consistent with past practice; (c) amend, modify, transfer, assign or cancel any material contract or lease, except in the ordinary course of business consistent with past practice; (d) except for sales or purchase orders or other similar agreements for the sale or purchase of goods or services entered into in the ordinary course consistent with past practice and to be performed within a period of twelve months from the date of entry, and except for capital expenditures in accordance with the annual budget, enter into any contract which will require an expenditure of more than $1,000,000 annually by the Company or any of the Company Subsidiaries; (e) pay any dividend or make any distribution in respect of the Shares, or issue any shares of capital stock of the Company (except pursuant to the exercise of Company Options in accordance with their terms); (f) except as required by applicable Legal Requirements, account for, manage or treat accounts receivable or inventory in any manner other than in the ordinary and usual course of business consistent with past practice; (g) except as required by applicable Legal Requirements, make any change in any method of accounting or keeping its books; (h) grant any increase in the compensation, benefits or other payments to any director, officer or employee or establish any new plan therefor, except for normal increases in compensation (other than executive bonuses) in the ordinary course of business consistent with past practice or as may be required under existing agreements or applicable law, or accelerate the vesting of any Company Options or Company SARs (except as required pursuant to the terms thereof); (i) amend its certificate of incorporation or by-laws; (j) implement tax strategies involving corporate reorganizations or transfers of assets (excluding intercompany transfers, dividends or loans of cash in the ordinary course of business consistent with past practice) among related and unrelated parties; or amend the tax sharing agreement between the Company and Island; (k) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof for aggregate consideration of greater than $1,000,000, (l) amend or modify the terms of any Contract with a Related Person; (m) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or involving less than $1,000,000 in the aggregate; or (n) except for (i) bank borrowings in the ordinary course of business, not exceeding $25,000,000 in principal amount at any one time outstanding, (ii) securities lending and repurchase transactions entered into by Company Subsidiaries that are broker-dealers in the ordinary course of business and (iii) capital leases entered into in the ordinary course of business that are not material to the Company, incur any indebtedness or assume guarantee or otherwise become liable or responsible for the obligations of any other person (other than subsidiaries of the Company); (o) purchase any shares of capital stock of the Company; (p) enter into any agreement to do any of the things described in clauses (a) through (o) above.

      (b) Except as contemplated by this Agreement, or as set forth in Section 7.2 of the Parent Disclosure Letter, Parent will not, and will cause each of the Parent Subsidiaries not to, without the written consent of the Company (which consent may be given by Edward J. Nicoll or any other person designated by the Company and will not be unreasonably withheld or delayed), (a) sell, lease, transfer or dispose of any of the assets of Parent or any of the Parent Subsidiaries that are individually or in the aggregate material, except in each case in the ordinary course of business; (b) mortgage, pledge or otherwise encumber any of the assets of Parent or any of the Parent Subsidiaries, except in each case in the ordinary course of business consistent with past practice; (c) amend, modify, transfer, assign or cancel any material contract or lease, except in the ordinary course of business consistent with past practice; (d) except for sales or purchase orders or other similar agreements for the sale or purchase of goods or services entered into in the ordinary course consistent with past practice and to be performed within a period of twelve months form the date of entry, and except for capital expenditures in accordance with its annual budget, enter into any contract which will require an expenditure of more than $1,000,000 annually by Parent or any of the Parent Subsidiaries, (e) pay any dividend or make any distribution in respect of the Parent Capital Stock or issue any shares of capital stock of Parent (except pursuant to the exercise of employee options in accordance with their terms); (f) except as required by applicable Legal Requirements, account for, manage or treat accounts receivable or inventory in any manner other than in the ordinary and usual course of business consistent with past practice; (g) except as required by applicable Legal Requirements, make any change in any method of accounting or keeping its books; (h) take any action that would cause the shares of Parent Capital Stock to cease to be listed on the Parent Market, or purchase any Parent Capital Stock; (i) grant any increase in the compensation, benefits or other payments to any director, officer or employee or establish any new plan therefor, except for normal increases in compensation (other than executive bonuses) in the ordinary course of business consistent with past practice or as may be required under existing agreements or applicable law; (j) amend its certificate of incorporation or by-laws; (k) implement tax strategies involving corporate reorganizations or transfers of assets (excluding intercompany transfers, dividends or loans of cash in the ordinary course of business consistent with past practice) among related and unrelated parties; (l) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof for aggregate consideration of greater than $1,000,000, (m) amend or modify the terms of any Contract with a Parent Related Person; (n) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or involving less than $1,000,000 in the aggregate; (o) except for (A) bank borrowings in the ordinary course of business not exceeding $25,000,000 in principal amount at any one time outstanding, (B) securities lending and repurchase transactions entered into by Parent Subsidiaries that are broker-dealers in the ordinary course of business and (C) capital leases entered into in the ordinary course of business that are not material to Parent, incur any indebtedness or assume, guarantee or otherwise became liable or responsible for the obligations of any other Person (other than subsidiaries of Parent; or (p) enter into any agreement to do any of the things described in clauses (a) through (o) above.

      SECTION 7.3.     Access. (a) From the date of this Agreement until the Closing Date, the Company will, and will cause each Company Subsidiary to, at reasonable times and upon reasonable notice (i) give Parent reasonable access to the personnel, premises, properties, contracts and books and records of the Company and each Company Subsidiary; and (ii) furnish Parent with such financial and operating data and such other information relating to the Company and each Company Subsidiary as Parent may from time to time reasonably request, including, but not limited to, management information systems data, financial reports and operating data. Notwithstanding the foregoing, the Company shall not be required to provide any information to the extent that providing such information would result in a waiver of attorney/client privilege or such information is subject to contractual prohibitions on disclosure to third parties. All access and information will be provided subject to the Confidentiality Agreement referred to in Section 11.4.

      (b) From the date of this Agreement until the Closing Date, Parent will, and will cause each Parent Subsidiary to, at reasonable times and upon reasonable notice (i) give the Company reasonable access to the personnel, premises, properties, contracts and books and records of Parent and each Parent Subsidiary; and (ii) furnish the Company with such financial and operating data and such other information relating to Parent and each Parent Subsidiary as the Company may from time to time reasonably request, including, but not limited to, management information systems data, financial reports and operating data. Notwithstanding the foregoing, the Parent shall not be required to provide any information to the extent that providing such information would result in a waiver of attorney/client privilege or such information is subject to contractual prohibitions on disclosure to third parties. All access and information will be provided subject to the Confidentiality Agreement referred to in Section 11.4.

      SECTION 7.4.     Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws, to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein, including under the HSR Act; (ii) use all reasonable efforts to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (iii) use all reasonable efforts to fulfill or obtain the fulfillment of all other conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

      SECTION 7.5.     Stockholder Approvals. (a) Parent will take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as promptly as practicable to consider and vote upon the adoption of this Agreement. The Board of Directors of Parent shall recommend, subject to its fiduciary duties in accordance with applicable Legal Requirements, that the stockholders of Parent vote in favor of the adoption of this Agreement and such recommendation shall be included in the Proxy Statement.

      (b) The Company will take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as practicable after the Pre-Closing Conversion and Pre-Closing Reclassification to consider and vote upon the adoption of this Agreement. The Board of Directors of the Company shall recommend, subject to its fiduciary duties in accordance with applicable Legal Requirements, that the stockholders of the Company vote in favor of the adoption of this Agreement.

      (c) Parent shall, as promptly as practicable hereafter, prepare and file with the Commission a joint proxy statement/prospectus (the “Proxy Statement”) to be sent to the stockholders of Parent and the Company seeking adoption of this Agreement. The Company shall cooperate with Parent in the preparation of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the Commission or its staff with respect to the Proxy Statement will be made by Parent, without providing the Company a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of any request by the Commission for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the Commission for additional information. Parent and the Company shall each take all lawful action necessary or advisable to solicit the approval of its stockholders for the adoption of the Agreement, including, without limitation, timely mailing to its stockholders the Proxy Statement.

      SECTION 7.6.     Registration Statement. As soon as practicable after the date of this Agreement, (i) Parent shall prepare and file with the Commission a registration statement on Form S-4 to register the offer and sale of Holding Common Stock to the holders of Shares and shares of Parent Capital Stock in connection with the Mergers (the “Registration Statement”) and (ii) Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or blue sky or related laws relating to the Mergers and the transactions contemplated by this Agreement (the “Other Filings”). Parent shall respond to any comments of the Commission, and shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall cooperate with Parent in the preparation and filing of the Registration Statement and the Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement (and any amendments or supplements thereto) prior to the filing thereof with the Commission and the Other Filings (and any amendments or supplements thereto) prior to filing. Parent agrees to provide in writing to the Company and its counsel any comments Parent or its counsel may receive from the Commission or its staff or any Governmental Body with respect to the Registration Statement or the Other Filings promptly after receipt of such comments and shall provide Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments.

      SECTION 7.7.     Books and Records. At the Closing, the Company shall cause to be delivered to Parent all the organizational documents, minute books, stock ledgers, documents and related items of the Company and each of the Company Subsidiaries.

      SECTION 7.8.     Expenses. Except as otherwise provided in this Agreement, all fees, commissions, and other expenses incurred by any of the parties hereto in connection with negotiation of this Agreement and in preparing to consummate the transactions contemplated herein, including the fees of their respective brokers, finders and counsel, shall be borne by (i) Parent, for such fees or expenses incurred by Parent, or (ii) the Company, for such fees or expenses incurred by or on behalf of the Company or any Company Subsidiary. Parent shall bear the cost of any documentary, stamp, sales, excise, transfer or other similar taxes or recording fees payable in respect of the Mergers.

      SECTION 7.9.     Announcements; Notification of Certain Matters. (a) Except as required by any Legal Requirement or any stock exchange or any self-regulatory organization, from the date of this Agreement through the Closing and, in the event of any termination of this Agreement pursuant to Section 9.1, thereafter, no statement or announcement of any nature with respect to the existence of this Agreement or the transactions contemplated herein and no press release shall be issued or made to any other person by any of the parties hereto, without the express written consents of both the Company and Parent, which consents shall not be unreasonably withheld.

      (b) The Company shall give notice to Parent of any facts that to the Knowledge of the Company, would allow Parent to terminate this Agreement or that would cause any condition to the Parent’s obligations hereunder not to be satisfied. Each of the Company and Parent shall give notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Parent shall give notice to the Company of any facts that come to its attention that would allow the Company to terminate this Agreement or that would cause any condition to its obligations hereunder to not be satisfied.

      (c) Immediately after the date of this Agreement, the Company and Parent shall jointly prepare, and the Company shall deliver to all customers of the Company, a communication regarding the Mergers and the consequences of such transaction to such customers. Except as may otherwise be required by applicable Legal Requirements, prior to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, or any of their agents or Affiliates to, send any other communication to any customer of the Company or any Company Subsidiary regarding this Agreement or the other Operative Documents or the transactions contemplated hereby or thereby without prior written consent of Parent (which consent shall not be unreasonably withheld).

      SECTION 7.10.     Officers’ and Directors’ Indemnification. (a) Holding Company shall cause each of the Surviving Corporations to keep in effect in each of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or other comparable documents) of each of its Subsidiaries, provisions providing for exculpation and indemnification of the respective officers and directors of the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries to the fullest extent permitted under applicable law.

      (b) Holding Company shall cause to be maintained in effect for not less than three years from the Closing Date directors’ and officers’ liability insurance policies of at least the same coverage, containing terms and conditions which are no less advantageous to the directors, officers, agents and employees who are covered thereby, as those policies maintained by the Company and Parent with respect to matters occurring prior to the Closing Date; provided, however, that (i) Holding Company will not be required to maintain or obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost no greater than 150% of current premiums and (ii) if Holding Company is unable to maintain or obtain such insurance coverage, Holding Company will maintain or obtain for such three-year period as much comparable insurance as is available at an annual cost of 150% of current premiums.

      (c) In the event Holding Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.10, proper provision shall be made so that the successors and assigns of Holding Company assume the obligations set forth in this Section 7.10 and none of the actions described in clauses (i) or (ii) of this Section 7.10(d) shall be taken until such provision is made.

      SECTION 7.11.     Employee Benefit Matters. (a) Holding Company agrees to cause the Datek Surviving Corporation (i) for a period of one year after the Closing Date to either (x) maintain the Employee Programs (other than equity-based plans) in effect on the date of this Agreement or (y) provide benefits (other than equity-based plans) to each current employee of the Company and the Company Subsidiaries that are comparable in the aggregate to such employees to those benefits in effect for such employees on the date of this Agreement and (z) to provide equity or equity-based programs to current employees of the Company and the Company Subsidiaries which are comparable to those provided to similarly situated employees of Parent and its subsidiaries, and (ii) thereafter to provide benefits (including equity or equity-based programs) to current employees of the Company and the Company Subsidiaries which are comparable to those provided to similarly situated employees of the Arrow Surviving Corporation and its subsidiaries.

      (b) In addition to the agreement set forth in Section 7.11(a), from and after the Closing Date, Holding Company shall cause the Datek Surviving Corporation, to honor, satisfy and perform in accordance with their respective terms (as in effect on the date of this Agreement), all of the Company’s employment, severance and termination agreements disclosed in Schedule 5.8. In addition, Holding Company shall cause the Datek Surviving Corporation to assume the obligations of the Company under all existing indemnification agreements between the Company and its directors, officers and employees.

      (c) To the extent that employees of the Company and the Company Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent, the Arrow Surviving Corporation, Holding Company or any of their respective Subsidiaries (including any severance plan), then for all purposes (other than benefit accrual under a defined benefit pension plan), including determining eligibility to participate, vesting, early retirement and benefit accrual, service with the Company or any of the Company Subsidiaries prior to the Closing Date shall be treated as service with, Parent, the Arrow Surviving Corporation, Holding Company or their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits in respect of the same period of service. In addition, to the extent permitted by the terms thereof all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees and shall provide that any expenses incurred on or before the Closing Date and in the plan year in which the Closing Date occurs by or on behalf of any such employees shall be taken into account under applicable benefit plans of Parent, the Arrow Surviving Corporation, Holding Company or any of their respective Subsidiaries for purposes of satisfying applicable deductible, co-payments, coinsurance and maximum out-of-pocket provisions as though such amounts had been paid under the benefit plans of Parent or Arrow Surviving Corporation.

      (d) Holding Company agrees to provide or cause the Datek Surviving Corporation to provide severance benefits to any Employee whose employment is involuntarily terminated by the Datek Surviving Corporation or Parent (or any subsidiary thereof) without cause (including termination of employment by reason of “Constructive Discharge” which, for purposes of this Agreement, means a termination by the Employee following a reduction of base salary or wages or relocation of the Employee’s principal office of more than thirty miles) during the period commencing upon the Closing Date and ending twelve months after the Closing Date (any such Employee being referred to herein as a “Terminated Employee”). The Company may, without the prior consent of Parent, establish a severance plan prior to the Closing Date to provide the severance benefits contemplated by this Section 7.11(d). The severance benefits to be provided pursuant to this Section 7.11(d) shall be severance pay equal to the sum of (i) two months of base salary or wages (at the Terminated Employee’s rate in effect immediately prior to termination), (ii) one month of base salary or wages (at the Terminated Employee’s rate in effect immediately prior to termination) for each whole year of service with the Company or the Company Subsidiaries, and (iii) the Terminated Employee’s accrued, but unused, vacation. Severance pay to a Terminated Employee pursuant to this Section 7.11(d) (i) shall be paid in installments over a number of months equal to the number of months on which the amount of severance pay is based, or, at the option of the Datek Surviving Corporation, in a lump sum (ii) shall be net of withholding taxes, (iii) shall be payable only upon execution by the Terminated Employee of a general release in favor of Parent, the Arrow Surviving Corporation, the Datek Surviving Corporation, Holding Company the Company and their respective subsidiaries in accordance with Parent’s current practices and (iv) subject to clause (iii), shall commence to be paid promptly after a qualifying termination of employment, in accordance with Parent’s customary payroll practices. Any severance pay to which a Terminated Employee is entitled hereunder shall be reduced, but not below zero, by the severance pay such Terminated Employee receives from any other source, and/or by any payments made in lieu of notice as required by the Worker Adjustment and Retraining Notification (WARN) Act.

      (e) Subject to applicable law and to the extent permitted by the applicable insurance policies of the Datek Surviving Corporation, the Datek Surviving Corporation shall cause any Terminated Employee to be provided with medical, dental, and vision coverage at the same cost to such Terminated Employee as in effect from time to time for actively employed Employees for a period of three months. Following termination, to the extent permitted by applicable existing insurance policies of the Datek Surviving Corporation or, if applicable, Arrow Surviving Corporation, the COBRA continuation coverage period shall commence thereafter with coverage at Employee’s cost. Notwithstanding the foregoing, to the extent that the applicable insurance policies of the Datek Surviving Corporation or if applicable, Arrow Surviving Corporation, do not permit continued coverage of a Terminated Employee following termination of employment except as COBRA continuation coverage, then the COBRA continuation coverage (if elected by the Terminated Employee) shall begin immediately following the Terminated Employee’s termination of employment rather than three months after such termination of employment, and in lieu of providing medical, dental and vision coverage at the same cost as is charged for actively employed Employees as described above, the Datek Surviving Corporation shall cause the premium that would otherwise be charged to the Terminated Employee for the first three months of such COBRA continuation coverage to be equal to the cost as is charged for actively employed Employees for such medical, dental and vision coverage, as described above.

      (f) Holding Company shall cause any Terminated Employee to become fully vested in such Terminated Employee’s account under the Company’s 401(k) Plan, but only to the extent required under the terms of the plan or applicable law.

      (g) The Datek Surviving Corporation shall pay an annual cash bonus (a “Bonus”) for the calendar year 2002 to each Employee who remains employed by the Datek Surviving Corporation through December 31, 2002 in an amount at least equal to the amount of such Bonus paid to such Employee in respect of the calendar year 2001; provided, however, that payment of such Bonus shall be contingent upon the Employee having maintained acceptable performance, as established by the Datek Surviving Corporation, and, in the case of any Terminated Employee whose employment terminates after December 31, 2002 and prior to the date of payment of the Bonus, the Terminated Employee’s execution of the general release described in Section 7.11(d). The Datek Surviving Corporation shall pay any Terminated Employee whose employment is terminated prior to December 31, 2002 a pro-rata portion of the Bonus for calendar year 2002 calculated as set forth above, subject to the performance standards described above and the Terminated Employee’s execution of the general release described in Section 7.11(d), based upon the number of whole months such Terminated Employee was employed by the Company and the Datek Surviving Corporation during the calendar year 2002.

      (h) Parent acknowledges that for the purposes of the Company Option/ SAR Plans listed on Schedules 5.2(b) and (c), the consummation or, in the case of the Company’s 1998 Stock Option Plan and certain stock options granted outside of the Company Option/ SAR Plans, shareholder approval of the Datek Merger will constitute a “Change in Control” of the Company.

      SECTION 7.12.     Market Listing. Parent shall file an application to list on the Parent Market (prior to the Closing Date, subject to official notice of issuance) the shares of Holding Company Stock issuable in connection with the Mergers, as soon as practicable hereafter, and will pay all necessary filing fees in connection therewith.

      SECTION 7.13.     Rule 16(b). Parent and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of equity securities of Holding Company (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Parent or (b) on the Closing Date, will become a director or officer of Holding Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      SECTION 7.14.     Affiliates. Not less than 45 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who, in the opinion of the Company may have been, as of the date this Agreement and the Mergers were submitted for approval by the Company’s stockholders, its “affiliates” for purposes of Rule 145 under the Securities Act, and Parent shall have delivered to the Company a letter identifying all Persons who in the opinion of Parent may be, as of the date the issuance of Holding Company Stock in connection with the Mergers is submitted for approval of Parent’s stockholders, its “affiliates” for purposes of Rule 145 under the Securities Act. Each of the Company and Parent shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” of it in the letter delivered by it pursuant to the prior sentences to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing Date (or such later date as the parties may agree), a signed agreement, in the case of affiliates of the Company, to the Company and Parent substantially in the form attached as Exhibit F hereto, and in the case of affiliates of Parent, if applicable, to Parent substantially in the form attached as Exhibit G hereto. Each of Parent and the Company shall, after the date hereof and prior to the Closing Date, notify the other party from time to time after it has delivered the letter described in the prior sentences of any Person not identified in such letter who then is, or may be, such an affiliate and use reasonable best efforts to cause each additional Person who is identified as an affiliate to execute a signed agreement as set forth in this Section 7.14.

      SECTION 7.15.     Tax Free Reorganization.

      (a) The parties intend that each of the Mergers constitutes a reorganization within the meaning of Section 368 of the Code and/or, when taken together, the Mergers qualify as an exchange described in Section 351 of the Code, and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Mergers to so qualify. Neither the Company, Parent, Holding Company or any of their respective Subsidiaries shall take any action, or fail to take any action, that would or would be reasonably likely to adversely affect the treatment of the Mergers as a transaction described in Section 351 of the Code.

      (b) The Company and Parent shall cooperate and use their reasonable best efforts in obtaining the opinions of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, and Mayer, Brown, Rowe & Maw, counsel to Parent, described in Sections 8.2(d) and 8.3(e), respectively. In connection therewith, both Parent and the Company shall deliver to Fried, Frank, Harris, Shriver & Jacobson and Mayer, Brown, Rowe & Maw, representation letters, dated and executed as of the Closing Date (and as of such other date or dates as reasonably requested by Fried, Frank, Harris, Shriver & Jacobson or Mayer, Brown, Rowe & Maw), in form and substance as counsel reasonably requests (allowing for such amendments to the representation letters as counsel deems necessary) (together, the “Representation Letters”).

      SECTION 7.16.     State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Mergers, the Company and Parent shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Mergers.

      SECTION 7.17.     Registration Rights Agreement. Parent and the Company shall take all requisite action so that on the Closing Date a registration rights agreement (the “Registration Rights Agreement”) will be entered into among Holding Company, on the one hand, and each of stockholders of Holding Company who are parties to the Stockholders Agreement or who have signed the Company Stockholder Consent and such other stockholders of the Company designated by the Company, on the other hand, on the terms and conditions set forth in Exhibit E and other customary terms and conditions for agreements of this type. Parent and the Company will use reasonable efforts, as promptly as possible after the date hereof, to negotiate and finalize the terms and conditions of the Registration Rights Agreement to the end that such agreement may be executed and delivered among the parties thereto (subject to its becoming effective on the Closing Date) as promptly as possible after the date hereof.

      SECTION 7.18.     Transition. In order to facilitate an orderly transition of the management of the business of the Company to Parent and in order to facilitate the integration of the operations of the Company and Parent and their respective subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Closing Date the realization of synergies, operating efficiencies and other benefits expected to be realized by Parent and the Company as a result of the Mergers, the Company shall and shall cause the Company Subsidiaries to consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding the exchange of information and other laws regarding competition.

      SECTION 7.19.     Fifth Certificate. Following the Pre-Closing Conversion and prior to the Company Stockholders Meeting on the business day immediately preceding the date on which the parties have scheduled the Closing to occur, the Company shall cause the Fifth Certificate to be properly executed and filed with the Secretary of the State of the State of Delaware and to become effective in accordance with the DGCL.

      SECTION 7.20.     Redemption of Special Voting Common Stock. The Company shall use its best efforts to cause, following the adoption of this Agreement at the Company Stockholders Meeting and prior to the Closing, the mandatory redemption of all outstanding shares of Special Voting Common Stock.

ARTICLE 8

CONDITIONS

      SECTION 8.1.     Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Constituent Corporations to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) The waiting period applicable to the consummation of the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) shall have expired or been terminated.

(b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

(c) No statute, rule or regulation shall have been enacted by any Governmental Body which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal.

(d) Parent’s and the Company’s stockholders shall have adopted this Agreement.

(e) The First Reclassification, the Pre-Closing Conversion and the Pre-Closing Reclassification shall have occurred.

(f) The Registration Statement shall have been declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky”

and other state securities laws applicable to the registration and qualification of the Holding Common Stock following the Closing shall have been complied with and the shares of Holding Common Stock issuable in connection with the Mergers shall have been approved for listing on the Parent Market, subject to official notice of issuance.

      SECTION 8.2.     Conditions to Obligation of the Company to Effect the Datek Merger. The obligation of the Company to effect the Datek Merger shall be subject to the fulfillment of the conditions that, at or prior to the Closing Date:

(a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Closing Date;

(b) the representations and warranties of Parent contained in this Agreement and in any certificate delivered in connection herewith shall be true and correct as of the Closing Date (except with respect to representations and warranties made as of a specific time which shall be true and correct as of such time), except where the failure of such representations and warranties to be so correct does not have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) the Company shall have received a certificate of the Chief Executive Officer, President or a Vice President of Parent, dated the Closing Date, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied; and

(d) the Company shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Datek Merger will qualify as a reorganization described in Section 368(a) and/or considering the Mergers when taken together, the exchange of Shares for Holding Common Stock in the Datek Merger will qualify as an exchange described in Section 351 of the Code, and, in rendering such opinion, Fried, Frank, Harris, Shriver & Jacobson will be entitled to rely upon the Representation Letters.

      SECTION 8.3.     Conditions to Obligation of Parent to Effect the Arrow Merger. The obligation of Parent to effect the Arrow Merger shall be subject to the fulfillment of the conditions that, at or prior to the Closing Date:

(a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Closing Date;

(b) the representations and warranties of the Company contained in this Agreement and in any certificate delivered in connection herewith shall be true and correct as of the Closing Date (except with respect to representations and warranties made as of a specific time which shall be true and correct as of such time), except where the failure of such representations and warranties to be so correct does not have, individually or in the aggregate, a Material Adverse Effect;

(c) at the Closing, (i) the Regulatory Capital of the Company’s broker-dealer Subsidiaries shall not be less than $60 million, and (ii) the Additional Cash shall not be less than the sum of (a) the Hold Back Amount, plus (b) the Dissenters Hold Back Amount, in each case as shown in reasonable detail in the officer’s certificate to be delivered pursuant to Section 8.3(d), which certificate, absent an error increasing Regulatory Capital or Additional Cash or bad faith, shall be conclusive and binding on the parties;

(d) Parent shall have received a certificate of the Chief Executive Officer, President or a Vice President of the Company, dated the Closing Date, certifying that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied; and

(e) Parent shall have received an opinion of Mayer, Brown, Rowe & Maw, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Arrow Merger will be a reorganization described in Section 368(a) of the Code and/or considering the Mergers when taken together, the exchange of Parent Capital Stock for Holding Common Stock in the Arrow Merger will qualify as an exchange described in Section 351 of the Code, and, in rendering such opinion, Mayer, Brown, Rowe & Maw will be entitled to rely upon the Representation Letters.

ARTICLE 9

TERMINATION

      SECTION 9.1.     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Datek Effective Time (whether before or after adoption of this Agreement by the stockholders of the Constituent Corporations):

(a) by mutual written consent of Parent and the Company;

(b) by the Company or Parent at any time after November 1, 2002 if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Company, if the Company has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) Parent, if Parent has breached any of its respective representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to Parent;

(d) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a), 8.3(b) or 8.3(c), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company; and

(e) by either Parent or the Company, if the required approval of the stockholders of Parent and stockholders of the Company contemplated by this Agreement shall not have been obtained at a duly held stockholders’ meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent or the Company, as the case may be, where the failure to obtain the approval of Parent’s or the Company’s stockholders shall have been caused by the action or failure to act of Parent or the Company, as the case may be, and such action or failure to act constitutes a breach by Parent or the Company, as the case may be, of this Agreement.

      SECTION 9.2.     Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Mergers pursuant to Section 9.1, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Article 9 and except for the last sentence of Sections 7.3(a) and 7.3(b) and the provisions of Sections 7.8, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11 and 11.12 and the Confidentiality Agreement referred to in Section 11.4. Moreover, in the event of termination of this Agreement pursuant to Section 9.1(c) or 9.1(d), nothing herein shall prejudice the ability of the Company (in the case of a termination pursuant to Section 9.1(c)) or Parent (in the case of a termination pursuant to Section 9.1(d)) to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys’ fees, or to pursue any remedy at law or in equity.

ARTICLE 10

CERTAIN DEFINITIONS

      SECTION 10.1. Definitions. For purposes of this Agreement the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

“Accounting Firm” — a nationally recognized independent accounting firm mutually agreeable to Parent and the Company.

“Additional Cash” — the total cash and cash equivalents held at the Closing by the Company and the Company Subsidiaries that are not registered broker-dealers as shown on the books of the Company on the Closing Date.

“Affiliate” — with respect to a specified person, any other person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such person.

“Appraiser” — Houlihan, Lokey, Howard & Zukin.

“Arrow Fee Deficit” — the positive amount, if any, by which the total investment banking and legal fees and expenses incurred by Parent in connection with the transactions contemplated by this Agreement exceeds $15,000,000.

“Average Arrow Closing Price” — the average of the closing prices of Parent Capital Stock on the Parent Market for the five consecutive trading days immediately preceding the Closing Date.

“Average Instinet Closing Price” — the average of the closing prices of the Instinet Common Stock on the Nasdaq National Market for the five consecutive trading days immediately preceding the date of the Exchange Effective Time (as defined in the Fifth Certificate) minus $1.00.

“Business” — the business of the Company and the Company Subsidiaries, as conducted on the date hereof by the Company and the Company Subsidiaries, but does not include the business conducted by Island.

“Cash Pool” — (x) the lesser of Additional Cash and $340 million minus (y) the Hold Back Amount. The officer’s certificate to be delivered by the Company to Parent pursuant to Section 8.3(d) shall set forth a calculation in reasonable detail of the Cash Pool, which calculation, absent an error which increases the Cash Pool or bad faith, shall be conclusive and binding on the parties.

“Class A Exchange Ratio” — shall have the meaning specified in the Fifth Certificate.

“Class L Exchange Ratio” — shall have the meaning specified in the Fifth Certificate.

“Common Ratio” — shall have the meaning specified in the Fifth Certificate.

“Common Stock” means the common stock, par value $0.001, of the Company.

“Company Disclosure Letter” — the disclosure letter delivered by the Company to Parent dated as of the date hereof.

“Company Intellectual Property Rights” — all Intellectual Property Rights that are material to, and used in connection with, the Business.

“Company Island Shares” — the Island Class L Common Stock and the Island Class A Common Stock owned by the Company immediately prior to the Pre-Closing Reclassification.

“Company Subsidiaries” means each Subsidiary of the Company listed in Schedule 5.1; provided that in no event shall Island be deemed a Subsidiary of the Company.

“Consent” — any approval, consent, ratification, waiver, or other authorization or release (including any Governmental Authorization).

“Contract” — any agreement or contract (whether written or oral) that is legally binding.

“Control” — or any derivation thereof, shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise), provided, that, in any event, any person that owns or holds, directly or indirectly, twenty percent (20%) or more of the voting securities or twenty percent (20%) or more of the partnership or other equity interests of any other person (other than as a limited partner of such person) will be deemed to control such other person.

“Datek Fee Deficit” — the positive amount, if any, by which the total investment banking and legal fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement exceeds $15,000,000.

“Discount Factor” — A percentage determined in good faith by the Appraiser and delivered to the parties hereto at least 15 days prior to the expected Closing Date representing an appropriate discount to the value of the Estimated Instinet Consideration for the purposes of calculating the fair value of the Company Island Shares, taking into consideration factors, to the extent relevant, such as (i) lack of liquidity/ marketability of the Company Island Shares, (ii) volatility and (iii) risk of non-completion of the transactions contemplated by the Instinet Agreement, including risks arising from regulatory, legal, market and/or business factors; provided, that if the Discount Factor determined by the Appraiser is not reasonably acceptable to Parent or the Company, the “Discount Factor” for purposes of this Agreement shall be the average of (A) the Discount Factor as determined by the Appraiser, and (B) the Discount Factor as determined in good faith by the Accounting Firm and delivered to the parties hereto at least 5 days prior to the expected Closing Date. If the Appraiser and Accounting Firm agree that a change has occurred on or prior to the Closing Date in any of the factors underlying (X) the Appraiser’s determination of the Discount Factor that would result in a material change in the Appraiser’s determination of the Discount Factor, or (Y) if Accounting Firm has delivered its determination of the Discount Factor pursuant to clause (B) above, Accounting Firm’s determination of the Discount Factor that would result in a material change in Accounting Firm’s determination of the Discount Factor, then each of the Appraiser and, if applicable, Accounting Firm shall update in good faith its determination of the Discount Factor as of the Closing Date and deliver such updated determination to the parties hereto on or prior to the Closing Date.

“Dissenters Hold Back Amount” — the amount equal to the Transaction Per Share Value multiplied by the number of Potential Dissenting Shares.

“Employee” — each current, former or retired employee, officer, or director of the Company or any of the Company Subsidiaries.

“Employment Agreement” — each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Company or any of the Company Subsidiaries and any Employee pursuant to which the Company or any of the Company Subsidiaries has or may have any liability, contingent or otherwise.

“Encumbrance” — any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or other encumbrance or right of others.

“ERISA” — the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued or proposed pursuant to that act or to any successor law.

“Estimated Instinet Consideration” — the estimated number of shares of Instinet Common Stock payable to the holder(s) of the Company Island Shares pursuant to the terms of the Instinet Agreement, which for purposes of this Agreement shall be determined by Parent and the Company as of the Exchange Effective Time (as defined in the Fifth Certificate) using the methodology set forth in Exhibit 2.7(c)(i) to the Instinet Agreement and computed using the Average Instinet Closing Price.

“Estimated Island Fair Value” — The value of the Company Island Shares, which shall be deemed, solely for purposes of calculating the Island Tax Holdback Amount, (x) if the Instinet Agreement has not been terminated prior to the Closing Date, to be the product obtained by multiplying (i) Average Instinet Closing Price, (ii) Estimated Instinet Consideration and (iii) 1 minus the Discount Factor, and (y) if the Instinet Agreement has been terminated prior to the Closing Date, to be the value of the Company Island Shares as of the Exchange Effective Time (as defined in the Fifth Certificate) as determined by the Appraiser in good faith consistent with the appraisal of Island by the Appraiser dated March 29, 2002 and if such determination is not reasonably acceptable to Parent or the Company, the value of the Company Island Shares for purposes of this clause (y) shall be the average of (A) the value of the Company Island Shares as of the Exchange Effective Time (as defined in the Fifth Certificate) as determined by the Appraiser in good faith consistent with the appraisal of Island by the Appraiser dated March 29, 2002, and (B) the value of the Company Island Shares as of the Exchange Effective Time (as defined in the Fifth Certificate) as determined by the Accounting Firm in good faith consistent with the appraisal of Island by the Appraiser dated March 29, 2002.

“Exchange Act” — the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” — the result (rounded out to nine decimal places) obtained by dividing (x) the Transaction Per Share Value by (y) the Average Arrow Closing Price.

“Excluded Matters” — all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, suits, matters, proceedings and issues of any kind or nature whatsoever, contingent or absolute, suspected or unsuspected, matured or unmatured, disclosed or undisclosed, that have been, could have been or could be asserted by any Person in any court, tribunal, or proceeding (whether judicial, administrative or otherwise) that relate in any manner, whether directly or indirectly, to the alleged improper business or activities of Datek Securities Corporation described in the Order dated January 24, 2002 (the “SEC Order”) Instituting Administrative Proceedings, Making Findings, and Imposing Sanctions issued by the Securities and Exchange Commission pursuant to Administrative Proceeding File No. 3-10687 (“Claims”), including and without limitation: (a) Claims by any Governmental Body against the Company, the Company Subsidiaries and/or any of their respective predecessors, successors or affiliates; (b) Claims by any present or former directors, officers, employees, consultants, stockholders and agents of, and other third parties, including any Parent of any business or division, who had or claim to have had any agreement or other relationship with the Company, the Company Subsidiaries and/or any of their respective predecessors, successors or affiliates, whether pursuant to contract or otherwise; (c) Claims by any Person alleging damages relating in any way to the SEC Order; (d) Claims by any Governmental Body relating to Taxes and (e) Claims by any other Person that relate in any manner to the allegations, facts, events, transactions, acts, occurrences or any other matter, thing or cause whatsoever in the SEC Order.

“Existing Stockholders Agreement” — the Amended and Restated Stockholders Agreement dated as of November 30, 2000 by and among the Company, holders of the Series A Preferred Stock set forth on Schedule A thereto, holders of the Series B Preferred Stock set forth on Schedule A thereto, and certain management and other stockholders of the Company set forth on Schedule A thereto.

“GAAP” — at any particular time, generally accepted accounting principles as in effect in the United States at such time; provided, however, that, if it was permissible to use more than one principle at such time in respect of a particular accounting matter and one of such permissible principles was employed, “GAAP” shall refer to the principle which was then so employed.

“Governmental Authorization” — any Consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature or any self-regulatory organization, including the MSRB.

“Hold Back Amount” — (a) the sum of (i) $40 million, plus (ii) the Island Tax Holdback Amount, plus (iii) the Island Cash Equivalent Amount (to the extent not paid prior to the Closing), plus (iv) the amount of any Datek Fee Deficit, minus (b) the sum of (i) the amount of any Arrow Fee Deficit and (ii) the amount, if any, of investment banking and legal fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement that have been paid prior to the Closing, but not exceeding the amount of such investment banking and legal fees and expenses that, when added to the Additional Cash, would exceed $340 million.

“Holding Shares Issued” — a number of shares of Holding Common Stock that is equal to the number of shares of Parent Capital Stock that are outstanding immediately prior to the Arrow Effective Time.

“Income Tax” or “Income Taxes” — any Tax or Taxes which are based on, or measured by, net income.

“Instinet” — Instinet Group Incorporated, a Delaware corporation.

“Instinet Agreement” — Agreement and Plan of Merger among Instinet, Island and Daiquiri Merger Corporation, dated as of June 9, 2002.

“Instinet Common Stock” — the common stock, $0.01 par value per share, of Instinet.

“Intellectual Property Rights” — all intellectual property rights, including all patents, patent applications, together with all reissuances, continuations (in whole or in part), divisions, extensions, revisions and reexaminations thereof, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, registered copyrights, copyright applications, domain name registrations, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, and development tools, customer lists, supplier, vendor and dealer lists.

“IRS” — the Internal Revenue Service.

“Island Tax Hold Back Amount” — The product of (A) the excess of the Estimated Island Fair Value over $11,580,862, and (B) 0.405.

“Knowledge” or “knowledge” — a person will be deemed to have “Knowledge” of a particular fact or matter if such person is actually aware of such fact or matter, the Company will be deemed to have “Knowledge” of a particular fact or matter if any of the following persons, Ed Nicoll, John Grifonetti, Alex Goor, Stuart Sindell, Peter Stern, Rob Bethge, Gil Ott, Thomas Robards or Jerry Duhovic, is actually aware of such fact or matter and Parent will be deemed to have “Knowledge” of a particular fact or matter if any of the following persons, Joe Ricketts, Howard Possick, Phyllis Esposito, Joseph Moglia, John MacDonald, J. Peter Ricketts, Kurt Halvorson or Ellen Koplow is actually aware of such fact or matters.

“Leased Personal Property” — collectively, all computer equipment, packaging equipment, motor vehicles, trailers, and other tangible personal property described in Schedule 5.6 leased by or for the benefit of the Company, any of the Company Subsidiaries or the Business.

“Leased Real Property” — collectively, all real estate described in Schedule 5.6 together with all of the buildings and improvements erected on, and improvements and asset additions made by the Company or any of the Company Subsidiaries which are affixed to, such real estate.

“Leases” — the leases identified in Schedule 5.6.

“Legal Requirement” — any federal, state or local law, ordinance, principle of common law, regulation or statute, domestic or foreign.

“Liabilities” — collectively, any claims, costs, damages, liabilities, damages, fines, penalties, amounts paid as restitution or disgorgement, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit or other proceeding or demand), whether or not absolute, accrued, contingent, determined or determinable.

“Material Adverse Effect” — a material adverse effect on the properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the initiation or threat of initiation of an Excluded Matter shall not constitute a Material Adverse Effect.

“Material Contract” — the contracts and agreements listed in Schedule 5.12.

“MSRB” — Municipal Securities Rulemaking Board.

“Non-Threshold Option/ SAR Owner” — has the meaning assigned thereto in the Fifth Certificate.

“Non-Voting Common Stock” — the Non-Voting Common Stock, par value $0.001, of the Company.

“Occupational Safety and Health Law” — any Legal Requirement or governmental program designed to provide safe and healthful working conditions, and to reduce occupational safety and health hazards.

“Operative Agreements” — collectively, this Agreement, the Stockholders Agreement and the Registration Rights Agreement.

“Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

“Parent Business” — the business of Parent and the Parent subsidiaries as conducted on the date hereof.

“Parent Capital Stock” means Class A Common Stock, $0.01 par value and the Class B Common Stock, $0.01 par value, of Parent.

“Parent Disclosure Letter” — the disclosure letter delivered by Parent to the Company dated as of the date hereof.

“Parent Employee” — each current, former or retired employee, officer, or director of Parent or any of the Parent Subsidiaries.

“Parent Employment Agreement” — each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between Parent or any of the Parent Subsidiaries and any Parent Employee pursuant to which Parent or any of the Parent Subsidiaries has or may have any liability, contingent or otherwise.

“Parent Intellectual Property Rights” — all Intellectual Property Rights that are material to, and used in connection with, the Parent Business.

“Parent Leased Personal Property” — collectively, all computer equipment, packaging equipment, motor vehicles, trailers, and other tangible personal property described in Schedule 6.6 leased by or for the benefit of Parent, any of the Parent Subsidiaries or the Parent Business.

“Parent Leased Real Property” — collectively, all real estate described in Schedule 6.6 together with all of the buildings and improvements erected on, and improvements and asset additions made by Parent or any of the Parent Subsidiaries which are affixed to, such real estate.

“Parent Leases” — the leases identified in Schedule 6.6.

“Parent Market” — the Nasdaq National Market.

“Parent Material Adverse Effect” — a material adverse effect on the properties, assets, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

“Parent Material Contract” — the contracts and agreements listed in Schedule 6.12.

“Parent Permitted Encumbrances” — (i) any non-monetary Encumbrances that would not, individually or in the aggregate, materially interfere with the present use of any material asset of Parent or any of the Parent Subsidiaries to which such Encumbrance attaches or otherwise has a Parent Material Adverse Effect, and (ii) any mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s or carrier’s lien or other similar Encumbrance which has arisen or been incurred in the ordinary course and does not, individually or in the aggregate, have a Parent Material Adverse Effect.

“Parent Subsidiaries” means each Subsidiary of Parent identified as a “Parent Subsidiary” in Schedule 6.1.

“Permitted Encumbrances” — (i) any non-monetary Encumbrances that would not, individually or in the aggregate, materially interfere with the present use of any material asset of the Company or any of its Subsidiaries to which such Encumbrance attaches or otherwise has a Material Adverse Effect, and (ii) any mechanic’s, materialmen’s, workmen’s, repairmen’s, warehousemen’s or carrier’s lien or other similar Encumbrance which has arisen or been incurred in the ordinary course and does not, individually or in the aggregate, have a Material Adverse Effect.

“Person” or “person” — any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Body including any predecessor or successor thereto.

“Preferred Purchase Agreements” — the Preferred Stock Purchase Agreement dated as of November 20, 2000, as amended, between the Company and certain purchasers of the Company’s Series B Preferred Stock and the Series A Purchase Agreement (as defined therein).

“Preferred Stock” — the Preferred Stock, par value $0.001, of the Company.

“Regulatory Capital” — the aggregate net capital (within the meaning of Rule 15c3-1 promulgated by the Commission under the Exchange Act and computed in accordance with the “aggregate indebtedness standard” or the “alternative standard,” whichever standard is currently applicable for the relevant Company Subsidiary set forth in such Rule) of the Company Subsidiaries which are broker-dealers registered with the Commission as shown on the books of such Company Subsidiaries as of the close of business on the business day immediately preceding the Closing.

“Restated Certificate of Incorporation” — the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended.

“Series A Preferred Stock” — the Series A Convertible Preferred Stock, par value $0.001, of the Company.

“Series B Preferred Stock” — the Series B Preferred Stock, par value $0.001, of the Company.

“Series C Preferred Stock” — the Series C Convertible Preferred Stock, par value $0.001, of the Company.

“Special Voting Common Stock” — the Special Voting Common Stock, par value $0.001, of the Company, to be outstanding upon filing of Reclassification Amendment 1.

“Stockholders Agreement” — the Stockholders Agreement in the form set forth on Exhibit H and executed concurrently herewith.

“Subsidiary” — each corporation or other entity with respect to which the Company or Parent, as applicable, directly or indirectly, owns or controls more than 50% of its issued and outstanding voting securities; provided, however, that Island shall not be deemed a Subsidiary of the Company.

“Tax” or “Taxes” — any income, gross receipts, value added, profits, severance, capital, net worth, franchise, license, transfer, sales, use, payroll, employment, withholding, social security, workers and unemployment compensation, property (real or personal), gains, occupation, excise and all other taxes and similar assessments, customs, duties, charges and fees (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions) imposed by the United States or any state or local taxing authority thereof or therein or by any other country or jurisdiction or any political subdivision thereof or therein.

“Tax Return” — any report, return (including any information return) or statement required to be supplied to a taxing authority in connection with Taxes including, without limitation, any amendments thereto.

“Threatened” — a proceeding, claim, dispute or other matter will be deemed to have been “Threatened” with respect to any person (including (a) the Company or any of the Company Subsidiaries when such proceeding, claim, dispute or other matter related to the Company, any of the Company Subsidiaries or their respective property or assets and (b) Parent or any of the Parent Subsidiaries when such proceeds, claim dispute or other matter related to Parent, any of the Parent Subsidiaries or their respective property or assets), if such person has received any written demand, statement or other written notice with respect to such proceeding, claim, dispute or other matter, or otherwise has Knowledge thereof.

“Transaction Per Share Value” — shall mean the amount obtained by dividing (a) the sum of (i) the number of Holding Shares Issued multiplied by the Average Arrow Closing Price, plus (ii) the Cash Pool, divided by (b) the total number of Shares outstanding immediately prior to the Datek Merger after giving effect to the Pre-Closing Conversion and the Pre-Closing Reclassification.

ARTICLE 11

GENERAL PROVISIONS

      SECTION 11.1. Nonsurvival of Representations, Warranties and Agreements. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the Closing, and none of the parties nor their respective officers, directors or stockholders shall have any liability with respect thereto. Covenants or agreements which by their terms contemplate performance by or at the Closing Date shall not survive the Closing Date. This Section 11.1 shall not limit, however, any covenant or agreement which by its terms contemplates performance after the Closing Date.

      SECTION 11.2.     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to the Company:

Datek Online Holdings Corp.
70 Hudson Street
Jersey City, NJ 07302
Facsimile: (201) 761-8044
Attention: Stuart Sindell

      With a copy to:

Fried, Frank, Harris,
Shriver & Jacobson
One New York Plaza
New York, NY 10004
Facsimile: (212) 859-4000
Attention: F. William Reindel

      If to Parent:

Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Facsimile: 402 597-7789
Attention: John R. MacDonald

      With a copy to:

Mayer, Brown, Rowe & Maw
190 South LaSalle Street
Chicago, Illinois 60603
Facsimile: (312) 706-8195
Attention: Carol S. Rivers

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      SECTION 11.3.     Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Section 7.10 (which are for the express benefit of the parties referred to therein), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 11.4.     Entire Agreement. This Agreement, the exhibits and schedules hereto, the Confidentiality Agreement dated January 15, 2002 between the Company and Parent, the other Operative Agreements and any certificate delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material for the purposes of this Agreement.

      SECTION 11.5.     Amendment. This Agreement may be amended by the parties hereto at any time (whether before or after adoption of this Agreement by the stockholders of the Constituent Corporations), provided that no amendment shall be made which by law requires the further approval of stockholders of Parent or the Company without obtaining such further approval. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

      SECTION 11.6.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws except to the extent that the DGCL applies hereto. The Company and Parent hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the New York Courts and agree not to plead or claim that such litigation brought in any New York Court has been brought in an inconvenient forum.

      SECTION 11.7.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

      SECTION 11.8.     Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      SECTION 11.9.     Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, limited liability companies, partnerships, etc. and vice versa. The term “including” means “including without limitation.”

      SECTION 11.10.     Incorporation of Exhibits and Schedules. All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      SECTION 11.11.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 11.12.     Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which they may be entitled at law or in equity.

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and caused the same to be duly delivered on their behalf as of the day and year first written above.

DATEK ONLINE HOLDINGS CORP.

BY:	/s/ JOHN GRIFONETTI _______________________________________ NAME: JOHN GRIFONETTI TITLE: PRESIDENT AND CHIEF OPERATING OFFICER

AMERITRADE HOLDING CORPORATION

BY:	/s/ J. PETER RICKETTS _______________________________________ NAME: J. PETER RICKETTS TITLE: SECRETARY

ARROW STOCK HOLDING CORPORATION

BY:	/s/ J. PETER RICKETTS _______________________________________ NAME: J. PETER RICKETTS TITLE: SECRETARY

ARROW MERGER CORP.

BY:	/s/ J. PETER RICKETTS _______________________________________ NAME: J. PETER RICKETTS TITLE: SECRETARY

DART MERGER CORP.

BY:	/s/ J. PETER RICKETTS _______________________________________ NAME: J. PETER RICKETTS TITLE: SECRETARY

ANNEX D
Delaware General Corporate Law Section 262

APPRAISAL RIGHTS

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Count may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Count of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-4